Form 10-K405, Exhibit 13
period 1996-03-02
TOPPS CO INC
filed 1996-05-24
CIK 812076

============

[LOGO}TOPPS

============

1 9 9 6
- ------------
A N N U A L
- ------------
R E P O R T

[PHOTO]

[LOGO}TOPPS

[BACKGROUND: NEWSPAPER COLLAGE OF ARTICLES]

     [PHOTO}


FOR NEARLY 60 YEARS, TOPPS HAS STOOD FOR QUALITY, ENTERTAINMENT, FUN AND GOOD VALUE. TOPPS IS AN INTERNATIONAL MARKETER OF ENTERTAINMENT PRODUCTS, PRINCIPALLY COLLECTIBLE PICTURE CARDS, STICKER AND ALBUM COLLECTIONS, CONFECTIONS AND COMIC BOOKS, WITH MANUFACTURING FACILITIES IN THE UNITED STATES AND THE REPUBLIC OF IRELAND.

                                                                   [PHOTO}

THE WORLD OF TOPPS PRODUCTS

[LOGO OF GLOBE]                              [LOGO}TOPPS


[PHOTOS]








      THE TOPPS COMPANY, INC. ONE WHITEHALL STREET NEW YORK, NY 10004-2109
                  PHONE: (212) 376-0300 o FAX: (212) 376-0573

- --------------------------------------------------------------------------------
                               Table of Contents
- --------------------------------------------------------------------------------


                                                                      Page

Letter to Stockholders                                                 1

Financial Highlights                                                   6

Management's Discussion and Analysis of
     Financial Condition and Results of Operations                     7

Consolidated Financial Statements                                     11

Notes to Consolidated Financial Statements                            16

Report of Independent Public Accountants                              31

Market and Dividend Information                                       31

Selected Consolidated Financial Data                                  32

Directors, Officers, Stockholder and Other Information                33

To Our Stockholders

     Progress in many areas of the business during fiscal 1996 was overshadowed by the effects of a depressed domestic market for sports products. Net sales in total were virtually flat (up $100K) as compared with last year and net income fell from $15.7 million to $8.4 million. In short, an important segment of our business is still down but the year was marked by a number of positive developments within the Company.

     For example, highlights of fiscal 1996 include: a record year for confectionery sales; expansion of product lines and global reach through the acquisition of Merlin Publishing International Limited; successful entry into the mini-collectibles category; the opening of new subsidiaries in Canada and Mexico; significant reduction of pre-production costs; the formation of a joint venture with a technology company to produce CD-ROM sports products; and further strengthening of our management team.

     These plus other Company activities, achievements and areas of opportunity are described in some detail below.

Collectible Picture Products

Sports

     According to statistics compiled by the Sports Card Manufacturers' Association, in calendar 1995, sales of sports cards in the U.S. declined by over 25% from 1994, and by more than 40% over the last three years. The number of collectors has dropped significantly, and those that remain are spending less. There are several reasons for this: product and brand proliferation and overproduction beginning in the late 1980's have led to collector confusion and oversupply; labor strife and adverse publicity have left fans feeling disenfranchised; the growth of sports-related merchandise choices in the past few years has increased competition for consumer spending; and retailers, faced with declining category sales and increased complexity, have cut back on shelf space, inhibiting impulse sales.

     Consequently, the profitability of the sports business declined in fiscal 1996. Painful though it might be in the short term, our strategy was to protect sports card margins to the extent possible without risking the strength of our consumer brand franchises. We believe the negative trends will ultimately moderate and, when they do, we want to be poised to compete with our strong brands, excellent distribution and efficient operations. In the meantime, we will continue to take advantage of every possible opportunity to move ahead. Here are several examples of our efforts in that regard.

     BAZOOKA brand baseball cards, introduced last May, delivered an extra measure of fun to consumers by including bubble gum inside packages for the first time in five years and a game feature on every card back, all at a price point that even our youngest collectors could easily afford. The product was received well enough to merit a return this year, gum and all, with a new game that incorporates characters from BAZOOKA JOE comics.

     Toward the end of our fiscal year, 1996 TOPPS Baseball, on sale in December 1995, was the hottest baseball product in the market. A special insert set of reprints of Mickey Mantle cards, part of our heritage, helped stimulate a great deal of collector interest and favorable press. Articles about the TOPPS brand and Mantle inserts appeared in Sports Illustrated, USA Today and The Wall Street Journal, among many others. Additional Mickey Mantle promotions, including giveaways of rare, valuable originals of his Topps cards and cards with previously unseen photography will be employed throughout the current baseball season.

     Several new technologies were introduced last year through our special insert cards. One in particular, "laser-cut," proved so popular with collectors that this year we plan to market an entirely new brand featuring this special technology. Fiscal 1997 will see a host of other new products as well, from a hobby-only brand named TOPPS GALLERY, to cards with gold-gilt edges and sets of TOPPS brand cards sold in packaging resembling mini cereal boxes. Each new product will be aimed at a particular segment of the market, as we continue efforts to create and position brands to satisfy the diverse preferences of the collector population.

     Underlying the marketing and promotional activities of fiscal 1996 was an attempt to encourage more fan involvement and interest in the sports themselves. Topps sponsored the collectibles show at the NFL's Pro Bowl, and secured exclusive rights to sell a special set of cards related to that event. We also sponsored the NHL's SuperSkills competition, a 27 city event culminating at the NHL All-Star game for which a special card set was produced as well. This year we expect to offer several interactive promotions and, since fiscal 1997 marks Topps' 40th anniversary of producing professional football cards, we will celebrate this rich history through special events and promotions.

     In summary, the sports card market has been contracting for the past couple of years, and, no doubt, fiscal 1997 will bear its own challenges. But with positive team and individual performances on the field, and no labor actions or shortened seasons off the field, it is our hope that more and more fans and collectors, old and new, will find their way to this great hobby. By offering an innovative product lineup and appealing brands, we will be well positioned to capture some lost ground and begin rebuilding a platform for profitable growth.

Entertainment

     Results were brighter in our entertainment business, which is comprised of cards, comic books, and magazines. These products enjoyed substantial sales growth (well over 50%) versus fiscal 1995. One of the key contributors to this performance was the Star Wars franchise, continuing a three year trend of Topps successfully marketing this timeless property. We will continue in fiscal 1997 with exciting Star Wars new card products including a collection utilizing chromium technology under the popular TOPPS FINEST brand, plus a special product featuring original artwork created specifically for Topps by the

Hildebrandt brothers, two of the most widely regarded artists in the card and comic community. We are also planning to publish a 20th anniversary Star Wars magazine.

     Another success story involves The X-Files, a television property with ever-growing mystique and popularity. Our full line of comic books featuring this property sold very well all year long, with Topps trading card sets being similarly well received. Continuation of the comic book series and quarterly magazines in America, plus additional card sets both here and abroad, are expected to make a good showing in fiscal 1997.

     As this letter goes to press, we are actively booking orders for a Topps card collection based on the best selling children's book series Goosebumps. Scholastic is selling three million Goosebumps books per month (a record) and the TV show is topping the charts. We are also busy with two of this summer's anticipated movie blockbusters, Independence Day by Twentieth Century Fox and Dragonheart from MCA-Universal.

     And finally, Topps is going "Hollywood". Last year we reported that Warner Bros. had purchased an option on behalf of director Tim Burton for film and ancillary rights to Topps self-created property, MARS ATTACKS. We can now report that principal photography is almost complete, and a Christmas 1996 release date has been scheduled. Among others, the cast includes Jack Nicholson, Glenn Close, Pierce Brosnan and Annette Bening. Initially, Topps can benefit through sales of MARS ATTACKS card sets and comics based on the movie, as well as from royalties generated through licensing of the classic (i.e., non-movie based) MARS ATTACKS property. Toy and apparel licenses are already in place.

Confectionery

     The confectionery business had record sales of $95.5 million in fiscal 1996, up 13.9% from fiscal 1995. Much of this growth is the result of bringing our core brands, particularly PUSH POP, to children overseas. We will continue efforts to market globally in fiscal 1997, and products such as RING POP and new TONGUE SUCKER should be prime beneficiaries of this strategy. Advertising and promotional support is planned for virtually all of our lollipop brands.

     The BAZOOKA line showed off its updated look in fiscal 1996, with a new logo and packaging that received favorable national media attention. Several changes are now underway to optimize this brand, including product configurations that target seasonal sales such as Halloween and back-to-school, new gum flavors, and completely new products bearing the BAZOOKA brand name. We are also preparing events and promotions for the brand's 50th anniversary which arrives in 1997.

Company-Wide Activities

International

     Expanding internationally continues to be one of the top priorities for the Company. Our acquisition of Merlin Publishing International Limited during fiscal 1996 provided a greater European infrastructure and critical mass beyond current Ireland operations. With

UK headquarters and subsidiaries in France, Italy, Spain, and the Netherlands (which serves Germany, among other countries), Merlin provides an excellent boost from which to grow sports, entertainment and confectionery brands overseas. To that end, we are adding full-time confectionery managers in Italy, France, and Germany early this year. In addition, the contribution of Merlin's sticker and album business can be improved by more selective product offerings and expansion of the sports business beyond present levels. Through its sales of Premier League Football collections in the United Kingdom, Merlin has demonstrated a superb ability to market to young consumers.

     Elsewhere, we have opened new subsidiaries in Canada and Mexico in fiscal 1996. Canada had a successful year and Mexico, which just recently came on line, is now set for progress in fiscal 1997. Additional subsidiaries and distribution/marketing partnerships are planned for parts of South America and the Pacific Rim. From a strategic standpoint, our initial aim is to get sufficient sales and profits from each target market to fund and establish offices on-site, which would be staffed by a strong team of international managers who, in the aggregate, will build a formidable global business.

Operations

     Progress was also made on the operations side of the business. By coordinating the efforts of our manufacturing, sports, art, and logistics functions, a variety of aggressive programs were implemented or enhanced to realize cost savings. Doing so has become increasingly important as the complexity and competitiveness of the card market continue to spiral upward.

     For example, we managed to decrease our total sports card development costs even though the number of product releases expanded. This was accomplished through design and layout changes, rigorous vendor qualification, and implementation of more sophisticated systems for tracking costs through each step in the process. These improvements will have a greater financial impact in the new year, as we realize their annualized benefit and have the opportunity to refine changes still further.

     A number of other operational improvements were made in fiscal 1996. Obsolescence was decreased through improved forecasting and manufacturing changes; waste was reduced at our plant to the degree possible; costs of selected purchased materials were cut and freight costs were reduced. Additional programs which produce more savings and promote greater efficiency are essential and ongoing.

Other New Products/New Business

     The Company constantly seeks to identify new growth opportunities which best leverage our corporate strengths and provide good returns on investment. In fiscal 1996, the most apparent of these was the acquisition of Merlin, which has already been discussed, but there are other signs of progress as well.

     During the year Topps entered the mini-collectible category with a product called Puppy In My Pocket. Consumer response compelled us to develop additional entries, the next of which will be TOPPS BABY WILD ANIMALS, scheduled for sale both domestically and abroad in fiscal 1997. TV advertising tests begin in Europe early June.

     Last December, we entered into a joint venture agreement with the technology company, Data Systems & Software, Inc., to produce CD-ROM sports products. Our partners will furnish the programming, production, and technology expertise while Topps provides the brand name, sports knowledge, and certain useful marketing experience. First products from this venture should ship later this year and may strike a compelling chord with consumers; of course, only time will tell.

In Conclusion

     A great deal of work went into producing the results described throughout this report. Once again, we thank the entire Topps team of employees here and overseas for their dedication and tireless efforts. We are also grateful to our customers, licensors, stockholders and suppliers for their valued support.


For the Board of Directors
May 22, 1996



     Arthur T. Shorin                                  John J. Langdon
Chairman of the Board and                               President and
   Chief Executive Officer                         Chief Operating Officer

- --------------------------------------------------------------------------------
                              Financial Highlights
- --------------------------------------------------------------------------------


                                                     Year Ended
                                      ----------------------------------------
                                          MARCH        February       February
                                         2, 1996       25, 1995       26, 1994
                                       (53 WEEKS)     (52 weeks)     (52 weeks)
- --------------------------------------------------------------------------------
                                    (In thousands of dollars, except share data)

Net sales                             $   265,495    $   265,386    $   268,047
- --------------------------------------------------------------------------------
Income from operations                     16,571         26,924         45,930
- --------------------------------------------------------------------------------
Net income                                  8,394         15,747         26,592
- --------------------------------------------------------------------------------

Cash provided by operations                 4,149          4,844         43,247
- --------------------------------------------------------------------------------
Working capital                            31,278         30,917         23,624
- --------------------------------------------------------------------------------
Current ratio                               138.6%         163.1%         138.1%
- --------------------------------------------------------------------------------

Net property, plant and equipment          31,610         31,964         29,479
- --------------------------------------------------------------------------------
Stockholders' equity                       81,850         73,869         66,955
- --------------------------------------------------------------------------------

Per share data:
  Net income                          $       .18    $       .33    $       .57
- --------------------------------------------------------------------------------
  Book value                                 1.74           1.57           1.42
- --------------------------------------------------------------------------------
Weighted average shares outstanding    47,047,251     47,039,287     47,030,902
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
                               Corporate Profiles
- --------------------------------------------------------------------------------

The Topps Company, Inc. is an international marketer of entertainment products, principally collectible picture cards, sticker and album collections, confections and comic books, with manufacturing facilities in the United States and the Republic of Ireland. The Company, founded in 1938, created BAZOOKA brand bubble gum in 1947 and marketed its first TOPPS baseball cards in 1951.

- --------------------------------------------------------------------------------
                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations
- --------------------------------------------------------------------------------

The following table sets forth, for the periods indicated, net sales by product group:


                                                      Year Ended
                                          -------------------------------------
                                             MARCH       February     February
                                            2, 1996      25, 1995     26, 1994
                                          (53 WEEKS)    (52 weeks)   (52 weeks)
- -------------------------------------------------------------------------------
                                              (In thousands of dollars)

Collectible picture products              $169,983      $181,541      $193,528
- -------------------------------------------------------------------------------
Confectionery products                      95,512        83,845        74,519
- -------------------------------------------------------------------------------
     Total                                $265,495      $265,386      $268,047
- -------------------------------------------------------------------------------


RESULTS OF OPERATIONS

Fiscal 1996 Versus 1995*

The Company's net sales in 1996 of $265,495,000 were virtually even with those in 1995 of $265,386,000. The 1996 sales results were a combination of lower sales of collectible picture products offset by higher sales of confectionery products.

Net sales of collectible picture products, which consist principally of sports cards, entertainment cards, comic books and the Merlin line of sticker and album collections acquired in July 1995, decreased 6.4% in 1996 to $169,983,000 from $181,541,000 in 1995. This decrease in sales was the result of both lower shipments and a higher rate of returns on sports card products, principally major league baseball and NBA basketball. Growth in sales of entertainment cards and comic books, as well as the inclusion of seven months of the Merlin business, helped offset the decrease in sports card products. Collectible picture products accounted for 64.0% of total net sales of the Company in 1996, versus 68.4% in 1995.

According to industry statistics, the sports card category continued to contract in calendar 1995. The Company believes that the number of collectors declined and that those who remained spent less. There are several reasons for this: product and brand proliferation which led to consumer confusion and oversupply, labor strife which left fans feeling disenfranchised, a competitive rise in other sports-related merchandise choices and a reduction in retailer support. Although further declines may occur over the near term, the Company believes that these negative industry trends will moderate over the longer term.

- --------------------------------------------------------------------------------
* Unless otherwise indicated, all date references to 1997, 1996, 1995 and 1994 refer to the fiscal years ending or ended March 1, 1997, March 2, 1996, February 25, 1995 and February 26, 1994, respectively.

Net sales of confectionery products, which include BAZOOKA brand bubble gum, RING POP and PUSH POP lollipops and other novelty candy products, increased 13.9% in 1996 to $95,512,000 from $83,845,000. This growth was the result of stronger lollipop sales internationally and the introduction of two new products, ROLLER POP and Puppy in my Pocket. The Company's confectionery business accounted for 36.0% of total 1996 net sales, compared to 31.6% in 1995. In 1997, the Company intends to increase its emphasis on the sales and profitability of its core confectionery products as well as to develop and market new products, when opportunities arise.

Gross profit as a percentage of net sales decreased slightly to 30.4% in 1996 from 30.9% in 1995. This is the result of higher costs as a percentage of sales in our domestic business. In addition, profit performance was negatively impacted by minimum guarantee shortfalls of $2.8 million under certain of the Company's licensing agreements. The Company was successful in reducing the provision for inventory obsolescence through improved sales forecasting techniques and a reduction in production lead times.

Royalties and other income net of expenses were $3,129,000 in 1996 as compared with $2,957,000 in 1995. The increase in 1996 was driven by licensing income which was partially offset by settlement costs resulting from a class action suit. In the future, other income net of expenses will be negatively impacted by the expiration of a long-term licensing agreement in Argentina and the lack of repetition of certain one-time income items which benefitted 1996.

Selling, general and administrative expenses increased as a percentage of net sales to 25.3% in 1996 from 21.8% in 1995. This increase was driven by higher advertising and distribution spending stemming from the expansion of PUSH POP and RING POP in foreign markets, as well as by costs to reorganize and redirect the domestic sales force in order to increase the Company's focus on national accounts and hobby distributors.

In 1997, the Company plans to step up domestic advertising levels behind RING POP and PUSH POP lollipops and to spend selectively to strengthen its sports card brand franchises. Advertising levels are expected to remain relatively high overseas as the Company continues its efforts to expand distribution, particularly in Europe and Latin America.

The effective tax rate of 44.5% in 1996 reflected provisions for federal, state and local income taxes in accordance with statutory income tax rates. It exceeded the 42.5% tax rate in 1995 as a result of the Merlin acquisition.

Net income decreased to $8,394,000, or $.18 per share in 1996, from $15,747,000, or $.33 per share in 1995, respectively.

Fiscal 1995 Versus 1994

In 1995, the Company's net sales decreased 1.0% to $265,386,000 from $268,047,000 in 1994 as lower sales of collectible picture products were largely offset by increased sales of confectionery products.

Collectible picture products decreased 6.2% from $193,528,000 in 1994 to $181,541,000 in 1995. All components of collectible picture products were down versus the prior year with sports cards accounting for the largest portion. Baseball and hockey card sales, which were impacted by labor disputes, recorded the biggest percentage declines, with increases in basketball and football card sales offsetting approximately 70% of those declines.

Sales of confectionery products increased 12.5% in 1995 to $83,845,000 from $74,519,000 in 1994. This increase resulted primarily from higher unit sales of lollipop products both internationally and in the U.S.

Gross profit as a percentage of net sales decreased to 30.9% in 1995 from 34.9% in 1994. This decline in gross profit resulted from, among other things, higher product development costs and inventory obsolescence associated with sports card products. In addition, gross profit was negatively impacted by a $1.7 million provision related to the hockey royalty minimum guarantee.

Royalties and other income were $2,957,000 in 1995 compared with $3,318,000 in 1994. The decrease in royalty income resulted primarily from lower sales of sports cards by the Company's Canadian licensee. During 1995, the Company negotiated with its licensee in Canada to remove collectible picture products from the license and accordingly, began marketing collectible picture products directly in Canada.

Selling, general and administrative expenses increased as a percentage of net sales to 21.8% in 1995 from 19.0% in 1994. The increase in 1995 resulted primarily from increased advertising and promotional expenses in connection with the Company's baseball and basketball products.

The effective tax rate was 42.5% in 1995 versus an effective rate of 42.3% in 1994.

Net income decreased to $15,747,000, or $.33 per share in 1995, compared to $26,592,000, or $.57 per share in 1994.

Quarterly Comparisons

Management believes that quarter-to-quarter comparisons of sales and operating results are affected by a number of fluctuating factors, including the timing of product introductions and variations in shipping and factory scheduling requirements. Thus, annual sales and earnings amounts are unlikely to consist of equal quarterly portions. See Note 14 of Notes to Consolidated Financial Statements.

Inflation

The Company has been subject to price increases for materials, labor, royalty rates, utilities and services, which have been partially offset by effective buying of materials and by adjustment in the contents of finished products and their prices, as competition has permitted.

Liquidity and Capital Resources

On June 30, 1995, the Company entered into a $65 million credit agreement (the "Credit Agreement") with a syndicate of banks which consisted of a $50 million term loan to finance the Merlin acquisition, a $2 million letter of credit facility and a $13 million revolving credit facility to be used for working capital and general corporate purposes. For the year ended March 2, 1996, interest rates on the outstanding balances were variable and were a function of short-term indices and the Company's consolidated leverage ratio. Beginning in April 1996 and subsequent to the fiscal year just ended, interest rates on half of the outstanding principal of the loan will be variable and a function of short-term indices and the Company's consolidated leverage ratio, while interest rates on the balance of the outstanding loan will be fixed for two years as a result of interest rate swap agreements and will be, therefore, a function of interest rates at the commencement of the swap transactions and the Company's consolidated leverage ratio. The Credit Agreement contains restrictions and prohibitions of a nature generally found in loan agreements of this type and requires the Company, among other things, to comply with certain financial covenants, limits the Company's ability to sell or acquire assets or borrow additional money (other than through the revolving facility), and prohibits the payment of dividends. The Credit Agreement is secured by a pledge of 65% of the stock of Merlin.

As of March 2, 1996, the Company had $24,154,000 in cash, and $44,300,000 in debt as a result of the Merlin acquisition. Capital expenditures for fiscal 1996 totaled $2,147,000, the majority of which were related to the expansion of computer systems throughout the Company and repair and maintenance at the Company's manufacturing facilities in Pennsylvania and Ireland.

Management believes that, in light of the Company's borrowing capacity, cash on hand as of March 2, 1996 and expected cash flow from operations, the Company has adequate cash to meet its working capital, capital expenditure and loan repayment requirements for the foreseeable future.

- --------------------------------------------------------------------------------
                      Consolidated Statements of Operations
- --------------------------------------------------------------------------------

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars, except share data)

                                                                 Year Ended
                                                -------------------------------------------
                                                    MARCH         February       February
                                                   2, 1996        25, 1995       26,1994
                                                 (53 WEEKS)      (52 Weeks)     (52 Weeks)
- -------------------------------------------------------------------------------------------
NET SALES                                       $    265,495    $    265,386   $    268,047
- -------------------------------------------------------------------------------------------

Cost of sales                                        184,880         183,429        174,565
- -------------------------------------------------------------------------------------------
     GROSS PROFIT ON SALES                            80,615          81,957         93,482
- -------------------------------------------------------------------------------------------
Royalties and other income                             3,129           2,957          3,318
- -------------------------------------------------------------------------------------------
                                                      83,744          84,914         96,800
- -------------------------------------------------------------------------------------------
Selling, general and administrative expenses          67,173          57,990         50,870
- -------------------------------------------------------------------------------------------
     INCOME FROM OPERATIONS                           16,571          26,924         45,930
- -------------------------------------------------------------------------------------------
Interest income (expense), net                        (1,447)            461            157
- -------------------------------------------------------------------------------------------
     INCOME BEFORE PROVISION FOR INCOME TAXES         15,124          27,385         46,087
- -------------------------------------------------------------------------------------------
Provision for income taxes                             6,730          11,638         19,495
- -------------------------------------------------------------------------------------------
     NET INCOME                                 $      8,394    $     15,747   $     26,592
- -------------------------------------------------------------------------------------------


NET INCOME PER SHARE                            $        .18    $        .33   $        .57
- -------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES OUTSTANDING               47,047,251      47,039,287     47,030,902
- -------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

- --------------------------------------------------------------------------------
                           Consolidated Balance Sheets
- --------------------------------------------------------------------------------


The Topps Company, Inc. and Subsidiaries
(In thousands of dollars, except share data)

                                                              MARCH     February
                                                             2, 1996    25, 1995
- --------------------------------------------------------------------------------
                                     ASSETS
- --------------------------------------------------------------------------------

CURRENT ASSETS:
- --------------------------------------------------------------------------------

     Cash and cash equivalents                               $ 24,154   $ 17,785
- --------------------------------------------------------------------------------
     Accounts receivable, less allowance for doubtful
        accounts of $888 (1996) and $875 (1995)                43,357     24,228
- --------------------------------------------------------------------------------
     Inventories                                               27,887     27,222
- --------------------------------------------------------------------------------
     Income tax receivable                                      3,008        552
- --------------------------------------------------------------------------------
     Prepaid expenses and other current assets                 13,865     10,158
- --------------------------------------------------------------------------------
          Total current assets                                112,271     79,945
- --------------------------------------------------------------------------------

PROPERTY, PLANT AND EQUIPMENT
- --------------------------------------------------------------------------------
     Land                                                         581        581
- --------------------------------------------------------------------------------
     Buildings and improvements                                21,843     20,831
- --------------------------------------------------------------------------------
     Machinery and equipment                                   30,808     28,683
- --------------------------------------------------------------------------------
          Total property, plant and equipment                  53,232     50,095
- --------------------------------------------------------------------------------
     Less accumulated depreciation                             21,622     18,131
- --------------------------------------------------------------------------------
          Property, plant and equipment, net                   31,610     31,964
- --------------------------------------------------------------------------------

INTANGIBLE ASSETS, net of amortization of $32,844 (1996)
  and $30,532 (1995)                                           70,447     22,901
- --------------------------------------------------------------------------------

OTHER ASSETS                                                    2,799      1,514
- --------------------------------------------------------------------------------

TOTAL ASSETS                                                 $217,127   $136,324
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                           Consolidated Balance Sheets
- --------------------------------------------------------------------------------

                                                         MARCH         February
                                                        2, 1996        25, 1995
- --------------------------------------------------------------------------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------
CURRENT LIABILITIES:
- -------------------------------------------------------------------------------
  Accounts payable                                     $  28,848      $  22,396
- -------------------------------------------------------------------------------
  Accrued expenses and other liabilities                  39,879         25,599
- -------------------------------------------------------------------------------
  Income taxes payable                                     5,466          1,033
- -------------------------------------------------------------------------------
  Current portion of long-term debt                        6,800           --
- -------------------------------------------------------------------------------
        Total current liabilities                         80,993         49,028
- -------------------------------------------------------------------------------
LONG-TERM DEBT, less current portion                      37,500           --
- -------------------------------------------------------------------------------
DEFERRED INCOME TAXES                                     11,192          9,630
- -------------------------------------------------------------------------------
OTHER LIABILITIES                                          5,592          3,797
- -------------------------------------------------------------------------------
        Total liabilities                                135,277         62,455
- -------------------------------------------------------------------------------
COMMITMENTS (SEE NOTE 15)

STOCKHOLDERS' EQUITY:
- -------------------------------------------------------------------------------
  Preferred Stock, par value $.01 per share,
    authorized 10,000,000 shares, none issued               --             --
- -------------------------------------------------------------------------------
  Common Stock, par value $.01 per share,
    authorized 100,000,000 shares, issued
    47,502,510 (1996) and 47,497,448 (1995)                  475            475
- -------------------------------------------------------------------------------
  Additional paid-in capital                              16,812         16,792
- -------------------------------------------------------------------------------
  Treasury Stock, 455,000 shares, at cost                 (6,120)        (6,120)
- -------------------------------------------------------------------------------
  Retained earnings                                       69,719         61,325
- -------------------------------------------------------------------------------
  Minimum pension liability adjustment                      (110)          --
- -------------------------------------------------------------------------------
  Cumulative adjustment due to foreign
   currency translation                                    1,074          1,397
- -------------------------------------------------------------------------------
        Total stockholders' equity                        81,850         73,869
- -------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $ 217,127      $ 136,324
- -------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

- --------------------------------------------------------------------------------
                      Consolidated Statements of Cash Flows
- --------------------------------------------------------------------------------

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars)


                                                                         Year Ended
                                                             ----------------------------------
                                                               MARCH      February    February
                                                              2, 1996     25, 1995    26, 1994
                                                             (53 WEEKS)  (52 Weeks)  (52 Weeks)
- -----------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED FOR) OPERATIONS:
- -----------------------------------------------------------------------------------------------
   Net income                                                $  8,394    $ 15,747    $ 26,592
- -----------------------------------------------------------------------------------------------
   Add (subtract) non-cash items included in income:
- -----------------------------------------------------------------------------------------------
     Depreciation and amortization                              5,562       5,216       5,017
- -----------------------------------------------------------------------------------------------
     Deferred taxes on income                                    (912)      1,072         775
- -----------------------------------------------------------------------------------------------
   Net effect of changes in:
- -----------------------------------------------------------------------------------------------
     Receivables                                                1,831      (1,780)      3,176
- -----------------------------------------------------------------------------------------------
     Inventories                                                  597      (1,407)      2,267
- -----------------------------------------------------------------------------------------------
     Income tax receivable                                     (2,456)       (552)     14,094
- -----------------------------------------------------------------------------------------------
     Prepaid expenses and other current assets                 (2,583)     (1,413)       (278)
- -----------------------------------------------------------------------------------------------
     Other assets                                              (1,389)        (46)     (1,468)
- -----------------------------------------------------------------------------------------------
     Payables and other current liabilities                    (5,287)    (12,920)     (6,989)
- -----------------------------------------------------------------------------------------------
     Other                                                        392         927          61
- -----------------------------------------------------------------------------------------------
          Cash provided by operations                           4,149       4,844      43,247
- -----------------------------------------------------------------------------------------------
CASH USED FOR INVESTING ACTIVITIES:
- -----------------------------------------------------------------------------------------------
   Additions to property, plant and equipment                  (2,147)     (4,945)     (4,205)
- -----------------------------------------------------------------------------------------------
   Purchase of Merlin, net of cash acquired                   (39,953)       --          --
- -----------------------------------------------------------------------------------------------
          Cash used for investing activities                  (42,100)     (4,945)     (4,205)
- -----------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES:
- -----------------------------------------------------------------------------------------------
   Proceeds from borrowing                                     50,000        --          --
- -----------------------------------------------------------------------------------------------
   Reduction of debt                                           (5,700)       --       (12,000)
- -----------------------------------------------------------------------------------------------
   Dividends paid                                                --        (9,878)    (13,169)
- -----------------------------------------------------------------------------------------------
   Exercise of employee stock options                              20          27          27
- -----------------------------------------------------------------------------------------------
          Cash provided by (used for) financing activities     44,320      (9,851)    (25,142)
- -----------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH                                 6,369      (9,952)     13,900
- -----------------------------------------------------------------------------------------------
CASH AT BEGINNING OF YEAR                                      17,785      27,737      13,837
- -----------------------------------------------------------------------------------------------
CASH AT END OF YEAR                                          $ 24,154    $ 17,785    $ 27,737
- -----------------------------------------------------------------------------------------------


Interest paid                                                $  2,217    $    130    $    295
- -----------------------------------------------------------------------------------------------
Income taxes paid                                            $ 10,587    $ 10,941    $ 18,422
- -----------------------------------------------------------------------------------------------


See  Notes to Consolidated Financial Statements.

- --------------------------------------------------------------------------------
                 Consolidated Statements of Stockholders' Equity
- --------------------------------------------------------------------------------

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars)

                                                                                                                        Cumulative
                                                                                                                        Adjustment
                                                                                                             Minimum      Due to
                                                                       Additional                            Pension      Foreign
                                                             Common      Paid-in     Treasury    Retained    Liability    Currency
                                                 Total        Stock      Capital      Stock      Earnings   Adjustment   Translation
- ------------------------------------------------------------------------------------------------------------------------------------

Balance at February 27, 1993                   $ 54,366     $    475    $ 16,738    $ (6,120)    $ 42,033     $   --       $  1,240
- ------------------------------------------------------------------------------------------------------------------------------------

Exercise of employee
     stock options                                   27         --            27        --           --           --           --
- ------------------------------------------------------------------------------------------------------------------------------------
Translation adjustment                             (332)        --          --          --           --           --           (332)
- ------------------------------------------------------------------------------------------------------------------------------------
Dividends paid                                  (13,169)        --          --          --        (13,169)        --           --
- ------------------------------------------------------------------------------------------------------------------------------------
Minimum pension liability
     adjustment                                    (529)        --          --          --           --           (529)        --
- ------------------------------------------------------------------------------------------------------------------------------------
Net income                                       26,592         --          --          --         26,592         --           --
- ------------------------------------------------------------------------------------------------------------------------------------

Balance at February 26, 1994                     66,955          475      16,765      (6,120)      55,456         (529)         908
- ------------------------------------------------------------------------------------------------------------------------------------
Exercise of employee
     stock options                                   27         --            27        --           --           --           --
- ------------------------------------------------------------------------------------------------------------------------------------
Translation adjustment                              489         --          --          --           --           --            489
- ------------------------------------------------------------------------------------------------------------------------------------
Dividends paid                                   (9,878)        --          --          --         (9,878)        --           --
- ------------------------------------------------------------------------------------------------------------------------------------
Minimum pension liability
     adjustment                                     529         --          --          --           --            529         --
- ------------------------------------------------------------------------------------------------------------------------------------
Net income                                       15,747         --          --          --         15,747         --           --
- ------------------------------------------------------------------------------------------------------------------------------------

Balance at February 25, 1995                     73,869          475      16,792      (6,120)      61,325         --          1,397
- ------------------------------------------------------------------------------------------------------------------------------------
Exercise of employee
     stock options                                   20         --            20        --           --           --           --
- ------------------------------------------------------------------------------------------------------------------------------------
Translation adjustment                             (323)        --          --          --           --           --           (323)
- ------------------------------------------------------------------------------------------------------------------------------------
Minimum pension liability
     adjustment                                    (110)        --          --          --           --           (110)        --
- ------------------------------------------------------------------------------------------------------------------------------------
Net income                                        8,394         --          --          --          8,394         --           --
- ------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT MARCH 2, 1996                       $ 81,850     $    475    $ 16,812    $ (6,120)    $ 69,719     $   (110)    $  1,074
- ------------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

- --------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

o The consolidated financial statements include the accounts of the Company, Topps Ireland Limited ("TIL"), a wholly owned subsidiary incorporated in the Republic of Ireland, Topps Canada, Inc. ("Canada"), a wholly owned subsidiary incorporated under the Canadian Business Corporations Act and Merlin Publishing International Limited ("Merlin"), a wholly owned subsidiary incorporated in the United Kingdom. All intercompany items and transactions have been eliminated in consolidation.

     The Company and its subsidiaries, with the exception of Merlin, have fiscal years which end on the Saturday closest to the end of February. Merlin's fiscal year ends on January 31st.

o Asset and liability accounts of TIL, Canada and Merlin are translated at the current exchange rate at the balance sheet date and income items are translated at the average exchange rate for the period. Resulting translation adjustments are reflected as a separate component of stockholders' equity. Realized gains and losses on all foreign exchange transactions are reported in income.

     TIL and Merlin enter into foreign currency forward sales and purchase contracts in order to hedge exposure from transactions denominated in foreign currencies.

o The Company considers investments in highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

o Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

o Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method. Estimated useful lives in computing depreciation are twenty-five years for buildings and three to twelve years for machinery and equipment.

     Major additions and betterments are capitalized and depreciated over the estimated useful lives of the related assets. Maintenance, repairs and minor improvements are charged to expense as incurred.

     The cost and related accumulated depreciation of fixed assets which are sold or otherwise disposed of are removed from the accounts and any gain or loss is included in income.

o Intangible assets include trademarks, the value of sports, entertainment and proprietary product rights and goodwill (the excess of the purchase price over the estimated fair value of identifiable net assets acquired) associated with the Merlin acquisition. Amortization is by the straight-line method over estimated lives of up to forty years. Management evaluates the recoverability of intangible assets based on projections of future earnings on an undiscounted basis, attributable to the individual assets acquired.

- --------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------


o Sales are recorded upon shipment of product. Sales made on a returnable basis are recorded net of provisions for estimated returns. These estimates are revised, as necessary, to reflect actual experience and market conditions.

o The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reporting of assets and liabilities as of the dates of the financial statements and revenues and expenses during the reporting period. These estimates primarily relate to provision for sales returns, allowance for doubtful accounts and inventory obsolescence. Actual results could differ from these estimates.

o In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This standard is effective for the Company's financial statements beginning in fiscal 1997. SFAS No. 121 establishes the accounting for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. In the opinion of the Company's management, it is not anticipated that the adoption of SFAS No. 121 will have a material effect on the results of operations of the Company.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". The new standard defines a fair value method of accounting for the issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" , but are required to disclose in a note to the financial statements pro forma net income and per share amounts as if the company had applied the new method of accounting. SFAS No. 123 also requires increased disclosure regarding the measurement and recognition of compensation for employee stock-based arrangements. The Company has elected to continue to account for such transactions under APB No. 25 and will disclose the required pro forma effect on net income and income per share beginning in 1997.

o Certain items in the prior years' financial statements have been reclassified to conform with the current year's presentation.

- --------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------


NOTE 2 - ACQUISITION

On July 6, 1995, the Company completed its acquisition of Merlin, a U.K.-based publisher and marketer of sticker and album collections for $46,244,700 in cash. The acquisition was accounted for under the purchase method. The purchase price was allocated to the net tangible and intangible assets acquired based on estimated fair values as of year end. The difference between the purchase price and the related fair values of net assets acquired represents goodwill which is being amortized on a straight-line basis over estimated useful lives of up to forty years.

The following unaudited pro forma information presents the results of operations of the Company as if the acquisition of Merlin had been consummated as of the beginning of the periods presented. The pro forma information does not purport to be indicative of what would have occurred had the acquisition been made as of these dates or of the results which may occur in the future.



                                                              Year Ended
                                                     ---------------------------
                                                        March          February
                                                       2, 1996         25, 1995
                                                     (53 weeks)       (52 weeks)
- --------------------------------------------------------------------------------
                                                      (In thousands of dollars)
Net sales                                            $300,558           $307,014
- --------------------------------------------------------------------------------
Net income                                              7,819             14,983
- --------------------------------------------------------------------------------
Net income per share                                     0.17               0.32
- --------------------------------------------------------------------------------



NOTE 3 - INVENTORIES


                                                        March          February
                                                       2, 1996         25, 1995
- --------------------------------------------------------------------------------
                                                      (In thousands of dollars)
Raw materials                                        $  8,581           $  9,683
- --------------------------------------------------------------------------------
Work in process                                         3,221              3,738
- --------------------------------------------------------------------------------
Finished products                                      16,085             13,801
- --------------------------------------------------------------------------------
     Total                                           $ 27,887           $ 27,222
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

NOTE 4 - INTANGIBLE ASSETS


                                                        March          February
                                                       2, 1996         25, 1995
- --------------------------------------------------------------------------------
                                                      (In thousands of dollars)
Value of sports, entertainment and
  proprietary products                               $ 36,635           $ 26,590
- --------------------------------------------------------------------------------
Goodwill                                               65,691             26,843
- --------------------------------------------------------------------------------
Other intangible assets                                   965               --
- --------------------------------------------------------------------------------
Less: accumulated amortization                        (32,844)          (30,532)
- --------------------------------------------------------------------------------
     Total                                           $ 70,447          $ 22,901
- --------------------------------------------------------------------------------


NOTE 5 - ACCRUED EXPENSES AND OTHER LIABILITIES


                                                        March          February
                                                       2, 1996         25, 1995
- --------------------------------------------------------------------------------
                                                      (In thousands of dollars)
Royalties                                            $  4,636           $  4,373
- --------------------------------------------------------------------------------
Employee compensation                                   3,477              3,356
- --------------------------------------------------------------------------------
Provision for estimated losses
 on sales returns                                      22,123             12,921
- --------------------------------------------------------------------------------
Other                                                   9,643              4,949
- --------------------------------------------------------------------------------
     Total                                           $ 39,879           $ 25,599
- --------------------------------------------------------------------------------


NOTE 6 - DEPRECIATION AND AMORTIZATION

                                                       Year Ended
                                         ---------------------------------------
                                           March        February       February
                                          2, 1996       25, 1995       26, 1994
                                        (53 weeks)     (52 weeks)     (52 weeks)
- --------------------------------------------------------------------------------
                                                (In thousands of dollars)
Depreciation expense                     $3,146         $2,945         $2,746
- --------------------------------------------------------------------------------
Amortization of intangible assets         2,312          2,271          2,271
- --------------------------------------------------------------------------------
Amortization - other                        104           --             --
- --------------------------------------------------------------------------------
     Total                               $5,562         $5,216         $5,017
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------


NOTE 7 - LONG-TERM DEBT

                                                        March          February
                                                       2, 1996         25, 1995
- --------------------------------------------------------------------------------
                                                      (In thousands of dollars)

Term loan                                            $ 44,300           $   --
- --------------------------------------------------------------------------------
Less: current portion                                  (6,800)              --
- --------------------------------------------------------------------------------
     Total                                           $ 37,500           $   --
- --------------------------------------------------------------------------------


The scheduled repayment of debt is as follows:

FYE                                                    (In thousands of dollars)
- --------------------------------------------------------------------------------
1997                                                          $   6,800
- --------------------------------------------------------------------------------
1998                                                             10,000
- --------------------------------------------------------------------------------
1999                                                             10,000
- --------------------------------------------------------------------------------
2000                                                             11,250
- --------------------------------------------------------------------------------
2001                                                              6,250
- --------------------------------------------------------------------------------
     Total                                                    $  44,300
- --------------------------------------------------------------------------------


In connection with the acquisition of Merlin (see Note 2), the Company entered into a bank credit agreement ("Credit Agreement" ) to obtain funds for the purchase. The Credit Agreement provided for a $50,000,000 term loan, payable in quarterly installments, a $2,000,000 letter of credit facility ($1,500,000 of which was outstanding as of March 2, 1996) and availability of a $13,000,000 revolving credit facility (none of which was outstanding as of March 2, 1996) all maturing on July 6, 2000. The Credit Agreement contains certain restrictive covenants concerning indebtedness, capital expenditures, dividends, treasury share acquisitions, interest coverage and operating profit, all as defined in the Credit Agreement. The Company was in compliance with all such covenants at March 2, 1996.

Interest on the Company's borrowings has been computed at LIBOR rates averaging 5.82% for the period ended March 2, 1996 plus the applicable margin of 1.25%.

A fee of .375% is charged on the unused balance of the letter of credit and revolving credit facilities.

- --------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------


NOTE 8 - INCOME TAXES

U.S. and foreign operations contributed to income before income taxes as follows:

                                                       Year Ended
                                      ------------------------------------------
                                          March         February       February
                                         2, 1996        25, 1995       26, 1994
                                       (53 weeks)      (52 weeks)     (52 weeks)
- --------------------------------------------------------------------------------
                                               (In thousands of dollars)
     United States                      $ 7,689         $26,226         $44,766
- --------------------------------------------------------------------------------
     Ireland                              2,565           1,159           1,321
- --------------------------------------------------------------------------------
     United Kingdom                       4,650            --              --
- --------------------------------------------------------------------------------
     Canada                                 220            --              --
- --------------------------------------------------------------------------------
          TOTAL                         $15,124         $27,385         $46,087
- --------------------------------------------------------------------------------

Provision for income taxes consists of:

                                                       Year Ended
                                      ------------------------------------------
                                          March         February       February
                                         2, 1996        25, 1995       26, 1994
                                       (53 weeks)      (52 weeks)     (52 weeks)
- --------------------------------------------------------------------------------
                                               (In thousands of dollars)
Current income taxes:
- --------------------------------------------------------------------------------
     Federal                            $ 2,988         $ 8,043         $12,942
- --------------------------------------------------------------------------------
     Foreign                              3,317              92             952
- --------------------------------------------------------------------------------
     State and local                        899           2,550           4,826
- --------------------------------------------------------------------------------
          Total current                   7,204          10,685          18,720
- --------------------------------------------------------------------------------
Deferred income taxes:
- --------------------------------------------------------------------------------
     Federal                               (171)            806             994
- --------------------------------------------------------------------------------
     State and local                       (303)            147            (219)
- --------------------------------------------------------------------------------
          Total deferred                   (474)            953             775
- --------------------------------------------------------------------------------
          Total income tax expense      $ 6,730         $11,638         $19,495
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------


The reasons for the difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before provision for income taxes are as follows:

                                                       Year Ended
                                      ------------------------------------------
                                          March         February       February
                                         2, 1996        25, 1995       26, 1994
                                       (53 weeks)      (52 weeks)     (52 weeks)
- --------------------------------------------------------------------------------
                                               (In thousands of dollars)

Computed expected tax provision:         $ 5,293         $ 9,584         $16,114
- --------------------------------------------------------------------------------
Increase (decrease) in taxes
  resulting from:
- --------------------------------------------------------------------------------
  State and local taxes, net
   of federal tax benefit                    588           1,753           2,994
- --------------------------------------------------------------------------------
  Operating results of
   foreign subsidiaries                      316            (266)            311
- --------------------------------------------------------------------------------
  Goodwill and other
   permanent differences                     533             567              76
- --------------------------------------------------------------------------------
                                         $ 6,730         $11,638         $19,495
- --------------------------------------------------------------------------------


The components of deferred income tax assets and liabilities are as follows:

                                                       Year Ended
                                      ------------------------------------------
                                          March         February       February
                                         2, 1996        25, 1995       26, 1994
- --------------------------------------------------------------------------------
                                               (In thousands of dollars)

Deferred income tax assets (included
  in prepaid expenses and other current
  assets):
- --------------------------------------------------------------------------------
  Provision for estimated losses
   on sales returns                      $ 2,599         $ 3,641         $ 4,468
- --------------------------------------------------------------------------------
Deferred income tax liabilities:

  Depreciation                           $ 4,668         $ 4,349         $ 4,254
- --------------------------------------------------------------------------------
  Undistributed earnings - foreign
    subsidiaries                           4,759           2,642           2,446
- --------------------------------------------------------------------------------
  Amortization and other                   1,765           2,639           2,685
- --------------------------------------------------------------------------------
    Total deferred income tax
     liabilities                         $11,192         $ 9,630         $ 9,385
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------


NOTE 9 - EMPLOYEE BENEFIT PLANS

Retirement Plans

The Company has a trusteed non-contributory defined benefit retirement plan covering substantially all domestic non-bargaining unit personnel. Plan benefits are based on years of service and the employee's average compensation in the 60 consecutive months which produce the highest average within the last 120 months of employment. The Company funds pension costs in accordance with the funding requirements of the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Plan assets consist of high-quality, marketable fixed income and equity securities.

The following table sets forth the retirement plan's funded status as determined by an independent actuary:


                                                    March      February    February
                                                   2, 1996     25, 1995    26, 1994
- -----------------------------------------------------------------------------------
                                                       (In thousands of dollars)
Actuarial present value of benefit obligation:
  Vested                                           $ 12,200    $  9,500    $  9,500
- -----------------------------------------------------------------------------------
  Non-vested                                            500         500         600
- -----------------------------------------------------------------------------------
       Accumulated benefit obligation              $ 12,700    $ 10,000    $ 10,100
- -----------------------------------------------------------------------------------

Projected benefit obligation                       $ 16,350    $ 13,000    $ 13,250
- -----------------------------------------------------------------------------------
Plan assets at market value                         (12,050)    (10,400)     (9,100)
- -----------------------------------------------------------------------------------
       Projected benefit obligation in excess
        of plan assets                                4,300       2,600       4,150
- -----------------------------------------------------------------------------------
Unrecognized net loss                                (4,280)     (3,053)     (4,252)
- -----------------------------------------------------------------------------------
Unrecognized transition asset                           320         365         573
- -----------------------------------------------------------------------------------
Minimum liability                                       310        --           529
- -----------------------------------------------------------------------------------
   Accrued (prepaid) pension liability             $    650    $    (88)   $  1,000
- -----------------------------------------------------------------------------------

Net pension expense included in the following
 components:
- -----------------------------------------------------------------------------------
  Service cost - benefits earned during the year   $    600    $    580    $    574
- -----------------------------------------------------------------------------------
  Interest cost on projected benefit obligation       1,150         963       1,010
- -----------------------------------------------------------------------------------
  Actual return on plan assets                       (1,720)       (502)       (676)
- -----------------------------------------------------------------------------------
  Net amortization and deferral                         855        (185)         80
- -----------------------------------------------------------------------------------
       Net pension expense                         $    885    $    856    $    988
- -----------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------


The Company also has defined benefit agreements, which are non-qualified, with certain retirees and the Chairman and Chief Executive Officer. The table below sets forth the funded status as determined by an independent actuary:


                                                        MARCH         February
                                                       2, 1996        25, 1995
- -------------------------------------------------------------------------------
                                                       (In thousands of dollars)
Present value of vested benefit obligation             $ 3,250       $ 2,350
- -------------------------------------------------------------------------------

Projected benefit obligation in
 excess of plan assets                                   3,900         3,300
- -------------------------------------------------------------------------------
Unrecognized net loss                                     (375)         --
- -------------------------------------------------------------------------------
Unrecognized transition obligation                      (1,040)       (1,120)
- -------------------------------------------------------------------------------
Minimum liability                                          765          --
- -------------------------------------------------------------------------------
     Accrued pension liability                           3,250         2,180
- -------------------------------------------------------------------------------

Net pension expense                                    $   380       $   324
- -------------------------------------------------------------------------------


In accordance with FASB No. 87, the Company has recorded an additional minimum pension liability for underfunded plans of $1,075,000 at March 2, 1996, representing the excess of unfunded accumulated benefit obligations over previously recorded pension cost liabilities. Accordingly, $965,000 of this amount was recognized as an intangible asset, and $110,000 was recognized as a reduction to retained earnings.

                                                    March    February   February
                                                   2, 1996   25, 1995   26, 1994
- --------------------------------------------------------------------------------
                                                     (In thousands of dollars)
Principal actuarial assumptions used for
  measurement of projected benefit
  obligations were:
- --------------------------------------------------------------------------------
     Discount rate                                   7.5%       8.5%       7.5%
- --------------------------------------------------------------------------------
     Rate of increase in future
      compensation level                             5.0%       5.0%       5.0%
- --------------------------------------------------------------------------------
     Long-term rate of return on assets              9.0%       8.0%       8.0%
- --------------------------------------------------------------------------------


The Company is a participant in a multi-employer defined contribution pension plan covering domestic bargaining unit employees. In addition, the Company sponsors a defined contribution plan, which qualifies under Sections 401(a) and 401(k) of the Internal Revenue Code. All non-bargaining unit employees are eligible to participate; participation in the plan is optional. The Company does not contribute to the plan. Pension expense for all plans was $1,780,000 (1996), $2,238,000 (1995) and $1,874,000 (1994).

- --------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------


Postretirement Health Care Benefit Plan

The Company provides certain postretirement health care benefits for employees who meet minimum age and service requirements. The following tables set forth the plan's status as determined by an independent actuary:

                                                      March     February    February
                                                     2, 1996    25, 1995    26, 1994
- ------------------------------------------------------------------------------------
                                                        (In thousands of dollars)
Accumulated postretirement benefit obligation:
- -----------------------------------------------------------------------------------
     Retirees                                       $ 3,700     $ 3,300     $ 3,025
- -----------------------------------------------------------------------------------
     Active employees                                 3,500       3,100       2,953
- -----------------------------------------------------------------------------------
          Total                                       7,200       6,400       5,978
- -----------------------------------------------------------------------------------
Unrecognized net transition obligation               (4,100)     (4,321)     (4,561)
- -----------------------------------------------------------------------------------
Unrecognized net loss                                (1,292)       (971)       (855)
- -----------------------------------------------------------------------------------
          Accrued postretirement obligation         $ 1,808     $ 1,108     $   562
- -----------------------------------------------------------------------------------

The components of the net periodic
 postretirement benefit cost are as follows:
- -----------------------------------------------------------------------------------
     Service cost                                   $   170     $   200     $   165
- -----------------------------------------------------------------------------------
     Interest cost                                      510         453         414
- -----------------------------------------------------------------------------------
     Net amortization and deferral                      220         166         240
- -----------------------------------------------------------------------------------
          Postretirement benefit expense            $   900     $   819     $   819
- -----------------------------------------------------------------------------------

Actual assumptions used to measure the
 postretirement benefit cost are as follows:
- -----------------------------------------------------------------------------------
     Discount rate                                      7.5%        8.5%        7.5%
- -----------------------------------------------------------------------------------
     Health care trend rate
          Year end                                     10.5%       12.0%       13.5%
- -----------------------------------------------------------------------------------
          Decreasing to year 2010                       6.0%        6.0%        6.0%
- -----------------------------------------------------------------------------------

Effects of increasing the health care trend
  rates by one percentage point in each year
  are summarized below:
- -----------------------------------------------------------------------------------
   Increase in accumulated postretirement benefit
     obligation                                     $ 1,200     $ 1,050     $   973
- -----------------------------------------------------------------------------------
   Increase in the aggregate of service cost and
     interest cost                                      140         134         117
- -----------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

NOTE 10 - STOCK OPTION PLANS

Employee Plan

On March 30, 1987, the Company's Board of Directors and the Company's stockholders approved the Company's 1987 Stock Option Plan (the " Plan" ) to attract and retain key personnel. On June 24, 1992, the Company's stockholders approved an amendment to the Plan that increases the aggregate number of shares of Common Stock reserved for issuance under the Plan by an amount equal to three-quarters of one percent (.75%) of the aggregate total number of shares outstanding on the last day of each fiscal year. The Plan provides for the granting of both non-qualified stock options and incentive stock options within the meaning of Section 422A of the Internal Revenue Code. Under the Plan, no options may be granted after March 29, 1997. Changes in outstanding options were as follows:


                                                Available                                                              Option
                                                for Grant       Outstanding      Unexercisable    Exercisable        Price per Share
- ------------------------------------------------------------------------------------------------------------------------------------
Balance February 27, 1993                       1,130,300        1,341,212          412,000          929,212        $3.850 - $17.625
- ------------------------------------------------------------------------------------------------------------------------------------
     Exercisable during year                                                       (223,500)         223,500         14.500 - 17.625
- ------------------------------------------------------------------------------------------------------------------------------------
     Granted                                     (712,500)         712,500          712,500                            8.000 - 9.125
- ------------------------------------------------------------------------------------------------------------------------------------
     Cancelled                                     65,750          (65,750)         (46,500)         (19,250)         8.000 - 17.625
- ------------------------------------------------------------------------------------------------------------------------------------
     Exercised                                                      (6,750)                           (6,750)             4.037
- ------------------------------------------------------------------------------------------------------------------------------------
     Annual increase                              352,768
- ------------------------------------------------------------------------------------------------------------------------------------
Balance February 26, 1994                         836,318        1,981,212          854,500        1,126,712          3.850 - 17.625
- ------------------------------------------------------------------------------------------------------------------------------------
     Exercisable during year                                                       (457,500)         457,500          8.000 - 17.625
- ------------------------------------------------------------------------------------------------------------------------------------
     Granted                                     (461,000)         461,000          461,000                            5.313 - 6.375
- ------------------------------------------------------------------------------------------------------------------------------------
     Cancelled                                     63,500          (63,500)         (23,000)         (40,500)         8.000 - 16.250
- ------------------------------------------------------------------------------------------------------------------------------------
     Exercised                                                      (6,650)                           (6,650)             4.037
- ------------------------------------------------------------------------------------------------------------------------------------
     Annual increase                              352,818
- ------------------------------------------------------------------------------------------------------------------------------------
Balance February 25, 1995                         791,636        2,372,062          835,000        1,537,062          3.850 - 17.625
- ------------------------------------------------------------------------------------------------------------------------------------
     Exercisable during year                                                       (455,666)         455,666
- ------------------------------------------------------------------------------------------------------------------------------------
     Granted                                     (864,000)         864,000          864,000                           5.000 - 10.250
- ------------------------------------------------------------------------------------------------------------------------------------
     Cancelled                                     73,250          (73,250)         (32,000)         (41,250)        5.3125 - 17.625
- ------------------------------------------------------------------------------------------------------------------------------------
     Exercised                                                      (5,062)                           (5,062)             3.850
- ------------------------------------------------------------------------------------------------------------------------------------
     Annual increase                              352,856
- ------------------------------------------------------------------------------------------------------------------------------------
Balance March 2, 1996                             353,742        3,157,750        1,211,334        1,946,416          $4.037-$17.625
- ------------------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------


Director Plan

On June 22, 1994, the Company's stockholders approved the Company's 1994 Non-employee Director Stock Option Plan (the "Director Plan" ) to attract and retain the services of qualified people who are neither employees nor officers of the Company as members of the Board of Directors.

The Director Plan authorized the grant of non-qualified options up to an aggregate of 490,000 shares of Common Stock. Under this Plan, no options may be granted after June 2003. A summary of activity follows:

                                                Available                                                              Option
Description                                     for Grant       Outstanding      Unexercisable    Exercisable        Price per Share
- ------------------------------------------------------------------------------------------------------------------------------------
   Plan as adopted                              490,000
- -----------------------------------------------------------------------------------------------------------------------------------
   Granted                                      (49,000)         49,000             49,000                              $7.125
- -----------------------------------------------------------------------------------------------------------------------------------
Balance February 25, 1995                       441,000          49,000             49,000                              $7.125
- -----------------------------------------------------------------------------------------------------------------------------------
   Granted                                      (42,000)         42,000             42,000                              $6.375
- -----------------------------------------------------------------------------------------------------------------------------------
   Exercisable                                                                     (49,000)          49,000             $7.125
- -----------------------------------------------------------------------------------------------------------------------------------
   Cancelled                                                     (7,000)                             (7,000)            $7.125
- -----------------------------------------------------------------------------------------------------------------------------------
Balance March 2, 1996                           399,000          84,000             42,000           42,000         $6.375 - $7.125
- -----------------------------------------------------------------------------------------------------------------------------------


Stock options are not considered in the computation of earnings per share because dilution from assumed exercise is not material.

NOTE 11 - CAPITAL STOCK

The Company has a Shareholder Rights Plan which entitles stockholders, in certain circumstances, to purchase one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock at an exercise price of $62 for each share of Common Stock owned. The Shareholder Rights Plan is intended to protect the interests of the Company's stockholders in the event the Company is confronted with coercive or unfair takeover tactics.

In connection with a 1994 agreement between the Company and its President and Chief Operating Officer, the Company issued 100,000 Stock Appreciation Rights, vesting at the rate of 20,000 per year, commencing on March 30, 1995, at base prices ranging from $7.00 to $10.25. The Company will make payment for the difference, if any, between the average market price, as defined, and the applicable base price on the first business day following the applicable vesting date.

In connection with an advisory agreement entered into between the Company and Creative Artists Agency, Inc., ("CAA" ), which was terminated on November 30, 1995, options to acquire 866,667 shares of Common Stock at an exercise price of $8.00 per share were issued to CAA. These fully vested options will expire on April 1, 2003.

- --------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

NOTE 12 - GEOGRAPHIC AREA INFORMATION

Net sales to unaffiliated customers and income from operations, as presented below, are based on the locations of the ultimate customer. Income from operations is defined as total net sales less operating expenses, depreciation and amortization. Identifiable assets, as presented below, are those assets located in each geographic area.

                                                        Year Ended
                                           -------------------------------------
                                            March        February       February
                                           2, 1996       25, 1995       26, 1994
- --------------------------------------------------------------------------------
                                                   (In thousands of dollars)
Net sales

     United States                        $188,818       $236,829       $245,614
- --------------------------------------------------------------------------------
     Europe                                 62,161         23,337         18,037
- --------------------------------------------------------------------------------
     Other                                  14,516          5,220          4,396
- --------------------------------------------------------------------------------
                                          $265,495       $265,386       $268,047
- --------------------------------------------------------------------------------
Income from operations

     United States                        $ 10,123       $ 25,413       $ 44,173
- --------------------------------------------------------------------------------
     Europe                                  5,794          1,040          1,116
- --------------------------------------------------------------------------------
     Other                                     654            471            641
- --------------------------------------------------------------------------------
                                          $ 16,571       $ 26,924       $ 45,930
- --------------------------------------------------------------------------------
Identifiable assets

     United States                        $163,145       $121,158       $131,222
- --------------------------------------------------------------------------------
     Europe                                 51,616         15,166         10,455
- --------------------------------------------------------------------------------
     Other                                   2,366           --             --
- --------------------------------------------------------------------------------
                                          $217,127       $136,324       $141,677
- --------------------------------------------------------------------------------


NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, " Disclosures About Fair Value of Financial Instruments ". These estimates have been determined by the Company using available market information and appropriate valuation techniques based on information as of March 2, 1996. As considerable judgment is inherent in the development of these estimates, they are not necessarily indicative of the amounts that the Company could realize in the current market exchange.

- --------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------


The recorded amounts and fair values are as follows:

                                                     March 2, 1996       February 25, 1995
                                                    --------------------------------------
                                                    Recorded  Fair       Recorded  Fair
                                                     Amount   Value       Amount   Value
- ------------------------------------------------------------------------------------------
                                                           (In thousands of dollars)

Assets:
- -----------------------------------------------------------------------------------------
   Cash and equivalents                             $24,154   $24,154   $17,785   $17,785
- -----------------------------------------------------------------------------------------
   Prepaid expenses and other current assets         13,865    13,114    10,158     9,073
- -----------------------------------------------------------------------------------------
Liabilities:
- -----------------------------------------------------------------------------------------
   Accounts payable                                  28,848    28,848    23,396    23,396
- -----------------------------------------------------------------------------------------
   Accrued expenses and other current liabilities    39,879    39,879    25,599    25,599
- -----------------------------------------------------------------------------------------
   Current portion of long-term debt                  6,800     6,800      --        --
- -----------------------------------------------------------------------------------------
   Long-term debt                                    37,500    37,500      --        --
- -----------------------------------------------------------------------------------------

Foreign currency forward contracts                   20,043    20,274    18,013    18,078
- -----------------------------------------------------------------------------------------


NOTE 14 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)


                                                        1996                                        1995
                                  -----------------------------------------------------------------------------------------
                                     1st        2nd         3rd        4th        1st        2nd        3rd        4th
- ---------------------------------------------------------------------------------------------------------------------------
                                                          (In thousands of dollars, except share data)

Net sales                           $ 67,432   $ 60,661    $ 69,458   $ 67,944   $ 94,498   $ 61,348   $ 52,937   $ 56,603
- ---------------------------------------------------------------------------------------------------------------------------
Gross profit on sales                 23,198     18,538      19,528     19,351     36,690     15,618     13,808     15,841
- ---------------------------------------------------------------------------------------------------------------------------
Income from operations                 8,003      2,774       2,672      3,122     18,804      4,285      2,503      1,332
- ---------------------------------------------------------------------------------------------------------------------------
Net income                             4,640      1,005       1,297      1,452     10,746      2,488      1,484      1,029
- ---------------------------------------------------------------------------------------------------------------------------
Net income per share                   $ .10      $ .02       $ .03      $ .03      $ .23      $ .05      $ .03      $ .02
- ---------------------------------------------------------------------------------------------------------------------------

A portion of the second quarter of fiscal 1996, as well as the third and fourth quarters of fiscal 1996 include Merlin, acquired in July 1995.

- --------------------------------------------------------------------------------
                   Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------


NOTE 15 - COMMITMENTS AND OTHER MATTERS

o Future minimum payments under non-cancellable leases which extend into the year 2010 are $1,605,000 (1997), $1,494,000 (1998), $1,494,000 (1999),
     $1,574,000 (2000), $1,406,000 (2001) and $10,806,000 thereafter.

o Future minimum payments required under the Company's sports contracts, with various expiration dates extending into 2000 are $19,185,000 (1997), $15,057,800 (1998), $5,879,600 (1999) and $1,666,700 (2000).

o Total royalty expense under the Company's sports and entertainment o licensing contracts was $34,614,000 (1996) $35,967,000 (1995) and
     $41,898,000 (1994). Included in 1994 was a $5,000,000 charge in connection with the settlement of an arbitration between the Company and the Major League Baseball Players Association.

o Advertising expenses included in selling, general and administrative expenses amounted to $13,488,000 (1996), $10,805,000 (1995) and $7,766,000
     (1994).

o Included in other expenses for 1996 is a $500,000 charge related to the estimated cost of settlement of a class action suit, net of $1,965,000 insurance recovery which was received and included in cash at March 2, 1996. Also included in accrued expenses is $2,465,000, representing the full amount of the estimated settlement.

o The Company is a defendant in several civil actions which are routine and incidental to its business. In management's opinion, after consultation with legal counsel, settlement of these actions will not have a material adverse affect on the Company's consolidated financial position or results of operations.

o Two of the Company's subsidiaries, TIL and Merlin, transact business in many countries, utilizing many different currencies. They are thus exposed to the affect of exchange rate fluctuations on sales and purchase transactions denominated in currencies other than their functional currency. TIL and Merlin enter into foreign currency forward contracts to manage these exposures and to minimize the effects of foreign currency transactions on their cash flow. Such contracts are entered into primarily to hedge against future commitments. The Company does not engage in foreign currency speculation. Gains and losses on these hedging instruments that are designated and effective as hedges in firm commitments are deferred and recognized in income in the same period as the hedge transaction. The Company may be exposed to credit losses in the event of non-performance by counterparties to these instruments. Management believes, however, the risk of incurring such losses is remote as the contracts are entered into with major financial institutions.

     At March 2, 1996, the Company had outstanding foreign currency forward sales and purchase contracts with banks in the amounts of $9,053,000 and $10,990,000, respectively, as compared to $10,044,000 and $7,968,000 as of
     February 25, 1995. These contracts have various maturity dates ranging up to twelve months from March 2, 1996, with over 70% of the contracts maturing within six months. The recognition of net gains, which amounted to $230,000 using spot rates as of year end, is deferred until the period of the hedge transaction.

- --------------------------------------------------------------------------------
                    Report of Independent Public Accountants
- --------------------------------------------------------------------------------


Board of Directors and Stockholders
The Topps Company, Inc.:

We have audited the accompanying consolidated balance sheets of The Topps Company, Inc., and Subsidiaries as of March 2, 1996 and February 25, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 2, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material aspects, the financial position of The Topps Company, Inc. and Subsidiaries as of March 2, 1996 and February 25, 1995 and the results of their operations and cash flows for each of the three years in the period ended March 2, 1996 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
New York, New York
March 27, 1996


- --------------------------------------------------------------------------------
                         Market and Dividend Information
- --------------------------------------------------------------------------------


The Company's Common Stock is traded on the NASDAQ National Market under the symbol TOPP. The following table sets forth, for the periods indicated, the high and low sales price for the Common Stock during the last two fiscal years as reported on the NASDAQ National Market. As of April 23, 1996, there were approximately 6,197 holders of record.


                      Fiscal Year Ended                Fiscal Year Ended
                         March 2, 1996                 February 25, 1995
- --------------------------------------------------------------------------------
                                                                       Dividends
                  High Price     Low Price    High Price  Low Price      Paid
- --------------------------------------------------------------------------------
First quarter     $ 6.875        $ 5.000      $ 7.625     $ 6.125      $ 0.07
- --------------------------------------------------------------------------------
Second quarter      6.500          5.625        8.000       5.750        0.07
- --------------------------------------------------------------------------------
Third quarter       7.125          4.875        7.125       5.500        0.07
- --------------------------------------------------------------------------------
Fourth quarter      6.000          4.250        6.375       4.125           -
- --------------------------------------------------------------------------------

The Company's Credit Agreement currently prohibits the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Notes to Consolidated Financial Statements - Note 7."

- --------------------------------------------------------------------------------
                      Selected Consolidated Financial Data
- --------------------------------------------------------------------------------
                  (In thousands of dollars, except share data)




                                              1996            1995           1994           1993            1992
- -----------------------------------------------------------------------------------------------------------------
OPERATING DATA:
Net sales                              $    265,495    $    265,386   $    268,047   $    263,158    $    303,187
- -----------------------------------------------------------------------------------------------------------------
Gross profit on sales                        80,615          81,957         93,482         78,652         137,621
- -----------------------------------------------------------------------------------------------------------------
Selling, general and administrative
     expenses                                67,173          57,990         50,870         50,549          52,100
- -----------------------------------------------------------------------------------------------------------------
Income from operations                       16,571          26,924         45,930         32,800          91,162
- -----------------------------------------------------------------------------------------------------------------
Interest income (expense), net               (1,447)            461            157            (13)         (1,861)
- -----------------------------------------------------------------------------------------------------------------
Net income                                    8,394          15,747         26,592         19,037          54,474
- -----------------------------------------------------------------------------------------------------------------
Per share:
     Income from operations            $       0.35    $       0.57   $       0.98   $       0.69    $       1.93
- -----------------------------------------------------------------------------------------------------------------
     Net income                                0.18            0.33           0.57           0.40            1.15
- -----------------------------------------------------------------------------------------------------------------
     Cash dividends                            --              0.21           0.28           0.28            0.24
- -----------------------------------------------------------------------------------------------------------------
Weighted average shares
  outstanding                            47,047,251      47,039,287     47,030,902     47,382,428      47,324,574
- -----------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
Cash and equivalents                   $     24,154    $     17,785   $     27,737   $     13,837    $     10,851
- -----------------------------------------------------------------------------------------------------------------
Working capital                              31,278          30,917         23,624          9,922           8,175
- -----------------------------------------------------------------------------------------------------------------
Net property, plant and equipment            31,610          31,964         29,479         28,155          27,212
- -----------------------------------------------------------------------------------------------------------------
Long-term debt, less current portion         37,500            --             --             --              --
- -----------------------------------------------------------------------------------------------------------------
Total assets                                217,127         136,324        141,677        142,051         143,090
- -----------------------------------------------------------------------------------------------------------------
Stockholders' equity                   $     81,850    $     73,869   $     66,955   $     54,366    $     55,132
- -----------------------------------------------------------------------------------------------------------------


Amounts in 1996 include the impact of Merlin from the date of acquisition on July 6, 1995.

- --------------------------------------------------------------------------------
                                    DIRECTORS
- --------------------------------------------------------------------------------

                                Arthur T. Shorin
                       Chairman of the Board of Directors

                                 Allan A. Feder
                         Independent Business Consultant
                     President and Chief Executive Officer,
                              Vitarroz Corporation

                                Wm. Brian Little
                                Private Investor

                                 Jack H. Nusbaum
                           Senior Partner and Chairman
                            Willkie Farr & Gallagher

                               Seymour P. Berger *
                      Vice President - Sports and Licensing

                             Stephen D. Greenberg *
                     President, Classic Sports Network, Inc.

                                 John J. Langdon
                      President and Chief Operating Officer

                                   David Mauer
                  Chief Executive Officer, Riddell Sports, Inc.

                                Stanley Tulchin *
                   Chairman, Stanley Tulchin Associates, Inc.


  * Nominated to stand for re-election to the Company's Board of Directors at the 1996 Annual Meeting of Stockholders.

- --------------------------------------------------------------------------------
                                    OFFICERS
- --------------------------------------------------------------------------------

                                Arthur T. Shorin
                      Chairman and Chief Executive Officer

                                Seymour P. Berger
                      Vice President - Sports and Licensing

                                Michael P. Clancy
                                 Vice President
                   Managing Director of Topps Ireland Limited

                               Michael J. Drewniak
                         Vice President - Manufacturing

                                 Leon J. Gutmann
                   Assistant Treasurer and Assistant Secretary

                                  Steven Kosoff
                    Vice President - Marketing - New Products

                                  John Perillo
                           Vice President - Operations

                                Scott Silverstein
                        Vice President - General Counsel

                                 John J. Langdon
                      President and Chief Operating Officer

                                 Ronald L. Boyum
                      Vice President - Marketing and Sales

                                  Ira Friedman
                                 Vice President
                     Publishing and New Product Development

                               Jeffrey M. Goodman
                             Vice President - Sales

                               Catherine K. Jessup
                    Vice President - Chief Financial Officer

                               William G. O'Connor
                         Vice President - Administration

                                Thomas R. Pisano
                         Vice President - International

                                  Peter Warsop
                                Managing Director
                     Merlin Publishing International Limited


- --------------------------------------------------------------------------------
                        STOCKHOLDER AND OTHER INFORMATION

                                 Annual Meeting
                      Wednesday, June 26, 1996, 10:30 A.M.
                              Chase Manhattan Bank
                             1 Chase Manhattan Plaza
                               New York, NY 10081


                                Corporate Counsel
                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                               New York, NY 10022

                          Registrar and Transfer Agent
                  Chemical Mellon Shareholder Services, L.L.C.
                              450 West 33rd Street
                               New York, NY 10001
                                 (800) 851-9677


Form 10-K -- A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be available to stockholders of record upon written request to the Assistant Treasurer.
- --------------------------------------------------------------------------------

Trademarks of The Topps Company, Inc. appearing in this report: BAZOOKA, BAZOOKA JOE, MARS ATTACKS, PUSH POP, RING POP, ROLLER POP, TONGUE SUCKER, TOPPS, TOPPS BABY WILD ANIMALS, TOPPS FINEST AND TOPPS GALLERY.

[LOGO} TOPPS



[GRAPHIC]




[LOGO} TOPPS

THE TOPPS COMPANY, INC.
ONE WHITEHALL STREET
NEW YORK, NY 10004-2109
(212) 375-0300 o FAX:(212) 376-0573