Form 10-K, Exhibit 13
period 1997-03-01
TOPPS CO INC
filed 1997-05-23
CIK 812076

                                                              TABLE OF CONTENTS





                                                                           Page

Letter to Stockholders........................................................2

Financial Highlights..........................................................6
Management's Discussion and Analysis of
 Financial Condition and Results of Operations................................8

Consolidated Financial Statements............................................11

Notes to Consolidated Finacial Statements....................................16

Report of Independent Public Accountants.....................................30

Market and Dividend Information..............................................31

Selected Consolidated Financial Data.........................................32

Directors, Officers and Stockholder Information...............Inside Back Cover

TO OUR STOCKHOLDERS


     Despite the Company reporting a net loss for Fiscal Year 1997, performance of the business during this past year was comparatively strong. Excluding charges associated with closing the Company's gum and card manufacturing facility in Pennsylvania and impairment of certain European based assets in compliance with a new accounting standard, net income for the Company would have been $9,493,000, an increase of 13% over the prior year. That number includes one-time charges in connection with reorganizing our Sales Force and relocating two European offices.

All of the charges mentioned above were the result of actions taken to create a more solid foundation for future growth and increased profitability. In combination, they will save Topps millions of dollars in expenses going forward and help focus the Company as it moves to higher ground.

Let us share with you key elements of our long-term strategy and some interesting specifics about various business categories within which we compete.


Long-term Strategy
Responding to changes in the Company's consumer markets and distribution channels during recent years, we've examined and reformulated our strategic vision for Topps. The financial goal of double digit growth remains constant. However, our thinking as to the best means of achieving that goal and others has changed due to factors such as continued contraction of the sports and entertainment card markets, dramatic shifts in the volume potential of various trade channels, and the breadth of entertainment product alternatives.

In general, we will continue to focus attention on collectibles, confectionery and specialty publishing. There will, however, be more emphasis on new initiatives which broaden our participation in these categories. More specifically, we will seek long and short- term growth from:

* Expansion of our U.S. candy business, primarily through increased new product development and acquisition.

* Continued international development, with greater emphasis placed on local sports licensing opportunities, especially as they relate to sticker album collections and card products.

* Increased retail availability and in-store merchandising of our existing lollipop and Bazooka brands.

* New products based on the equity of our Topps sports and entertainment collectibles franchise.

Company Activities

Sports Collectibles

Fiscal 1997 was a good year for the Company's sports card business (still our largest segment). Although the market for sports cards in general was off 10%, the fifth straight year of decline, Topps sales and profits were actually ahead of the prior year.

Our marketing strategy of offering a portfolio of clearly defined brands, each relevant to a specific consumer group, has proven to be correct. That strategy began to pay off this past year as confusion in the market led more consumers to turn to brands they trust. We believe that no company benefited from that more than Topps.

Besides gaining market share, Topps products dominated industry awards, winning eight of the eleven presented by Card Trade magazine, including one for best customer service. Here are some highlights of our many offerings last year:

* Topps Brand -- Topps Baseball and Topps Football contained exclusive insert sets you may have read about honoring Mickey Mantle and Joe Namath, respectively.

* Bowman Brand -- Bowman stands for rookies, and we assign experienced scouts to identify the most promising young prospects in baseball for inclusion in our set. This past year Bowman was the first to debut players such as Wilton and Vladimir Guerrero, Jose Guillen and Katsuhiro Maeda.

* Topps Finest Brand -- Topps Finest made collecting even more fun this year through the introduction of Mystery Finest cards. Players' images on these cards are hidden until a special opaque protector is peeled away.

* NBA at 50 -- We produced a special card set of the NBA's 50 greatest players of all time, commemorating the 50th anniversary of the NBA. This archival set, drawing on our heritage, was a big hit with collectors, fans and even the players themselves.

Looking ahead we have a host of exciting offerings in store for collectors.
For instance, in support of our Topps Gallery brand, we have commissioned famed artist Peter Max to create original works of art featuring certain popular athletes. Reproductions of these originals will form a unique set of insert cards. We also plan to produce a set of cards utilizing cutting-edge technology from Kodak. These cards will show several seconds of crisp, full-motion action, making them a perfect vehicle for capturing the power and grace of professional athletes. In addition, we have completely repositioned and redesigned our Topps Stadium Club brand. A number of significant improvements have been made to the brand recently, including some of the best sports photography available anywhere, reproduced using state of the art printing technology. Early indications are that collectors enthusiastically approve.

We have entered into an agreement with the Baseball Hall of Fame and are negotiating similar agreements with the Halls of Fame for Pro Football and Basketball. These sponsorships are consistent with Topps heritage and reputation for authenticity, and will provide valuable exposure for Topps and its products. We will also be able to implement one-of-a-kind promotions and create insert sets with Hall of Fame themes.

On the customer service/distribution side, Topps has established a successful trade program called Home Team Advantage to help hobby shop proprietors attract more consumers and manage their businesses more efficiently. The program is ongoing and includes a series of "Retailing for Success" seminars given in a variety of cities around the country, providing tips on how to generate more store traffic and significantly increase store sales. These seminars have been well attended and universally praised. In addition, we have established a toll-free number which consumers can use to locate their nearest hobby shops. We have also introduced an automated telephone ordering system for hobby customers and a newsletter which informs dealers of upcoming products and promotions. All of our programs should help strengthen this important channel of trade, and bind Topps more closely to the community of serious collectors.

With respect to manufacturing, the closure of the Duryea plant has already resulted in improved product quality and greater production flexibility.

We are undertaking several, growth-oriented initiatives in Fiscal 1998 which will capitalize on our heritage and existing strengths, building outward into new sports-related categories, including specialized memorabilia. We will also continue exploring the applications of new, electronic media to our business.

In summary, the Topps sports business -- through its branded products, effective promotions, trade programs, new external manufacturing capabilities and new initiatives -- is positioned to remain profitable in current market conditions, and to benefit from an industry uptick, which we cannot forecast but feel is reasonable to expect within the next 24 months.


Entertainment

The domestic market for entertainment cards is going through an extremely difficult period. Industry-wide sales for Calendar 1996 were off a staggering 70% compared with 1995. This is due in part to a dearth of new "breakout" properties. But there seems to be something even more fundamental, at least for the present -- people just aren't viewing entertainment based picture cards as favorably as they did in the past. We found evidence of this in the consumer reception to some of the properties that we licensed last year. By way of example, Independence Day, one of the most popular films of all time, generated only a modicum of interest for ID4 cards at retail. We should add that this type of malaise has occurred before only to reverse itself sometime later. For now, however, the category is depressed and the "caution" light is on.

This is not to say that we haven't enjoyed at least some measure of success with entertainment cards, because we have. The Star Wars franchise remained strong with the re-release of the original trilogy in theaters. Topps marketed several high-quality card sets, a 20th anniversary magazine, poster magazines, and new editions of Star Wars Galaxy Magazine. Likewise, The X-Files continued to demonstrate vitality, with our comic book series and card sets doing well. Topps cards based on Goosebumps also delivered positive results, appealing to young fans of this best selling children's book series. All of this translated to a sales decline of only 12% for us compared to the industry's 70%, leading to a big increase in market share -- some small solace.

Considering current market conditions, we are convinced that, at least near term, only the strongest franchise properties can be expected to generate success of any magnitude. Accordingly, we will be highly selective in choosing properties to market. For Fiscal Year 1998, that means more Star Wars and The X-Files, The Lost World (Steven Spielberg's sequel to Jurassic Park), and little else. We will keep our eyes open and remain sufficiently active in the marketplace to take advantage of opportunities.

Confectionery

Fiscal 1997 was a year of transition in the confectionery business. We began outsourcing our gum requirements after closing the Duryea plant. This move created a number of short-term logistics challenges, all of which we are confident will be overcome, in time. The Company also made a strategic decision to reduce its focus on short-term novelty confectionery items and concentrate greater resources on developing, supporting and growing enduring brand franchises.

Our lollipop brands, most notably Ring Pop and Push Pop, will benefit from wider flavor variety, new television commercials, more advertising media weight and improved packaging. Many of these changes have already begun, and initial results are promising. We are pleased that both Ring Pop and Push Pop, the number three and four lollipop brands according to IRI data, experienced sales and market share increases in the U.S. in 1996.

Prospects for Bazooka brand products are brightening as well. Based on a considerable amount of research, we've decided to bring back consumer offers for free and discounted merchandise as a reward for collecting Bazooka comics. Even Bazooka Joe and his cast of characters have a new look to them. Also, we anticipate distribution gains as a result of Sales Force initiatives described later in this letter, and plan to reach new consumers through extensive sampling. Fiscal 1998 will see the launch of Bazooka Blasts, a brand extension incorporating longer-lasting flavor, a softer chew and new flavor varieties. Improved packaging graphics will be used on all Bazooka products to freshen the brand's image and increase on-counter appeal.

New Products/New Business

Marketing of Topps mini-collectible products is progressing nicely. Puppy In My Pocket, our first mini-collectible, featured an assortment of 24 plastic replica puppies, each packaged with a tasty candy bone and collector aids. Baby Wild Animals, our second entry, was a success both domestically and abroad, and encouraged us to develop and launch additional products of this kind during the new year under the name Collect'Ems. We believe that sequential releases of these products will make this category even more attractive to retailers. New distribution channels will be tested as well.

In order to accelerate new product development across all of our lines, we have formed an in-house team entitled New Products Services. In collaboration with Marketing, this group which incorporates personnel from several key disciplines -- R&D, licensing, purchasing, quality assurance and market research -- has the mandate to identify, develop and test new products derived from both internal and external creative sources. Early results from this activity are encouraging.

As to acquisitions and other strategic alliances, we continue to pursue them as part of our growth plan. Focused programs targeting specific industries and areas of strategic interest are in place.

International

Expanding internationally continues to be one of our top priorities. This past year, we opened new subsidiaries in Brazil and Argentina. Both are expected to show progress in Fiscal 1998. Sports licensing also became more global in scope as we added soccer licenses in Brazil, Korea, and Denmark, and a basketball license in France. We are aggressively pursuing additional sports licenses around the world.

We opened a variety of new confectionery markets through agreements with local distributors. These include Japan, Russia, Australia, New Zealand and South Africa. Our entertainment cards are also being distributed in more international markets, with Star Wars cards being sold in Japan (in both English and Japanese), and X-Files being sold in France, Italy and Germany in local language versions.

During the year, all of our Merlin operations in Europe were folded into a new organization called Topps Europe Limited. As part of this reorganization, some of our offices were relocated to better match resources with the business opportunities at hand. This new organization will provide better coordination and focus for our European effort.

In England, the Company's Premier League Soccer sticker and album collection had another outstanding year, and we extended our exclusive license for this property through the year 2000. This success was offset somewhat by diminished consumer interest in entertainment sticker and album collections across Europe, akin to what the card industry experienced in the United States. Accordingly, we plan to be more selective overseas, only producing collections that feature the most enduring of entertainment franchises. More importantly, we will devote the majority of our editorial resources and expertise to sports related products and to expanding our confectionery franchises geographically.

Operations

Operationally, the most significant event to occur during Fiscal 1997 was the closing of the Company's gum and card manufacturing facility in Duryea, PA, a decision which will fundamentally change the focus of our activities and result in significant annual savings. Closing the plant was painful given the impact on Duryea employees, the community and, quite frankly, the rest of our organization. But after thorough analysis, we realized that continuing operations at Duryea rather than outsourcing production would cost in excess of $9,000,000 extra each year and distract the Company from concentrating resources on marketing and sales efforts which we believe will lead to long-term growth. In our highly competitive marketplace, the benefits associated with closure could not be ignored and alternative solutions could not be found by either management or the union. We remain convinced that closing the plant was the right thing to do under the circumstances.

Fiscal 1997 also saw full implementation of cost reductions in sports card design and prepress, and the results were as strong as expected, with overall savings of 30% versus Fiscal Year 1996. Improvements stemmed from reorganizing several internal teams, instituting new logistics processes and more efficient vendor management.

We also continued to reduce obsolescence costs, primarily through improved capacity planning and reduced manufacturing lead times. Finally, we decreased our confectionery inventory by over 25% which freed up cash and moved product to retail faster, improving freshness.

Organization

We recently restructured our Sales Force and created separate selling organizations to serve two businesses: trading cards and confectionery. For years it had made good sense to field only one Sales Force because these two businesses shared similar distribution patterns and often the same buyer. However, in recent years, there has been a wide divergence in these trends, and the traditional synergies no longer exist. Separating the two should yield benefits as each Sales Force focuses completely on a more homogenous group of customers. Trading cards will be sold by a direct (Company) Sales Force while the confectionery business will be handled largely by brokers, which are staffed to provide much broader retail coverage than our previous organization ever could.

To parallel the changes in the Sales Force, we also restructured our Customer Service organization, creating separate groups for trading cards and confectionery. This should result in higher levels of service, and improved coordination with our field sales personnel.

In Conclusion

To say that we're proud and appreciative of the job done by the entire team of Topps employees this past year is an understatement. They have been relentless in their pursuit of excellence. One need not look beyond the trading card industry to see how things could have gone in such a challenging environment.

Of course, there are no guarantees but, looking ahead, we aim to achieve increasingly strong annual operating results and will continue working tenaciously toward that end. As in the past, we'd like to thank our customers, licensors, stockholders and suppliers for their valued support.




     Arthur T. Shorin                                  John J. Langdon
   Chairman of the Board and                            President and
    Chief Executive Officer                         Chief Operating Officer

FINANCIAL HIGHLIGHTS


                                                                        Year Ended
-----------------------------------------------------------------------------------------------------
                                                          March             March            February
                                                         1, 1997           2, 1996           25,1995
-----------------------------------------------------------------------------------------------------
                                                        (In thousands of dollars, except share data)

Net sales                                            $    268,975       $   265,495      $    265,386
---------------------------------------------------- ------------------ --------------- -------------
Income (loss) from operations                             (14,475)           16,571            26,924
---------------------------------------------------- ------------------ --------------- -------------
Net income (loss)                                         (10,943)            8,394            15,747
---------------------------------------------------- ------------------ --------------- -------------

Cash provided by operations                                12,707             4,149             4,844
---------------------------------------------------- ------------------ --------------- -------------
Working capital                                            18,716            31,278            30,917
---------------------------------------------------- ------------------ --------------- -------------
Current ratio                                              118.7%            138.6%            163.1%
---------------------------------------------------- ------------------ --------------- -------------

Net property, plant and equipment                         12,900             31,610            31,964
---------------------------------------------------- ------------------ --------------- -------------
Stockholders' equity                                      68,052             81,850            73,869
---------------------------------------------------- ------------------ --------------- -------------
Per share data:
-----------------------------------------------------------------------------------------------------
     Net income (loss)                                    (0.23)               0.18              0.33
---------------------------------------------------- ------------------ --------------- -------------
     Book value                                       $    1.45          $     1.74      $       1.57
---------------------------------------------------- ------------------ --------------- -------------

Weighted average shares outstanding                   46,928,369         47,047,251        47,039,287
---------------------------------------------------- ------------------ --------------- -------------

Income (loss) from operations for the fiscal year ended March 1, 1997, includes a plant closure reserve of $30,000,000 and an impairment loss of $1,350,000. See Note 2.

                                                              CORPORATE PROFILE


The Topps Company, Inc. is an international marketer of entertainment products, principally collectible picture cards, sticker and album collections, confections and comic books. The Company, founded in 1938, created BAZOOKA brand bubble gum in 1947 and marketed its first TOPPS baseball cards in 1951.




Trademarks of The Topps Company,  Inc. appearing in this report:
BABY WILD ANIMALS, BAZOOKA, BAZOOKA BLASTS, BAZOOKA JOE, BOWMAN, BOWMAN'S BEST, COLLECT'EMS, MERLIN, PUSH POP, RING POP, TOPPS, TOPPS CHROME, TOPPS FINEST, TOPPS GALLERY, and TOPPS STADIUM CLUB.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS




                                                        Year Ended
-------------------------------------------------------------------------------------
                                            March           March         February
                                            1,1997          2,1996        25,1995
                                          (52 weeks)      (53 weeks)     (52 weeks)
-------------------------------------------------------------------------------------
                                                   (In thousands of dollars)
Collectible picture products             $ 179,184        $ 169,983       $ 181,541
--------------------------------------- ---------------- --------------- ------------
Confectionery products                      89,791           95,512          83,845
--------------------------------------- ---------------- --------------- ------------
     Total                               $ 268,975        $ 265,495       $ 265,386
--------------------------------------- ---------------- --------------- ------------
--------------------------------------- ---------------- --------------- ------------



RESULTS OF OPERATIONS

Fiscal 1997 Versus 1996*

In 1997, the Company's net sales increased 1.3% to $268,975,000 from $265,495,000. This was the result of increased sales of collectible picture products which were largely offset by a decrease in sales of confectionery products.

Net sales of collectible picture products, which consist primarily of sports cards, entertainment cards, comic books and the Merlin line of sticker and album collections, increased 5.4% from $169,983,000 in 1996 to $179,184,000 in 1997. This increase was due primarily to twelve months of Merlin sales in 1997 versus seven months in 1996. Despite the difficulties experienced by the sports card market and the Company's decision not to renew its NHL license, net sales of sports card products were up slightly. Partially offsetting these increases were decreases in net sales of entertainment cards and comics. Collectible picture products accounted for 66.6% of consolidated net sales of the Company in 1997, versus 64.0% in 1996.

The sports card category continued to contract in calendar 1996, albeit at a lessor rate than in 1995. There are several reasons behind the extended industry decline: product and brand proliferation which have led to consumer confusion and oversupply, a competitive rise in other sports-related merchandise choices, a reduction in retailer support and labor strife which has left fans feeling disenfranchised. Further category declines may occur near term. However, the Company believes that these trends have begun to moderate.

Net sales of confectionery products, which include Bazooka brand bubble gum, Ring Pop and Push Pop lollipops and other products, decreased 6.0% in 1997 to $89,791,000 from $95,512,000 in 1996. This decrease was the result of lower sales of Bazooka bubble gum overall, and lollipops outside the U.S. Two relatively new products, Puppy In My Pocket and Baby Wild Animals contributed positively to net sales. The Company's confectionery business accounted for 33.4% of total 1997 net sales, compared to 36.0% in 1996.

Gross profit as a percentage of net sales increased to 33.5% in 1997 from 30.9% in 1996. This increase in gross profit resulted from, among other things, lower card design costs in the U.S., as well as lower direct costs, in general, in both the U.S. and Ireland. In addition, gross profit was positively impacted by the reduction in manufacturing expenses resulting from the fourth-quarter closure of the Company's plant in Duryea, Pennsylvania.

Royalties and other income were $2,728,000 in 1997 compared with $3,129,000 in 1996. This decrease resulted primarily from the expiration of a long-term licensing agreement in Argentina and a reduction in

-------------------------------------------------------------------------------
*Unless otherwise indicated, all date references to 1997, 1996, and 1995 refer to the fiscal year ended March 1,1997, March 2, 1996 and February 25,1995, respectively.

certain one-time income items which benefited the Company in 1996.

Selling, general and administrative expenses increased as a percentage of net sales to 28.2% in 1997 from 25.8% in 1996. This percentage increase in 1997 was primarily the result of one-time charges relating to the relocation of two Merlin offices in Europe, the reorganization of the U.S. Sales Force and other increases in compensation expense, as well as costs associated with the start-up of operations in Mexico.

Results for 1997 included non-recurring charges of $30,000,000 for the closure of the Duryea, Pennsylvania manufacturing facility and $1,350,000 for the impairment of long-lived assets at the Cork, Ireland factory in compliance with Statement No. 121. of the Financial Accounting Standards Board.

The effective tax rate of 33.3% in 1997 reflected provisions for federal, state and local income tax rates in accordance with statutory income tax rates. The effective rate was below the 44.5% tax rate in 1996 as a result of the impact of non-deductible items on the Company's net loss position.

Net income (loss) decreased to $(10,943,000), or $(0.23) per share in 1997 from $8,394,000, or $0.18 per share in 1996. Excluding the Duryea, Pennsylvania and Cork, Ireland plant-related charges, net income in 1997 would have been $9,493,000, or $0.20 per share.

Fiscal 1996 Versus 1995

The Company's net sales in 1996 of $265,495,000 were virtually even with those in 1995 of $265,386,000. The 1996 sales results were a combination of lower sales of collectible picture products offset by higher sales of confectionery products.

Net sales of collectible picture products decreased 6.4% in 1996 to $169,983,000 from $181,541,000 in 1995. This decrease in sales was the result of both lower shipments and a higher rate of returns on sports card products. Growth in sales of entertainment cards and comic books, as well as the inclusion of seven months of the Merlin business, helped offset the decrease in sports card products. Collectible picture products accounted for 64.0% of total net sales of the Company in 1996, versus 68.4% in 1995.

Net sales of confectionery products increased 13.9% in 1996 to $95,512,000 from $83,845,000. This growth was the result of stronger lollipop sales outside of the U.S. and the introduction of new products. The Company's confectionery business accounted for 36.0% of total 1996 net sales, compared to 31.6% in 1995.

Gross profit as a percentage of net sales decreased slightly to 30.9% in 1996 from 31.4% in 1995. This is the result of higher costs as a percentage of sales in our domestic business. In addition, profit performance was negatively impacted by minimum guarantee shortfalls of $2.8 million under certain of the Company's licensing agreements. The Company was successful in reducing the provision for inventory obsolescence through improved sales forecasting techniques and a reduction in production lead times.

Royalties and other income net of expenses were $3,129,000 in 1996 as compared with $2,957,000 in 1995. The increase in 1996 was driven by licensing income which was partially offset by settlement costs resulting from a class action suit.

Selling, general and administrative expenses increased as a percentage of net sales to 25.8% in 1996 from 22.3% in 1995. This increase was driven by higher advertising and distribution spending stemming from the expansion of Push Pop and Ring Pop in foreign markets, as well as by costs to reorganize and redirect the domestic Sales Force in order to increase the Company's focus on national accounts and hobby distributors.

The effective tax rate of 44.5% in 1996 exceeded the 42.5% tax rate in 1995 as a result of the Merlin acquisition.

Net income decreased to $8,394,000, or $.18 per share in 1996, from $15,747,000, or $.33 per share in 1995, respectively.

Quarterly Comparisons

Management believes that quarter-to-quarter comparisons of sales and operating results are affected by a number of fluctuating factors, including the timing of product introductions and variations in shipping and factory scheduling requirements. Thus, annual sales and earnings amounts are unlikely to consist of equal quarterly portions. See Note 15 of Notes to Consolidated Financial Statements.

Inflation

The Company has been subject to price increases for materials, labor, royalty rates, utilities and services, which have been partially offset by effective buying of materials and by adjustment in the contents of finished products and their prices, as competition has permitted.

Liquidity and Capital Resources

On June 30, 1995, the Company entered into a $65 million credit agreement (the "Credit Agreement") with a syndicate of banks which consisted of a $50 million term loan to finance the Merlin acquisition, a $2 million letter of credit facility and a $13 million revolving credit facility to be used for working capital and general corporate purposes. Beginning April 1996, interest rates on half of the outstanding principal of the loan were variable and a function of short-term indices and the Company's consolidated leverage ratio, while interest rates on the balance of the outstanding loan were fixed for two years as a result of interest rate swap agreements and were, therefore, a function of interest rates at the commencement of the swap transactions and the Company's consolidated leverage ratio. The Credit Agreement contains restrictions and prohibitions of a nature generally found in loan agreements of this type and requires the Company, among other things, to comply with certain financial covenants, limits the Company's ability to sell or acquire assets or borrow additional money (other than through the revolving facility), and prohibits the payment of dividends. On December 6, 1996, certain covenants of the Credit Agreement were amended to exclude the charges related to the Duryea, Pennsylvania plant closure and the impairment of assets at the Cork, Ireland plant. The Credit Agreement is secured by a pledge of 65% of the stock of Merlin.

As of March 1, 1997, the Company had $24,199,000 in cash, and $34,950,000 in debt as a result of the Merlin acquisition. Capital expenditures net of disposals for fiscal 1997 totaled $1,074,000, the majority of which were related to the expansion of computer systems throughout the Company and investments required to support the manufacture of confectionery products in both the U.S. and Ireland.

Management believes that, in light of the Company's borrowing capacity, cash on hand as of March 1, 1997 and expected cash flow from operations, the Company has adequate cash to meet its working capital, capital expenditure and loan repayment requirements for the foreseeable future.

CONSOLIDATED STATEMENTS OF OPERATIONS

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars, except share data)

                                                                                      Year Ended
---------------------------------------------------------------------------------------------------------------------
                                                                     March               March            February
                                                                    1, 1997             2, 1996           25,1995
                                                                  (52 weeks)          (53weeks)         (52 weeks)
---------------------------------------------------------------------------------------------------------------------

Net sales                                                         $   268,975         $   265,495      $   265,386
----------------------------------------------------------------- ------------------- ---------------- ----------------
Cost of sales                                                         178,854             183,490          182,169
----------------------------------------------------------------- ------------------- ---------------- ----------------
     Gross profit on sales                                             90,121              82,005           83,217
----------------------------------------------------------------- ------------------- ---------------- ----------------
Royalties and other income                                              2,728               3,129            2,957
----------------------------------------------------------------- ------------------- ---------------- ----------------
                                                                       92,849              85,134           86,174
----------------------------------------------------------------- ------------------- ---------------- ----------------
Selling, general and administrative expenses                           75,974              68,563           59,250
----------------------------------------------------------------- ------------------- ---------------- ----------------
Plant closure reserve                                                  30,000                -                -
----------------------------------------------------------------- ------------------- ---------------- ----------------
Impairment loss                                                         1,350                -                -
----------------------------------------------------------------- ------------------- ---------------- ----------------
     Income (loss) from operations                                    (14,475)             16,571           26,924
----------------------------------------------------------------- ------------------- ---------------- ----------------
Interest income (expense), net                                         (1,942)             (1,447)             461
----------------------------------------------------------------- ------------------- ---------------- ----------------
     Income (loss) before provision (benefit)
       for income taxes                                               (16,417)             15,124           27,385
----------------------------------------------------------------- ------------------- ---------------- ----------------
Provision (benefit) for income taxes                                   (5,474)              6,730           11,638
----------------------------------------------------------------- ------------------- ---------------- ----------------
     Net income (loss)                                            $   (10,943)        $     8,394      $    15,747
----------------------------------------------------------------- ------------------- ---------------- ----------------


Net income (loss) per share                                       $      (.23)        $       .18      $      .33
----------------------------------------------------------------- ------------------- ---------------- ----------------
Weighted average shares outstanding                                 46,928,369         47,047,251      47,039,287
----------------------------------------------------------------- ------------------- ---------------- ----------------


See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

The Topps Company Inc. and Subsidiaries
(In thousands of dollars, except share data)


                                                                             March            March
                                                                            1, 1997          2, 1996
------------------------------------------------------------------------------------------------------------
                                              ASSETS
------------------------------------------------------------------------------------------------------------


Current assets:
------------------------------------------------------------------------ ---------------- -----------------

     Cash and cash equivalents                                           $   24,199       $    24,154
------------------------------------------------------------------------ ---------------- -----------------

     Accounts receivable, less allowance for doubtful
        accounts of  $1,126 (1997) and $888 (1996)                           59,776            43,357
------------------------------------------------------------------------ ---------------- -----------------

     Inventories                                                             19,181            27,887
------------------------------------------------------------------------ ---------------- -----------------

     Income tax receivable                                                    2,901             3,008
------------------------------------------------------------------------ ---------------- -----------------

     Deferred tax assets                                                      3,489             2,598
------------------------------------------------------------------------ ---------------- -----------------

     Prepaid expenses and other current assets                                9,012            11,267
------------------------------------------------------------------------ ---------------- -----------------

           Total current assets                                             118,558           112,271
------------------------------------------------------------------------ ---------------- -----------------

Property, plant and equipment
------------------------------------------------------------------------ ---------------- -----------------

     Land                                                                       200              581
------------------------------------------------------------------------ ---------------- -----------------

     Buildings and improvements                                               6,936           22,798
------------------------------------------------------------------------ ---------------- -----------------

     Machinery and equipment                                                  9,204           29,853
------------------------------------------------------------------------ ---------------- -----------------

           Total property, plant and equipment                               16,340           53,232
------------------------------------------------------------------------ ---------------- -----------------

     Less, accumulated depreciation                                           3,440           21,622
------------------------------------------------------------------------ ---------------- -----------------

           Property, plant and equipment, net                                12,900           31,610
------------------------------------------------------------------------ ---------------- -----------------

Intangible assets, net of amortization of $35,457 (1997)
   and $32,844 (1996)                                                        65,456           70,447
------------------------------------------------------------------------ ---------------- -----------------

Other assets                                                                  4,264            2,799
------------------------------------------------------------------------ ---------------- -----------------

TOTAL ASSETS                                                             $  201,178       $  217,127
------------------------------------------------------------------------ ---------------- -----------------

CONSOLIDATED BALANCE SHEETS

                                                                             March            March
                                                                            1, 1997          2, 1996
----------------------------------------------------------------------------------------------------------
                              LIABILITIES AND STOCKHOLDERS'  EQUITY
----------------------------------------------------------------------------------------------------------

Current liabilities:
------------------------------------------------------------------------ ---------------- ----------------

     Accounts payable                                                    $   35,150       $     28,848
------------------------------------------------------------------------ ---------------- -----------------

     Accrued expenses and other liabilities                                  52,701             39,879
------------------------------------------------------------------------ ---------------- -----------------
     Income taxes payable                                                     4,491              5,466
------------------------------------------------------------------------ ---------------- -----------------

     Current portion of long-term debt                                        7,500              6,800
------------------------------------------------------------------------ ---------------- -----------------

             Total current liabilities                                       99,842             80,993
------------------------------------------------------------------------ ---------------- -----------------

Long-term debt                                                               27,450             37,500
------------------------------------------------------------------------ ---------------- -----------------

Deferred income taxes                                                           379             11,192
------------------------------------------------------------------------ ---------------- -----------------

Other liabilities                                                             5,455              5,592
------------------------------------------------------------------------ ---------------- -----------------

              Total liabilities                                             133,126            135,277
------------------------------------------------------------------------ ---------------- -----------------

Commitments (See note 16)

Stockholders equity:
------------------------------------------------------------------------ ---------------- -----------------

      Preferred Stock, par value $.01 per share, authorized
           10,000,000 shares, none issued                                       -                -
------------------------------------------------------------------------ ---------------- -----------------

      Common Stock, par value $.01 per share, authorized
           100,000,000 shares, issued 47,502,510 shares,
           in 1997 and 1996.                                                    475                475
------------------------------------------------------------------------ ---------------- -----------------

     Additional paid-in capital                                              16,812             16,812
------------------------------------------------------------------------ ---------------- -----------------

     Treasury stock, 967,500 shares (1997) and
           455,000 (1996), at cost.                                          (8,358)           (6,120)
------------------------------------------------------------------------ ---------------- -----------------

     Retained earnings                                                       58,776             69,719
------------------------------------------------------------------------ ---------------- -----------------

     Minimum pension liability adjustment                                       -                (110)
------------------------------------------------------------------------ ---------------- -----------------

     Cumulative adjustment due to foreign currency translation                  347              1,074
------------------------------------------------------------------------ ---------------- -----------------

             Total stockholders' equity                                      68,052             81,850
------------------------------------------------------------------------ ---------------- -----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $  201,178        $   217,127
------------------------------------------------------------------------ ---------------- -----------------

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS




The Topps Company, Inc. and Subsidiaries
(In thousands of dollars)


                                                                                          Year Ended
-------------------------------------------------------------------------------------------------------------------
                                                                             March          March         February
                                                                            1, 1997        2, 1996       25 , 1995
                                                                           (52 weeks)    (53 weeks)     (52 weeks)
-------------------------------------------------------------------------------------------------------------------
Cash provided by (used for) operations:
----------------------------------------------------------------------- -------------- -------------- -------------
   Net income (loss)                                                    $   (10,943)   $    8,394     $      15,747
----------------------------------------------------------------------- -------------- -------------- -------------
   Add (subtract) non-cash items included in income:
----------------------------------------------------------------------- -------------- -------------- -------------
         Plant closure reserve                                               30,000           -                 -
----------------------------------------------------------------------- -------------- -------------- -------------
         Impairment loss                                                      1,350           -                 -
----------------------------------------------------------------------- -------------- -------------- -------------
         Depreciation and amortization                                        5,245         5,562             5,216
----------------------------------------------------------------------- -------------- -------------- -------------
         Deferred taxes on income                                           (11,705)         (912)            1,072
----------------------------------------------------------------------- -------------- -------------- -------------
   Net effect of changes in:
----------------------------------------------------------------------- -------------- -------------- -------------
         Receivables                                                        (16,419)        1,831           (1,780)
----------------------------------------------------------------------- -------------- -------------- -------------
         Inventories                                                          8,707           597           (1,407)
----------------------------------------------------------------------- -------------- -------------- -------------
         Income tax receivable                                                  107        (2,456)            (552)
----------------------------------------------------------------------- -------------- -------------- -------------
         Prepaid expenses and other current assets                            2,256        (2,583)          (1,413)
----------------------------------------------------------------------- -------------- -------------- -------------
         Other assets                                                           880        (1,389)             (46)
----------------------------------------------------------------------- -------------- -------------- -------------
         Payables and other current liabilities                               3,319        (5,287)         (12,920)
----------------------------------------------------------------------- -------------- -------------- -------------
         Other                                                                  (90)          392               927
----------------------------------------------------------------------- -------------- -------------- -------------
              Cash provided by operations                                    12,707         4,149             4,844
----------------------------------------------------------------------- -------------- -------------- -------------

Cash used for investing activities:
----------------------------------------------------------------------- -------------- -------------- -------------
          Additions to property, plant and equipment, net of disposals       (1,074)       (2,147)          (4,945)
---------------------------------------------------------------------- -------------- -------------- --------------
          Purchase of Merlin, net of cash acquired                              -         (39,953)              -
----------------------------------------------------------------------- -------------- -------------- -------------
               Cash used for investing activities                            (1,074)      (42,100)          (4,945)
----------------------------------------------------------------------- -------------- -------------- -------------

Cash provided by (used for) financing activities:
----------------------------------------------------------------------- -------------- -------------- -------------
          Proceeds from borrowing                                               -          50,000               -
----------------------------------------------------------------------- -------------- -------------- -------------
          Reduction of debt                                                  (9,350)       (5,700)              -
----------------------------------------------------------------------- -------------- -------------- -------------
          Dividends paid                                                        -              -            (9,878)
----------------------------------------------------------------------- -------------- -------------- -------------
          Exercise of employee stock options                                      -            20               27
----------------------------------------------------------------------- -------------- -------------- -------------
          Purchase of treasury stock                                         (2,238)           -                -
----------------------------------------------------------------------- -------------- -------------- -------------
                Cash provided by (used for) financing activities            (11,588)        44,320          (9,851)
----------------------------------------------------------------------- -------------- -------------- -------------

Net increase (decrease) in cash                                                  45          6,369          (9,952)
----------------------------------------------------------------------- -------------- -------------- -------------

Cash at beginning of year                                                    24,154         17,785           27,737
----------------------------------------------------------------------- -------------- -------------- -------------

Cash at end of year                                                     $    24,199    $    24,154    $      17,785
----------------------------------------------------------------------- -------------- -------------- -------------

Interest paid                                                           $     2,605    $     2,217    $         130
----------------------------------------------------------------------- -------------- -------------- -------------
Income taxes paid                                                       $     7,811    $    10,587    $      10,941
----------------------------------------------------------------------- -------------- -------------- -------------

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


The Topps Company, Inc. and Subsidiaries
(In thousands of dollars)

                                                                                                                      Cumulative
                                                                                                                      Adjustment
                                                                                                       Minimum          Due to
                                                           Additional                                  Pension         Foreign
                                             Common         Paid-in        Treasury      Retained     Liability        Currency
                                  Total       Stock         Capital         Stock        Earnings     Adjustment      Translation
 ............................. ............. ............ ................ ............. .............. .............. .............

Balance at February 26, 1994   $  66,955     $   475      $   16,765      $  (6,120)    $   55,456     $  (529)       $    908
 .............................  ...........  ............ ................ ............. .............. .............. .............
Exercise of employee
  stock options                       27          -               27            -             -             -               -
-----------------------------  ------------ ------------ ---------------- ------------- -------------- -------------- -------------
Translation adjustment               489          -             -               -             -             -              489
----------------------------- ------------- ------------ ---------------- ------------- -------------- -------------- -------------
Dividends paid                    (9,878)         -             -               -           (9,878)         -               -
----------------------------- ------------- ------------ ---------------- ------------- -------------- -------------- --------------
Minimum pension
 liability adjustment                529          -             -               -             -            529              -
----------------------------- ------------- ------------ ---------------- ------------- -------------- -------------- -------------
Net income                        15,747          -             -               -           15,747          -               -
----------------------------- ------------- ------------ ---------------- ------------- -------------- -------------- -------------
Balance at February 25, 1995      73,869         475          16,792         (6,120)        61,325          -            1,397
----------------------------- ------------- ------------ ---------------- ------------- -------------- -------------- -------------
Exercise of employee
  stock options                       20          -               20            -             -             -               -
----------------------------- ------------- ------------ ---------------- ------------- -------------- -------------- -------------
Translation adjustment              (323)         -             -               -             -             -             (323)
----------------------------- ------------- ------------ ---------------- ------------- -------------- -------------- --------------
Minimum pension
  liability adjustment              (110)         -             -               -             -           (110)             -
----------------------------- ------------- ------------ ---------------- ------------- -------------- -------------- --------------
Net income                         8,394          -             -               -            8,394          -               -
----------------------------- ------------- ------------ ---------------- ------------- -------------- -------------- --------------
Balance at March 2, 1996          81,850         475          16,812         (6,120)        69,719        (110)           1,074
----------------------------- ------------- ------------ ---------------- ------------- -------------- -------------- --------------
Translation adjustment              (727)         -             -               -             -             -              (727)
----------------------------- ------------- ------------ ---------------- ------------- -------------- -------------- --------------
Purchase of treasury stock        (2,238)         -             -            (2,238)          -             -               -
----------------------------- ------------- ------------ ---------------- ------------- -------------- -------------- --------------
Minimum pension
  liability adjustment               110          -             -               -             -             110             -
----------------------------- ------------- ------------ ---------------- ------------- -------------- -------------- --------------
Net income                       (10,943)         -             -               -          (10,943)         -               -
----------------------------- ------------- ------------ ---------------- ------------- -------------- -------------- --------------
Balance at March 1, 1997       $  68,052     $   475    $     16,812       $ (8,358)    $   58,776    $     -         $     347
----------------------------- ------------- ------------ ---------------- ------------- -------------- -------------- --------------

See Notes to Consolidated Financial Statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany items and transactions have been eliminated in consolidation.

The Company and its subsidiaries, with the exception of Merlin Publishing International Limited ("Merlin"), a wholly owned subsidiary incorporated in the United Kingdom, have fiscal years which end on the Saturday closest to the end of February. Merlin's fiscal year ends on January 31st. On March 24, 1997, Merlin changed its name to Topps Europe Ltd.

Foreign Currency Translation: The financial statements of subsidiaries outside the United States, except those subsidiaries located in highly inflationary economies, are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange as of the balance sheet date. The resultant translation adjustments are included in cumulative adjustment due to foreign currency translation, a separate component of stockholders' equity. Income and expense items are translated at the average exchange rate for the month. Gains and losses from foreign currency transactions of these subsidiaries are included in net income (loss). For subsidiaries operating in highly inflationary economies, the financial statements are measured using the U.S. dollar as the functional currency. Gains and losses from balance sheet translation adjustments are also included in net income (loss).

Derivative Financial Instruments: Derivative financial instruments are used for hedging purposes by the Company in the management of its interest rate and foreign currency exposures. The Company does not hold or issue derivative financial instruments for trading purposes.

Accounting Changes: The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". In the third quarter of the current fiscal year ended March 1, 1997, the Company recorded a pre-tax charge of $1,350,000 related to its property in Cork, Ireland. See Note 2.

The Company adopted SFAS No. 123 "Accounting for Stock Based Compensation" in the fourth quarter of the current fiscal year ended March 1, 1997.
See Note 11.

In February 1997, the Financial Accounting Standards Board issued Statement
No. 128 which will change the methodology by which all companies measure their earnings (loss) per share. This statement will be effective for periods ending after December 15,1997 at which time previously reported earnings (loss) per share will be restated, if necessary, to conform with this Statement. The Company does not believe that the adoption of this statement will have a significant impact on its reported earnings (loss) per share.

Cash Equivalents: The Company considers investments in highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

Inventories: Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

Property, Plant and Equipment (PP&E): PP&E is stated at cost. Depreciation is computed on the straight-line method. Estimated useful lives used in computing depreciation are twenty-five years for buildings, five to twelve years for machinery and equipment, and over the remaining lease period for leasehold improvements.

Intangible Assets: Intangible assets include trademarks, the value of sports, entertainment and proprietary product rights and goodwill (the excess of the purchase price over the estimated fair value of identifiable net assets acquired). Amortization is by the straight-line method over estimated lives of up to forty years. Management evaluates the recoverability of intangible assets based on undiscounted projections of future earnings attributable to the individual assets acquired.

Net Sales: Sales are recorded upon shipment of products. Sales made on a returnable basis are recorded net of provisions for estimated returns. These estimates are revised, as necessary, to reflect actual experience and market conditions.

Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reporting of assets and liabilities as of the dates of the financial statements and revenues and expenses during the reporting period. These estimates primarily relate to provision for sales returns, allowance for doubtful accounts, inventory obsolescence, restructuring costs and asset valuations. Actual results could differ from these estimates.

Reclassifications: Certain items in the prior years' financial statements have been reclassified to conform with the current year's presentation.

NOTE 2 - OTHER STATEMENT OF OPERATIONS CHARGES


During the third quarter of fiscal 1997, the Company announced that it would discontinue operations at its Duryea, Pennsylvania factory following the expiration of a labor agreement in December 1996. This resulted in the severance of both union and non-union employees and the outsourcing of all production activities previously performed at that location.

As a result of the closing, the Company recorded a charge of $30,000,000, before applicable income tax effects. The charge consisted of approximately $16,100,000 in non-cash write-offs relating to the disposition of factory and related equipment and approximately $13,900,000 relating to severance and other employee related costs, costs to hold and sell the factory and other costs of the closure. The Company made $2.4 million in related cash payments during fiscal 1997 with the majority of the remainder expected to be paid in fiscal 1998. The ultimate costs associated with the factory and related equipment will not be finalized until their disposition is completed, which is expected to require in excess of a year.

In addition, during the third quarter, the Company recorded an impairment reserve of $1,350,000 in accordance with SFAS No. 121 with respect to its factory in Cork, Ireland.

As a result of these charges described above, net income (loss) for the period was adversely impacted by $20,436,000 ($.43 per share), after applicable income tax effects. Excluding the effect of the above charges, net income for the year ended March 1, 1997 would have been $9,493,000 or $.020 per share.


NOTE 3 - ACQUISITION

On July 6, 1995, the Company completed the acquisition of Merlin, a U.K.- based publisher and marketer of sticker and album collections for $44,897,400 in cash. The acquisition was accounted for under the purchase method. The purchase price was allocated to the net tangible and intangible assets acquired based on estimated fair values as of year end. The difference between purchase price and the related fair values of net assets acquired represents goodwill which is being amortized on a straight-line basis over estimated useful lives of up to forty years.

The following unaudited pro forma information presents the results of operations of the Company as if the acquisition of Merlin had been consummated as of the beginning of the periods presented. The pro forma information does not purport to be indicative of what would have occurred had the acquisition been made as of these dates or of the results which may occur in the future.



                                               Year Ended
--------------------------------------------------------------------------------
                                         March          February
                                        2, 1996         25, 1995
                                      (53 Weeks)       (52 Weeks)
----------------------------------------------------------------------------------
                                        (In thousands of dollars,
                                           except share data)

Net sales                              $ 300,558       $   307,014
----------------------------- ------- ---------------- --------------------
Net income                                 7,819            14,983
----------------------------- ------- ---------------- --------------------
Net income per share                   $    0.17       $      0.32
----------------------------- ------- ---------------- --------------------

NOTE 4 - INVENTORIES

                                                     March             March
                                                    1,1997            2,1996
--------------------------------------------------------------------------------
                                                    (In thousands of dollars)

Raw materials                                      $   6,236       $   8,581
--------------------------- ---------------------- -------------- --------------
Work in process                                        1,874           3,221
--------------------------- ---------------------- -------------- --------------
Finished goods                                        11,071          16,085
--------------------------- ---------------------- -------------- --------------
      Total                                        $  19,181       $  27,887
--------------------------- ---------------------- -------------- --------------


NOTE 5 - INTANGIBLE ASSETS


                                                     March           March
                                                    1, 1997         2, 1996
-------------------------------------------------------------------------------
                                                   (In thousands of dollars)

Value of sports, entertainment
   and proprietary products                           $ 36,635     $  36,635
-------------------------------------------------- -------------- -------------
Goodwill                                                64,197        65,691
-------------------------------------------------- -------------- -------------
Other intangible assets                                     81           965
-------------------------------------------------- -------------- -------------
Less: accumulated amortization                         (35,457)      (32,844)
-------------------------------------------------- -------------- -------------
Total                                                 $ 65,456     $  70,447
-------------------------------------------------- -------------- -------------

NOTE 6 - ACCRUED EXPENSES AND OTHER LIABILITIES

                                                     March             March
                                                    1, 1997          2, 1996
--------------------------------------------------------------------------------
                                                    (In thousands of dollars)

Royalties                                            $  5,238      $   4,636
-------------------------------------------------  -------------- -------------
Employee compensation                                     917          3,477
------------------------------------------------- --------------- --------------
Provision for estimated
  losses on sales returns                              23,239         22,123
------------------------------------------------- --------------- --------------
Restructuring reserve                                  11,582            -
-------------------------------------------------- -------------- --------------
Other                                                  11,725          9,643
-------------------------------------------------  -------------- --------------
Total                                               $  52,701      $  39,879
-------------------------------------------------  -------------- --------------


NOTE 7 - DEPRECIATION AND AMORTIZATION

                                                                Year Ended
-----------------------------------------------------------------------------------------
                                                     March         March        February
                                                   1, 1997        2, 1996      25, 1995
                                                 (52 weeks)     (53 weeks)    (52 weeks)
-----------------------------------------------------------------------------------------
                                                         (In thousands of dollars)

Depreciation expense                               $  2,402      $  3,146     $  2,945
------------------------------------------------- ------------- ------------ ------------
Amortization of intangible assets                     2,649         2,312        2,271
------------------------------------------------- ------------- ------------ ------------
Amortization- other                                     194           104          -
------------------------------------------------- ------------- ------------ ------------
     Total                                         $  5,245      $  5,562     $  5,216
------------------------------------------------- ------------- ------------ ------------


NOTE 8 - LONG-TERM DEBT

                                                     March           March
                                                    1, 1997          2, 1996
--------------------------------------------------------------------------------
                                                   (In thousands of dollars)

Term loan                                            $ 34,950      $ 44,300
--------------------------------------------------- ------------- --------------
Less, current portion                                  (7,500)       (6,800)
--------------------------------------------------- -------------- -------------
     Total                                           $ 27,450      $ 37,500
--------------------------------------------------- -------------- -------------


The scheduled repayment of debt is as follows:


FYE                                                  (In thousands of dollars)
--------------------------------------------------------------------------------
1998                                                              $  7,500
--------------------------------------------------------------------------------
1999                                                                10,000
-------------------------------------------------------------------------------
2000                                                                11,250
--------------------------------------------------------------------------------
2001                                                                 6,200
--------------------------------------------------------------------------------
    Total                                                         $ 34,950
--------------------------------------------------------------------------------

In connection with the acquisition of Merlin (see Note 3), the Company entered into a bank credit agreement ("Credit Agreement") to obtain funds for the purchase. The Credit Agreement provided for a $50,000,000 term loan, payable in quarterly installments, a $2,000,000 letter of credit facility ($1,500,000 of which was outstanding as of March 1, 1997) and availability of a $13,000,000 revolving credit facility (none of which was outstanding as of March 1, 1997) all maturing on July 6, 2000. The Credit Agreement contains certain convenants concerning indebtedness, capital expenditures, dividends, treasury shares acquisition, interest coverage and operating profit. On December 6, 1996, certain covenants of the Credit Agreement were amended as a result of the restructuring reserve on the closure of the Duryea, Pennsylvania plant and an impairment loss related to the plant in Cork, Ireland. The Company was in compliance with all such convenants as of March 1, 1997 and March 2, 1996.

In April 1996, the Company entered into swap arrangements for two years which fixed the interest rate on one half of the outstanding debt at an average rate of 6.1% plus an applicable margin of 1.25%. The interest rate on remaining debt is adjustable and is based on LIBOR plus an applicable margin of 1.25%. For fiscal 1997 and 1996, the LIBOR rate averaged 5.57% and 5.82%, respectively. The Company also pays a commitment fee of .375% on the unused revolving credit facility.


NOTE 9 - INCOME TAXES

U.S. and foreign operations contributed to income (loss) before provision (benefit) for income taxes as follows:

                                                                    Year Ended
--------------------------------------------------------------------------------------------

                                                        March          March       February
                                                       1, 1997        2, 1996      25, 1995
                                                      (52 weeks)    (53 weeks)    (52 weeks)
--------------------------------------------------------------------------------------------
                                                            (In thousands of dollars)

United States                                         $ (21,622)    $  7,689      $ 26,226
----------------------------------------------------- ------------ ------------- -----------
Europe                                                    5,492        7,215         1,159
----------------------------------------------------- ------------ ------------- -----------
Canada                                                      241          220           -
----------------------------------------------------- ------------ ------------- -----------
Latin America                                              (528)         -             -
----------------------------------------------------- ------------ ------------- -----------
     Total                                            $ (16,417)    $ 15,124      $ 27,385
----------------------------------------------------- ------------ ------------- -----------


Provision (benefit) for income taxes consists of:

                                                                    Year Ended
---------------------------------------------------------------------------------------------

                                                        March          March       February
                                                       1, 1997        2, 1996      25, 1995
                                                      (52 weeks)    (53 weeks)    (52 weeks)
---------------------------------------------------------------------------------------------
                                                            (In thousands of dollars)

Current income taxes:
----------------------------------------------------- ------------ ------------- ------------
   Federal                                            $   1,484     $ 2,988       $  8,043
----------------------------------------------------- ------------ ------------- ------------
   Foreign                                                3,501       3,317             92
----------------------------------------------------- ------------ ------------- ------------
   State and local                                          299         899          2,550
----------------------------------------------------- ------------ ------------- ------------
     Total current                                        5,284       7,204         10,685
----------------------------------------------------- ------------ ------------- ------------
Deferred income taxes:
----------------------------------------------------- ------------ ------------- ------------
   Federal                                               (9,289)       (171)           806
----------------------------------------------------- ------------ ------------- ------------
   State and local                                       (1,469)       (303)           147
----------------------------------------------------- ------------ ------------- ------------
     Total deferred                                     (10,758)       (474)           953
----------------------------------------------------- ------------ ------------- ------------
     Total income tax provision (benefit)             $  (5,474)    $ 6,730       $ 11,638
----------------------------------------------------- ------------ ------------- ------------

The reasons for the difference between the provision (benefit) for income taxes and the amount computed by applying the statutory federal income tax rate to income before provision (benefit) for income taxes are as follows:

                                                                  Year Ended
----------------------------------------------------------------------------------------------

                                                        March          March       February
                                                       1, 1997        2, 1996      25, 1995
                                                      (52 weeks)    (53 weeks)    (52 weeks)
----------------------------------------------------------------------------------------------
                                                          (In thousands of dollars)

Computed expected tax provision (benefit):             $  (5,746)     $ 5,293     $  9,584
------------------------------------------------------ ------------ ------------ -------------
Increase (decrease) in taxes resulting from:
------------------------------------------------------ ------------ ------------ -------------
  State and local taxes, net of federal benefit             (668)         588         1,753
------------------------------------------------------ ------------ ------------ -------------
  Operating results of foreign subsidiaries                  212          316          (266)
------------------------------------------------------ ------------ ------------ -------------
  Goodwill and other permanent differences                   728          533           567
------------------------------------------------------ ------------ ------------ -------------
    Total                                              $  (5,474)    $  6,730      $ 11,638
------------------------------------------------------ ------------ ------------ -------------





The components of deferred income tax assets and liabilities are as follows:

                                                                    Year Ended
----------------------------------------------------------------------------------------------

                                                        March          March       February
                                                       1, 1997        2, 1996      25, 1995
                                                      (52 weeks)     (53 weeks)   (52 weeks)
----------------------------------------------------------------------------------------------
                                                             (In thousands of dollars)

Deferred income tax assets:
----------------------------------------------------- ------------- ------------ -------------
   Provision for estimated losses on
     returns                                          $   3,489      $  2,598      $  3,641
----------------------------------------------------- ------------- ------------ -------------
Deferred income tax liabilities:
----------------------------------------------------------------------------------------------
   Depreciation                                       $    814       $  4,668      $  4,349
----------------------------------------------------- ------------- ------------ -------------
   Undistributed earnings- foreign subsidiaries          5,143          4,759         2,642
----------------------------------------------------- ------------- ------------ -------------
   Amortization and other                               (1,617)         1,765         2,639
----------------------------------------------------- ------------- ------------ -------------
   Plant closure reserve                                (3,961)           -             -
----------------------------------------------------- ------------- ------------ -------------
         Total deferred income tax liabilities        $    379       $ 11,192     $   9,630
----------------------------------------------------- ------------- ------------ -------------

NOTE 10 - EMPLOYEE BENEFIT PLANS

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

The following table sets forth the retirement plan's funded status as determined by an independent actuary:


                                                         March         March       February
                                                        1, 1997       2, 1996      25, 1995
---------------------------------------------------------------------------------------------
                                                             (In thousands of dollars)

Actuarial present value of benefit obligation:
  Vested                                               $  12,288     $  12,200   $   9,500
------------------------------------------------------ ------------ ------------ ------------
  Non-vested                                                 507           500         500
------------------------------------------------------ ------------ ------------ ------------
    Accumualted benefit obligation                     $  12,795   $    12,700   $  10,000
------------------------------------------------------ ------------ ------------ ------------

Projected benefit obligation                           $  16,071   $    16,350   $  13,000
------------------------------------------------------ ------------ ------------ ------------
Plan assets at market value                              (15,442)      (12,050)    (10,400)
------------------------------------------------------ ------------ ------------ ------------
    Projected benefit obligation in excess
        of plan assets                                       629         4,300       2,600
------------------------------------------------------ ------------ ------------ ------------
Unrecognized net loss                                     (2,580)       (4,280)     (3,053)
------------------------------------------------------ ------------ ------------ ------------
Unrecognized transition asset                                 96           320         365
------------------------------------------------------ ------------ ------------ ------------
Minimum liability                                            -             310         -
------------------------------------------------------ ------------ ------------ ------------
    Accrued (prepaid) pension liability                $  (1,855)    $     650    $    (88)
------------------------------------------------------ ------------ ------------ ------------
Net pension expense included in the following components:
---------------------------------------------------------------------------------------------
  Service cost - benefits earned during the year       $     701     $     600    $    580
------------------------------------------------------ ------------ ------------ ------------
  Interest cost on projected benefit obligation            1,196         1,150         963
------------------------------------------------------ ------------ ------------ ------------
  Actual return on plan assets                            (1,011)       (1,720)       (502)
------------------------------------------------------ ------------ ------------ ------------
    Net amortization and deferral                             77           855        (185)
------------------------------------------------------ ------------ ------------ ------------
  Voluntary retirement benefit                               (14)          -           -
------------------------------------------------------ ------------ ------------ ------------
   Net pension expense                                 $     949     $     885    $    856
------------------------------------------------------ ------------ ------------ ------------

The Company also has defined benefit agreements, which are non-qualified, with certain retirees and the Chairman and Chief Executive Officer. The table below sets forth the funded status as determined by an independent actuary:


                                                        March          March      February
                                                       1, 1997        2, 1996     25, 1995
---------------------------------------------------------------------------------------------
                                                            (In thousands of dollars)

Present value of vested benefit obligation             $   2,852     $  3,250     $  2,350
------------------------------------------------------ ------------ ------------ ------------

Projected benefit obligation in excess of plan assets  $   3,553     $  3,900     $  3,300
------------------------------------------------------ ------------ ------------ ------------
Unrecognized loss                                            179         (375)        -
------------------------------------------------------ ------------ ------------ ------------
Unrecognized transition asset                               (961)      (1,040)      (1,120)
------------------------------------------------------ ------------ ------------ ------------
Minimum liability                                             81          765         -
------------------------------------------------------ ------------ ------------ ------------
   Accrued (prepaid) pension liability                 $   2,852     $  3,250     $  2,180
------------------------------------------------------ ------------ ------------ ------------

Net pension expense                                    $     355     $    380     $    324
------------------------------------------------------ ------------ ------------ ------------




                                                        March         March       February
                                                       1, 1997       2, 1996     25, 1995
--------------------------------------------------------------------------------------------


Principal actuarial assumptions used for measurement
 of projected benefit obligations were:
------------------------------------------------------ ------------ ------------ ------------
  Discount rate                                           7.8%         7.5%         8.5%
------------------------------------------------------ ------------ ------------ ------------
  Rate of increase in future compensation level           5.0%         5.0%         5.0%
------------------------------------------------------ ------------ ------------ ------------
  Long-term rate of return on assets                      9.0%         9.0%         8.0%
------------------------------------------------------ ------------ ------------ ------------




The Company is a participant in a multi-employer defined contribution pension plan covering domestic bargaining unit employees. In addition, the Company sponsors a defined contribution plan, which qualifies under section 401(a) and 401(k)of the Internal Revenue Code. All non-bargaining unit employees are eligible to participate; participation in the plan is optional. Pension expense for all plans was $1,719,000 (1997), $1,780,000 (1996) and
$2,238,000 (1995).

POSTRETIREMENT HEALTH CARE BENEFIT PLAN

The Company provides certain postretirement health care benefits for employees who meet minimum age and service requirements. The following tables set forth the plan's status as determined by an independent actuary:

                                                         March         March       February
                                                         1, 1997      2, 1996     25, 1995
---------------------------------------------------------------------------------------------
                                                               (In thousands of dollars)


Accumulated postretirement benefit obligation:
------------------------------------------------------- ----------- ------------ ------------
  Retirees                                              $   3,780    $   3,700    $  3,300
------------------------------------------------------- ----------- ------------ ------------
  Active employees                                          3,571        3,500       3,100
------------------------------------------------------- ----------- ------------ ------------
    Total                                                   7,531        7,200       6,400
------------------------------------------------------- ----------- ------------ ------------
Unrecognized net transition obligation                     (3,879)      (4,100)     (4,321)
------------------------------------------------------- ------------ ----------- ------------
Unrecognized net loss                                      (1,057)      (1,292)       (971)
------------------------------------------------------- ----------- ------------ ------------
    Accrued postretirement obligation                   $   2,415    $   1,808    $  1,108
------------------------------------------------------- ----------- ------------ ------------
The components of the net periodic postretirement
 benefit cost are as follows:
------------------------------------------------------- ----------- ------------ ------------
  Service cost                                          $      122   $     170    $    200
------------------------------------------------------- ----------- ------------ ------------
  Interest cost                                                539         510         453
------------------------------------------------------- ----------- ------------ ------------
  Net amortization and deferral                                259         220         166
------------------------------------------------------- ----------- ------------ ------------
   Postretirement benefit expense                       $      920   $     900    $    819
------------------------------------------------------- ----------- ------------ ------------

Actual assumptions used to measure the
 postretiremnet benefit cost are as follows:
------------------------------------------------------- ----------- ------------ ------------
 Discount rate                                                7.8%        7.5%        8.5%
------------------------------------------------------- ----------- ------------ ------------
 Health care trend rate:
  Year-end                                                   10.5%       10.5%       12.0%
------------------------------------------------------- ----------- ------------ ------------
 Decreasing to year 2010                                      6.0%        6.0%        6.0%
------------------------------------------------------- ----------- ------------ ------------

Effects of increasing the health care trend
  rates by one percentage point in each year
  are summarized below: Increase in accumulated
  postretirement benefit obligation                     $    1,225   $   1,200     $ 1,050
------------------------------------------------------- ----------- ------------ ------------
Increase in the aggregate of service cost and
  interest cost                                         $      119   $     140    $    134
------------------------------------------------------- ----------- ------------ ------------

NOTE 11 -  STOCK OPTION PLANS


Employee Plan

On June 26, 1997, the Company's stockholders ratified the 1996 Stock Option Plan (the "Plan"), to replace the expiring 1987 Stock Option Plan. The Plan provides for the granting of non-qualified stock options, incentive stock options and stock appreciation rights (SARs) to employees, non-employee directors and consultants within the meaning of Section 422A of the Internal Revenue Code. Options granted generally vest over three years and expire ten years after the grant date. The total number of shares of Common Stock available for issuance is limited to those remaining under the 1987 Stock Option Plan on June 26, 1997, plus as increased annually on the last day of the Company's fiscal year, by an amount equal to 0.70% of the aggregate of the total number of shares of Common Stock outstanding on the last day of each fiscal year commencing March 1, 1997, and ending with the fiscal year ending February 25, 2001.

The following table summarizes information about the Plan:

                               Available                                                           Option
                               for Grant     Outstanding     Unexercisable    Exercisable      Price per Share
-----------------------------------------------------------------------------------------------------------------

Balance February 26, 1994        836,318      1,981,212         854,500         1,126,712     $ 3.850 - $ 17.625
------------------------------ ------------ --------------- --------------- ---------------- --------------------
    Exercisable during year         -              -           (457,500)          457,500       8.000  -  17.625
------------------------------ ------------ --------------- --------------- ---------------- --------------------
    Granted                     (461,000)       461,000         461,000              -          5.313  -   6.375
------------------------------ ------------ --------------- --------------- ---------------- --------------------
    Canceled                      63,500        (63,500)        (23,000)          (40,500)      8.000  -  16.250
------------------------------ ------------ --------------- --------------- ---------------- --------------------
    Exercised                        -           (6,650)            -              (6,650)           4.037
------------------------------ ------------ --------------- --------------- ---------------- --------------------
    Annual increase              352,818           -                -                -                 -
------------------------------ ------------ --------------- --------------- ---------------- --------------------
Balance February 25, 1995        791,636      2,372,062          835,000        1,537,062       3.850  -  17.625
------------------------------ ------------ --------------- --------------- ---------------- --------------------
    Exercisable during year          -             -           (455,666)          455,666       5.313  -   8.000
------------------------------ ------------ --------------- --------------- ---------------- --------------------
    Granted                     (864,000)       864,000         864,000              -          5.000  -  10.250
------------------------------ ------------ --------------- --------------- ---------------- --------------------
    Canceled                      73,250        (73,250)        (32,000)         (41,250)      5.3125  -  17.325
------------------------------ ------------ --------------- --------------- ---------------- --------------------
    Exercised                        -           (5,062)            -             (5,062)            3.850
------------------------------ ------------ --------------- --------------- ---------------- --------------------
    Annual increase              352,856            -               -                -                 -
------------------------------ ------------ --------------- --------------- ---------------- --------------------
Balance March 2, 1996            353,742       3,157,750       1,211,334         1,946,416      4.037  -  17.625
------------------------------ ------------ --------------- --------------- ---------------- --------------------
    Exercisable during year          -              -           (464,350)          464,350      5.000  -  10.250
------------------------------ ------------ --------------- --------------- ---------------- --------------------
    Granted                     (146,000)        146,000         146,000              -         3.500  -  4.750
------------------------------ ------------ --------------- --------------- ---------------- --------------------
    Canceled                      63,500         (63,500)        (24,000)         (39,500)      5.313  - 17.625
------------------------------ ------------ --------------- --------------- ---------------- --------------------
    Annual increase              325,749            -               -                 -                -
------------------------------ ------------ --------------- --------------- ---------------- --------------------
Balance March 1,1997             596,991       3,240,250         868,984        2,371,266     $ 3.500  - $17.625
------------------------------ ------------ --------------- --------------- ---------------- --------------------

Director Plan

On June 22, 1994, the Company's stockholders approved the Company's 1994 Non-employee Director Stock Option Plan (the "Director Plan") to attract and retain the services of qualified people who are neither employees or officers of the Company as members of the Board of Directors.

The Director Plan authorized the granting of non-qualified stock options up to an aggregate of 490,000 shares of Common Stock. Options granted expire in five years and vest one year from the date of grant.
No options may be granted after June 2003.

The following table summarizes information about the Director Plan:

                                  Available                                                 Option
                                  for Grant   Outstanding  Unexercisable   Exercisable  Price per Share
---------------------------------------------------------------------------------------------------------

     Plan as adopted               490,000         -             -             -
-------------------------------- ----------- ------------ -------------- ------------- ------------------
     Granted                       (49,000)      49,000        49,000          -            $  7.125
-------------------------------- ----------- ------------ -------------- ------------- ------------------
Balance February 25, 1995          441,000       49,000        49,000          -               7.125
-------------------------------- ----------- ------------ -------------- ------------- ------------------
     Granted                       (42,000)      42,000        42,000          -               6.375
-------------------------------- ----------- ------------ -------------- ------------- ------------------
     Exercisable                      -            -          (49,000)       49,000            7.125
-------------------------------- ----------- ------------ -------------- ------------- ------------------
     Canceled                        7,000       (7,000)         -           (7,000)           7.125
-------------------------------- ----------- ------------ -------------- ------------- ------------------
Balance March 2, 1996              406,000       84,000        42,000        42,000       6.375 - 7.125
-------------------------------- ----------- ------------ -------------- ------------- ------------------
     Granted                       (42,000)      42,000        42,000          -               5.250
-------------------------------- ----------- ------------ -------------- ------------- ------------------
     Exercisable                      -            -          (42,000)       42,000            6.375
-------------------------------- ----------- ------------ -------------- ------------- -------------------
     Canceled                       14,000      (14,000)         -          (14,000)      6.375 -  7.125
-------------------------------- ----------- ------------ -------------- ------------- -------------------
Balance March 1, 1997              378,000      112,000        42,000        70,000     $ 5.250 - $7.125
----------------------------------------------------------------------------------------------------------

Effective March 3, 1996, the Company adopted the provisions of FAS No. 123, "Accounting for Stock-Based Compensation". As permitted by this statement, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized in the Company's Consolidated Statements of Operations for its stock-based compensation plans. The average fair value of options granted during 1997 and 1996 was $2.05 and $2.55 respectively. The fair value was estimated using the Black-Scholes option pricing model based on the following assumptions for fiscal 1997 and fiscal 1996: risk-free interest of 6.7%, expected lifte of six years, estimated volatility of 52%, with no dividend yield. Had compensation cost been determined under the provisions of SFAS
No. 123, the pro forma net income an earnings per share would have been as follows:

                                                         1997                          1996
--------------------------------------------------------------------------------------------------------
                                                     (In thousands of dollars except share date)
                                             As reported      Pro forma      As reported    Pro forma
------------------------------------------ ---------------- -------------- -------------- --------------
Net income (loss)                            $  (10,943)      $  (11,637)    $    8,394     $   8,045
------------------------------------------ ---------------- -------------- -------------- --------------
Earnings (loss)
   Per share                                 $    (0.23)      $    (0.25)    $     0.18     $    0.17
------------------------------------------ ---------------- -------------- -------------- --------------


Stock options are not considered in the computation of earnings per share because dilution from assumed exercise is not material.

NOTE 12 - CAPITAL STOCK

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

In connection with a 1994 agreement between the Company and its President and Chief Operating Officer, the Company issued 100,000 Stock Appreciation Rights, vesting at the rate of 20,000 per year, commencing on March 30, 1995, at base prices ranging from $7.00 to $10.25. The Company will make payment for the difference, if any, between the average market price, as defined, and the applicable base price on the first business day following the applicable vesting date. No payments were made during fiscal year ended 1997.

In connection with an advisory agreement entered into between the Company and Creative Artists Agency, Inc., ("CAA"), which was terminated on November 30, 1995, options to acquire 866,667 shares of Common Stock at an exercise price of $8.00 per share were issued to CAA. These fully vested options will expire on April 1, 2003.

During fiscal 1997, the Company purchased 512,000 shares of its common stock for $2,238,000. There were no such purchases in fiscal 1996.

NOTE 13 - GEOGRAPHIC AREA INFORMATION

Net sales to unaffiliated customers and income from operations, as presented below, are based on the locations of the ultimate customer. Income from operations is defined as total net sales less operating expenses and depreciation and amortization. Identifiable assets, as presented below, are those assets located in each geographic area.


                                                                     Year Ended
----------------------------------------------------------------------------------------------

                                                        March         March        February
                                                       1, 1997       2, 1996       25, 1995
                                                     (52 weeks)     (53 weeks)    (52 weeks)
----------------------------------------------------------------------------------------------
                                                             (In thousands of dollars)
Net Sales
   United States                                     $  178,883     $  188,818    $  236,829
--------------------------------------------------- -------------- ------------- -------------
   Europe                                                77,955         62,161        23,337
--------------------------------------------------- -------------- ------------- -------------
    Other                                                12,137         14,516         5,220
--------------------------------------------------- -------------- ------------- -------------
                                                     $  268,975     $  265,495    $  265,386
--------------------------------------------------- -------------- ------------- -------------
Income (loss) from operations
----------------------------------------------------------------------------------------------
    United States                                    $  (19,204)    $    9,070    $   25,413
--------------------------------------------------- -------------- ------------- -------------
    Europe                                                5,187          6,606         1,040
--------------------------------------------------- -------------- ------------- -------------
    Other                                                  (458)           895           471
--------------------------------------------------- -------------- ------------- -------------
                                                     $  (14,475)    $   16,571    $   26,924
--------------------------------------------------- -------------- ------------- -------------
Identifiable assets
----------------------------------------------------------------------------------------------
    United States                                    $  140,643     $  163,145    $  121,158
--------------------------------------------------- -------------- ------------- -------------
    Europe                                               55,630         51,616        15,166
--------------------------------------------------- -------------- ------------- -------------
    Other                                                 4,905          2,366          -
--------------------------------------------------- -------------- ------------- -------------
                                                     $  201,178     $  217,127    $  136,324
--------------------------------------------------- -------------- ------------- -------------

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS


The following disclosure of the estimated fair value of the financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments". These estimates have been determined by the Company using available market information and appropriate valuation techniques based on information as of March 1, 1997. As considerable judgment is inherent in the development of these estimates, they are not necessarily indicative of the amounts that the Company could realize in the current market exchange.

The recorded amounts and fair values are as follows:

                                                              March 1, 1997                March 2, 1996
------------------------------------------------------------------------------------------------------------
                                                        Recorded         Fair        Recorded         Fair
                                                         Amount         Value         Amount         Value
------------------------------------------------------------------------------------------------------------
                                                                     (In thousands of dollars)

Assets:
---------------------------------------------------- ------------- ------------- ------------- -------------
   Cash and equivalents                               $   24,199    $   24,199    $   24,154    $   24,154
---------------------------------------------------- ------------- ------------- ------------- -------------
   Prepaid expenses and other current assets               9,012         8,549        11,267        10,516
---------------------------------------------------- ------------- ------------- ------------- -------------
Liabilities:
---------------------------------------------------- ------------- ------------- ------------- -------------
    Current portion of long-term debt                      7,500         7,500         6,800         6,800
---------------------------------------------------- ------------- ------------- ------------- -------------
    Long-term debt                                        27,450        27,450        37,500        37,500
---------------------------------------------------- ------------- ------------- ------------- -------------

Foreign currency forward contracts                          -           25,318          -           20,274
---------------------------------------------------- ------------- ------------- ------------- -------------
Interest rate swap contracts                          $     -       $     (37)    $     -       $     -
---------------------------------------------------- ------------- ------------- ------------- -------------


NOTE 15 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

                                                   1997                                            1996
-------------------------------------------------------------------------------------------------------------------------------

                                 1st         2nd         3rd         4th         1st         2nd         3rd         4th
-------------------------------------------------------------------------------------------------------------------------------
                                                        (In thousands of dollars, except share data)

Net sales                        $ 79,261    $ 55,025    $ 62,491    $ 72,198    $ 67,432    $ 60,661    $ 69,458    $ 67,944
------------------------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
Gross profit on sales              26,174      20,328      20,755      22,864      23,599      18,925      19,860      19,621
------------------------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
Income (loss) from operations       7,363       2,768     (28,117)      3,511       8,003       2,774       2,672       3,122
------------------------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
Net income                          3,740       1,227     (18,498)      2,588       4,640       1,005       1,297       1,452
------------------------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
Net income (loss) per share      $   0.08    $   0.03    $  (0.39)   $   0.06    $   0.10     $  0.02    $   0.03    $   0.03
------------------------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------

Certain items in the prior year's financial statements have been reclassified to conform with the current year's presentation.

Amounts in 1997 and 1996 include the impact of Merlin from the date of acquisition during the second quarter of 1996.

NOTE 16 - COMMITMENTS AND OTHER MATTERS

Future minimum payments under non-cancelable leases which extend into the year 2010 are $1,668,000 (1998), $1,591,000 (1999), $1,485,000 (2000), $1,404,000
(2001), $1,310,000 (2002) and $9,400,000 thereafter.

Future minimum payments required under the Company's sports contracts, with various expiration dates extending into 2001 are $22,590,000 (1998), $12,244,000 (1999), $4,067,000 (2000) and $2,400,000 (2001).

Total royalty expense under the Company's sports and entertainment licensing contracts was $37,960,000 (1997), $34,614,000 (1996) and $35,967,000 (1995).

Advertising expenses included in selling, general and administrative expenses amounted to $13,573,000 (1997), $13,488,000 (1996) and $10,805,000 (1995).

Two of the Company's European subsidiaries transact business in many countries, utilizing many different currencies. They are thus exposed to the effect of exchange rate fluctuations on sales and purchase transactions denominated in currencies other than their functional currency. These subsidiaries entered into foreign currency forward contracts to manage these exposures and to minimize the effects of foreign currency transactions on their cash flow. Such contracts are entered into primarily to hedge against future commitments. The Company does not engage in foreign currency speculation. Gains and losses on these hedging instruments that are designated and effective as hedges in firm commitments are deferred and recognized in income in the same period as the hedge transaction. The Company may be exposed to credit losses in the event of non-performance by counterparties to these instruments. Management believes, however, that the risk of incurring such losses is remote as the contracts are entered into with major financial institutions.

At March 1, 1997, the Company had outstanding foreign currency forward sales and purchase contracts with banks in the amounts of $9,174,000 and $15,389,000, respectively, as compared to $9,053,000 and $10,990,000 as of March 2, 1996. These contracts have various maturity dates ranging up to twelve months from March 1, 1997, with over 70% of the contracts maturing within six months. The recognition of net gains, which amounted to $756,000 using spot rates as of year end, is deferred until the period of the hedge transaction.

Legal proceedings:
In August 1996, the Company was named a defendant in a class action in the United States District Court for the Eastern District of New York entitled Sullivan, et.al. v. The Topps Company, Inc., No. CV-96-3779 (EDNY) (the "Action"). The Action alleges, among other things, that the Company has violated the federal Racketeer Influenced and Corrupt Organizations Act by its practice of selling sports and entertainment cards with randomly-inserted, limited edition "insert" cards, allegedly in violation of state and federal anti-gambling statutes. Each of the Company's principal competitors, as well as several of its principal licensors, has been separately sued in its home state for employing, or participating in, the same or similar practices. The Action seeks treble damages and attorneys fees on behalf of all purchasers of packs of cards potentially including "insert" cards over a four-year period.
In March 1997, a similar action against The Upper Deck Company (Schwartz, et.al. v. Upper Deck, No. 96CV3408-B (AJB) (S.D.Cal.)) was dismissed without prejudice with leave to replead. The plaintiffs in that action then filed an amended complaint in March 1997. In April 1997, a similar action against Pinnacle Brands, Inc. (Price, et.al. v. Pinnacle Brands, No. 3:96-CV-2150-T (N.D. Tex.)), was dismissed with prejudice. The plaintiffs in the Pinnacle action have filed a Motion for Reconsideration. The Company's motion to dismiss in the Sullivan Action is currently pending. The Company believes it has meritorious defenses and intends to defend the Action vigorously. Given the early stage of the litigation, however, the Company is unable to assess the likelihood of a materially adverse outcome or to estimate the amount or range, if any, of any probable loss.

In November 1996, Teamsters Local 229 (the "Union") filed an unfair labor practice charge with the National Labor Relations Board (the "NLRB") relating to the Duryea plant closing. In April 1997, the Company was advised that the NLRB intends to issue a complaint against the Company based upon the Union's charge. According to the NLRB, the complaint will allege that the Company implemented a decision to close the Duryea plant prior to reaching a bargaining impasse with the Union concerning the decision. The remedy the complaint will seek to obtain will include gross back pay for affected employees (less such employees' other earnings) from October 28, 1996 to the date that the parties renew negotiations and either (i) reach impasse or (ii) work is restored in Duryea under a new Collective Bargaining Agreement. Gross backpay (without reduction for other earnings) is approximately $3.75 million per quarter. The Company believes it has meritorious defenses and intends to defend the Action vigorously. Given the early stage of the litigation, however, the Company is unable to assess the likelihood of a materially adverse outcome .

The Company is a defendant in several other civil actions which are routine and incidental to its business. In management's opinion, after consultation with legal counsel, settlement of these actions will not have a material adverse effect on the Company's consolidated financial position or results of operations.
                                       29

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
The Topps Company, Inc.


We have audited the accompanying consolidated balance sheets of The Topps Company, Inc., and Subsidiaries as of March 1, 1997 and March 2, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material aspects, the financial position of The Topps Company, Inc. and Subsidiaries as of March 1, 1997 and March 2, 1996 and the results of their operations and cash flows for each of the three years in the period ended March 1, 1997 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, during the year ended March 1, 1997, the Company changed its method of accounting for impairment of long-lived assets as required by Statement of Financial Accounting Standards No. 121.

DELOITTE & TOUCHE LLP
New York, New York
April 1, 1997

                                                Market and Dividend Information


The Company's Common Stock is quoted on the NASDAQ National Market under the symbol TOPP. The following table sets forth, for the periods indicated, the high and low sales price for the Common Stock during the last two fiscal years as reported on the NASDAQ National Market. As of April 17, 1997, there were approximately 5,983 holders of record.


                          Fiscal Year Ended             Fiscal Year Ended
                            March 1, 1997                 March 2, 1996
--------------------- ------------------------------ -----------------------------

                        High Price      Low Price      High Price      Low Price
--------------------- --------------- -------------- --------------- -------------
First quarter          $     6.625     $    4.687     $     6.875     $    5.000
--------------------- --------------- -------------- --------------- -------------
Second quarter               6.500          4.625           6.500          5.625
--------------------- --------------- -------------- --------------- -------------
Third quarter                5.000          3.125           7.125          4.875
--------------------- --------------- -------------- --------------- -------------
Fourth quarter               5.000          3.500           6.000          4.250
--------------------- --------------- -------------- --------------- -------------


The Company's Credit Agreement currently prohibits the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations- Liquidity and Capital Resources" and "Notes to Consolidated Financial Statements - Note 8."

SELECTED CONSOLIDATED FINANCIAL DATA





                                                          1997           1996         1995            1994           1993
------------------------------------------------- -------------- -------------- ------------- -------------- -------------
                                                                         (In thousands of dollars, except share data)
OPERATING DATA:
Net sales                                          $   268,975    $   265,495    $  265,386    $   268,047    $  263,158
------------------------------------------------- -------------- -------------- ------------- -------------- -------------
Gross profit on sales                                   90,121         82,005        83,217         94,488        80,283
------------------------------------------------- -------------- -------------- ------------- -------------- -------------
Selling, general and administrative expenses            75,974         68,563        59,250         51,876        52,180
------------------------------------------------- -------------- -------------- ------------- -------------- -------------
Income (loss) from operations                          (14,475)        16,571        26,924         45,930        32,800
------------------------------------------------- -------------- -------------- ------------- -------------- -------------
Interest income (expense), net                          (1,942)        (1,447)          461            157            13
------------------------------------------------- -------------- -------------- ------------- -------------- -------------
Net income (loss)                                      (10,943)         8,394        15,747         26,592        19,037
------------------------------------------------- -------------- -------------- ------------- -------------- -------------
Per share:
--------------------------------------------------------------------------------------------------------------------------
   Income (loss) from operations                         (0.31)         0.35           0.57           0.98          0.69
------------------------------------------------- -------------- -------------- ------------- -------------- -------------
   Net income (loss)                                     (0.23)         0.18           0.33           0.57          0.40
------------------------------------------------- -------------- -------------- ------------- -------------- -------------
   Cash dividends                                  $      -       $      -       $     0.21           0.28          0.28
------------------------------------------------- -------------- -------------- ------------- -------------- -------------
Weighted average shares outstanding                 46,928,369     47,047,251     47,039,287    47,030,902    47,382,428
------------------------------------------------- -------------- -------------- ------------- -------------- -------------

BALANCE SHEET DATA:
Cash and equivalents                               $    24,199    $    24,154    $   17,785    $    27,737    $   13,837
------------------------------------------------- -------------- -------------- ------------- -------------- -------------
Working capital                                         18,716         31,278        30,917         23,624         9,922
------------------------------------------------- -------------- -------------- ------------- -------------- -------------
Net property, plant and equipment                       12,900         31,610        31,964         29,479        28,155
------------------------------------------------- -------------- -------------- ------------- -------------- -------------
Long-term debt, less current portion                    27,450         37,500          -              -             -
------------------------------------------------- -------------- -------------- ------------- -------------- -------------
Total assets                                           201,178        217,127       136,324         41,677        142,051
------------------------------------------------- -------------- -------------- ------------- -------------- -------------
Stockholders' equity                               $    68,052    $    81,850    $   73,869    $    66,955    $    54,366
------------------------------------------------- -------------- -------------- ------------- -------------- -------------

Amounts in 1997 and 1996 include the impact of Merlin from the date of acquisition on July 6, 1995.

Certain items in the prior years' financial statements have been reclassified to conform with the current year's presentation.

Income (loss) from operations for the fiscal year ended March 1, 1997, includes a plant closure reserve of $30,000,000 and an impairment loss of $1,350,000. See Note 2.

--------------------------------------------------------------------------------
                                    DIRECTORS



--------------------------------------------------------------------------------

        Arthur T. Shorin *                            Seymour P. Berger
Chairman of the Board of Directors        Vice President - Sports and Licensing

         Allan A. Feder                               Stephen D. Greenberg
  Independent Business Consultant       President, Classic Sports Network, Inc.
President and Chief Executive Officer,
      Vitarroz Corporation                             John J. Langdon
                                          President and Chief Operating Officer
        Wm. Brian Little *
        Private Investor                                 David Mauer
                                                   Chief Executive Officer,
                                                     Riddell Sports, Inc.
        Jack H. Nusbaum
    Senior Partner and Chairman                        Stanley Tulchin
      Willkie Farr & Gallagher                             Chairman,
                                               Stanley Tulchin Associates, Inc.

* Nominated to stand for re-election to the Company's Board of Directors at the 1997 Annual Meeting of Stockholders.

--------------------------------------------------------------------------------
                                    OFFICERS
--------------------------------------------------------------------------------

         Arthur T. Shorin                            John J. Langdon
 Chairman and Chief Executive Officer              President and Chief
                                                    Operating Officer

         Seymour P. Berger                            Ronald L. Boyum
  Vice President - Sports and Licensing          Vice President - Marketing
                                                         and Sales

          Edward P. Camp                              Michael P. Clancy
          Vice President                                 Vice President
      President Hobby Division                     Joint Managing Director -
                                                         Topps Europe
           Ira Friedman
           Vice President                               Michael J. Drewniak
  Publishing and New Product Development         Vice President - Manufacturing

         Jeffrey M. Goodman                              Leon J. Gutmann
        Vice President - Sales                      Assistant Treasurer and
                                                        Assistant Secretary
         Catherine K. Jessup
 Vice President - Chief Financial Officer                 Steven Kosoff
                                                  Vice President - Marketing -
         William G. O'Connor                               New Products
   Vice President - Administration
                                                           John Perillo
         Thomas R. Pisano                           Vice President - Operations
        Vice President - International
                                                        Scott Silverstein
            Peter Warsop                       Vice President - General Counsel
Joint Managing Director - Topps Europe


-------------------------------------------------------------------------------

                        STOCKHOLDER AND OTHER INFORMATION
      Annual Meeting                                 Corporate Counsel
Wednesday, June 25, 1997, 10:30 A.M.                Willkie Farr & Gallagher
    Chase Manhattan Bank                             One Citicorp Center
   1 Chase Manhattan Plaza                           153 East 53rd Street
      New York, NY 10081                              New York, NY 10022


                          Registrar and Transfer Agent
                      ChaseMellon Shareholder Services, LLC
                               85 Challenger Road
                           Ridgefield Park, NJ 07660
                                 (800) 851-9677

Form 10-K -- A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be available to stockholders of record upon written request to the Assistant Treasurer.