Form 10-K, Exhibit 13
period 1998-02-28
TOPPS CO INC
filed 1998-05-28
CIK 812076

Table of Contents





                                                                            Page


Stockholders'Letter............................................................2


Financial Highlights...........................................................5


Management's Discussion and Analysis of
Financial Condition and Results of Operations..................................6


Consolidated Financial Statements.............................................10


Notes to Consolidated Financial Statements....................................14


Report of Independent Public Accountants......................................29


Market and Dividend Information...............................................30


Selected Consolidated Financial Data..........................................31


Directors, Officers, Subsidiaries and Stockholder Information.................32

Stockholders' Letter
================================================================================



Dear Fellow Stockholders,

     Despite the fact that for fiscal 1998, Topps recorded a net loss of $4.6 million, or $.10 per share, as I write to you today, there are ample reasons to believe that we can deliver profitable results for the new year and beyond. Let me provide some background and share with you why I believe that to be so.


Organizational  Changes and  Developments
-----------------------------------------
     During this last year, it grew increasingly clear that worldwide revenues and profit contribution had become insufficient to offset an expanding overhead structure. Simply put, costs had to go down and priorities needed re-ordering. We took decisive action, commensurate with the circumstances under which we were operating, cutting off activities and expenses that were no longer justified. All in all, this involved a wide variety of steps to get the Company back on secure ground and set the stage near term for a more profitable future -- steps that included:

     Reducing headcount throughout the entire organization;

     Cutting expenses in virtually every department in the Company;

     Limiting investments of time and money to those operations that can deliver appropriate returns;

     Entering into a new term loan and revolving credit facility with Chase Manhattan Bank to refinance our former arrangements;

     Closing the sale of our former manufacturing plant in Duryea, Pennsylvania and relocating administrative operations efficiently within the building, as tenant of the new owner;

     Negotiating an extension to our contract with Hershey Foods Corp. (for Bazooka bubble gum manufacturing) which should serve us well for years to come;

     Negotiating a card license with the National Hockey League Players' Association (subject to the execution of a definitive agreement), effective this year and on terms that make economic sense;

     Entering into a contract to sell our Cork, Ireland manufacturing facility;

     Achieving significantly improved on-time performance relative to shipping our sports card releases;

     Launching two new candy products, Flip Pop and Baby Bottle Pop, that are showing encouraging early market results; and

     Throughout the organization worldwide, creating greater focus on building cash, profits and stockholder value.



Our Businesses
--------------
     Domestically, sports cards still represent important business to us despite a contracted market and constant competitive challenges. We continued to gain market share during calendar year 1997 and again won numerous prestigious industry awards. We produced some of the most sought-after cards and sets in the industry, including the newly introduced Chrome line, and intend to continue doing so.

     During the year, our levels of product quality, pre-press technology and collation accuracy were much improved. Customer service and distribution benefited from Topps "Home Team Advantage," a program which is designed to help hobby dealers generate greater in-store traffic and operate more profitably. As part of Home Team Advantage, we continue to sponsor the popular "Retailing for Success" seminars, and get high marks from participating hobby store owners for our active support. Incidentally, we also have a program that enables consumers to find the hobby stores nearest them. If you would like such information, you can obtain it simply by dialing 1-888-GO-TOPPS or by visiting our website at www.topps.com.

     As for new sports business, in addition to traditional picture products featuring professional athletes, we believe that our brands and consumer franchise can support new marketing initiatives, some of which are already in the pipeline. The objective is to attract into our consumer base sports fans who are not currently there, by offering new types of collectible products.

     Internationally also, there is further potential for us in sports, given new focus and a pared down organization structure. As you may know, Topps UK does an excellent job with sticker album collections featuring professional football (soccer) players of the English Premier League. This past year, for the first time, our subsidiary, Topps Italia, got a chance to show the Italian football leagues what we could do by publishing a sticker album collection featuring their players. The product we developed was outstanding and marketing results were excellent. All things being equal, we should get the green light to continue with our program in Italy this year. Additionally, in the future, we will seek opportunities to market sports products in other parts of the world.

     I wish we could be as encouraged about the prospects for entertainment-based picture products overseas. However, as last year progressed, consumer interest in this type of sticker collection became a shadow of its former level, causing us to close three offices in Europe and cut back substantially on acquiring new licenses. We know from experience that, with the exception of properties for which there is extraordinary consumer demand (there well may be one or two), the best strategy is not to force anything but rather to wait patiently until the general market returns to life -- and so we will.

     On the confectionery front, all news is good news. The transition last year to outsourcing Bazooka created unavoidable supply and customer service problems which took a great deal of time, money and effort to correct. However, that transition is now complete and the arrangement with Hershey for product supply has been extended.

     Our core lollipop brands, Ring Pop and Push Pop, continue to be strong performers, showing growth and retail vitality. We have increased efforts to develop additional confectionery brands, both by committing greater internal resources to this area, and by opening ourselves to ideas from outside developers. So far, these efforts have resulted in two very promising new items -- Baby Bottle Pop and Flip Pop -- which were recently introduced to the marketplace, plus other potentially strong product entries now in various stages of development.

Looking Ahead
-------------
     Today, good things are happening in virtually every area of our business. Near term, building cash, profits and stockholder value will be our primary points of concentration. We will be very selective in deciding where to spend our time and money. We will seek ways to be even more customer friendly and continue being aggressive at marketing, distribution and new product development.

     Looking ahead, however, there needs to be more. Besides Topps considerable strengths -- people power, the makings of a worldwide distribution system, strong brands, licenses, business relationships and operating capabilities -- the Company must work to add some new initiatives to its business mix to achieve its full strategic potential. Medium- and long-term, therefore, we will pursue such initiatives by both acquisition and internal development, staying close to areas we know best -- sports, collectibles and confectionery.

     In closing, we thank the Topps family of present and former employees everywhere for their dedication and commitment to helping make things right. On behalf of the entire organization, we also thank our customers, licensors, stockholders and suppliers for their valued support.












                 Chairman, Chief Executive Officer and President










                       OFFICERS OF THE TOPPS COMPANY, INC.

Financial Highlights


                                                                                          Year Ended
---------------------------------- ------------------------------------------------------------------------------------
                                                                        February                March             March
                                                                        28, 1998              1, 1997           2, 1996
-----------------------------------------------------------------------------------------------------------------------
                                                                           (In thousands of dollars, except share data)
Net sales                                                            $  241,250           $  268,975         $  265,495
-----------------------------------------------------------------------------------------------------------------------
Income (loss) from operations                                            (2,020)             (14,475)            16,571
-----------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                        (4,572)             (10,943)             8,394
-----------------------------------------------------------------------------------------------------------------------
Cash provided by (used by) operations                                       (62)              12,707              4,149
-----------------------------------------------------------------------------------------------------------------------
Working capital                                                          20,971               18,716             31,278
-----------------------------------------------------------------------------------------------------------------------
Current ratio                                                             125.9%               118.7%            138.6%
-----------------------------------------------------------------------------------------------------------------------
Net property, plant and equipment                                        10,148                12,900            31,610
-----------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                     61,609                68,052            81,850
-----------------------------------------------------------------------------------------------------------------------
Per share data:
     Net income (loss)                                                    (0.10)               (0.23)              0.18
-----------------------------------------------------------------------------------------------------------------------
     Book value                                                         $  1.33              $  1.45            $  1.74
-----------------------------------------------------------------------------------------------------------------------




Corporate Profile
================================================================================

The Topps Company, Inc. is an international marketer of entertainment products, principally collectible picture cards, sticker and album collections, confections, magazines and comic books. The Company, founded in 1938, created Bazooka brand bubble gum in 1947 and marketed its first Topps baseball cards in 1951.

Management's  Discussion  and  Analysis of
Financial  Condition  and Results of Operations
================================================================================



The following table sets forth, for the periods indicated, net sales by product group:

                                                                                           Year Ended
-----------------------------------------------------------------------------------------------------------------------
                                                                        February                March             March
                                                                        28, 1998              1, 1997           2, 1996
                                                                      (52 weeks)           (52 weeks)        (53 weeks)
-----------------------------------------------------------------------------------------------------------------------
                                                                                     (In thousands of dollars)
Collectible picture products                                           $ 156,769            $ 179,184         $ 169,983
-----------------------------------------------------------------------------------------------------------------------
Confectionery products                                                    84,481               89,791            95,512
-----------------------------------------------------------------------------------------------------------------------
     Total                                                             $ 241,250            $ 268,975         $ 265,495
-----------------------------------------------------------------------------------------------------------------------

RESULTS OF OPERATIONS
---------------------

Financial results for the year ended February 28, 1998 reflect an extra month for Topps Europe as a result of a change in its fiscal year to coincide with that of the rest of the Company. Topps Europe's net sales and net income for the extra month were $4,937,000 and $702,000, respectively.


Fiscal 1998 Versus 1997*

In  1998,  the  Company's  net  sales  decreased  10.3%  to  $241,250,000   from
$268,975,000. This was the result of lower sales of both collectible picture products and confectionery products.

Net sales of collectible picture products, which consist primarily of sports cards, entertainment cards, comic books and the Merlin line of sticker and album collections, decreased 12.5% from $179,184,000 in 1997 to $156,769,000 in 1998.
This decrease resulted from lower sales of sports cards, principally baseball, and to a lesser extent, the Company's decision not to renew its NHL licenses on terms it deemed unfavorable. Revenues versus a year ago were also negatively impacted by weakness in the entertainment card and sticker/album markets in the U.S. and Europe. Collectible picture products accounted for 65.0% of consolidated net sales of the Company in 1998, versus 66.6% in 1997.

The sports card category continued to contract in calendar 1997. This extended industry decline has occurred as a result of several factors, including: product and brand proliferation which have led to consumer confusion and oversupply; a competitive rise in other sports-related merchandise choices; a reduction in retailer support; and labor strife between players and team owners in various sports leagues. Topps continued to gain market share in the sports card industry in calendar 1997, reaching a seven-year high across the three sports in which it participated.

Net sales of confectionery products, which include Bazooka brand bubble gum, Ring Pop and Push Pop lollipops and other novelty products, decreased 5.9% in 1998 to $84,481,000 from $89,791,000 in 1997. This decrease was the result of lower sales of Bazooka bubble gum in the U.S. and decreased lollipop sales in Europe. Baby Bottle Pop and Flip Pop, which were introduced in the fourth quarter of fiscal 1998, contributed positively to year over year sales. The Company's confectionery business accounted for 35.0% of total 1998 net sales, compared with 33.4% in 1997.


---------------------------------------------
* Unless otherwise indicated, all date references to 1998, 1997 and 1996 refer to the fiscal years ended February 28, 1998, March 1, 1997 and March 2, 1996, respectively.

Gross profit as a percentage of net sales decreased to 33.0% in 1998 from 33.5% in 1997. This decrease in gross profit resulted from higher product costs in the U.S. and Ireland. The Company benefited during the year from savings related to the December 1996 closure of the Duryea, Pennsylvania manufacturing facility.

The decrease in royalties and other income and expense from $2,728,000 in 1997 to $390,000 in 1998, was in part the result of the termination of the Company's Canadian licensee in March 1997 (due to the Company's decision to conduct business directly in Canada), the recognition of foreign exchange losses in Europe and Latin America and the absence of a one-time benefit from royalties received in 1997 relating to the sale of Mars Attacks products.

Selling, general and administrative expenses increased as a percentage of net sales to 32.5% in 1998 from 28.2% in 1997. The increase in 1998 was primarily the result of costs associated with the startup of operations in Latin America, the impact of inflation on other overhead costs and higher promotional spending in the U.S., particularly with respect to sports card autograph programs.

1998 results include $5,929,000 in severance and other non-recurring costs. This charge consists of $3,407,000 related to headcount reductions in the United States and Europe, $1,518,000 related to the closure of the Cork, Ireland manufacturing facility and $1,004,000 of all other costs. 1998 results also include a $2,247,000 benefit from the reversal of the plant closure reserve set up in fiscal 1997. 1997 results included a charge of $30,000,000 relating to the closure of the Duryea, Pennsylvania manufacturing facility and $1,350,000 for the impairment of long-lived assets at the Cork, Ireland factory in compliance with Statement No. 121 of the Financial Accounting Standards Board.

The effective tax rate of (26.8)% in 1998 reflected provisions for federal, state and local income taxes in accordance with statutory income tax rates. The lack of a tax benefit was driven primarily by the Company's inability to recognize certain foreign losses for tax purposes.

Net loss decreased to $(4,572,000), or $(0.10) per share in 1998 from $(10,943,000), or $(0.23) per share in 1997. Excluding severance and other non-recurring items and the plant-related charges/benefit in both years, net income (loss) would have been $(2,288,000), or $(0.05) per share in 1998 versus $9,493,000, or $0.20 per share in 1997.

Fiscal 1997 Versus 1996

In  1997,  the  Company's  net  sales  increased  1.3%  to   $268,975,000   from
$265,495,000. This was the result of increased sales of collectible picture products which were largely offset by a decrease in sales of confectionery products.

Net sales of collectible picture products increased 5.4% from $169,983,000 in 1996 to $179,184,000 in 1997. This increase was due primarily to 12 months of Topps Europe sales in 1997 versus 7 months in 1996. Despite the difficulties experienced by the sports card market and the Company's decision not to renew its NHL license, net sales of sports card products were up slightly. Partially offsetting these increases were decreases in net sales of entertainment cards and comics. Collectible picture products accounted for 66.6% of consolidated net sales of the Company in 1997, versus 64.0% in 1996.

Net sales of confectionery products decreased 6.0% in 1997 to $89,791,000 from $95,512,000 in 1996. This decrease was the result of lower sales of Bazooka bubble gum overall, and lollipops outside the U.S. Two relatively new products, Puppy In My Pocket and Topps Baby Wild Animals, contributed positively to net sales. The Company's confectionery business accounted for 33.4% of total 1997 net sales, compared to 36.0% in 1996.

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

Royalties and other income were $2,728,000 in 1997 compared with $3,129,000 in 1996. This decrease resulted primarily from the expiration of a long-term licensing agreement in Argentina and a reduction in certain one-time income items which benefited the Company in 1996.

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

Results for 1997 included non-recurring charges of $30,000,000 for the closure of the Duryea, Pennsylvania manufacturing facility and $1,350,000 for the impairment of long-lived assets at the Cork, Ireland factory in compliance with Statement No. 121 of the Financial Accounting Standards Board.

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

Quarterly Comparisons

Management believes that quarter-to-quarter comparisons of sales and operating results are affected by a number of fluctuating factors, including the timing of product introductions and variations in shipping and factory scheduling requirements. Thus, annual sales and earnings amounts are unlikely to consist of equal quarterly portions. See Note 16 of Notes to Consolidated Financial Statements.

Inflation

The Company has been subject to price increases for materials, labor, royalty rates, utilities and services, which have been partially offset by effective buying of materials and by adjustment in the contents of finished products and their prices, as competition has permitted.

Liquidity and Capital Resources

In July 1995, the Company entered into a $65 million credit agreement with a syndicate of eight banks in order to finance the acquisition of Topps Europe, Ltd., formerly known as Merlin Publishing, Ltd. and to provide for working capital and letter of credit needs. As of February 28, 1998, the Company had outstanding $24,950,000 on the term loan facility, $6,000,000 of revolving credit and $700,000 in standby letters of credit. As of February 28, 1998, the Company was in technical default of this credit agreement.

In May 1998, the total facility was refinanced with Chase Manhattan Bank. The new credit agreement provides for a $24,950,000 term loan payable in monthly installments and a $9,450,000 facility to cover letter of credit and revolver needs. The facility expires on July 6, 2000. This credit agreement is secured by a pledge of the Company's domestic trademarks and 65% of the stock of Topps Europe. Interest rates on the term loan and outstanding revolving credit balance are based on LIBOR plus an applicable margin of 2.75%, or prime. The credit agreement contains restrictions and prohibitions of a nature generally found in loan agreements of this type and requires the Company, among other things, to comply with certain financial covenants, limits the Company's ability to sell or acquire assets or borrow additional money and prohibits the payment of dividends and the acquisition of treasury stock.

As of February 28, 1998, the Company had $22,153,000 in cash, and $30,950,000 in debt primarily as a result of the Merlin acquisition. The reduction in accounts receivable, accounts payable and accrued expenses was due to the drop in sales volume. Accrued expenses were also impacted by the payment of liabilities included in the $30,000,000 restructuring reserve. Capital expenditures for fiscal 1998 totaled $1,776,000, the majority of which were related to the expansion of computer systems throughout the Company and investments required to support the manufacture of confectionery products in the U.S.

Management believes that, in light of the Company's borrowing capacity, cash on hand as of February 28, 1998 and expected cash flow from operations, the Company has adequate cash to meet its working capital, capital expenditure and loan repayment requirements for the foreseeable future.

Year 2000

The Year 2000 issue is the result of computer programs using only two digits to identify a year in the date field. If not corrected, many systems could fail or create erroneous results on January 1, 2000 by reading the date as January 1, 1900. Failure to fix this problem could result in systems failures or miscalculations leading to disruptions in the Company's operations.

The Company began work on Year 2000 issues in 1996. Over 92% of the Company's mainframe programs have been reviewed for compliance. Where necessary, programs have been fixed, tested and put into production. The Company is also in the process of addressing the needs of all other systems such as personal computers, customer and vendor systems, telephone systems and other electronic hardware. The Company expects that its essential systems and business functions will be Year 2000 compliant in all material respects in a timely manner.

Year 2000 compliance costs have not and are not expected to significantly affect the financial condition or results of operations of the Company.

Accounting Changes

In the fourth quarter of fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share", which established new standards for computing and presenting earnings per share ("EPS"). It replaced the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS. All prior periods' EPS data was restated in accordance with the provisions of this statement. The adoption of this statement did not have a significant impact on the Company's reported earnings (loss) per share.

During the past year, other statements have been issued by the Financial Accounting Standards Board which do not currently affect the financial statements and are not expected to have any significant financial effect on future financial statements.

Consolidated Statements of Operations
===============================================================================
The Topps Company, Inc. and Subsidiaries
(In thousands of dollars, except share data)


                                                                                           Year Ended
-----------------------------------------------------------------------------------------------------------------------
                                                                        February                March             March
                                                                        28, 1998              1, 1997            2,1996
                                                                      (52 Weeks)           (52 Weeks)        (53 Weeks)
-----------------------------------------------------------------------------------------------------------------------
Net sales                                                            $  241,250            $  268,975        $  265,495
-----------------------------------------------------------------------------------------------------------------------
Cost of sales                                                           161,541               178,854           183,490
-----------------------------------------------------------------------------------------------------------------------
     Gross profit on sales                                               79,709                90,121            82,005
-----------------------------------------------------------------------------------------------------------------------
Royalties and other income                                                  390                 2,728             3,129
-----------------------------------------------------------------------------------------------------------------------
                                                                         80,099                92,849            85,134
-----------------------------------------------------------------------------------------------------------------------
Selling, general and administrative expenses                             78,437                75,974            68,563
-----------------------------------------------------------------------------------------------------------------------
Severance and other non-recurring items                                   5,929                   -                 -
-----------------------------------------------------------------------------------------------------------------------
Plant closure reserve                                                    (2,247)               30,000               -
-----------------------------------------------------------------------------------------------------------------------
Impairment loss                                                             -                   1,350               -
-----------------------------------------------------------------------------------------------------------------------
     Income (loss) from operations                                       (2,020)              (14,475)           16,571
-----------------------------------------------------------------------------------------------------------------------
Interest expense, net                                                     1,585                 1,942             1,447
-----------------------------------------------------------------------------------------------------------------------
     Income (loss) before provision (benefit)
        for income taxes                                                 (3,605)              (16,417)           15,124
-----------------------------------------------------------------------------------------------------------------------
Provision (benefit) for income taxes                                        967                (5,474)            6,730
-----------------------------------------------------------------------------------------------------------------------
     Net income (loss)                                               $   (4,572)           $  (10,943)       $    8,394
-----------------------------------------------------------------------------------------------------------------------
Net income (loss) per share - basic and diluted                      $    (0.10)           $    (0.23)       $     0.18
-----------------------------------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements.

Consolidated Balance Sheets
===========================================
The Topps Company, Inc. and Subsidiaries
(In thousands of dollars, except share data)

                                                                                February                 March
                                                                                28, 1998               1, 1997
--------------------------------------------------------------------------------------------------------------
                                              ASSETS
--------------------------------------------------------------------------------------------------------------
Current assets:
--------------------------------------------------------------------------------------------------------------
     Cash and cash equivalents                                                 $  22,153             $  24,199
--------------------------------------------------------------------------------------------------------------
     Accounts receivable, less allowance for doubtful
        accounts of $1,161 (1998) and $1,126 (1997)                               49,727                59,776
--------------------------------------------------------------------------------------------------------------
     Inventories                                                                  16,613                19,181
--------------------------------------------------------------------------------------------------------------
     Income tax receivable                                                         6,829                 2,901
--------------------------------------------------------------------------------------------------------------
     Deferred tax assets                                                           2,792                 3,489
--------------------------------------------------------------------------------------------------------------
     Prepaid expenses and other current assets                                     3,821                 9,012
--------------------------------------------------------------------------------------------------------------
          Total current assets                                                   101,935               118,558
--------------------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                                10,148                12,900
--------------------------------------------------------------------------------------------------------------
Intangible assets, net of amortization of $38,075 (1998)
     and $35,457 (1997)                                                           62,825                65,456
--------------------------------------------------------------------------------------------------------------
Other assets                                                                       3,498                 4,264
--------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                   $ 178,406             $ 201,178
--------------------------------------------------------------------------------------------------------------
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------
Current liabilities:
--------------------------------------------------------------------------------------------------------------
     Accounts payable                                                          $  27,752             $  35,150
--------------------------------------------------------------------------------------------------------------
     Accrued expenses and other liabilities                                       43,714                52,701
--------------------------------------------------------------------------------------------------------------
     Income taxes payable                                                          1,165                 4,491
--------------------------------------------------------------------------------------------------------------
     Current portion of long-term debt                                             8,333                 7,500
--------------------------------------------------------------------------------------------------------------
          Total current liabilities                                               80,964                99,842
--------------------------------------------------------------------------------------------------------------
Long-term debt, less current portion                                              22,617                27,450
--------------------------------------------------------------------------------------------------------------
Deferred income taxes                                                              6,864                   379
--------------------------------------------------------------------------------------------------------------
Other liabilities                                                                  6,352                 5,455
--------------------------------------------------------------------------------------------------------------
          Total liabilities                                                      116,797               133,126
--------------------------------------------------------------------------------------------------------------
Commitments (See note 17)
Stockholders' equity:
--------------------------------------------------------------------------------------------------------------
     Preferred stock, par value $.01 per share, authorized
         10,000,000 shares, none issued                                             -                      -
--------------------------------------------------------------------------------------------------------------
     Common stock, par value $.01 per share, authorized
         100,000,000 shares, issued 47,502,510 in 1998 and 1997                      475                   475
--------------------------------------------------------------------------------------------------------------
     Additional paid-in capital                                                   16,812                16,812
--------------------------------------------------------------------------------------------------------------
     Treasury stock, 1,102,500 shares (1998) and 967,500 (1997)                   (8,881)               (8,358)
--------------------------------------------------------------------------------------------------------------
     Retained earnings                                                            54,204                58,776
--------------------------------------------------------------------------------------------------------------
     Cumulative adjustment due to foreign currency translation                    (1,001)                  347
--------------------------------------------------------------------------------------------------------------
          Total stockholders' equity                                              61,609                68,052
--------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $ 178,406             $ 201,178
--------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
================================================================================

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars)

                                                                                          Year Ended
-----------------------------------------------------------------------------------------------------------------------
                                                                        February               March              March
                                                                        28, 1998             1, 1997            2, 1996
                                                                      (52 Weeks)          (52 Weeks)         (53 Weeks)
-----------------------------------------------------------------------------------------------------------------------
Cash provided by (used by) operations:
-----------------------------------------------------------------------------------------------------------------------
   Net income (loss)                                                   $ (4,572)          $ (10,943)          $  8,394
-----------------------------------------------------------------------------------------------------------------------
   Add (subtract) non-cash items included in income:
-----------------------------------------------------------------------------------------------------------------------
        Plant closure reserve                                               -                30,000                -
-----------------------------------------------------------------------------------------------------------------------
        Impairment loss                                                     -                 1,350                -
-----------------------------------------------------------------------------------------------------------------------
        Gain on sale of property, plant and equipment                    (1,317)                -                  -
-----------------------------------------------------------------------------------------------------------------------
        Depreciation and amortization                                     4,374               5,245              5,562
-----------------------------------------------------------------------------------------------------------------------
        Deferred taxes on income                                          7,182             (11,705)              (912)
-----------------------------------------------------------------------------------------------------------------------
   Net effect of changes in:
-----------------------------------------------------------------------------------------------------------------------
        Receivables                                                      10,049             (16,419)             1,831
-----------------------------------------------------------------------------------------------------------------------
        Inventories                                                       2,568               8,707                597
-----------------------------------------------------------------------------------------------------------------------
        Income tax receivable                                            (3,928)                107             (2,456)
-----------------------------------------------------------------------------------------------------------------------
        Prepaid expenses and other current assets                         5,188               2,256             (2,583)
-----------------------------------------------------------------------------------------------------------------------
        Other assets                                                        122                 880             (1,389)
-----------------------------------------------------------------------------------------------------------------------
        Payables and other current liabilities                          (19,710)              3,319             (5,287)
-----------------------------------------------------------------------------------------------------------------------
        Other                                                               (18)                (90)               392
-----------------------------------------------------------------------------------------------------------------------
             Cash provided by (used by) operations                          (62)             12,707              4,149
-----------------------------------------------------------------------------------------------------------------------
Cash provided by (used by) investing activities:
-----------------------------------------------------------------------------------------------------------------------
   Proceeds from disposition of property, plant and equipment             4,315                 -                  -
-----------------------------------------------------------------------------------------------------------------------
   Additions to property, plant and equipment                            (1,776)             (1,074)            (2,147)
-----------------------------------------------------------------------------------------------------------------------
   Purchase of Merlin, net of cash acquired                                 -                   -              (39,953)
-----------------------------------------------------------------------------------------------------------------------
             Cash provided by (used by) investing activities              2,539              (1,074)           (42,100)
-----------------------------------------------------------------------------------------------------------------------
Cash provided by (used by) financing activities:
-----------------------------------------------------------------------------------------------------------------------
   Proceeds from borrowing                                                6,000                 -               50,000
-----------------------------------------------------------------------------------------------------------------------
   Reduction of debt                                                    (10,000)             (9,350)            (5,700)
-----------------------------------------------------------------------------------------------------------------------
   Exercise of employee stock options                                       -                   -                   20
-----------------------------------------------------------------------------------------------------------------------
   Purchase of treasury stock                                              (523)             (2,238)               -
-----------------------------------------------------------------------------------------------------------------------
             Cash provided by (used by) financing activities             (4,523)            (11,588)            44,320
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                          (2,046)                 45              6,369
-----------------------------------------------------------------------------------------------------------------------
Cash at beginning of year                                                24,199              24,154             17,785
-----------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                    $ 22,153           $  24,199           $ 24,154
-----------------------------------------------------------------------------------------------------------------------

Interest paid                                                          $  3,260           $   2,605           $  2,217
-----------------------------------------------------------------------------------------------------------------------
Income taxes paid                                                      $  3,354           $   7,811           $ 10,587
-----------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholders' Equity
================================================================================

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars)


                                                                                                             Cumulative
                                                                                                             Adjustment
                                                                                                Minimum        Due to
                                                         Additional                             Pension       Foreign
                                               Common     Paid-in      Treasury    Retained    Liability      Currency
                                    Total      Stock      Capital       Stock      Earnings    Adjustment   Translation
-----------------------------------------------------------------------------------------------------------------------

Balance at February 25, 1995      $ 73,869     $ 475     $ 16,792     $ (6,120)    $ 61,325      $  -          $ 1,397
-----------------------------------------------------------------------------------------------------------------------
Exercise of employee
     stock options                      20        -            20          -            -           -              -
-----------------------------------------------------------------------------------------------------------------------
Translation adjustment                (323)       -           -            -            -           -             (323)
-----------------------------------------------------------------------------------------------------------------------
Minimum pension liability
     adjustment                       (110)       -           -            -            -         (110)             -
-----------------------------------------------------------------------------------------------------------------------
Net income                           8,394        -           -            -          8,394         -               -
-----------------------------------------------------------------------------------------------------------------------

Balance at March 2, 1996            81,850       475       16,812       (6,120)      69,719       (110)          1,074
-----------------------------------------------------------------------------------------------------------------------
Translation adjustment                (727)       -           -            -            -           -             (727)
-----------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock          (2,238)       -           -         (2,238)         -           -               -
-----------------------------------------------------------------------------------------------------------------------
Minimum pension liability
     adjustment                        110        -           -            -            -          110              -
-----------------------------------------------------------------------------------------------------------------------
Net loss                           (10,943)       -           -            -        (10,943)        -               -
-----------------------------------------------------------------------------------------------------------------------

Balance at March 1, 1997            68,052       475       16,812       (8,358)      58,776         -              347
-----------------------------------------------------------------------------------------------------------------------
Translation adjustment              (1,348)       -           -            -            -           -           (1,348)
-----------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock            (523)       -           -           (523)         -           -               -
-----------------------------------------------------------------------------------------------------------------------
Net loss                            (4,572)       -           -            -         (4,572)        -               -
-----------------------------------------------------------------------------------------------------------------------

Balance at February 28, 1998      $ 61,609     $ 475     $ 16,812     $ (8,881)    $ 54,204       $ -         $ (1,001)
-----------------------------------------------------------------------------------------------------------------------

See  Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
================================================================================


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany items and transactions have been eliminated in consolidation.

The Company and its subsidiaries have fiscal years which end on the Saturday closest to the end of February. Financial results for the fiscal year ended February 28, 1998 reflect a change in Topps Europe's fiscal year end to coincide with the parent company's and include thirteen months of Topps Europe's operations.

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

Accounting Changes: In the fourth quarter of fiscal 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which established new standards for computing and presenting earnings per share (EPS). It replaced the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS. All prior periods' EPS data was restated in accordance with the provisions of this statement. The adoption of this statement did not have a significant impact on the Company's reported earnings (loss) per share.

During the past year, other statements have been issued by the Financial Accounting Standards Board which do not currently affect the financial statements and are not expected to have any significant financial effect on future financial statements.

Cash Equivalents: The Company considers investments in highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

Inventories: Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

Property, Plant and Equipment ("PP&E"): PP&E is stated at cost with the exception of certain assets. See Note 2. Depreciation is computed using the straight-line method. Estimated useful lives used in computing depreciation are twenty-five years for buildings, five to twelve years for machinery and equipment and the remaining lease period for leasehold improvements. In accordance with SFAS No. 121, the Company periodically evaluates the carrying value of its PP&E for circumstances which may indicate impairment.

Intangible Assets: Intangible assets include trademarks, the value of sports, entertainment and proprietary product rights and goodwill (the excess of the purchase price over the estimated fair value of identifiable net assets acquired). Amortization is by the straight-line method over estimated lives of up to forty years. Management evaluates the recoverability of intangible assets under the provisions of SFAS No. 121, based on undiscounted projections of future cash flows attributable to the individual assets.

Net Sales: Sales are recorded upon shipment of products. Sales made on a returnable basis are recorded net of provision for estimated returns. These estimates are revised, as necessary, to reflect actual experience and market conditions.

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

NOTE 2 - OTHER STATEMENT OF OPERATIONS CHARGES
--------------------------------------------------------------------------------
Fiscal 1998's income (loss) from operations includes a charge of $5,929,000 for severance and other non-recurring items related to a reduction of employees in the United States and Europe, the closure of the manufacturing facility in Cork, Ireland, the closure of the direct marketing business and the additional costs of renegotiating our Credit Agreement. See Note 9.

During the third quarter of fiscal 1997, the Company announced that it would discontinue operations at its Duryea, Pennsylvania factory following the expiration of a labor agreement in December 1996. This resulted in the severance of both union and non-union employees and the outsourcing of all production activities previously performed at that location.

As a result of the closing, the Company recorded a charge of $30,000,000 before applicable income tax effects. The charge consisted of approximately $16,100,000 in non-cash write-offs relating to the disposition of factory and related equipment and approximately $13,900,000 relating to severance and other employee-related costs, costs to hold and sell the factory and other costs of the closure. In the fourth quarter of fiscal 1998, the Company reversed $2,247,000 of the $30,000,000 reserve to income, as a result of the actual price received for the factory and an excess of reserves.

During the third quarter of fiscal 1997, the Company recorded an impairment reserve of $1,350,000 in accordance with SFAS No. 121 with respect to its factory in Cork, Ireland.

Excluding these items in both years, net income (loss) from operations for the year ended February 28, 1998 would have been $(2,288,000) or $(0.05) per share, versus $9,493,000 or $0.20 per share for the prior year.

NOTE 3 - EARNINGS PER SHARE
--------------------------------------------------------------------------------
In the fourth quarter of fiscal 1998, the Company adopted the provisions of SFAS No. 128, "Earnings Per Share." Basic EPS is computed based upon the weighted average number of shares outstanding. Diluted EPS is computed based upon the same number of shares plus additional shares representing stock distributable under stock based plans computed using the treasury stock method. Because fiscal years ended 1998 and 1997 reflect losses, basic and diluted EPS were calculated using the basic weighted average shares outstanding. For fiscal 1996, there were no dilutive securities outstanding.

The following table represents the computation of weighted average shares - diluted:

                                   Year ended
---------------------- ------------------------------------
                          February       March       March
                          28, 1998     1, 1997     2, 1996
-----------------------------------------------------------
Weighted average
 shares outstanding
 - basic                46,421,301  46,928,369   47,047,251
-----------------------------------------------------------
Effect of dilutive
 stock options issued
 January 1, 1998            12,363      -            -
-----------------------------------------------------------
Weighted average
 shares outstanding
 - diluted              46,433,664  46,928,369  47,047,251
-----------------------------------------------------------

All other stock option plans have not been included as they would have had an antidilutive effect. See Note 12.


NOTE 4 - INVENTORIES
--------------------------------------------------------------------------------

                                   February        March
                                   28, 1998      1, 1997
--------------------------------------------------------
                               (In thousands of dollars)
Raw materials                  $   1,794       $   6,236
--------------------------------------------------------
Work in process                    1,619           1,874
--------------------------------------------------------
Finished products                 13,200          11,071
--------------------------------------------------------
     Total                    $   16,613      $   19,181
--------------------------------------------------------



NOTE 5 - PROPERTY, PLANT AND EQUIPMENT, NET
--------------------------------------------------------------------------------
                                    February       March
                                    28, 1998     1, 1997
--------------------------------------------------------
                               (In thousands of dollars)
Land                                 $   200      $  200
--------------------------------------------------------
Buildings and improvements             3,718       6,936
--------------------------------------------------------
Machinery and equipment               10,633       9,204
--------------------------------------------------------
     Total PP&E                       14,551      16,340
--------------------------------------------------------
Accumulated depreciation              (4,403     (3,440)
--------------------------------------------------------
     Total PP&E, net                $ 10,148    $ 12,900
--------------------------------------------------------


NOTE 6 - INTANGIBLE ASSETS
--------------------------------------------------------------------------------

                                   February         March
                                   28, 1998       1, 1997
---------------------------------------------------------
                                (In thousands of dollars)
Value of sports,
  entertainment and
  proprietary products             $ 36,635      $ 36,635
---------------------------------------------------------
Goodwill                             64,265        64,197
---------------------------------------------------------
Other intangible assets                 -              81
---------------------------------------------------------
Less: accumulated
  amortization                      (38,075)     (35,457)
---------------------------------------------------------
     Total                         $ 62,825      $ 65,456
---------------------------------------------------------











NOTE 7 - ACCRUED EXPENSES AND OTHER LIABILITIES
--------------------------------------------------------------------------------

                                   February         March
                                   28, 1998       1, 1997
---------------------------------------------------------
                                (In thousands of dollars)
Royalties                         $  12,351      $  8,488
---------------------------------------------------------
Employee compensation                   346         1,112
---------------------------------------------------------
Provision for estimated
  losses on sales returns            19,258        23,239
---------------------------------------------------------
Plant closure, severance and
  other non-recurring items           3,260        11,582
---------------------------------------------------------
Other                                 8,499         8,280
---------------------------------------------------------
     Total                        $  43,714     $  52,701
---------------------------------------------------------


NOTE 8 - DEPRECIATION AND AMORTIZATION
--------------------------------------------------------------------------------

                                    Year Ended
----------------------------------- ----------------------
                          February       March       March
                          28, 1998     1, 1997     2, 1996
                        (52 weeks)  (52 weeks)  (53 weeks)
----------------------------------------------------------
                                 (In thousands of dollars)
Depreciation expense       $ 1,099     $ 2,402     $ 3,146
----------------------------------------------------------
Amortization of
 intangible assets           2,618       2,649       2,312
----------------------------------------------------------
Amortization - other           657         194         104
----------------------------------------------------------
     Total                 $ 4,374     $ 5,245     $ 5,562
----------------------------------------------------------


NOTE 9 - LONG-TERM DEBT
--------------------------------------------------------------------------------

                                   February         March
                                   28, 1998       1, 1997
----------------------------------------------------------
                                (In thousands of dollars)
Term loan                        $ 24,950        $ 34,950
----------------------------------------------------------
Less: current portion              (8,333)         (7,500)
----------------------------------------------------------
Revolver outstanding                6,000             -
----------------------------------------------------------
     Total                       $ 22,617        $ 27,450
----------------------------------------------------------

The scheduled repayment of the term loan is as follows:


Fiscal Year:                         (In thousands of dollars)
--------------------------------------------------------------
    1999                                              $ 8,333
--------------------------------------------------------------
    2000                                               11,458
--------------------------------------------------------------
    2001                                                5,159
--------------------------------------------------------------
         Total                                $        24,950
--------------------------------------------------------------



In July 1995, the Company entered into a $65 million credit agreement with a syndicate of eight banks in order to finance the acquisition of Topps Europe, Ltd., formerly known as Merlin Publishing, Ltd. and to provide for working capital and letter of credit needs. As of February 28, 1998, the Company had outstanding $24,950,000 on the term loan, $6,000,000 of revolving credit and $700,000 in standby letters of credit. As of February 28, 1998, the Company was in technical default of this credit agreement.

In May 1998, the total facility was refinanced with Chase Manhattan Bank. The new credit agreement provides for a $24,950,000 term loan payable in monthly installments and a $9,450,000 facility to cover letter of credit and working capital needs. The facility expires on July 6, 2000. Amounts outstanding under the credit agreement are secured by a pledge of the Company's domestic trademarks and 65% of the stock of Topps Europe. Interest rates on the term loan and outstanding revolving credit balance are based on LIBOR plus an applicable margin of 2.75%, or prime. The credit agreement contains certain restrictions and prohibitions of a nature generally found in loan agreements of this type and requires the Company, among other things, to comply with certain financial covenants, limits the Company's ability to sell or acquire assets or borrow additional money and prohibits the payment of dividends and the acquisition of treasury stock.

NOTE 10 - INCOME TAXES
--------------------------------------------------------------------------------


U.S. and foreign operations contributed to income before provision (benefit) for income taxes as follows:



                                                                                         Year Ended
----------------------------------------------------------------------------------------------------------------------
                                                                        February              March              March
                                                                        28, 1998            1, 1997            2, 1996
                                                                      (52 weeks)         (52 weeks)         (53 weeks)
----------------------------------------------------------------------------------------------------------------------
                                                                                             (In thousands of dollars)
     United States                                                     $  4,083          $ (21,622)           $  7,689
----------------------------------------------------------------------------------------------------------------------
     Europe                                                              (5,368)             5,492               7,215
----------------------------------------------------------------------------------------------------------------------
     Canada                                                                 737                241                 220
----------------------------------------------------------------------------------------------------------------------
     Latin America                                                       (3,057)              (528)                 -
----------------------------------------------------------------------------------------------------------------------
          Total                                                        $ (3,605)         $ (16,417)           $ 15,124
----------------------------------------------------------------------------------------------------------------------



Provision (benefit) for income taxes consists of:

                                                                                        Year Ended
-----------------------------------------------------------------------------------------------------------------------
                                                                        February              March               March
                                                                        28, 1998            1, 1997             2, 1996
                                                                      (52 weeks)         (52 weeks)          (53 weeks)
-----------------------------------------------------------------------------------------------------------------------
                                                                                       (In thousands of dollars)
Current income taxes:
-----------------------------------------------------------------------------------------------------------------------
     Federal                                                           $ (4,657)            $ 1,484            $ 2,988
-----------------------------------------------------------------------------------------------------------------------
     Foreign                                                               (679)              3,501              3,317
-----------------------------------------------------------------------------------------------------------------------
     State and local                                                       (293)                299                899
-----------------------------------------------------------------------------------------------------------------------
          Total current                                                  (5,629)              5,284              7,204
-----------------------------------------------------------------------------------------------------------------------
Deferred income taxes:
-----------------------------------------------------------------------------------------------------------------------
     Federal                                                              5,890              (9,289)              (171)
-----------------------------------------------------------------------------------------------------------------------
     State and local                                                        706              (1,469)              (303)
-----------------------------------------------------------------------------------------------------------------------
          Total deferred                                                  6,596             (10,758)              (474)
-----------------------------------------------------------------------------------------------------------------------
          Total income tax expense (benefit)                           $    967             $(5,474)           $ 6,730
-----------------------------------------------------------------------------------------------------------------------

The reasons for the difference between the provision (benefit) for income taxes and the amount computed by applying the statutory federal income tax rate to income before provision (benefit) for income taxes are as follows:


                                                                                      Year Ended
---------------------------------------------------------------------------------------------------------------------
                                                                        February              March             March
                                                                        28, 1998            1, 1997           2, 1996
                                                                      (52 weeks)         (52 weeks)        (53 weeks)
---------------------------------------------------------------------------------------------------------------------
                                                                               (In thousands of dollars)
Computed expected tax provision (benefit):                             $ (1,262)          $ (5,746)           $ 5,293
---------------------------------------------------------------------------------------------------------------------
Increase (decrease) in taxes resulting from:
---------------------------------------------------------------------------------------------------------------------
     State and local taxes, net of federal tax benefit                       586              (668)               588
---------------------------------------------------------------------------------------------------------------------
     Foreign and U.S. tax effects attributable
         to foreign operations                                             1,113               212                316
---------------------------------------------------------------------------------------------------------------------
     Goodwill and other permanent differences                                530               728                533
---------------------------------------------------------------------------------------------------------------------
                                                                       $     967          $ (5,474)           $ 6,730
---------------------------------------------------------------------------------------------------------------------



The components of deferred income tax assets and liabilities are as follows:


                                                                                         Year Ended
-----------------------------------------------------------------------------------------------------------------------
                                                                        February              March               March
                                                                        28, 1998            1, 1997             2, 1996
                                                                      (52 weeks)         (52 weeks)          (53 weeks)
-----------------------------------------------------------------------------------------------------------------------
                                                                               (In thousands of dollars)
Deferred income tax assets:
-----------------------------------------------------------------------------------------------------------------------
     Provision for estimated losses on sales returns                    $  2,792           $  3,489            $  2,598
-----------------------------------------------------------------------------------------------------------------------
Deferred income tax liabilities:
     Depreciation                                                       $    627           $    814            $  4,668
-----------------------------------------------------------------------------------------------------------------------
     Undistributed earnings - foreign subsidiaries                         5,303              5,143               4,759
-----------------------------------------------------------------------------------------------------------------------
     Amortization and other                                                  619             (1,617)              1,765
-----------------------------------------------------------------------------------------------------------------------
     Plant closure reserve                                                   315             (3,961)                 -
--------------------------------------------------------------------------------------------------------------- -------
       Total deferred income tax liabilities                            $  6,864           $    379            $ 11,192
-----------------------------------------------------------------------------------------------------------------------

NOTE 11 - EMPLOYEE BENEFIT PLANS
--------------------------------------------------------------------------------


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


The following table sets forth the retirement plan's funded status as determined by an independent actuary:

                                                                        February              March              March
                                                                        28, 1998            1, 1997            2, 1996
----------------------------------------------------------------------------------------------------------------------
                                                                                (In thousands of dollars)
Actuarial present value of benefit obligation:
     Vested                                                            $ 13,155            $ 12,288          $ 12,200
----------------------------------------------------------------------------------------------------------------------
     Non-vested                                                             324                 507               500
----------------------------------------------------------------------------------------------------------------------
          Accumulated benefit obligation                               $ 13,479            $ 12,795          $ 12,700
----------------------------------------------------------------------------------------------------------------------

Projected benefit obligation                                           $ 17,200            $ 16,071          $ 16,350
----------------------------------------------------------------------------------------------------------------------
Plan assets at market value                                             (14,738)            (15,442)          (12,050)
----------------------------------------------------------------------------------------------------------------------
          Projected benefit obligation in excess
----------------------------------------------------------------------------------------------------------------------
             of plan assets                                               2,462                 629             4,300
----------------------------------------------------------------------------------------------------------------------
Unrecognized net loss                                                    (3,914)             (2,580)           (4,280)
----------------------------------------------------------------------------------------------------------------------
Unrecognized transition asset                                                72                  96               320
----------------------------------------------------------------------------------------------------------------------
Minimum liability                                                            -                   -                310
----------------------------------------------------------------------------------------------------------------------
          Accrued (prepaid) pension liability                          $ (1,380)           $ (1,855)         $    650
----------------------------------------------------------------------------------------------------------------------
Net pension expense included in the following components:
----------------------------------------------------------------------------------------------------------------------
     Service cost - benefits earned during the year                    $    636            $    701          $    600
----------------------------------------------------------------------------------------------------------------------
     Interest cost on projected benefit obligation                        1,234               1,196             1,150
----------------------------------------------------------------------------------------------------------------------
     Actual (gain) loss on plan assets                                   (1,295)             (1,011)           (1,720)
----------------------------------------------------------------------------------------------------------------------
     Net amortization and deferral                                          (51)                 77               855
----------------------------------------------------------------------------------------------------------------------
     Voluntary retirement benefit                                            -                  (14)               -
----------------------------------------------------------------------------------------------------------------------
          Net pension expense                                          $     524           $    949          $    885
----------------------------------------------------------------------------------------------------------------------

The Company also has defined benefit agreements, which are non-qualified, with certain retirees and the Chairman, Chief Executive Officer and President. The table below sets forth the funded status as determined by an independent actuary:

                                                                        February            March              March
                                                                        28, 1998          1, 1997            2, 1996
--------------------------------------------------------------------------------------------------------------------
                                                                                (In thousands of dollars)
Present value of vested benefit obligation                              $ 3,063           $ 2,852           $ 3,250
--------------------------------------------------------------------------------------------------------------------

Projected benefit obligation in excess of plan assets                     3,639             3,553             3,900
--------------------------------------------------------------------------------------------------------------------
Unrecognized net loss                                                       232               179              (375)
--------------------------------------------------------------------------------------------------------------------
Unrecognized transition obligation                                         (881)             (961)           (1,040)
--------------------------------------------------------------------------------------------------------------------
Minimum liability                                                           -                  81               765
--------------------------------------------------------------------------------------------------------------------
     Accrued pension liability                                            2,990             2,852             3,250
--------------------------------------------------------------------------------------------------------------------

Net pension expense                                                     $   286           $   355           $   380
--------------------------------------------------------------------------------------------------------------------



                                                                        February            March              March
                                                                        28, 1998          1, 1997            2, 1996
--------------------------------------------------------------------------------------------------------------------

Principal actuarial assumptions used for
  measurement of projected benefit obligations were:
--------------------------------------------------------------------------------------------------------------------
     Discount rate                                                          7.0%            7.8%                7.5%
--------------------------------------------------------------------------------------------------------------------
     Rate of increase in future compensation level                          5.0%            5.0%                5.0%
--------------------------------------------------------------------------------------------------------------------
     Long-term rate of return on assets                                     9.0%            9.0%                9.0%
--------------------------------------------------------------------------------------------------------------------



The Company is a participant in a multi-employer defined contribution pension plan covering domestic bargaining unit employees. In addition, the Company sponsors a defined contribution plan, which qualifies under Sections 401(a) and 401(k) of the Internal Revenue Code (the "401(k) Plan"). All non-bargaining unit employees are eligible to participate; participation in the 401(k) Plan is optional. The Company does not contribute to the 401(k) Plan. Pension expense for all plans was $914,000 (1998), $1,922,000 (1997) and $1,889,000 (1996).

Post-retirement Health Care Benefit Plan

The Company provides certain post-retirement health care benefits for employees who meet minimum age and service requirements. The following tables set forth the plan's status as determined by an independent actuary:


                                                                        February              March             March
                                                                        28, 1998            1, 1997           2, 1996
---------------------------------------------------------------------------------------------------------------------
                                                                                (In thousands of dollars)

Accumulated post-retirement benefit obligation:
---------------------------------------------------------------------------------------------------------------------
     Retirees                                                          $  4,223             $  3,780        $  3,700
---------------------------------------------------------------------------------------------------------------------
     Active employees                                                     2,016                3,571           3,500
---------------------------------------------------------------------------------------------------------------------
          Total                                                           6,239                7,351           7,200
---------------------------------------------------------------------------------------------------------------------
Unrecognized net transition obligation                                   (3,658)              (3,879)         (4,100)
---------------------------------------------------------------------------------------------------------------------
Unrecognized net loss                                                       782               (1,057)         (1,292)
---------------------------------------------------------------------------------------------------------------------
          Accrued post-retirement obligation                           $  3,363             $  2,415        $  1,808
---------------------------------------------------------------------------------------------------------------------

The components of the net periodic post-retirement
  benefit cost are as follows:
---------------------------------------------------------------------------------------------------------------------
     Service cost                                                      $    362             $    122        $    170
---------------------------------------------------------------------------------------------------------------------
     Interest cost                                                          579                  539             510
---------------------------------------------------------------------------------------------------------------------
     Net amortization and deferral                                          239                  259             220
---------------------------------------------------------------------------------------------------------------------
          Post-retirement benefit expense                              $  1,180             $    920        $    900
---------------------------------------------------------------------------------------------------------------------

Actual assumptions used to measure the post-
  retirement benefit cost are as follows:
---------------------------------------------------------------------------------------------------------------------
     Discount rate                                                          7.8%                7.8%             7.5%
---------------------------------------------------------------------------------------------------------------------
     Health care trend rate
          Year end                                                         10.5%               10.5%            10.5%
---------------------------------------------------------------------------------------------------------------------
     Decreasing to year 2010                                                6.0%                6.0%             6.0%
---------------------------------------------------------------------------------------------------------------------

Effects of increasing the health care trend rates
  by one percentage point in each year are
  summarized below:
---------------------------------------------------------------------------------------------------------------------
   Increase in accumulated post-retirement benefit
     obligation                                                        $    739             $  1,225        $  1,200
---------------------------------------------------------------------------------------------------------------------
   Increase in the aggregate of service cost and interest cost              104                  119             140
---------------------------------------------------------------------------------------------------------------------

NOTE 12 - STOCK OPTION PLANS
--------------------------------------------------------------------------------

Employee Plan

On June 26, 1996, the Company's Stockholders ratified the 1996 Stock Option Plan (the "Plan") to replace the expiring 1987 Stock Option Plan. The Plan provides for the granting of non-qualified stock options, incentive stock options and stock appreciation rights (SARs) to employees, non-employee directors and consultants within the meaning of Section 422A of the Internal Revenue Code. Options granted generally vest over two or three years and expire ten years after the grant date. The total number of shares of Common Stock available for issuance is limited to those remaining under the 1987 Stock Option Plan on June 26, 1997, plus as increased annually on the last day of the Company's fiscal year, by an amount equal to 0.70% of the aggregate total number of shares of Common Stock outstanding on the last day of each fiscal year commencing March 1, 1997, and ending with the fiscal year ending February 25, 2001.


The following table summarizes information about the Plan:

                                   Available                                                            Option
                                   for Grant     Outstanding     Unexercisable       Exercisable     Price per Share
---------------------------------------------------------------------------------------------------------------------
Balance February 25, 1995           791,636        2,372,062          835,000         1,537,062      $3.850 - $17.625
---------------------------------------------------------------------------------------------------------------------
     Exercisable during year            -              -             (455,666)          455,666       5.313 -  8.000
---------------------------------------------------------------------------------------------------------------------
     Granted                       (864,000)        864,000           864,000              -          5.000 - 10.250
---------------------------------------------------------------------------------------------------------------------
     Canceled                        73,250         (73,250)          (32,000)          (41,250)      5.313 - 17.625
---------------------------------------------------------------------------------------------------------------------
     Exercised                                         -               (5,062)           (5,062)          3.850
---------------------------------------------------------------------------------------------------------------------
     Annual increase                352,856            -                 -                 -                -
---------------------------------------------------------------------------------------------------------------------
Balance March 2, 1996               353,742       3,157,750         1,211,334         1,946,416       4.037 - 17.625
---------------------------------------------------------------------------------------------------------------------
     Exercisable during year                         -                   -             (464,350)      5.000 - 10.250
---------------------------------------------------------------------------------------------------------------------
     Granted                       (146,000)        146,000           146,000              -          3.500 - 4.750
---------------------------------------------------------------------------------------------------------------------
     Canceled                        63,500         (63,500)          (24,000)          (39,500)      5.313 - 17.625
---------------------------------------------------------------------------------------------------------------------
     Annual increase                325,749            -                 -                 -                -
---------------------------------------------------------------------------------------------------------------------
Balance March 1, 1997               596,991       3,240,250           868,984         2,371,266        3.500 - 17.625
---------------------------------------------------------------------------------------------------------------------
     Exercisable during year                           -                 -             (503,475)       4.750 - 5.000
---------------------------------------------------------------------------------------------------------------------
     Granted                     (1,386,250)      1,386,250         1,386,250              -           2.219 - 3.438
---------------------------------------------------------------------------------------------------------------------
     Canceled                     1,175,500      (1,175,500)                         (1,175,500)      4.037 - 15.750
---------------------------------------------------------------------------------------------------------------------
     Annual increase                348,000            -                 -                 -
---------------------------------------------------------------------------------------------------------------------
Balance February 28, 1998           734,241       3,451,000         1,751,759         1,699,241      $2.219 - $17.625
---------------------------------------------------------------------------------------------------------------------

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


The following table summarizes information abount the Director Plan:

                                 Available                                                            Option
Description                      for Grant     Outstanding     Unexercisable     Exercisable      Price per Share
-----------------------------------------------------------------------------------------------------------------
   Plan as adopted                490,000           -                 -               -                   -
-----------------------------------------------------------------------------------------------------------------
   Granted                        (49,000)         49,000           49,000            -               $7.125
-----------------------------------------------------------------------------------------------------------------
Balance February 25, 1995         441,000          49,000           49,000            -                7.125
-----------------------------------------------------------------------------------------------------------------
   Granted                        (42,000)         42,000           42,000            -                6.375
-----------------------------------------------------------------------------------------------------------------
   Exercisable                       -               -             (49,000)         49,000             7.125
-----------------------------------------------------------------------------------------------------------------
   Canceled                         7,000          (7,000)            -             (7,000)            7.125
-----------------------------------------------------------------------------------------------------------------
Balance March 2, 1996             406,000          84,000           42,000          42,000          6.375 - 7.125
-----------------------------------------------------------------------------------------------------------------
   Granted                        (42,000)         42,000           42,000            -                 5.250
-----------------------------------------------------------------------------------------------------------------
   Exercisable                       -               -             (42,000)         42,000              6.375
-----------------------------------------------------------------------------------------------------------------
   Canceled                        14,000         (14,000)            -            (14,000)         6.375 - 7.125
-----------------------------------------------------------------------------------------------------------------
Balance March 1, 1997             378,000         112,000           42,000          70,000          5.250 - 7.125
-----------------------------------------------------------------------------------------------------------------
   Granted                        (42,000)         42,000           42,000             -                3.625
-----------------------------------------------------------------------------------------------------------------
   Exercisable                       -               -             (42,000)         42,000              5.250
-----------------------------------------------------------------------------------------------------------------
Balance February 28, 1998         336,000         154,000           42,000         112,000        $3.625 - $7.125
-----------------------------------------------------------------------------------------------------------------

Effective March 3, 1996, the Company adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by this statement, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized in the Company's Consolidated Statements of Operations for its stock-based compensation plans. The average fair value of options granted during 1998, 1997 and 1996 was $1.43, $2.05 and $2.55, respectively. The fair value was estimated using the Black-Scholes option pricing model based on the following assumptions for fiscal 1998, 1997 and 1996: risk free interest rate of 6.7%, expected life of six years, estimated volatility of 52%, with no dividend yield. Had compensation costs been determined under the provisions of SFAS No. 123, the pro forma net income and earnings per share would have been as follows:

                                             1998                               1997                               1996
------------------------------------------------------------------------------- - -----------------------------------------------
                                                       (In thousands of dollars, except share data)
                                 As reported      Pro forma          As reported      Pro forma         As reported     Pro forma
---------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                 $   (4,572)    $   (5,297)        $   (10,943)    $   (11,637)          $   8,394     $   8,045
---------------------------------------------------------------------------------------------------------------------------------
Earnings (loss) per share         $    (0.10)    $    (0.11)        $     (0.23)    $     (0.25)          $    0.18     $    0.17
---------------------------------------------------------------------------------------------------------------------------------

NOTE 13 - CAPITAL STOCK
--------------------------------------------------------------------------------

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

In connection with an advisory agreement entered into between the Company and Creative Artists Agency, Inc. ("CAA"), which was terminated on November 30, 1995, options to acquire 866,667 shares of Common Stock at an exercise price of $8.00 per share were issued to CAA. These fully vested options will expire on April 1, 2003.

During fiscal 1998 and 1997 the Company purchased 135,000 shares of its Common Stock for $523,000 and 512,000 shares for $2,238,000, respectively.




NOTE 14 - GEOGRAPHIC AREA INFORMATION
--------------------------------------------------------------------------------

Net sales to unaffiliated customers and income from operations, as presented below, are based on the locations of the ultimate customer. Income from operations is defined as total net sales less operating expenses, depreciation and amortization. Identifiable assets, as presented below, are those assets located in each geographic area.

                                                                                         Year Ended
-------------------------------------------------------------------- --------------------------------------------------
                                                                        February              March               March
                                                                        28, 1998            1, 1997             2, 1996
                                                                      (52 weeks)         (52 weeks)          (53 weeks)
-----------------------------------------------------------------------------------------------------------------------
                                                                                (In thousands of dollars)
Net sales
     United States                                                   $  157,208          $  178,883          $  188,818
-----------------------------------------------------------------------------------------------------------------------
     Europe                                                              64,599              77,955              62,161
-----------------------------------------------------------------------------------------------------------------------
     Other                                                               19,443              12,137              14,516
-----------------------------------------------------------------------------------------------------------------------
                                                                     $  241,250          $  268,975          $  265,495
-----------------------------------------------------------------------------------------------------------------------
Income from operations
     United States                                                   $    5,566          $  (19,204)         $    9,070
-----------------------------------------------------------------------------------------------------------------------
     Europe                                                              (6,215)              5,187               6,606
-----------------------------------------------------------------------------------------------------------------------
     Other                                                               (1,371)               (458)                895
-----------------------------------------------------------------------------------------------------------------------
                                                                     $   (2,020)         $  (14,475)         $   16,571
-----------------------------------------------------------------------------------------------------------------------
Identifiable assets
     United States                                                   $  126,498          $  140,643          $  163,145
-----------------------------------------------------------------------------------------------------------------------
     Europe                                                              43,972              55,630              51,616
-----------------------------------------------------------------------------------------------------------------------
     Other                                                                7,936               4,905               2,366
-----------------------------------------------------------------------------------------------------------------------
                                                                     $  178,406          $  201,178          $  217,127
-----------------------------------------------------------------------------------------------------------------------

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, " Disclosures About Fair Value of Financial Instruments." These estimates have been determined by the Company using available market information and appropriate valuation techniques based on information as of February 28, 1998. As considerable judgment is inherent in the development of these estimates, they are not necessarily indicative of the amounts that the Company could realize in the current market exchange.


The recorded amounts and fair values are as follows:


                                                            February 28, 1998                     March 1, 1997
-------------------------------------------------------------------------------------- -----------------------------
                                                        Recorded            Fair            Recorded            Fair
                                                          Amount           Value              Amount           Value
--------------------------------------------------------------------------------------------------------------------
                                                                       (In thousands of dollars)
Assets:
--------------------------------------------------------------------------------------------------------------------
   Cash and equivalents                                 $ 22,153       $ 22,153             $ 24,199       $ 24,199
--------------------------------------------------------------------------------------------------------------------
   Prepaid expenses                                        3,821          3,821                9,012          8,549
--------------------------------------------------------------------------------------------------------------------
Liabilities:
--------------------------------------------------------------------------------------------------------------------
   Current portion of long-term debt                       8,333          8,333                7,500          7,500
--------------------------------------------------------------------------------------------------------------------
   Long-term debt                                         22,617         22,617               27,450         27,450
--------------------------------------------------------------------------------------------------------------------
Foreign currency forward contracts                           -            1,959                 -               755
--------------------------------------------------------------------------------------------------------------------
Interest rate swap contracts                            $    -         $    (16)            $   -          $    (37)
--------------------------------------------------------------------------------------------------------------------


NOTE 16 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
--------------------------------------------------------------------------------

                                                         1998                                            1997
-------------------------------------------------------------------------------------------------------------------------------
                                      1st          2nd         3rd         4th         1st          2nd       3rd         4th
--------------------------------------------------------------------------------------------------------------------------------
                                                            (In thousands of dollars, except share data)
Net sales                         $ 60,177    $  55,118     $ 54,173    $ 71,782    $ 79,261    $ 55,025    $ 62,491    $ 72,198
--------------------------------------------------------------------------------------------------------------------------------
Gross profit on sales               22,463       17,625       11,649      27,972      26,174      20,328      20,755      22,864
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from operations        2,011       (2,934)     (10,005)      8,908       7,363       2,768     (28,117)      3,511
--------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                      822       (1,763)      (8,538)      4,907       3,740       1,227     (18,498)      2,588
--------------------------------------------------------------------------------------------------------------------------------
Net income (loss) per share -
   basic and diluted              $   0.02    $   (0.04)    $  (0.18)   $   0.11    $   0.08    $   0.03    $  (0.39)   $   0.06
--------------------------------------------------------------------------------------------------------------------------------

NOTE 17 - COMMITMENTS AND OTHER MATTERS
--------------------------------------------------------------------------------

Future minimum payments under non-cancelable leases which extend into the calendar year 2010 are $1,614,000 (1999), $1,649,000 (2000) $1,558,000 (2001),
$1,399,000 (2002) and $8,330,000 thereafter.

Future minimum payments required under the Company's existing sports contracts, with various expiration dates extending into calendar year 2001 are estimated to be $16,090,000 (1999), $9,983,000 (2000) and $7,600,000 (2001).

Total royalty expense under the Company's sports and entertainment licensing contracts was $33,662,000 (1998), $37,960,000 (1997) and $34,614,000 (1996).

Advertising expenses included in selling, general and administrative expenses amounted to $13,240,000 (1998), $13,573,000 (1997) and $13,488,000 (1996).

Two of the Company's subsidiaries, Topps Ireland and Topps Europe, transact business in many countries, utilizing many different currencies. They are thus exposed to the effect of exchange rate fluctuations on sales and purchase transactions denominated in currencies other than their functional currency. These subsidiaries enter into both foreign currency forward contracts and options on currency forward contracts to manage these exposures and to minimize the effects of foreign currency transactions on their cash flow. Such contracts are entered into primarily to hedge against future commitments. The Company does not engage in foreign currency speculation. Gains and losses on these hedging instruments that are designated and effective as hedges of firm commitments are deferred and recognized in income in the same period as the hedge transaction. The Company may be exposed to credit losses in the event of non-performance by counterparties to these instruments. Management believes, however, the risk of incurring such losses is remote as the contracts are entered into with major financial institutions.

At February 28, 1998, the Company had outstanding foreign currency forward sales and purchase contracts with banks in the amounts of $8,238,000 and $13,161,000, respectively, as compared to $9,174,000 and $15,389,000, as of March 1, 1997.

These contracts have various maturity dates ranging up to twelve months from February 28, 1998, with over 74% of the contracts maturing within six months. The recognition of net losses, which amounted to $92,000 using spot rates as of year end, is deferred until the period of the hedge transaction. In addition, the Company also had options to purchase foreign currencies outstanding in the amount of $3,178,000 as of February 28, 1998.

Legal proceedings:

In August 1996, the Company was named a defendant in a class action in the United States Court for the Eastern District of New York (the "Court") entitled Sullivan, et.al. v. The Topps Company, Inc. No. CV-96-3779 (EDNY) (the "Action"). The Action alleged, among other things, that the Company violated the federal Racketeer Influenced and Corrupt Organizations Act by its practice of selling sports and entertainment cards with randomly-inserted "insert" cards, in violation of state and federal anti-gambling statutes. Each of the Company's principal competitors, as well as several of its principal licensors, was separately sued in its home state for employing, or participating in, the same or similar practices. The Action sought treble damages and attorney's fees on behalf of all purchasers of packs of cards potentially including "insert" cards over a four-year period. On August 21, 1997, the Court entered a judgment granting the Company's motion to dismiss the complaint with prejudice. The plaintiffs have filed a Motion to Alter, Amend and Vacate Judgment and for Leave to File Amended Complaint. The Company has opposed the motion and, by Memorandum and Order Dated April 28, 1998, the Court denied plaintiffs' motion in all respects.

In November 1996, Teamsters Local 229 (the "Union") filed an unfair labor practice charge with the National Labor Relations Board (the "NLRB") relating to the Duryea plant closing. In April 1997, the NLRB issued a complaint against the Company based upon the Union's charge, alleging that the Company refused to bargain over its decision to close the Duryea plant. On November 25, 1997, the parties entered into a Settlement Agreement and Release, settling this matter. Under the Settlement Agreement and Release, all individuals who worked for the Company in 1996 and were affected by the closure of Duryea were paid $450 for each full year of service to the Company, provided such individuals executed a release. Individuals who did not work during 1996, but who retained certain recall rights, received a lump sum payment of $1,500, provided they executed a release. Based on the Settlement Agreement and Release, on December 10, 1997, the NLRB signed an order approving withdrawal of the unfair labor practice charge and dismissing the complaint. As of February 28, 1998, all amounts due under the Settlement Agreement have been paid.

The Company is a defendant in several other civil actions which are routine and incidental to its business. In management's opinion, after consultation with legal counsel, these actions will not have a material adverse effect on the Company's financial condition or results of operations.

Report of Independent Public Accountants
================================================================================


Board of Directors and Stockholders
The Topps Company, Inc.:

We have audited the accompanying consolidated balance sheets of The Topps Company, Inc. and Subsidiaries as of February 28, 1998 and March 1, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of The Topps Company, Inc. and Subsidiaries as of February 28, 1998 and March 1, 1997 and the results of their operations and cash flows for each of the three years in the period ended February 28, 1998 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, during the year ended March 1, 1997, the Company changed its method of accounting for impairment of long-lived assets as required by Statement of Financial Accounting Standards No. 121.



                                             DELOITTE & TOUCHE LLP

                                             New York, New York
                                             April 3, 1998
                                             May 11,1998, as per Note 9.

Market and Dividend Information
================================================================================


The Company's Common Stock is traded on the Nasdaq National Market under the symbol TOPP. The following table sets forth, for the periods indicated, the high and low sales price for the Common Stock during the last two fiscal years as reported on the Nasdaq National Market. As of April 9, 1998, there were approximately 5,559 holders of record.

                                                         Fiscal year ended                     Fiscal year ended
                                                         February 28, 1998                       March 1, 1997
--------------------------------------------------------------------------------------------------------------------

                                                     High Price        Low Price         High Price        Low Price
--------------------------------------------------------------------------------------------------------------------
First quarter                                           $ 4.313          $ 3.438           $ 6.625          $ 4.6875
--------------------------------------------------------------------------------------------------------------------
Second quarter                                            4.188            3.250             6.500            4.625
--------------------------------------------------------------------------------------------------------------------
Third quarter                                             3.563            2.375             5.000            3.125
--------------------------------------------------------------------------------------------------------------------
Fourth quarter                                          $ 3.000          $ 1.500           $ 5.000          $ 3.500
--------------------------------------------------------------------------------------------------------------------




The Company's Credit Agreement currently prohibits the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Notes to Consolidated Financial Statements - Note 9."

Selected Consolidated Financial Data
================================================================================


                                                    1998           1997           1996           1995           1994
--------------------------------------------------------------------------------------------------------------------
                                                         (In thousands of dollars, except share data)
OPERATING DATA:
Net sales                                     $  241,250     $  268,975     $  265,495     $  265,386     $  268,047
--------------------------------------------------------------------------------------------------------------------
Gross profit on sales                             79,709         90,121         82,005         83,217         94,488
--------------------------------------------------------------------------------------------------------------------
Selling, general and administrative
     expenses                                     78,437         75,974         68,563         59,250         51,876
--------------------------------------------------------------------------------------------------------------------
Income (loss) from operations                     (2,020)       (14,475)        16,571         26,924         45,930
--------------------------------------------------------------------------------------------------------------------
Interest income (expense), net                    (1,585)        (1,942)        (1,447)           461            157
--------------------------------------------------------------------------------------------------------------------
Net income (loss)                                 (4,572)       (10,943)         8,394         15,747         26,592
--------------------------------------------------------------------------------------------------------------------
Per share:
     Income (loss) from operations                 (0.04)         (0.31)          0.35           0.57           0.98
--------------------------------------------------------------------------------------------------------------------
     Net income (loss)                             (0.10)         (0.23)          0.18           0.33           0.57
--------------------------------------------------------------------------------------------------------------------
     Cash dividends                           $      -       $      -       $      -       $     0.21     $     0.28
--------------------------------------------------------------------------------------------------------------------
Weighted average shares outstanding           46,421,301     46,928,369     47,047,251     47,039,287     47,030,902
--------------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA:
Cash and equivalents                         $    22,153     $   24,199     $   24,154     $   17,785     $   27,737
--------------------------------------------------------------------------------------------------------------------
Working capital                                   20,971         18,716         31,278         30,917         23,624
--------------------------------------------------------------------------------------------------------------------
Net property, plant and equipment                 10,148         12,900         31,610         31,964         29,479
--------------------------------------------------------------------------------------------------------------------
Long-term debt, less current portion              22,617         27,450         37,500           -              -
--------------------------------------------------------------------------------------------------------------------
Total assets                                     178,406        201,178        217,127        136,324        141,677
--------------------------------------------------------------------------------------------------------------------
Stockholders' equity                         $    61,609     $   68,052     $   81,850     $   73,869     $   66,955
--------------------------------------------------------------------------------------------------------------------



Amounts in 1996 include the impact of Topps Europe from the date of acquisition on July 6, 1995.

Certain items in the prior years' financial statements have been reclassified to conform with the current year's presentation.

BOARD OF DIRECTORS
================================================================================
Arthur T. Shorin                        Seymour P. Berger
Chairman, Chief Executive               Business Consultant
Officer and President


Allan A. Feder *                        Stephen D. Greenberg
Independent Business                    President
Consultant, President and               Classic Sports Network, Inc.
Chief Executive Officer,
Vitarroz Corporation

Wm. Brian Little                        David Mauer  *
Private Investor                        Chief Executive Officer
                                        Riddell Sports, Inc.

Jack H. Nusbaum *                       Stanley Tulchin
Senior Partner and Chairman             Chairman
Wilkie Farr & Gallagher                 Stanley Tulchin Associates, Inc.

*Nominated to stand for re-election to the Company's Board of Directors at the 1998 Annual Meeting of Stockholders.


OFFICERS
================================================================================
Arthur T. Shorin               Michael P. Clancy
Chairman, Chief Executive      Vice President, Managing
Officer and President          Director - Topps Ireland,
                               Co-Managing Director -
                               Topps Europe


Ronald L. Boyum                Michael J. Drewniak
Vice President - Marketing     Vice President -
and Sales                      Manufacturing


Edward P. Camp                 Ira Freidman                  William G. O'Connor
Vice President, President -    Vice President - Publishing   Vice President -
Hobby Division                 and New Product Development   Administration

Leon J. Gutmann                Catherine K. Jessup
Assistant Treasurer and        Vice President - Chief
Assistant Secretary            Financial Officer


John Perillo                   Scott Silverstein
Vice President - Operations    Vice President - Business
                               Affairs, General Counsel

SUBSIDIARIES
===============================================================================
Topps Argentina S.A.           Topps Canada, Inc.         Topps Ireland, Limited
Managing Director -            Managing Director -        Managing Director -
Juan P. Georgalos              Kevin J. Crux              Michael P. Clancy


Topps Brasil, Ltda.            Topps Europe, Limited         Topps Italia SRL
Managing Director - Jeroen     Co-Managing Directors -       Managing Director -
Servaes                        Christopher Rodman            Furio Cicogna
                               Michael P. Clancy


Topps Mexico S.A. DE C.V.
Managing Director -
Enrique Sherwell

STOCKHOLDER AND OTHER INFORMATION
================================================================================
Annual Meeting                          Corporate Counsel
Tuesday, June 30, 1998, 10:30 A.M.      Willkie Farr & Gallagher
Chase Manhattan Bank                    787 Seventh Avenue
1 Chase Manhattan Plaza                 New York, New York 10019
New York, New York  10081

Registrar and Transfer Agent
Chemical Mellon Shareholder Service, LLC
85 Challenger Road
Ridgefield Park, NJ 07660
(800)851-9677


Form 10-K -- A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be available to stockholders of record upon written request to the Assistant Treasurer.
--------------------------------------------------------------------------------