Form 10-K, Exhibit 13
period 1999-02-27
TOPPS CO INC
filed 1999-05-27
CIK 812076

Corporate  Profile

The Topps Company, Inc. is an international marketer of entertainment products, principally collectible trading cards, confections and sticker and album collections. The Company, founded in 1938, created Bazooka brand bubble gum in 1947 and marketed its first Topps baseball cards in 1951.


Dedication

With thanks and admiration, we dedicate this Annual Report to our esteemed colleague Seymour P. Berger, former Vice President and now retiring Board member. For over half a century Sy, known as "the father of modern-day baseball cards," has served the Company with distinction and still devotes time to consult for us on special assignments. A major leaguer in every sense of the word, congratulations and best wishes to this remarkable man from a grateful Topps.

Stockholders' Letter

Dear Stockholders,
Fiscal 1999 results reflect significant progress as we work to build the value of your investment in Topps.

For the year ended February 27, 1999, Topps earned $15.6 million, or 34 cents per share, compared to a loss the previous year of $4.6 million, or minus 10 cents per share. We also reduced our debt from $31.0 million to $15.8 million and built cash to $41.7 million. The Company's net worth increased by 25% to $77.2 million, return on equity was 22.4%, and our stock price rose from $2.75 a share to $4.375 at fiscal year end, a 59% improvement. Other highlights included:

     o Growth and strengthening of core brand franchises in both sports and confectionery
     o Highly successful new product introductions
     o Distribution gains for a variety of  products
     o Improved margins through cost cutting and new efficiencies
     o Significantly better customer service performance
     o Effective use of TV  advertising

     Fair to say, we made good progress for the year, and fully intend to produce more of it. As a matter of fact, the theme "more" is featured in this report because looking ahead our continuing aim is to provide more: more fun, value and innovation for consumers; more profits for our trade partners (doing so endears us to them as a more highly prized supplier); more challenges for the Topps organization to tackle successfully; and, underlying all of the above, more stockholder value.

     For your information, what follows is a discussion of the Company's businesses in some detail -- its actions and achievements, plus a description of opportunities that we are able to talk about in this writing.


Collectible Sports Products
     More brands, more sports, more innovation...

     Generally speaking, fiscal 1999 was a constructive period for sports cards, albeit one in which some of the positives were masked by the effects of a labor problem in basketball. Indeed, baseball had a splendid year, punctuated by the exploits of two players in particular, Mark McGwire and Sammy Sosa, whose incredible home run chase was both historic and awakening. Not only did they represent a perfect combination of athletic skills and fine personal character, but the spirit they created on and off the field was contagious.

     Football cards had a good year as well. Collectors were excited about the strong entry class of rookies and sales got a boost from the temporary absence of NBA product. Rounding out the picture, this was our first year back marketing hockey cards after being out of the "rink" for awhile and, as of this writing, I can report that the return of basketball to arenas and our sales of NBA product at the start of fiscal 2000 are encouraging. Let's go on to some specifics.

     The Company's strategy of focusing on brands continues proving correct as Topps, Bowman and Topps Finest brands remain among the most desired in the industry. Our brands also provided a natural platform for extensions such as

Topps Chrome and Bowman's Best. Further, this strategy allows brands to transfer smoothly to additional sports, increasing their strength and equity, and providing new sales opportunities.

     We had two successful new sports brand introductions this year. Our stunning Topps Gold Label cards were a big hit in baseball and football. Next year they will be seen in basketball and hockey versions as well. Topps Tek, with its new innovative mode of set construction, encouraged different types of collecting. As mentioned, the Company also re-entered the hockey card market this year on a limited basis, after sitting out the past couple of seasons due to poor economics in the category. With improved conditions this year, we were moderately successful, collectors were happy to have Topps back and we will expand our hockey offerings next year.

     This past year saw other evidence of progress as well. The Company introduced Action Flats -- three dimensional detailed miniature figurines of professional athletes. Such "new sports initiatives" present a natural growth opportunity for the Company. Accordingly, we hope to expand our "Flats" offerings and test at least one other non-card sports concept during the new year.

     Our international sports business remains a significant building block as well. The Merlin Premier League Football (soccer) collection in the U.K. remains one of our most important products overseas. Our second year of involvement in Italian Football proved beneficial, as we added a second collection and further established our presence in the market. We will continue to seek opportunities to license and market other sports collections featuring athletes overseas.

Entertainment Products
More focus, more profits...

     The market for entertainment cards and collections remained relatively weak this year, with only the strongest properties performing acceptably. This being the case, our strategy of exercising extreme selectivity about our offerings proved to be all the more important. In America we marketed just three properties this year -- Xena, X-Files, and WCW wrestling. All were well received, which led to higher margins and more profits from entertainment products. Overseas we cut down significantly on our entertainment offerings and improved profitability, although in certain instances we strayed a bit from our strategy and paid the price. We also suspended operations of our comic book business, as we found no sustainable opportunities there. On the other hand, we stand ready (and able) to jump back in when market conditions improve.

     The general weakness in the entertainment market notwithstanding, our new year could be an exciting one as we begin marketing merchandise featuring the new Star Wars movie, "Episode I: The Phantom Menace," under domestic trading card and international sticker/album licenses. This is probably the most anticipated movie of all time, and should translate well to our picture products.

     As announced recently, we are also planning to market trading cards and lollipops featuring "Pokemon," a hot children's property. Even with our enthusiasm for these properties, we continue to believe a selective approach is appropriate, and intend to keep a tight rein on our roster of entertainment products both here and abroad.

Confectionery
More distribution, more new products, more value, more fun...

     The Company's confectionery business had a fine year. In the U.S., our core lollipop brands, Ring Pop and Push Pop, achieved double digit growth rates and are among the nation's best selling premium lollipops. Our brands grew in vitality among consumers as we introduced new flavors and new packaging and invested in advertising support. Both Ring Pop and Push Pop achieved substantial distribution gains as well. We completed our transition this year to a broker sales force and did a better job managing it which, combined with product improvements, enticed more outlets to carry our products. Internationally, Push Pop in particular is a powerful brand that we sold in thirty countries last year, seven of which were new to the product.

     We made more progress on the new product front also. Topps Baby Bottle Pop gave an excellent account for itself at home and abroad. According to independent retail audit data, Baby Bottle Pop was the year's most successful new lollipop brand in convenience stores in America. We are excited about the long term prospects for this brand, and plan to support its future with a multi-national advertising program. We also introduced Flip Pop, another new lollipop brand, which was received especially well overseas.

     Our Bazooka business had some interesting developments as well, most notably the introduction of Bazooka Pops, a major brand extension targeting the large bubble gum filled lollipop segment. Who better to shake up this market than Bazooka Joe? Bazooka Pops enjoyed outstanding pre-market consumer test results, and initial trade acceptance on sell-in is promising. This product is a good example of the Company's "more" theme -- giving consumers more value and variety (two pops per pack), more fun (comics on every wrapper), and more quality (Bazooka gum inside).

     Next year, the Company expects to continue building momentum in its confectionery business. Product enhancements will include the addition of real fruit juice to some of our lollipop formulas, changes in flavors and new packaging. We will increase and improve our advertising support, with exciting new creative executions for Push Pop, Ring Pop and Bazooka Pop. Innovative new products will be introduced, such as Triple Power Push Pop and Treasure Pop, and our all-out drive to expand distribution will continue unabated. In sum, this should be an eventful year in confections.

Operations
More efficiency, more savings, more service to customers...

     The operations group had a banner year, with success in many areas. The Company realized savings in purchased materials through improved supplier management, bundling of products and longer-term commitments. Obsolescence was reduced to record low levels through better sku management and further refinement of our make-to-order system. A revamped, more streamlined process lowered product development costs as well. Our inventory management system was made more efficient, leaving us with lower stock levels on hand, hence more cash in the bank and fresher products in stores. We also made progress in reducing warehousing and shipping costs.

     An important part of customer service is on-time accurate shipments. We set ambitious goals for ourselves in this area and achieved them by more carefully managing every step of the logistics process. Our trading card performance was close to 100% on-time ship. Confectionery performance was excellent as well, as we improved our average shipping time by a full 10 days. Pardon the boast, but these and a variety of other actions exemplify the strength and determination of our entire organization as it exists today.

The Future
More growth, more stockholder value...

     To build on this year's progress, the Company will focus on some key strategies. Leading the charge is continued core brand development. Our brands are the heart and soul of this business, and building and supporting them is paramount. At the same time, we want to introduce brand extensions and new products that excite consumers. We will remain in our areas of expertise but stretch the boundaries through innovation and application of considerable skills available to us inside and outside the Company. It is also imperative that we continue to expand the number of outlets which carry our products, convincing them to do so through creative marketing and merchandising programs which don't just look good, but that work.

     The Company will also continue to explore and invest in new business opportunities, either through internal development or acquisition. To the latter, we are constantly on the lookout for things that fit with our knitting, but to date have not found an appropriate match.

     Finally, rest assured, the existence of the internet has not escaped our attention. We are working to identify the best means of productively combining its explosive potential with our unique corporate profile. It is our hope and intention to begin some purposeful form of implementation of an internet initiative this coming fiscal year.

     In closing, we thank the Topps family of employees everywhere for their dedication and commitment to making good things happen. On behalf of the entire organization, we also thank our customers, licensors, stockholders and suppliers for their valued support.

                                Arthur T. Shorin

                Chairman, Chief Executive Officer and President



Edward P. Camp           Michael J. Drewniak          Ira Friedman
Catherine K. Jessup      William G. O'Connor          Ronald L. Boyum
Michael P. Clancy        Leon J. Gutmann              John Perillo
Scott Silverstein

                      OFFICERS OF THE TOPPS COMPANY, INC.

Table of Contents



                                                                            Page


Stockholders' Letter...........................................................1


Financial Highlights...........................................................6


Management's Discussion and Analysis of Financial Condition and Results of
Operations.....................................................................7


Consolidated Financial Statements.............................................11


Notes to Consolidated Financial Statements....................................15


Report of Independent Public Accountants......................................30


Market & Dividend Information.................................................31


Selected Consolidated Financial Data..........................................32


Directors, Officers, Subsidiaries and Stockholder Information..Inside Back Cover

Financial Highlights

                                                                                                Year Ended
------------------------------------------------------------------------------------------------------------------------------------
                                                                                February              February                March
                                                                                27, 1999              28, 1998              1, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                (In thousands of dollars, except share data)

Net sales                                                                      $ 229,414             $ 241,250            $ 268,975
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from operations                                                     26,658                (2,020)             (14,475)
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                 15,571                (4,572)             (10,943)
------------------------------------------------------------------------------------------------------------------------------------
Cash provided (used) by operations                                                29,522                   (62)              12,707
------------------------------------------------------------------------------------------------------------------------------------
Working capital                                                                   24,919                20,971               18,716
------------------------------------------------------------------------------------------------------------------------------------
Total debt                                                                        15,783                30,950               34,950
------------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                              77,224                61,609               68,052
------------------------------------------------------------------------------------------------------------------------------------
Per share data - basic:
  Net income (loss)                                                                 0.34                 (0.10)               (0.23)
------------------------------------------------------------------------------------------------------------------------------------
  Book value                                                                      $ 1.66                $ 1.33               $ 1.45
------------------------------------------------------------------------------------------------------------------------------------

Weighted average shares outstanding - basic                                     46,414,960          46,421,301           46,928,369
------------------------------------------------------------------------------------------------------------------------------------

Income (loss) from operations includes certain non-recurring items in each year presented above. See Note 2.

Management's Discussion and Analysis of Financial Condition and Results of Operations


The following table sets forth, for the periods indicated, net sales by key business segment:


                                                                                                Year Ended
---------------------------------------------------------------------------------------------------------------------------
                                                                                 February         February           March
                                                                                 27, 1999         28, 1998         1, 1997
---------------------------------------------------------------------------------------------------------------------------
                                                                                          (In thousands of dollars)
Collectible sports products                                                     $ 124,855        $ 140,588       $ 144,015
---------------------------------------------------------------------------------------------------------------------------
Entertainment products                                                              9,321           16,137          34,917
---------------------------------------------------------------------------------------------------------------------------
Confectionery                                                                      95,238           84,525          90,043
---------------------------------------------------------------------------------------------------------------------------
     Total                                                                      $ 229,414        $ 241,250       $ 268,975
---------------------------------------------------------------------------------------------------------------------------


Fiscal 1999 Versus 1998*

In 1999, the Company's net sales decreased 4.9% to $229.4 million from $241.3 million. This was the result of lower sales of both collectible sports and entertainment products which were only partially offset by increased sales of confectionery products.

Net sales of collectible sports products, which consist of both sports cards and sports sticker/album products, decreased 11.2% from $140.6 million in 1998 to $124.9 million in 1999. This decrease was the result of the prolonged NBA lockout and, to a lesser extent, a decline in sales of U.K. sticker/album products. Partially offsetting these declines were increases in sales of U.S. baseball and football cards and the Company's re-introduction of NHL hockey cards this year. Collectible sports products accounted for 54% of consolidated net sales of the Company in 1999, versus 58% in 1998.

Net sales of entertainment products, which consist of entertainment cards, comic books, magazines and the Merlin line of entertainment sticker/album products, decreased 42.2% from $16.1 million in 1998 to $9.3 million in 1999. This was primarily the result of the Company's decision to reduce its emphasis on entertainment sticker/album products and comics. U.S. sales of entertainment cards increased however, as a result of the introduction of WCW wrestling cards. Sales of entertainment products accounted for 4% of consolidated net sales of the Company in 1999, compared with 7% in 1998.

Net sales of confectionery products, which include among other things, Bazooka brand bubble gum and Ring Pop, Push Pop and Baby Bottle Pop lollipops, increased 12.7% in 1999 to $95.2 million from $84.5 million in 1998. This growth was the result of the roll out of Baby Bottle Pop and Flip Pop, the expansion of Push Pop in Brazil and stronger sales of our core lollipop brands--Ring Pop and Push Pop in the U.S. The Company's confectionery business accounted for 42% of total 1999 net sales, compared with 35% in 1998.

Consolidated gross profit as a percentage of net sales increased to 41.3% in 1999 from 33.0% in 1998. This margin improvement resulted, in part, from lower royalty payments due to an increase in the percentage of non-royalty bearing confectionery sales as well as the absence of minimum guarantee shortfalls experienced in 1998 on U.S. basketball and Brazilian sticker products. Gross profit margins also benefited from reduced material, product development and obsolescence costs in the U.S.

Royalties and other income increased to $676,000 in 1999 from $390,000 in 1998 largely as the result of income received from an insurance settlement and a U.K. tax refund.

Selling, general and administrative expenses ("SG&A") decreased to $72.3 million or 31.5% of sales in 1999 from $78.4 million or 32.5% in 1998. This decrease was largely the result of the headcount and cost reductions put into place at the end of 1998. A reduction in U.S. marketing expenses previously required by one of the Company's sport licenses as well as lower advertising agency fees, combined with reduced marketing costs in Europe (due to the de-emphasis of the entertainment business), also resulted in lower SG&A.

----------------------------------
*Unless otherwise indicated, all date references to 1999, 1998 and 1997 refer to the fiscal years ended February 27, 1999, February 28, 1998 and March 1, 1997, respectively.

Results for 1999 include non-recurring income of $3.5 million from gains on the sale of the Irish plant as well as on the sales of manufacturing-related equipment in Ireland and the U.S. 1998 results reflect a non-recurring net expense of $3.7 million. This consists of severance and other costs related to both the 1998 headcount reductions and the closure of the Irish plant, offset by income from the reversal of a plant closure reserve set up in 1997.

Net interest expense decreased to $454,000 in 1999 from $1.6 million in 1998 due to a reduction in the Company's outstanding loan balance and an increase in cash balances.

The effective tax rate of 40.6% in 1999 reflects provisions for federal, state and local income taxes in accordance with statutory income tax rates. The 1998 effective tax rate of (26.8)% was a function of the Company's inability to recognize tax benefits on certain foreign losses.

Net income was $15.6 million, or $0.34 per share in 1999 versus a net loss of $(4.6) million, or $(0.10) per share in 1998. Excluding non-recurring items in both years, net income from operations in 1999 would have been $13.3 million, or $0.29 per share, versus a net loss of $(2.3) million, or $(0.05) per share in the prior year.



Fiscal 1998 Versus 1997

In 1998, net sales decreased 10.3% to $241.3 million from $269.0 million. The decrease was the result of lower sales in all three of the Company's key business segments.

Net sales of collectible sports products decreased 2.4% to $140.6 million in 1998 from $144.0 million in 1997. This decrease was principally the result of lower sales of baseball card products, and to a lesser extent, the Company's decision not to renew its NHL licenses on terms it deemed unfavorable. Collectible sports products accounted for 58% of the Company's consolidated net sales in 1998 versus 54% in 1997.

Net sales of entertainment products decreased 53.8% to $16.1 million in 1998 from $34.9 million in 1997. Revenues versus the prior year were negatively impacted by weakness in the entertainment card and sticker/album markets in the U.S. and Europe. Entertainment products accounted for 7% of consolidated net sales of the Company in 1998 versus 13% in 1997.

Net sales of confectionery products decreased 6.1% in 1998 to $84.5 million from $90.0 million in 1997. This decrease was the result of lower sales of Bazooka bubble gum in the U.S. and lollipops in Europe. Baby Bottle Pop and Flip Pop, which were introduced in the fourth quarter of fiscal 1998, contributed positively to year over year sales. The Company's confectionery business accounted for 35% of total 1998 net sales, compared with 33% in 1997.

Gross profit as a percentage of net sales decreased to 33.0% in 1998 from 33.5% in 1997. This decrease in gross profit resulted from higher product costs in the U.S. and Ireland. The Company benefited during the year from savings related to the December 1996 closure of the Duryea, Pennsylvania manufacturing facility.

The decrease in royalties and other income and expense from $2.7 million in 1997 to $390,000 in 1998, was in part the result of the termination of the Company's Canadian licensee in March 1997 (due to the Company's decision to conduct business directly in Canada), the recognition of foreign exchange losses in Europe and Latin America and the absence of a one-time benefit from royalties received in 1997 relating to the sale of Mars Attacks products.

Selling, general and administrative expenses increased as a percentage of net sales to 32.5% in 1998 from 28.2% in 1997. The increase in 1998 was primarily the result of costs associated with the startup of operations in Latin America, the impact of inflation on overhead costs and higher promotional spending in the U.S., particularly with respect to sports card autograph programs.

Fiscal 1998 results include a net non-recurring charge of $3.7 million. This charge consists of $3.4 million related to headcount reductions in the United States and Europe, $1.5 million related to the closure of the Cork, Ireland manufacturing facility and $1 million of other costs. The 1998 net charge also includes a $2.2 million benefit from the reversal of the plant closure reserve set up in fiscal 1997. 1997 results include a charge of $30.0 million relating to the closure of the Duryea, Pennsylvania manufacturing facility and $1.4 million for the impairment of long-lived assets at the Cork, Ireland factory in compliance with Statement No. 121 of the Financial Accounting Standards Board.

The effective tax rate of (26.8%) in 1998 reflects provisions for federal, state and local income taxes in accordance with statutory income tax rates and was a function of the Company's inability to recognize tax benefits on certain foreign losses.

Net loss decreased to $(4.6) million, or $(0.10) per share in 1998 from $(10.9) million, or $(0.23) per share in 1997. Excluding severance and other non-recurring items and the plant-related charges/benefit in both years, net income (loss) would have been $(2.3) million, or $(0.05) per share in 1998 versus $9.5 million, or $0.20 per share in 1997.


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



Inflation

The Company has been subject to price increases for certain materials, labor, utilities and services, which have been partially offset by effective buying of materials and by adjustment in the contents of finished products and their prices, as competition has permitted.



Liquidity and Capital Resources

In July 1995, the Company entered into a $65 million credit agreement with a syndicate of eight banks in order to finance the acquisition of Topps Europe, Ltd., formerly known as Merlin Publishing, Ltd. ("Topps Europe") and to provide for working capital and letter of credit needs. In May 1998, the Company refinanced this facility with Chase Manhattan Bank. The new credit agreement included a term loan in the aggregate amount of $25.0 million (which was used to repay the prior loan) and a $9.5 million facility to cover letter of credit and revolver needs. The letter of credit and revolver facility was increased to $12.5 million in February 1999. Both the term loan and the letter of credit and revolver facility expire on July 6, 2000. The credit agreement is secured by a pledge of the Company's domestic trademarks and 65% of the stock of Topps Europe. Beginning June 1998, interest rates on $10 million of the outstanding principal of the loan are fixed for one year as a result of an interest rate swap and are, therefore, a function of interest rates at the commencement of the swap transaction. Interest rates on the balance of the outstanding loan are variable and a function of short-term indices. The credit agreement contains restrictions and prohibitions of a nature generally found in loan agreements of this type and requires the Company, among other things, to comply with certain financial covenants, limits the Company's ability to sell or acquire assets or borrow additional money and prohibits the payment of dividends and the acquisition of treasury stock.

As of February 27, 1999, the Company had $41.7 million in cash, and $15.8 million in debt under the term loan.

During 1999, the Company's net increase (decrease) in cash and cash equivalents was $19.6 million versus $(2.0) million in 1998. Cash flow from operating activities in 1999 was $29.5 million versus $(62,000) last year, primarily as a result of the higher net income, income tax refunds in the U.S. and Europe and lower fourth quarter receivables in 1999 resulting from the impact on sales of the NBA lockout and a smaller European sticker/album business. Cash flow from investing activities this year reflects $5.8 million in proceeds from sales of the plant in Cork, Ireland and equipment from both the Cork, Ireland and Duryea, Pennsylvania plants. In 1998, the Company received proceeds totaling $4.3 million primarily from the sale of the manufacturing facility in Duryea, Pennsylvania. Cash flow from financing activities reflects debt payments of $15.2 million this year versus debt payments net of borrowings of $4.0 million and share repurchases of $523,000 in 1998.

Management believes that the Company has adequate means to meet its working capital, capital expenditure, interest and principal repayment requirements for the foreseeable future.



Year 2000

The Year 2000 issue is the result of computer programs using only two digits to identify a year in the date field. If not corrected, many systems could fail or create erroneous results on January 1, 2000 by reading the date as January 1, 1900. Failure to fix this problem could result in systems failures or miscalculations leading to disruption in the Company's operations.

The Company began work on Year 2000 issues in 1996. As of February 27, 1999, all of the Company's mainframe programs have been reviewed for compliance. Where necessary, programs are being fixed, tested and put into production. The Company is also in the process of addressing the needs of all other systems such as personal computers, customer and vendor systems, telephone systems and other electronic hardware.

Year 2000 compliance costs have not and are not expected to significantly affect the financial condition or results of operations of the Company.

The Company expects that its essential systems and business functions will be Year 2000 compliant in all material respects in a timely manner. Given that the Company's fiscal Year 2000 began on February 28, 1999, many essential operating systems have already proven to be Year 2000 compliant. The remaining systems are in the process of being reviewed and tested. In a worst case scenario, the Company believes that its essential processes could be handled manually.

The company has contacted key vendors, customers and other third parties regarding their Year 2000 readiness. Although no issues have been identified to date, the Company will continue to monitor these relationships and will develop contingency plans for dealing with risks, if necessary.



Accounting Changes

During 1998, the FASB approved Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP No. 98-5") which requires that costs previously capitalized as start-up costs be expensed as incurred. SOP No. 98-5 becomes effective for fiscal years beginning after December 15, 1998, with earlier application encouraged. During 1998, the FASB also issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative
Instruments and Hedging Activities" and SFAS No. 134, "Accounting for Mortgage-Backed Securities." Management does not expect the adoption of SOP 98-5 or SFAS No. 134 to have a material effect, if any, on the financial condition or results of operations of the Company and has not yet determined the effect, if any, of SFAS No. 133 on the financial condition, results of operations or additional disclosures of the Company.

Consolidated Statements of Operations

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars, except share data)

                                                                                              Year Ended
-----------------------------------------------------------------------------------------------------------------------------
                                                                                February          February             March
                                                                                27, 1999          28, 1998           1, 1997
-----------------------------------------------------------------------------------------------------------------------------
Net sales                                                                      $ 229,414         $ 241,250         $ 268,975
-----------------------------------------------------------------------------------------------------------------------------
Cost of sales                                                                    134,623           161,541           178,854
-----------------------------------------------------------------------------------------------------------------------------
     Gross profit on sales                                                        94,791            79,709            90,121
-----------------------------------------------------------------------------------------------------------------------------
Royalties and other income                                                           676               390             2,728
-----------------------------------------------------------------------------------------------------------------------------
                                                                                  95,467            80,099            92,849
-----------------------------------------------------------------------------------------------------------------------------
Selling, general and administrative expenses                                      72,288            78,437            75,974
-----------------------------------------------------------------------------------------------------------------------------
Non-recurring expenses (income)                                                   (3,479)            3,682            31,350
-----------------------------------------------------------------------------------------------------------------------------
     Income (loss) from operations                                                26,658            (2,020)          (14,475)
-----------------------------------------------------------------------------------------------------------------------------
Interest expense, net                                                                454             1,585             1,942
-----------------------------------------------------------------------------------------------------------------------------
     Income (loss) before provision (benefit)
        for income taxes                                                          26,204            (3,605)          (16,417)
-----------------------------------------------------------------------------------------------------------------------------
Provision (benefit) for income taxes                                              10,633               967            (5,474)
-----------------------------------------------------------------------------------------------------------------------------
     Net income (loss)                                                          $ 15,571          $ (4,572)        $ (10,943)
-----------------------------------------------------------------------------------------------------------------------------
Net income (loss) per share - basic                                               $ 0.34           $ (0.10)          $ (0.23)
                            - diluted                                             $ 0.33           $ (0.10)          $ (0.23)
-----------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Consolidated Balance Sheets


The Topps Company, Inc. and Subsidiaries
(In thousands of dollars, except share data)


                                                                                February                 February
                                                                                27, 1999                 28, 1998
------------------------------------------------------------------------------------------------------------------
                                     ASSETS
------------------------------------------------------------------------------------------------------------------
Current assets:
------------------------------------------------------------------------------------------------------------------
     Cash and cash equivalents                                                  $ 41,728                 $ 22,153
------------------------------------------------------------------------------------------------------------------
     Accounts receivable, less allowance for doubtful accounts
        of $1,137 (1999) and $1,161 (1998)                                        29,118                   49,727
------------------------------------------------------------------------------------------------------------------
     Inventories                                                                  16,221                   16,613
------------------------------------------------------------------------------------------------------------------
     Income tax receivable                                                           269                    6,829
------------------------------------------------------------------------------------------------------------------
     Deferred tax assets                                                           1,342                    2,792
------------------------------------------------------------------------------------------------------------------
     Prepaid expenses and other current assets                                     4,860                    3,821
------------------------------------------------------------------------------------------------------------------
          Total current assets                                                    93,538                  101,935
------------------------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                                 7,429                   10,148
------------------------------------------------------------------------------------------------------------------
Inangible assets                                                                  60,207                   62,825
------------------------------------------------------------------------------------------------------------------
Other assets                                                                       2,908                    3,498
------------------------------------------------------------------------------------------------------------------
Total assets                                                                   $ 164,082                $ 178,406
------------------------------------------------------------------------------------------------------------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------
Current liabilities:
------------------------------------------------------------------------------------------------------------------
     Accounts payable                                                           $ 15,022                 $ 23,144
------------------------------------------------------------------------------------------------------------------
     Accrued expenses and other liabilities                                       38,051                   48,322
------------------------------------------------------------------------------------------------------------------
     Income taxes payable                                                          4,921                    1,165
------------------------------------------------------------------------------------------------------------------
     Current portion of long-term debt                                            10,625                    8,333
------------------------------------------------------------------------------------------------------------------
          Total current liabilities                                               68,619                   80,964
------------------------------------------------------------------------------------------------------------------
Long-term debt, less current portion                                               5,158                   22,617
------------------------------------------------------------------------------------------------------------------
Deferred income taxes                                                              5,143                    6,864
------------------------------------------------------------------------------------------------------------------
Other liabilities                                                                  7,938                    6,352
------------------------------------------------------------------------------------------------------------------
          Total liabilities                                                       86,858                  116,797
------------------------------------------------------------------------------------------------------------------
Commitments (See note 17)
Stockholders' equity:
------------------------------------------------------------------------------------------------------------------
     Preferred stock, par value $.01 per share, authorized 10,000,000
         shares, none issued                                                           -                        -
------------------------------------------------------------------------------------------------------------------
     Common stock, par value $.01 per share, authorized 100,000,000
         shares, issued 47,515,760 in 1999 and 47,502,510 in 1998                    475                      475
------------------------------------------------------------------------------------------------------------------
     Additional paid-in capital                                                   16,841                   16,812
------------------------------------------------------------------------------------------------------------------
     Treasury stock, 1,102,500 shares in 1999 and 1998                            (8,881)                  (8,881)
------------------------------------------------------------------------------------------------------------------
     Retained earnings                                                            69,775                   54,204
------------------------------------------------------------------------------------------------------------------
     Accumulated other comprehensive income                                         (986)                  (1,001)
------------------------------------------------------------------------------------------------------------------
          Total stockholders' equity                                              77,224                   61,609
------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                     $ 164,082                $ 178,406
------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars)

                                                                                           Year Ended
-------------------------------------------------------------------------------------------------------------------------
                                                                                February        February        March
                                                                                27, 1999        28, 1998        1, 1997
-------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
-------------------------------------------------------------------------------------------------------------------------

  Net income (loss)                                                            $ 15,571          $ (4,572)       (10,943)
-------------------------------------------------------------------------------------------------------------------------
   Add (subtract) non-cash items included in income:
-------------------------------------------------------------------------------------------------------------------------
        Plant closure reserve                                                       -                 -           30,000
-------------------------------------------------------------------------------------------------------------------------
        Impairment loss                                                             -                 -            1,350
-------------------------------------------------------------------------------------------------------------------------
        Gain on sale of property, plant and equipment                            (3,209)           (1,317)           -
-------------------------------------------------------------------------------------------------------------------------
        Depreciation and amortization                                             4,871             4,374          5,245
-------------------------------------------------------------------------------------------------------------------------
        Deferred taxes on income                                                   (271)            7,182        (11,705)
-------------------------------------------------------------------------------------------------------------------------
   Net effect of changes in:
-------------------------------------------------------------------------------------------------------------------------
        Receivables                                                              20,609            10,049        (16,419)
-------------------------------------------------------------------------------------------------------------------------
        Inventories                                                                 392             2,568          8,707
-------------------------------------------------------------------------------------------------------------------------
        Income tax receivable                                                     6,560            (3,928)           107
-------------------------------------------------------------------------------------------------------------------------
        Prepaid expenses and other current assets                                (1,039)            5,188          2,256
-------------------------------------------------------------------------------------------------------------------------
        Payables and other current liabilities                                  (14,637)          (19,710)         3,319
-------------------------------------------------------------------------------------------------------------------------
        Other                                                                       675               104            790
-------------------------------------------------------------------------------------------------------------------------
             Cash provided (used) by operating activities                        29,522               (62)        12,707
-------------------------------------------------------------------------------------------------------------------------
 Cash flows from investing activities:
-------------------------------------------------------------------------------------------------------------------------
   Proceeds from disposition of property, plant and equipment                     5,770             4,315            -
-------------------------------------------------------------------------------------------------------------------------
   Additions to property, plant and equipment                                      (579)           (1,776)        (1,074)
-------------------------------------------------------------------------------------------------------------------------
             Cash provided (used) by investing activities                         5,191             2,539         (1,074)
-------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
-------------------------------------------------------------------------------------------------------------------------
   Proceeds from borrowing                                                          -             6,000              -
------------------------------------------------------------------------------------------------------------------------
   Reduction of debt                                                            (15,167)          (10,000)        (9,350)
-------------------------------------------------------------------------------------------------------------------------
   Exercise of employee stock options                                                29                 -              -
-------------------------------------------------------------------------------------------------------------------------
   Purchase of treasury stock                                                       -              (523)          (2,238)
-------------------------------------------------------------------------------------------------------------------------
             Cash provided (used) by financing activities                       (15,138)           (4,523)       (11,588)
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                                  19,575            (2,046)            45
-------------------------------------------------------------------------------------------------------------------------
Cash at beginning of year                                                        22,153            24,199         24,154
-------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                            $ 41,728          $ 22,153       $ 24,199
-------------------------------------------------------------------------------------------------------------------------

Interest paid                                                                   $ 2,237           $ 3,260        $ 2,605
-------------------------------------------------------------------------------------------------------------------------
Income taxes paid                                                               $ 7,423           $ 3,354        $ 7,811
-------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholders'
     Equity and Comprehensive Income


The Topps Company, Inc. and Subsidiaries
(In thousands of dollars)



                                                                 Additional                                            Other
                                                     Common      Paid-in        Treasury            Retained           Comprehensive
                                        Total        Stock       Capital        Stock               Earnings           Income
------------------------------------------------------------------------------------------------------------------------------------


Balance at March 2, 1996             $  81,8850    $ 475       $ 16,812       $ (6,120)           $ 69,719             $ 964
------------------------------------------------------------------------------------------------------------------------------------

Comprehensive income (loss):
Net income (loss)                       (10,943)                                                   (10,943)
------------------------------------------------------------------------------------------------------------------------------------
Translation adjustment                     (727)      -             -             -                    -                (727)
------------------------------------------------------------------------------------------------------------------------------------
Minimum pension liability
adjustment                                  110       -             -             -                    -                 110
------------------------------------------------------------------------------------------------------------------------------------
  Total comprehensive income (loss)     (11,560)      -             -             -                (10,943)             (617)
------------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock               (2,238)      -             -           (2,238)                -                  -
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 1, 1997                 68,052      475         16,812         (8,358)             58,776               347
------------------------------------------------------------------------------------------------------------------------------------

Comprehensive income (loss):
Net income (loss)                        (4,572)      -             -              -                (4,572)               -
------------------------------------------------------------------------------------------------------------------------------------
Translation adjustment                   (1,348)      -             -              -                   -              (1,348)
------------------------------------------------------------------------------------------------------------------------------------
  Total comprehensive income (lo         (5,920)      -             -              -                (4,572)           (1,348)
------------------------------------------------------------------------------------------------------------------------------------
Purchase of treasury stock                 (523)      -             -             (523)                -                 -
------------------------------------------------------------------------------------------------------------------------------------
Balance at February 28, 1998             61,609      475         16,812         (8,881)             54,204            (1,001)
------------------------------------------------------------------------------------------------------------------------------------

Comprehensive income:
Net income                               15,571       -             -              -                15,571               -
------------------------------------------------------------------------------------------------------------------------------------
Translation adjustment                       15       -             -              -                   -                  15
------------------------------------------------------------------------------------------------------------------------------------

  Total comprehensive income             15,586       -             -              -                15,571                15
------------------------------------------------------------------------------------------------------------------------------------
Exercise of employee stock
options                                      29       -              29            -                   -                 -
------------------------------------------------------------------------------------------------------------------------------------

Balance at February 27, 1999           $ 77,224    $ 475       $ 16,841       $ (8,881)           $ 69,775            $ (986)
------------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany items and transactions have been eliminated in consolidation.

The Company and its subsidiaries have fiscal years which end on the Saturday closest to the end of February. Financial results for the fiscal year ended February 28, 1998, reflect a change in Topps Europe's fiscal year end to coincide with the parent company's and include thirteen months of Topps Europe's operations.

Foreign Currency Translation: The financial statements of subsidiaries outside the United States, except those subsidiaries located in highly inflationary economies, are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange as of the balance sheet date. The resultant translation adjustments are included in accumulated other comprehensive income. Income and expense items are translated at the average exchange rate for the month. Gains and losses from foreign currency transactions of these subsidiaries are included in net income (loss). For subsidiaries operating in highly inflationary economies, the financial statements are measured using the U.S. dollar as the functional currency. Gains and losses from balance sheet translation adjustments are also included in net income (loss).

Derivative Financial Instruments: Derivative financial instruments are used for hedging purposes by the Company in the management of its interest rate and foreign currency exposures. The Company does not hold or issue derivative financial instruments for trading purposes.

Accounting Changes: During 1998, the FASB approved Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP No. 98-5") which requires that costs previously capitalized as start-up costs be expensed as incurred. SOP No. 98-5 became effective for fiscal years beginning after December 15, 1998, with earlier application encouraged. During 1998, the FASB also issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 134, "Accounting for Mortgage-Backed Securities." Management does not expect the adoption of SOP 98-5 or SFAS No. 134 to have a material effect, if any, on the financial condition or results of operations of the Company and has not yet determined the effect, if any, of SFAS No. 133 on the financial condition, results of operations or additional disclosures of the Company.

Cash Equivalents: The Company considers investments in highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

Inventories: Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

Property, Plant and Equipment ("PP&E"): PP&E is stated at cost. Depreciation is computed using the straight-line method. Estimated useful lives used in computing depreciation are twenty-five years for buildings, five to twelve years for machinery and equipment and the remaining lease period for leasehold improvements. In accordance with SFAS No. 121, the Company periodically evaluates the carrying value of its PP&E for circumstances which may indicate impairment.

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

Net Sales: Sales are recorded upon shipment of products. Sales made on a returnable basis are recorded net of a provision for estimated returns. These estimates are revised, as necessary, to reflect actual experience and market conditions.

Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reporting of assets and liabilities as of the dates of the financial statements and revenues and expenses during the reporting period. These estimates primarily relate to the provision for sales returns, allowance for doubtful accounts, inventory obsolescence, restructuring costs and asset valuations. Actual results could differ from these estimates.

Reclassifications: Certain items in the prior years' financial statements have been reclassified to conform with the current year's presentation.

NOTE 2 - NON-RECURRING ITEMS

Fiscal 1999's income from operations includes $3,479,000 of non-recurring income from the sale of the Company's manufacturing facility in Cork, Ireland and the sale of equipment related to plants in Cork, Ireland and Duryea, Pennsylvania.

Fiscal 1998 results include a net non-recurring charge of $3,682,000. This charge consists of $3,407,000 related to headcount reductions in the United States and Europe, $1,518,000 related to the closure of the Cork, Ireland manufacturing facility and $1,004,000 of other costs. The 1998 net charge also includes a $2,247,000 benefit from the reversal of the plant closure reserve set up in fiscal 1997.

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

Excluding these items in all years, net income (loss) from operations would have been $13,326,000 or $0.29 per share in fiscal 1999, $(2,288,000) or $(0.05) per share in fiscal 1998 and $9,493,000 or $.20 per share in fiscal 1997.


NOTE 3 - EARNINGS PER SHARE

In the fourth quarter of fiscal 1998, the Company adopted the provisions of SFAS No. 128, "Earnings Per Share." In accordance with SFAS No. 128, basic EPS is computed using weighted average shares outstanding, while diluted EPS is computed using weighted average shares outstanding plus shares representing stock distributable under stock-based plans computed using the treasury stock method. Because fiscal years ended 1998 and 1997 reflect losses, both basic and diluted EPS for these years were calculated using the weighted average shares outstanding.

The following table represents the computation of weighted average shares outstanding - diluted:


                                        Year ended
-----------------------------------------------------------------
                           February     February       March
                           27, 1999     28, 1998       1, 1997
-----------------------------------------------------------------
Weighted average
shares outstanding:
Basic                    46,414,960     46,421,301     46,928,369
-----------------------------------------------------------------
Effect of dilutive
stock options               263,142         12,363           -
-----------------------------------------------------------------
Diluted                  46,678,102     46,433,664     46,928,369
-----------------------------------------------------------------

NOTE 4 - INVENTORIES
                                     February     February
                                     27, 1999     28, 1998
-----------------------------------------------------------
                                   (In thousands of dollars)

Raw materials                         $ 2,097      $ 1,794
-----------------------------------------------------------
Work in process                         1,020        1,619
-----------------------------------------------------------
Finished products                      13,104       13,200
-----------------------------------------------------------
     Total                           $ 16,221     $ 16,613
-----------------------------------------------------------

NOTE 5 - PROPERTY, PLANT
AND EQUIPMENT, NET
                                      February    February
                                      27, 1999    28, 1998
-----------------------------------------------------------
                                  (In thousands of dollars)
Land                                      $ 42       $ 200
-----------------------------------------------------------
Buildings and improvements               2,030       3,718
-----------------------------------------------------------
Machinery and equipment                 10,973      10,633
-----------------------------------------------------------
     Total PP&E                         13,045      14,551
-----------------------------------------------------------
Accumulated depreciation                (5,616)     (4,403)
-----------------------------------------------------------
     Net                               $ 7,429    $ 10,148
-----------------------------------------------------------

NOTE 6 - INTANGIBLE ASSETS
                                     February      February
                                     27, 1999      28, 1998
------------------------------------------------------------
                                   (In thousands of dollars)
Value of sports,
entertainment and
proprietary products                 $ 36,635      $ 36,635
------------------------------------------------------------
Goodwill                               64,265        64,265
------------------------------------------------------------
Less: accumulated
amortization                          (40,693)      (38,075)
------------------------------------------------------------
     Net                             $ 60,207      $ 62,825
------------------------------------------------------------

NOTE 7 - ACCRUED EXPENSES
AND OTHER LIABILITIES
                                     February      February
                                     27, 1999      28, 1998
------------------------------------------------------------
                                    (In thousands of dollars)
Royalties                             $ 3,852      $ 12,351
------------------------------------------------------------
Employee compensation                   4,613           346
------------------------------------------------------------
Provision for estimated
losses on sales returns                12,629        19,258
------------------------------------------------------------
Plant closure, severance and
other non-recurring items                 762         3,260
------------------------------------------------------------
Payments received
in advance                              5,741         4,608
------------------------------------------------------------
Other                                  10,454         8,499
------------------------------------------------------------
     Total                           $ 38,051      $ 48,322
------------------------------------------------------------





NOTE 8 - DEPRECIATION AND AMORTIZATION

                                     Year Ended
--------------------------------------------------------------
                            February    February        March
                            27, 1999    28, 1998      1, 1997
--------------------------------------------------------------
                                (In thousands of dollars)
Depreciation expense         $ 1,464     $ 1,099      $ 2,402
--------------------------------------------------------------
Amortization of
intangible assets              2,618       2,618        2,649
--------------------------------------------------------------
Amortization - other             789         657          194
--------------------------------------------------------------
     Total                   $ 4,871     $ 4,374      $ 5,245
--------------------------------------------------------------

                                       17


NOTE 9 - LONG-TERM DEBT


                                     February      February
                                     27, 1999      28, 1998
------------------------------------------------------------
                                    (In thousands of dollars)
Term loan                            $ 15,783      $ 24,950
------------------------------------------------------------
Less: current portion                 (10,625)       (8,333)
------------------------------------------------------------
Revolver outstanding                        -         6,000
------------------------------------------------------------
     Total                            $ 5,158      $ 22,617
------------------------------------------------------------

The scheduled repayment of the term loan is as follows:



Fiscal year:                       (In thousands of dollars)
------------------------------------------------------------
2000                                               $ 10,625
------------------------------------------------------------
2001                                                  5,158
------------------------------------------------------------
     Total                                         $ 15,783
------------------------------------------------------------


In May 1998, the Company entered into a credit agreement with Chase Manhattan Bank. The credit agreement provided for a $24,950,000 term loan payable in monthly installments and a $9,450,000 facility to cover letter of credit and working capital needs. The letter of credit and working capital facility has since been increased to $12,450,000. The facility expires on July 6, 2000. Amounts outstanding under the credit agreement are secured by a pledge of the Company's domestic trademarks and 65% of the stock of Topps Europe. Interest rates on the term loan and outstanding revolving credit balance are based on LIBOR plus an applicable margin of 2.25%, or prime. Beginning June 1998, interest rates on $10 million of the outstanding principal of the loan are fixed for one year as a result of an interest rate swap and are, therefore, a function of interest rates at the commencement of the swap transaction. The credit agreement contains certain restrictions and prohibitions of a nature generally found in loan agreements of this type and requires the Company, among other things, to comply with certain financial covenants, limits the Company's ability to sell or acquire assets or borrow additional money and prohibits the payment of dividends and the acquisition of treasury stock. As of February 27, 1999, the Company had outstanding $15,783,000 on the term loan and $4,475,000 in letters of credit.

NOTE 10 - INCOME TAXES

U.S. and foreign operations contributed to income before provision (benefit) for income taxes as follows:


                                    Year Ended
-------------------------------------------------------------
                          February      February       March
                          27, 1999      28, 1998     1, 1997
-------------------------------------------------------------
                              (In thousands of dollars)

United States              $21,984       $ 4,083    $(21,622)
-------------------------------------------------------------
Europe                       2,424        (5,368)      5,492
-------------------------------------------------------------
Canada                       1,868           737         241
-------------------------------------------------------------
Latin America                  (72)       (3,057)       (528)
-------------------------------------------------------------
Total income (loss)
before provision
(benefit) for
income taxes               $26,204      $ (3,605)   $(16,417)
-------------------------------------------------------------


Provision (benefit) for income taxes consists of:


                                      Year Ended
------------------------------------------------------------
                            February     February     March
                            27, 1999     28, 1998   1, 1997
------------------------------------------------------------
                                (In thousands of dollars)
Current income taxes:
Federal                      $ 6,655     $ (4,657)  $ 1,484
------------------------------------------------------------
Foreign                        2,250         (679)    3,501
------------------------------------------------------------
State and local                2,032         (293)      299
------------------------------------------------------------
   Total current              10,937       (5,629)    5,284
------------------------------------------------------------

Deferred income taxes:
Federal                          (79)       5,890    (9,289)
------------------------------------------------------------
State and local                 (225)         706    (1,469)
------------------------------------------------------------
   Total deferred               (304)       6,596   (10,758)
------------------------------------------------------------
   Total provision
   (benefit) for
   income taxes             $ 10,633        $ 967  $ (5,474)
------------------------------------------------------------

The reasons for the difference between the provision (benefit) for income taxes and the amount computed by applying the statutory federal income tax rate to income (loss) before provision (benefit) for income taxes are as follows:


                                     Year Ended
-----------------------------------------------------------
                          February    February       March
                           7, 1999    28, 1998     1, 1997
-----------------------------------------------------------
                              (In thousands of dollars)

Computed expected tax
provision (benefit)        $ 9,171    $ (1,262)   $ (5,746)
-----------------------------------------------------------
Increase (decrease) in
taxes resulting from:
     State and local taxes,
     net of federal tax
     benefit                 1,175         586        (668)
-----------------------------------------------------------
     Foreign and U.S. tax
     effects attributable to
     foreign operations       (578)      1,113         212
-----------------------------------------------------------
    Goodwill                   549         549         549
-----------------------------------------------------------
    Other permanent
    differences                316         (19)        179
-----------------------------------------------------------
    Provision (benefit)
    for income taxes      $ 10,633       $ 967    $ (5,474)
-----------------------------------------------------------



Deferred U.S. income taxes have not been provided on undistributed earnings of foreign subsidiaries as the Company considers such earnings to be permanently reinvested in the businesses as of February 27, 1999. Deferred taxes previously provided on such earnings have been reversed in the current year. These undistributed foreign earnings could become subject to U.S. income tax if remitted, or deemed remitted, as a dividend. Determination of the deferred U.S. income tax liability on these unremitted earnings is not practical, since such liability, if any, is dependent on circumstances existing at the time of the remittance. The cumulative amount of unremitted earnings from the foreign subsidiaries that is expected to be permanently reinvested was approximately $4.6 million on February 27, 1999.








































The components of deferred income tax assets and liabilities are as follows:


                                      Year Ended
----------------------------------------------------------
                            February   February     March
                            27, 1999   28, 1998   1, 1997
----------------------------------------------------------
                              (In thousands of dollars)
Deferred income
tax assets:
    Provision for
    inventory
    obsolescence             $ 1,232        $ -       $ -
----------------------------------------------------------
    Provision for
    estimated losses
    on sales returns             110      2,792     3,489
----------------------------------------------------------
    Total deferred
    income tax
    assets                   $ 1,342    $ 2,792   $ 3,489
----------------------------------------------------------
Deferred income
tax liabilities:
    Depreciation               $ 224      $ 627     $ 814
----------------------------------------------------------
    Undistributed
    earnings - foreign
    subsidiaries                     -    1,422     1,184
----------------------------------------------------------
    Other                        657       (256)   (2,123)
----------------------------------------------------------
    Amortization               4,233      4,756     4,465
----------------------------------------------------------
    Non-recurring
    items                         29        315    (3,961)
----------------------------------------------------------
    Total deferred
    income tax
    liabilities              $ 5,143    $ 6,864     $ 379
----------------------------------------------------------

NOTE 11 - EMPLOYEE BENEFIT PLANS


The FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in February 1998. This new standard does not change the measurement or recognition of costs for pensions or other postretirement plans. It standardizes disclosures and eliminates those that are no longer useful. The information provided below for fiscal 1999, 1998 and 1997 has been presented under the requirements of the new standard.

The Company maintains noncontributory qualified and non-qualified defined benefit pensions as well as a postretirement healthcare plan for all eligible non-bargaining unit personnel.

The Company is also a participant in a multi-employer defined contribution pension plan covering domestic bargaining unit employees.

In addition, the Company sponsors a defined contribution plan, which qualifies under Sections 401(a) and 401(k) of the Internal Revenue Code (the "401(k) Plan").While all non-bargaining unit employees are eligible to participate in the 401(k) Plan, participation is optional. The Company does not contribute to the 401(k) Plan.

Pension expense for all plans was $883,000 (1999), $914,000 (1998) and $1,922,000 (1997).


The  following  tables   summarize   benefit  costs,  as  well  as  the  benefit
obligations, plan assets and funded status associated with the Company's pension and postretirement healthcare benefit plans.

                                                                                                        Postretirement
                                                                      Pension Benefits               Healthcare Benefits
---------------------------------------------------------------------------------------------------------------------------
                                                                 February         February         February        February
                                                                 27, 1999         28, 1998         27, 1999        28, 1998
---------------------------------------------------------------------------------------------------------------------------
                                                                             (In thousands of dollars)
Reconciliation of change in benefit obligation

Benefit obligation at beginning of year                        $ 20,839         $ 19,624          $ 6,239          $ 7,351
---------------------------------------------------------------------------------------------------------------------------
Service cost                                                        692              654              216              362
---------------------------------------------------------------------------------------------------------------------------
Interest cost                                                     1,513            1,480              443              579
---------------------------------------------------------------------------------------------------------------------------
Benefits paid                                                    (1,847)          (2,115)            (317)            (232)
---------------------------------------------------------------------------------------------------------------------------
Actuarial (gains) losses                                            515            1,196                -           (1,821)
---------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of year                              $ 21,712         $ 20,839          $ 6,581          $ 6,239
---------------------------------------------------------------------------------------------------------------------------


Reconciliation of change in the fair value of plan assets

Fair value of plan assets at beginning of year                 $ 14,738         $ 15,442              $ -              $ -
---------------------------------------------------------------------------------------------------------------------------
Actual return on plan assets                                      2,053            1,295                -                -
---------------------------------------------------------------------------------------------------------------------------
Employer contributions                                               67              115              317              232
---------------------------------------------------------------------------------------------------------------------------
Benefits paid                                                    (1,847)          (2,114)            (317)            (232)
---------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                       $ 15,011         $ 14,738              $ -              $ -
---------------------------------------------------------------------------------------------------------------------------

                                                                                                       Postretirement
                                                                  Pension Benefits                  Healthcare Benefits
---------------------------------------------------------------------------------------------------------------------------
                                                               February         February         February         February
                                                               27, 1999         28, 1998         27, 1999         28, 1998
---------------------------------------------------------------------------------------------------------------------------
                                                                             (In thousands of dollars)
Funded status

Funded status                                                  $ (6,701)        $ (6,101)        $ (6,581)        $ (6,239)
---------------------------------------------------------------------------------------------------------------------------
Unrecognized actuarial (gains) losses                             3,600            3,840             (771)            (782)
---------------------------------------------------------------------------------------------------------------------------
Unrecognized prior service cost                                    (143)            (158)               -                -
---------------------------------------------------------------------------------------------------------------------------
Unrecognized initial transition obligation                          612              809            3,437            3,658
---------------------------------------------------------------------------------------------------------------------------
Net amount recognized in the
consolidated balance sheets                                    $ (2,632)        $ (1,610)        $ (3,915)        $ (3,363)
---------------------------------------------------------------------------------------------------------------------------


Components of amounts recognized
in the consolidated balance sheets

Prepaid benefit cost                                              $ 908          $ 1,380              $ -              $ -
---------------------------------------------------------------------------------------------------------------------------
Accrued benefit liability                                        (3,557)          (3,063)          (3,915)          (3,363)
---------------------------------------------------------------------------------------------------------------------------
Intangible asset                                                     17               73                -                -
---------------------------------------------------------------------------------------------------------------------------
Net amount recognized in the
consolidated balance sheets                                    $ (2,632)        $ (1,610)        $ (3,915)        $ (3,363)
---------------------------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Postretirement
                                                  Pension Benefits                           Healthcare Benefits
------------------------------------------------------------------------------------------------------------------------------------
                                        February       February          March       February       February           March
                                        27, 1999       28, 1998        1, 1997       27, 1999       28, 1998         1, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                       (In thousands of dollars)
------------------------------------------------------------------------------------------------------------------------------------

Components of net periodic benefit cost

Service cost                               $ 692          $ 654          $ 720          $ 216          $ 362           $ 122
------------------------------------------------------------------------------------------------------------------------------------
Expected return on
plan assets                               (1,430)        (1,355)        (1,165)            -              -               -
------------------------------------------------------------------------------------------------------------------------------------
Amortization of
initial transition obligation                196             56             56            221            221             221
------------------------------------------------------------------------------------------------------------------------------------
Prior service cost                           (15)           (15)           (16)            -              -               -
------------------------------------------------------------------------------------------------------------------------------------
Actuarial (gains) losses                     132            (10)           117            (11)            18              38
------------------------------------------------------------------------------------------------------------------------------------
Curtailment (gains) losses                       -              -          (14)            -              -               -
------------------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                $ 1,088          $ 810        $ 1,150          $ 869        $ 1,180           $ 920
------------------------------------------------------------------------------------------------------------------------------------


The non-qualified  pension plan has accumulated benefit obligations in excess of plan assets. Information is as follows:
                                                                                               Pension Benefits
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        February                 February
                                                                                        27, 1999                 28, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         (In thousands of dollars)
Projected benefit obligation                                                             $ 4,462                  $ 3,639
------------------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                                                             3,557                    3,063
------------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets                                                                    $ -                      $ -
------------------------------------------------------------------------------------------------------------------------------------



The weighted-average actuarial assumptions used for both pension plans are as follows:


---------------------------------------------------------------------------------------------------------------------------
                                                                                        February                February
                                                                                        27, 1999                28, 1998
---------------------------------------------------------------------------------------------------------------------------
Discount rate                                                                             7.0%                    7.0%
---------------------------------------------------------------------------------------------------------------------------
Expected return on plan assets                                                            9.0%                    9.0%
---------------------------------------------------------------------------------------------------------------------------
Rate of compensation increase                                                             5.0%                    5.0%
---------------------------------------------------------------------------------------------------------------------------



Assumptions for healthcare  cost increases are as follows:  9.0% in fiscal 1998;
8.5% in fiscal 1999; trending down to a 5.5% increase in fiscal 2005. Increases in healthcare costs could significantly affect the reported postretirement benefits cost and benefit obligations. A one percentage point change in assumed healthcare benefit cost trends would have the following effect:

---------------------------------------------------------------------------------------------------------------------------
                                                                                     1-Percentage Point
                                                                                    Increase        Decrease
---------------------------------------------------------------------------------------------------------------------------
On total service and interest cost component                                           $ 110           $ (93)
---------------------------------------------------------------------------------------------------------------------------
On postretirement benefit obligation (APBO)                                            $ 831          $ (738)
---------------------------------------------------------------------------------------------------------------------------

                                       22

NOTE 12 - STOCK OPTION PLANS


The  Company  has  Stock   Options  Plans  that  provide  for  the  granting  of
non-qualified stock options, incentive stock options and stock appreciation rights (SARs) to employees, non-employee directors and consultants within the meaning of Section 422A of the Internal Revenue Code. Options granted generally vest over two or three years and expire ten years after the grant date.


The following table summarizes information about the Plans.



------------------------------------------------------------------------------------------------------------------------------------
                                           February 27, 1999            February 28, 1998              March 1, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                      Weighted-                    Weighted-                     Weighted-
                                                       Average                      Average                       Average

                                                      Exercise                      Exercise                      Exercise
Stock Options                            Shares         Price         Shares         Price          Shares         Price
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year          3,604,000    $6.22          3,352,250     $7.90           3,241,750     $8.16
------------------------------------------------------------------------------------------------------------------------------------
Granted                                     527,500    $3.21          1,427,250     $2.47             188,000     $4.16
------------------------------------------------------------------------------------------------------------------------------------
Exercised                                   (13,250)   $2.22                  -       -                     -       -
------------------------------------------------------------------------------------------------------------------------------------
Forfeited                                  (255,750)   $7.39         (1,175,500)    $6.48             (77,500)    $9.47
------------------------------------------------------------------------------------------------------------------------------------
  Outstanding at end of year              3,862,500    $5.72          3,604,000     $6.22           3,352,250     $7.90
------------------------------------------------------------------------------------------------------------------------------------
Options exercisable at end of year        2,490,365    $7.03          1,811,241     $8.90           2,441,266     $8.40
------------------------------------------------------------------------------------------------------------------------------------
Weighted-average fair value of
 options granted during the year                 $1.62                        $1.43                         $2.28
------------------------------------------------------------------------------------------------------------------------------------


Summarized information about stock options outstanding and exercisable at February 27, 1999 is as follows:


                                               Options Outstanding                       Options Exercisable
------------------------------------------------------------------------------------------------------------------------------------
                                                                       Weighted-                       Weighted-
                                   Outstanding   Weighted-Average       Average       Exercisable       Average
                                        as of       Remaining          Exercise          as of         Exercise
Exercise Price Ranges                 2/27/99    Contractual Life        Price          2/27/99          Price
------------------------------------------------------------------------------------------------------------------------------------
 $1.50   -    $3.00                 1,227,750         8.4               $2.28          539,625          $2.22
------------------------------------------------------------------------------------------------------------------------------------
 $3.01   -    $6.00                 1,240,000         7.4               $4.07          655,990          $4.80
------------------------------------------------------------------------------------------------------------------------------------
 $6.01   -   $12.00                 1,063,250         3.7               $8.62          963,250          $8.40
------------------------------------------------------------------------------------------------------------------------------------
$12.01   -   $18.00                   331,500         1.5              $15.28          331,500         $15.28
------------------------------------------------------------------------------------------------------------------------------------
                                    3,862,500         6.2               $5.72        2,490,365          $7.03
------------------------------------------------------------------------------------------------------------------------------------


Effective March 3, 1996, the Company adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by this statement, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized in the Company's Consolidated Statements of Operations for its stock-based compensation plans. Had compensation costs been determined based on the fair value of the 1999, 1998 and 1997 stock option grants consistent with the method of SFAS No. 123,"Accounting for Stock-Based Compensation," the Company's net income and net income per common share assuming dilution would have been reduced to the pro forma amounts indicated below.


                                     1999                           1998                          1997
--------------------------------------------------------------------------------------------------------------------------
                                                       (In thousands of dollars, except share data)
                                  As reported      Pro forma     As reported      Pro forma    As reported      Pro forma
--------------------------------------------------------------------------------------------------------------------------

Net income (loss)                    $ 15,571       $ 15,537        $ (4,572)      $ (4,881)     $ (10,943)     $ (11,637)
--------------------------------------------------------------------------------------------------------------------------
Earnings (loss) per share              $ 0.34         $ 0.33         $ (0.10)       $ (0.11)       $ (0.23)       $ (0.25)
--------------------------------------------------------------------------------------------------------------------------



In determining the preceding pro forma amounts under SFAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 6.7%; expected life of six years; estimated volatility of 52%; no dividend yield.



NOTE 13 - CAPITAL STOCK


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



NOTE 14 - SEGMENT AND GEOGRAPHIC INFORMATION


Following is the breakdown of industry segments as required by SFAS No. 131. The Company has three reportable business segments: Collectible Sports Products, Entertainment Products and Confectionery.

The Collectible Sports Products segment primarily consists of trading cards featuring players from Major League Baseball, the National Basketball Association, the National Football League and the National Hockey League as well as sticker/album products featuring players from certain European soccer leagues.

The Entertainment Products segment consists of trading cards, sticker/album products, comics and magazines featuring licenses from popular films, television shows and other entertainment properties.

The Confectionery segment consists of a variety of lollipop products including Ring Pop, Push Pop, Baby Bottle Pop and Flip Pop, the Bazooka bubble gum line and other novelty confectionery products.

The Company's management evaluates the performance of each segment based upon its contributed margin, which is profit after cost of goods, product development, advertising and promotional costs and obsolescence, but before allocation of general and administrative expenses, depreciation and amortization, other income/expense, non-recurring items, interest and income taxes.

The Company does not allocate assets among its business segments and therefore does not include a breakdown of assets or depreciation and amortization by segment.


                                                                                                 Year Ended
----------------------------------------------------------------------------------------------------------------------------
                                                                                February          February             March
                                                                                27, 1999          28, 1998           1, 1997
----------------------------------------------------------------------------------------------------------------------------
                                                                                            (In thousands of dollars)
Net Sales
Collectible Sports Products                                                     $ 124,855         $ 140,588        $ 144,015
----------------------------------------------------------------------------------------------------------------------------
Entertainment Products                                                              9,321            16,137           34,917
----------------------------------------------------------------------------------------------------------------------------
Confectionery                                                                      95,238            84,525           90,043
----------------------------------------------------------------------------------------------------------------------------
  Total                                                                         $ 229,414         $ 241,250        $ 268,975
----------------------------------------------------------------------------------------------------------------------------

Contributed Margin

Collectible Sports Products                                                      $ 48,306          $ 41,842         $ 49,600
----------------------------------------------------------------------------------------------------------------------------
Entertainment Products                                                              1,563            (1,806)           2,200
----------------------------------------------------------------------------------------------------------------------------
Confectionery                                                                      25,729            15,902           28,907
----------------------------------------------------------------------------------------------------------------------------
  Total                                                                          $ 75,598          $ 55,938         $ 80,707
----------------------------------------------------------------------------------------------------------------------------


Reconciliation of contributed margin to income (loss) before provision (benefit) for income taxes

Total contributed margin                                                         $ 75,598          $ 55,938         $ 80,707
----------------------------------------------------------------------------------------------------------------------------
General & administrative expenses                                                 (48,224)          (50,292)         (61,315)
----------------------------------------------------------------------------------------------------------------------------
Depreciation & amortization                                                        (4,871)           (4,374)          (5,245)
----------------------------------------------------------------------------------------------------------------------------
Other income/expense                                                                  676               390            2,728
----------------------------------------------------------------------------------------------------------------------------
Non-recurring items                                                                 3,479            (3,682)         (31,350)
----------------------------------------------------------------------------------------------------------------------------
   Income (loss) from operations                                                   26,658            (2,020)         (14,475)
----------------------------------------------------------------------------------------------------------------------------
Interest expense, net                                                                 454             1,585            1,942
----------------------------------------------------------------------------------------------------------------------------
   Income (loss) before provision (benefit) for income taxes                     $ 26,204          $ (3,605)       $ (16,417)
----------------------------------------------------------------------------------------------------------------------------

Net sales to unaffiliated customers and income from operations, as presented below, are based on the location of the ultimate customer. Income from operations is defined as contributed margin less general and administrative expenses, depreciation and amortization, other income/expense and non-recurring items. Identifiable assets, as presented below, are those assets located in each geographic area.

                                                                                                Year Ended
-----------------------------------------------------------------------------------------------------------------------------
                                                                                February          February              March
                                                                                27, 1999          28, 1998            1, 1997
-----------------------------------------------------------------------------------------------------------------------------
                                                                                            (In thousands of dollars)
Net Sales
United States                                                                   $ 156,913         $ 157,208         $ 178,883
-----------------------------------------------------------------------------------------------------------------------------
Europe                                                                             45,537            64,599            77,955
-----------------------------------------------------------------------------------------------------------------------------
Other                                                                              26,964            19,443            12,137
-----------------------------------------------------------------------------------------------------------------------------
    Total                                                                       $ 229,414         $ 241,250         $ 268,975
-----------------------------------------------------------------------------------------------------------------------------


Income from Operations
United States                                                                    $ 22,536           $ 5,566         $ (19,204)
-----------------------------------------------------------------------------------------------------------------------------
Europe                                                                              1,623            (6,215)            5,187
-----------------------------------------------------------------------------------------------------------------------------
Other                                                                               2,499            (1,371)             (458)
-----------------------------------------------------------------------------------------------------------------------------
    Total                                                                        $ 26,658          $ (2,020)        $ (14,475)
-----------------------------------------------------------------------------------------------------------------------------


Identifiable Assets
United States                                                                   $ 127,186         $ 126,498         $ 140,643
-----------------------------------------------------------------------------------------------------------------------------
Europe                                                                             29,732            43,972            55,630
-----------------------------------------------------------------------------------------------------------------------------
Other                                                                               7,164             7,936             4,905
-----------------------------------------------------------------------------------------------------------------------------
    Total                                                                       $ 164,082         $ 178,406         $ 201,178
-----------------------------------------------------------------------------------------------------------------------------

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS


The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." These estimates have been determined by the Company using available market information and appropriate valuation techniques based on information as of February 27, 1999. As considerable judgment is inherent in the development of these estimates, they are not necessarily indicative of the amounts that the Company would realize in the current market exchange.


The recorded amounts and fair values are as follows:



                                                                 February 27, 1999                 February 28, 1998
------------------------------------------------------------------------------------------------------------------------
                                                            Recorded             Fair         Recorded             Fair
                                                              Amount            Value           Amount            Value
------------------------------------------------------------------------------------------------------------------------
                                                                              (In thousands of dollars)
Assets:
Cash and equivalents                                           $ 41,728         $ 41,728         $ 22,153      $ 22,153
------------------------------------------------------------------------------------------------------------------------
Prepaid expenses                                                  4,860            4,860            3,821         3,821
------------------------------------------------------------------------------------------------------------------------
Liabilities:
Current portion of long-term debt                                10,625           10,625            8,333         8,333
------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                    5,158            5,158           22,617        22,617
------------------------------------------------------------------------------------------------------------------------
Foreign currency forward contracts                               -                  (313)               -         1,959
------------------------------------------------------------------------------------------------------------------------
Interest rate swap contracts                                   $ -                 $ (29)             $ -         $ (16)
------------------------------------------------------------------------------------------------------------------------


NOTE 16 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


--------------------------------------------------------------------------------------------------------------------------------
                                                       1999                                           1998
--------------------------------------------------------------------------------------------------------------------------------
                                      1st         2nd        3rd         4th         1st          2nd         3rd         4th
--------------------------------------------------------------------------------------------------------------------------------
                                                          (In thousands of dollars, except share data)
Net sales                          $ 53,327    $ 57,868   $ 67,647    $ 50,572    $ 60,177     $ 55,118    $ 54,173    $ 71,782
--------------------------------------------------------------------------------------------------------------------------------
Gross profit on sales                21,679      25,305     26,545      21,262      22,463       17,625      11,649      27,972
--------------------------------------------------------------------------------------------------------------------------------
Income (loss) from operations         5,094       8,668      7,197       5,699       2,011       (2,934)    (10,005)      8,908
--------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                     2,696       4,813      4,134       3,928         822       (1,763)     (8,538)      4,907
--------------------------------------------------------------------------------------------------------------------------------
Net income (loss) per share -
basic                                $ 0.06      $ 0.10     $ 0.09      $ 0.08      $ 0.02      $ (0.04)    $ (0.18)     $ 0.11
--------------------------------------------------------------------------------------------------------------------------------
Net income (loss) per share -
basic without non-recurring          $ 0.05      $ 0.06     $ 0.09      $ 0.09      $ 0.02      $ (0.04)    $ (0.16)     $ 0.13
--------------------------------------------------------------------------------------------------------------------------------

NOTE 17 - COMMITMENTS AND OTHER MATTERS


Future minimum payments under non-cancelable leases which extend into the year 2010 are $1,570,000 (2000), $1,605,000 (2001), $1,555,000 (2002), $1,464,000
(2003), $1,419,000 (2004) and $7,035,000 thereafter.

Future minimum payments required under the Company's existing sports contracts, with various expiration dates extending into the year 2002 are estimated to be $15,595,000 (2000), $14,340,000 (2001) and $3,000,000 (2002).

Total royalty expense under the Company's sports and entertainment licensing contracts was $24,373,000 (1999), $33,662,000 (1998) and $37,960,000 (1997).

Advertising expenses included in selling, general and administrative expenses amounted to $11,584,000 (1999), $13,240,000 (1998) and $13,573,000 (1997).

The Company transacts business in many countries, utilizing many different currencies. It is thus exposed to the effect of exchange rate fluctuations on sales and purchase transactions. The Company enters into both foreign currency forward contracts and options on currency forward contracts to manage these exposures and to minimize the effects of foreign currency transactions on cash flow. Such contracts are entered into primarily to hedge against future commitments. The Company does not engage in foreign currency speculation. Gains and losses on these hedging instruments that are designated and effective as hedges of firm commitments are deferred and recognized in income in the same period as the hedge transaction. The Company may be exposed to credit losses in the event of non-performance by counterparties to these instruments. Management believes, however, the risk of incurring such losses is remote as the contracts are entered into with major financial institutions.

At February 27, 1999, the Company had outstanding foreign currency forward sales and purchase contracts with banks in the amounts of $4,809,000 and $16,146,000, respectively, as compared to $8,238,000 and $13,161,000, as of February 28, 1998.

These contracts have various maturity dates ranging up to twelve months from February 27, 1999, with over 64% of the contracts maturing within six months. The recognition of net losses, which amounted to $474,000 using spot rates as of year end, is deferred until the hedged transaction is recorded into operations. In addition, the Company also had options to purchase foreign currencies outstanding in the amount of $1,658,000 as of February 27, 1999.

Legal proceedings:

In August 1996, the Company was named a defendant in a class action in the United States District Court for the Eastern District of New York (the "New York Court") entitled Sullivan, et. al. v. The Topps Company, Inc. No. CV 96 3779 (E.D.N.Y.) (the "Action"). The Action alleged, among other things, that the Company violated the federal Racketeer Influenced and Corrupt Organizations Act by its practice of selling sports and entertainment cards with randomly-inserted "insert" cards, in violation of state and federal anti-gambling statutes. During the last two and a half years, each of the Company's principal competitors, and principal licensors, were separately sued in various federal courts for employing, or participating in, the same or similar practices. The Action sought treble damages and attorneys' fees on behalf of all purchasers of packs of cards potentially including "insert" cards over a four-year period. The New York Court granted the Company's motion to dismiss the Action with prejudice in August 1997. The New York Court later denied motions by plaintiffs to alter, amend or vacate the judgment, and for leave to file an amended complaint. Plaintiffs' time to appeal all of these rulings has expired, and the judgment for the Company dismissing the Action is now final and nonappealable.

In September 1998, the Company filed an action in the New York Court seeking declaratory and injunctive relief against a class of all original end-use purchasers of trading cards marketed within the four years prior to the filing of the complaint in packages that may contain randomly-inserted "insert" cards, entitled The Topps Company, Inc. v. Sullivan et al., No.l CV 98 6023 (EHN) (E.D.N.Y.) (the"Declaratory Judgment Action"). The Declaratory Judgment Action seeks a declaratory judgment that the defendant class of card purchasers did not suffer any injury cognizable under RICO by this practice, and an injunction enjoining the defendant class from filing or pursuing any further RICO actions against the Company relating to the purchase of trading cards. Two similar declaratory judgment actions have been filed by several of the Company's principal licensors in the New York Court against the same class of defendants. On December 14, 1998, defendants in all of the declaratory judgment actions moved to dismiss the complaints, and the New York Court heard oral argument on the motion on February 26, 1999. A decision in these motions has not yet been rendered.

In November 1998, the Company was named defendant in a purported class action commenced in the United States District Court for the Southern District of California (the "California Court") entitled Rodriquez et al. v. The Topps Company, Inc., No. CV 2121-B (AJB) (S.D. Cal.) (the "Class Action"). The Class Action alleged that the Company violated RICO, and the California Unfair Business Practices Act, by its practice of selling sports and entertainment trading cards with randomly-inserted "insert" cards, allegedly in violation of state and federal anti-gambling laws. The Class Action seeks treble damages and attorneys' fees on behalf of all individuals who purchased packs of cards at least in part to obtain an "insert" card over a four-year period. On January 22, 1999, plaintiffs moved to consolidate the Class Action with similar class actions pending against several of the Company's principal competitors and principal licensors in the California Court. The Company has opposed this motion. On January 25, 1999, the Company moved to dismiss the complaint, or, alternatively, to transfer the Class Action to the Eastern District of New York or, stay the Class Action pending the outcome of the Declatory Judgment Action pending in the Eastern District of New York. By orders dated May 14, 1999, the California Court denied Topps' motions to dismiss the complaint or transfer the Class Action to the Eastern District of New York but granted Topps' motion to stay the Class Action pending the outcome of the Declatory Judgment Action. The California Court also denied plaintiffs' motion to consolidate the Class Action with similar purported class actions. An unfavorable outcome in the Class Action could have a material adverse effect on the Company's future plans and results.

The Company is a defendant in several other civil actions which are routine and incidental to its business. In management's opinion, after consultation with legal counsel, these actions will not have a material adverse effect on the Company's financial condition or results of operations.

Report of Independent Public Accountants


Board of Directors and Stockholders
The Topps Company, Inc.:


We have audited the accompanying consolidated balance sheets of The Topps Company, Inc. and Subsidiaries as of February 27, 1999 and February 28, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 27, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of The Topps Company, Inc. and Subsidiaries as of February 27, 1999 and February 28, 1998 and the results of their operations and cash flows for each of the three years in the period ended February 27, 1999 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP
New York, New York
April 2, 1999

Market and Dividend Information


The Company's Common Stock is traded on the Nasdaq National Market under the symbol TOPP. The following table sets forth, for the periods indicated, the high and low sales price for the Common Stock during the last two fiscal years as reported on the Nasdaq National Market. As of April 21, 1999, there were approximately 4,959 holders of record.


                                                          Fiscal year ended                  Fiscal year ended
                                                          February 27, 1999                  February 28, 1998
----------------------------------------------------------------------------------------------------------------------

                                                     High Price         Low Price        High Price         Low Price
----------------------------------------------------------------------------------------------------------------------
First quarter                                         $ 3.500           $ 2.375           $ 4.313           $ 3.438
----------------------------------------------------------------------------------------------------------------------
Second quarter                                          3.500             2.125             4.188             3.250
----------------------------------------------------------------------------------------------------------------------
Third quarter                                           5.500             2.125             3.563             2.375
----------------------------------------------------------------------------------------------------------------------
Fourth quarter                                        $ 5.563           $ 4.125           $ 3.000           $ 1.500
----------------------------------------------------------------------------------------------------------------------


The Company's credit agreement prohibits the payment of dividends. See "Managementt's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Notes to Consolidated Financial Statements - Note 9."

Selected Consolidated Financial Data

                                                            1999          1998          1997         1996          1995
------------------------------------------------------------------------------------------------------------------------
                                                                         (In thousands of dollars, except share data)
OPERATING DATA:
Net sales                                              $ 229,414     $ 241,250     $ 268,975    $ 265,495     $ 265,386
------------------------------------------------------------------------------------------------------------------------
Gross profit on sales                                     94,791        79,709        90,121       82,005        83,217
------------------------------------------------------------------------------------------------------------------------
Selling, general and administrative
expenses                                                  72,288        78,437        75,974       68,563        59,250
------------------------------------------------------------------------------------------------------------------------
Income (loss) from operations                             26,658        (2,020)      (14,475)      16,571        26,924
------------------------------------------------------------------------------------------------------------------------
Interest income (expense), net                              (454)       (1,585)       (1,942)      (1,447)          461
------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                         15,571        (4,572)      (10,943)       8,394        15,747
------------------------------------------------------------------------------------------------------------------------
Per share - basic:
  Income (loss) from operations                             0.57         (0.04)        (0.31)        0.35          0.57
------------------------------------------------------------------------------------------------------------------------
  Net income (loss)                                         0.34         (0.10)        (0.23)        0.18          0.33
------------------------------------------------------------------------------------------------------------------------
  Cash dividends                                          $ -           $ -           $ -          $ -           $ 0.21
------------------------------------------------------------------------------------------------------------------------
Wtd. avg. shares outstanding - basic                  46,414,960     46,421,301   46,928,369   47,047,251    47,039,287
------------------------------------------------------------------------------------------------------------------------


BALANCE SHEET DATA:
Cash and equivalents                                    $ 41,728      $ 22,153      $ 24,199     $ 24,154      $ 17,785
------------------------------------------------------------------------------------------------------------------------
Working capital                                           24,919        20,971        18,716       31,278        30,917
------------------------------------------------------------------------------------------------------------------------
Net property, plant and equipment                          7,429        10,148        12,900       31,610        31,964
------------------------------------------------------------------------------------------------------------------------
Long-term debt, less current portion                       5,158        22,617        27,450       37,500             -
------------------------------------------------------------------------------------------------------------------------
Total assets                                             164,082       178,406       201,178      217,127       136,324
------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                    $ 77,224      $ 61,609      $ 68,052     $ 81,850      $ 73,869
------------------------------------------------------------------------------------------------------------------------



Amounts in 1996 include the impact of Topps Europe from the date of acquisition on July 6, 1995.

Certain items in the prior years' financial statements have been reclassified to conform with the current year's presentation.

Income (loss) from operations includes various non-recurring items in fiscal 1999, 1998 and 1997. See Note 2.


BOARD OF DIRECTORS

Arthur T. Shorin                   Wm. Brian Little              Seymour P. Berger            David Mauer
Chairman, Chief Executive          Private Investor              Business Consultant          Chief Executive Officer
Officer and President                                                                         Riddell Sports, Inc.

Allan A. Feder                     Jack H. Nusbaum               Stephen D. Greenberg*        Stanley Tulchin*
Independent  Business              Senior  Partner and Chairman  Private  Investor            Chairman
Consultant, President and          Willkie Farr & Gallagher                                   Stanley Tulchin Associates, Inc.
Chief Executive Officer,
Vitarroz Corporation



*Nominated to stand for re-election to the Company's Board of Directors at the 1999 Annual Meeting of Stockholders.



OFFICERS
Arthur T. Shorin                   Michael P. Clancy              Leon J. Gutmann              John Perillo
Chairman, Chief Executive          Vice President -               Assistant Treasurer and      Vice President - Operations
Officer and President              International,  Managing       Assistant Secretary
                                   Director - Topps Ireland

Ronald L. Boyum                    Michael J. Drewniak            Catherine K. Jessup          Scott Silverstein
Vice President - Marketing         Vice President -               Vice President - Chief       Vice President - Business
and Sales                          Manufacturing                  Financial Officer            Affairs, General Counsel

Edward P. Camp                     Ira Friedman                   William G. O'Connor
Vice President, President -        Vice President - Publishing    Vice President -
Hobby Division                     and New Product Development    Administration


SUBSIDIARIES
Topps Argentina S.A.               Topps Canada, Inc.             Topps Ireland Limited        Topps Mexico LLC
Managing Director -                Managing Director -            Managing Director -
Juan P. Georgalos                  Kevin J. Crux                  Michael P. Clancy

Topps Brasil, Ltda.                Topps Europe Limited           Topps Italia SRL             Topps UK Limited
Managing Director - Jeroen         Managing Director -            Managing Director -          Managing Director -
Servaes                            Christopher Rodman             Furio Cicogna                Jeremy Charter



STOCKHOLDER AND OTHER INFORMATION

Annual Meeting                               Corporate Counsel                  Registrar and Transfer Agent
Tuesday, June 29, 1999, 10:30 A.M.           Willkie Farr & Gallagher           ChaseMellon Shareholder Service, LLC
Chase Manhattan Bank                         787 Seventh Avenue                 85 Challenger Road
270 Park Avenue                              New York, New York 10019           Ridgefield Park, NJ  07660
New York, New York  10017                                                       (800) 851-9677


Form 10-K -- A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be available to stockholders of record upon written request to the Assistant Treasurer.