Form 10-K, Exhibit 13
period 2000-02-26
TOPPS CO INC
filed 2000-05-26
CIK 812076

TABLE OF CONTENTS
-----------------


                                                                      Page

Stockholders' Letter....................................................1


Financial Highlights....................................................6


Management's Discussion and Analysis
of Financial Condition and Results of Operations........................7


Consolidated Financial Statements......................................11


Notes to Consolidated Financial Statements.............................15


Report of Independent Public Accountants...............................30


Market & Dividend Information..........................................31


Selected Consolidated Financial Data...................................32


Directors, Officers, Subsidiaries
and Corporate Information...............................Inside Back Cover

Dear Stockholders,

We are happy to report outstanding operating results for fiscal year 2000. The twelve months saw net worth increase $51.9 million from a base of $77.2 million, and the per share book value of our stock by 64.5%. Net sales reached $374.2 million from $229.4 million the previous year, and earnings were $59.2 million, or $1.25 per fully diluted share, compared to $15.6 million, or $0.33 per fully diluted share in fiscal 1999. Other financial highlights included: the elimination of the Company's long-term debt, a significant boost in our cash position to $75.9 million at year-end as compared with $41.7 million a year ago, and the successful repurchase of almost one million shares of its common stock at an average price of $8.25. All in all, it was indeed a very good year.

Of course, extraordinary results emanated from Pokemon and the Company's ability to make the most of it. Also worth noting, however, is the solid growth generated in our core collectible sports and confectionery businesses - the cake under the icing, so to speak.


COLLECTIBLE SPORTS PRODUCTS
----------------------------

Overall, we saw some positive results for our sports card business in fiscal 2000, although product demand weakened during the course of the year and the category remains challenging. As the months rolled on, Pokemon's overwhelming presence undoubtedly diverted a certain amount of trade and consumer support away from sports products. In addition, we recognized a need for more innovation and promotional spending, both of which will be accelerated in the new year.

On the positive side, the flagship Topps brand retained its mass appeal to collectors. Among the many awards The Topps Company received last year, Card Trade Magazine awarded Topps "Best Base Brand" and Topps Baseball "Best Regular Issue Set" (an award granted to the best set of the year). Also noteworthy is that Topps Baseball will celebrate its 50th anniversary later this year with some special products and promotions for collectors of all ages.

Our performance was less successful, however, on super premium brands like Topps Finest and Gold Label. As a result, the Company is planning significant investments to boost these brands by including more elements that are currently popular with collectors, such as autographs and memorabilia.

We made significant progress last year in the development and implementation of our Internet strategy. We believe that the demographics of the Internet channel of distribution represent a natural fit with sports fans beyond the current community of card collectors. As such, we are excited about the possibility of expanding the card market, which, as you know, has contracted during the last five years. We plan to announce the specifics of our Internet plans before the Baseball All-Star break in July, 2000 and, if all goes well, to launch the new program by year-end.

Internationally, the markets for sports collectibles in the UK and Italy were considerably weaker than a year ago, and results suffered accordingly. We are planning a battery of research so that we may identify appropriate steps to improve performance in the new year.


CONFECTIONERY
-------------

By every measure,  the  confectionery  business  enjoyed a superb year,  setting
Company records for sales and profits. Our core (i.e., non-Pokemon) confectionery business grew 29% worldwide over the previous year, reflecting stellar performance by all of our major lollipop brands - Ring Pop, Push Pop and Baby Bottle Pop. According to IRI scan data, these three brands combined to make Topps one of the fastest growing lollipop businesses in America today.

Our strategy of creating appealing products, increasing product availability by improving distribution, and using television advertising to build sales is working and will be continued. We made good progress increasing market penetration during the year, and our products are now in more outlets, at better counter position and with more breadth than ever before.

Moreover, we have several product concepts in the pipeline. Some of these will initially be introduced under our Pokemon license, affording them instant visibility. Down the road, we will expand those lines by applying a variety of new themes. We have also freshened many of our current products with new flavors, better packaging and other innovations - a perpetual enhancement approach that keeps our line up-to-date and appealing.

The candy picture is bright as well. Leading the way this past year was the further rollout of Baby Bottle Pop, which has enjoyed strong consumer acceptance across a broad spectrum of markets. Push Pop was introduced in Japan, with the help of a powerful distribution partner, and enjoyed instant success. Flip Pop, another new brand entry, successfully made its debut in the UK and several other countries, and Pokemon confectionery items are expected to present a large opportunity overseas, as the property is especially strong in Europe. Across the world, the same base strategy applies - quality product, widespread retail availability and well-placed television advertising.


ENTERTAINMENT PRODUCTS
-----------------------

There were two big stories in the entertainment segment of our business this year - Pokemon and Star Wars. Pokemon is the most successful entertainment program we have ever undertaken, and maximizing this opportunity has been no small task. Undoubtedly, our efforts have been worthwhile as Pokemon continues to be extraordinary. The Star Wars movie, "Episode I-The Phantom Menace" set box office records in many markets. As one of Lucasfilm's trusted licensing partners
- a relationship that spans some 20 years - Topps did well, both domestically and overseas. Our Star Wars product line, comprising trading cards, sticker album collections and magazines, benefited from a carefully orchestrated distribution strategy, which yielded very satisfying results.

This coming year should also be a good one for Topps entertainment products. In addition to Pokemon, we will release our first card product under a license for Marvel's Universe of Superhero characters, featuring the highly anticipated X-Men movie. We also plan to market a special card series of 'N SYNC, a hot rock group that is experiencing immense popularity, especially in the United States.


OPERATIONS
-----------

The objective of the operations group is to provide product on a timely basis, to reduce costs and to improve quality through better supply chain and inventory management. Notable progress continues to be made in those areas.

We significantly improved our margin during fiscal 2000. The cost of purchased goods was reduced through specific vendor programs, and transportation costs were diminished due to better warehouse management as well as higher confectionery volumes. Continued emphasis on inventory management led to an increase in inventory turns, tying up less capital and resulting in fresher products at retail.

Also during this past year, our engineering and quality assurance staff began implementation of a major capital project - building a second production line for Ring Pop in our Scranton, Pennsylvania plant. This line, which is expected to be fully operational by mid fiscal year, will enable us to produce a broader array of products, and further reduce product costs.


THE FUTURE
-----------

This past year's success has put Topps in an excellent position. We will continue to invest in our brand franchises, the heart and soul of the Company, through advertising, research, quality improvements, and product extensions. Our efforts to expand distribution will continue unabated. We will introduce compelling new products, selectively seek out new licenses, and explore new business opportunities. In short, we are not resting on last year's laurels ... not for a moment.

In closing, we thank the Topps family of employees everywhere for their commitment to making good things happen, and congratulate them on a job well done. On behalf of the entire organization, we also thank our customers, licensors, stockholders and suppliers for their valued support.

FINANCIAL HIGHLIGHTS
--------------------

                                                  Year Ended
--------------------------------------------------------------------------------
                                     February       February       February
                                     26, 2000       27, 1999       28, 1998
--------------------------------------------------------------------------------
                                    (In thousands of dollars, except share data)
Net sales .........................  $    374,193   $    229,414   $    241,250
Income (loss) from operations .....        94,852         26,658         (2,020)
Net income (loss) .................        59,215         15,571         (4,572)
Cash provided (used) by operations         58,879         29,522            (62)
Working capital ...................        71,128         24,919         20,971
Total debt ........................          --           15,783         30,950
Stockholders' equity ..............       129,175         77,224         61,609
Net income (loss) per share
           - basic ................  $       1.28   $       0.34   $      (0.10)
           - diluted ..............  $       1.25   $       0.33   $      (0.10)
Weighted average shares outstanding
           - basic ................     46,398,000     46,415,000     46,421,000
           - diluted ..............     47,463,000     46,678,000     46,434,000
--------------------------------------------------------------------------------

Income (loss) from operations includes certain  non-recurring items in the years
1998 and 1999 presented above. See Note 2.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, net sales by key business segment:

                                               Year Ended
-------------------------------------------------------------------------
                                   February       February       February
                                   26, 2000       27, 1999       28, 1998
-------------------------------------------------------------------------
                                        (In thousands of dollars)
Collectible sports products......  $133,803       $124,855       $141,324
Confectionery ..................    129,724         95,238         84,514
Entertainment products .........    110,666          9,321         15,412
     Total .....................   $374,193       $229,414       $241,250
-------------------------------------------------------------------------

FISCAL 2000 VERSUS 1999*
------------------------
In fiscal 2000, the Company's net sales increased 63% to $374.2 million. This was the result of higher sales in each of the three key business segments.

Net sales of collectible sports products, which consist of both sports cards and sports sticker/album products, increased 7% to $133.8 million. This increase was the result of several factors including the shipment of basketball card products which normally would have occurred in the fourth quarter of fiscal 1999, but were delayed into fiscal 2000 due to the NBA lockout. Higher sales of baseball card products early in the year, which resulted from the McGwire/Sosa home-run hitting race the prior year and a full year's participation in the NHL hockey market also contributed to the increase. Sales of international soccer sticker/album products were significantly less this year than last. Collectible sports products accounted for 36% of the Company's consolidated net sales in 2000, compared with 54% in 1999.

Net sales of confectionery products, which include, among other things, Bazooka brand bubble gum and Ring Pop, Push Pop, Baby Bottle Pop and Pokemon lollipops, increased 36% in 2000 to $129.7 million. Excluding sales of Pokemon lollipop products which totaled $6.4 million, confectionery sales grew 29%. This growth was the result of the continued strength of Baby Bottle Pop around the world, strong domestic growth of Ring Pop and Push Pop, and the successful introduction of Push Pop in Japan. Confectionery sales declined year over year in Brazil as a result of the January 1999 currency devaluation. Confectionery products accounted for 34% of the Company's net sales in 2000, compared with 42% in 1999.

Net sales of entertainment products, which consist of entertainment cards, comic books, magazines and the Merlin line of entertainment sticker/album products, increased to $110.7 million from $9.3 million in 1999. Sales of Pokemon products, primarily trading cards in the U.S. and Canada, represented $87.4 million, while sales of Star Wars products around the world, accounted for the majority of the remainder. Entertainment products represented 30% of the Company's consolidated net sales in 2000, compared with 4% in 1999.

Consolidated gross profit as a percentage of net sales increased to 47.8% in 2000 from 41.3% in 1999. This margin improvement was largely the result of the favorable mix of high margin entertainment card products. Higher sales overall, which resulted in greater leverage of fixed costs, and both manufacturing and vendor cost reductions also contributed to the improvement in gross profit margins.

--------------------------------------------------------------------------------
*Unless otherwise indicated, all date references to 2000, 1999 and 1998 refer to the fiscal years ended February 26, 2000, February 27, 1999 and February 28, 1998, respectively.

Selling, general & administrative expenses ("SG&A") decreased as a percentage of net sales to 22.6% in 2000 from 31.5% a year ago as a result of the higher sales. SG&A dollar spending increased to $84.7 million from $72.3 million due to greater expenditures for advertising and marketing, higher freight costs and broker commissions as a result of the increase in sales, and the Company's investment in its Internet initiative.

Income from operations in 1999 included non-recurring income of $3.5 million from gains on the sale of the Irish plant as well as on the sales of manufacturing-related equipment in Ireland and the U.S.

Net interest income in 2000 was $1.7 million versus an expense of $454,000 last year due to an increase in cash on hand and the reduction and ultimate pay off of the Company's term loan balance.

The effective tax rate in 2000 of 38.7% reflects provisions for federal, state and local income taxes in accordance with statutory income tax rates. The improvement versus the 1999 rate of 40.6% is a function of a lower effective rate on international earnings.

Net income was $59.2 million, or $1.25 per diluted share in 2000, versus $15.6 million, or $0.33 per diluted share in 1999. Excluding non-recurring items in 1999, net income would have been $13.3 million, or $0.28 per diluted share.


FISCAL 1999 VERSUS 1998
-----------------------
In 1999, the Company's net sales decreased 4.9% to $229.4 million from $241.3 million. This was the result of lower sales of both collectible sports and entertainment products which were only partially offset by increased sales of confectionery products.

Net sales of collectible sports products decreased 11.7% from $141.3 million in 1998 to $124.9 million in 1999. This decrease was the result of the prolonged NBA lockout and, to a lesser extent, a decline in sales of soccer sticker/album products. Partially offsetting these declines were increases in sales of U.S. baseball and football cards and the Company's re-introduction of NHL hockey cards in the second half of fiscal 1999. Collectible sports products accounted for 54% of consolidated net sales of the Company in 1999, versus 59% in 1998.

Net sales of confectionery products increased 12.7% in 1999 to $95.2 million from $84.5 million in 1998. This growth was the result of the roll out of Baby Bottle Pop and Flip Pop, the expansion of Push Pop in Brazil and stronger sales of our core lollipop brands--Ring Pop and Push Pop in the U.S. The Company's confectionery business accounted for 42% of total 1999 net sales, compared with 35% in 1998.

Net sales of entertainment products decreased 39.5% from $15.4 million in 1998 to $9.3 million in 1999. This was primarily the result of the Company's decision to reduce its emphasis on entertainment sticker/album products and comics. U.S. sales of entertainment cards increased however, as a result of the introduction of WCW wrestling cards. Sales of entertainment products accounted for 4% of consolidated net sales of the Company in 1999, compared with 6% in 1998.

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

     Selling, general and administrative expenses decreased to $72.3 million or 31.5% of sales in 1999 from $78.4 million or 32.5% in 1998. This decrease was largely the result of the headcount and cost reductions put into place at the end of 1998. A reduction in U.S. marketing expenses previously required by one of the Company's sport licenses as well as lower advertising agency fees, combined with reduced marketing costs in Europe (due to the de-emphasis of the entertainment business), also resulted in lower SG&A.

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

Net interest income decreased to an expense of $454,000 in 1999 from an expense of $1.6 million in 1998 due to a reduction in the Company's outstanding loan balance and an increase in cash balances.

The effective tax rate of 40.6% in 1999 reflects provisions for federal, state and local income taxes in accordance with statutory income tax rates. The 1998 effective tax rate of (26.8)% was a function of the Company's inability to recognize tax benefits on certain foreign losses.

Net income was $15.6 million, or $0.33 per diluted share in 1999, versus a net loss of $(4.6) million, or $(0.10) per diluted share in 1998. Excluding non-recurring items in both years, net income from operations in 1999 would have been $13.3 million, or $0.28 per diluted share, versus a net loss of $(2.3) million, or $(0.05) per diluted share in the prior year.


QUARTERLY COMPARISONS
---------------------

Management believes that quarter-to-quarter comparisons of sales and operating results are affected by a number of fluctuating factors, including the timing of product introductions and variations in shipping and factory scheduling requirements. Thus, quarterly results vary. See Note 16 of Notes to Consolidated Financial Statements.


INFLATION
----------

The Company has been subject to price increases for certain materials, labor, utilities and services, which have been partially offset by effective buying of materials and by adjustment in the contents of finished products and their prices, as competition has permitted.


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

In July 1995, the Company entered into a $65 million credit agreement with a syndicate of eight banks in order to finance the acquisition of Topps Europe, Ltd., formerly known as Merlin Publishing, Ltd., and to provide for working capital and letter of credit needs. In May 1998, the Company refinanced this facility with Chase Manhattan Bank. The new credit agreement included a term loan in the aggregate amount of $25.0 million (which was used to repay the prior loan) and a $9.5 million facility to cover letter of credit and revolver needs. The letter of credit and revolver facility was increased to $12.5 million in February 1999. The term loan was paid in full in October 1999. As of February 26, 2000, the Company had outstanding $4.3 million in letters of credit.

The letter of credit and revolver facility expire on July 6, 2000. This credit agreement is secured by a pledge of the Company's domestic trademarks and 65% of the stock of Topps Europe. The credit agreement contains restrictions and prohibitions of a nature generally found in loan agreements of this type and requires the Company, among other things, to comply with certain financial covenants, limits the Company's ability to sell or acquire assets or borrow additional money and prohibits the payment of dividends.

In October 1999, the Board of Directors of the Company authorized the Company to repurchase up to 5 million shares of its stock. As of February 26, 2000, the Company had repurchased 940,000 shares at an average price of $8.25.

As of February 26, 2000, the Company had $75.9 million in cash.

During 2000, the Company's net increase in cash and cash equivalents was $34.1 million versus $19.6 million in 1999. Cash flow from operating activities in 2000 was $58.9 million versus $29.5 million last year, primarily as a result of the higher net income, partially offset by the absence of income tax refunds and an increase in confectionery inventories. Cash flow from investing activities reflects $2.8 million in capital expenditures this year as compared with $579,000 in net capital expenditures and $5.8 million in proceeds from the sales of a plant and manufacturing equipment last year. Cash flow from financing activities reflects debt payments of $15.8 million, treasury stock purchases of $7.8 million and cash from the exercise of employee stock options of $1.7 million this year versus debt payments of $15.2 million last year.

Management believes that the Company has adequate means to meet its liquidity and capital resource needs over the foreseeable future.

EURO CONVERSION
---------------
On January 1, 1999, the exchange rates of Germany, France, the Netherlands, Austria, Italy, Spain, Finland, Ireland, Belgium, Portugal and Luxembourg were fixed among one another and to a new currency, the euro. The euro currency will be introduced into circulation on January 1, 2002 and later that year the currencies of these countries will be retired. The Company does not expect future balance sheets and statements of earnings and cash flows to be materially impacted by conversion to the euro.


YEAR 2000
---------
The Company has completed its Year 2000 readiness initiatives and did not experience any significant problems as a result of the date change. The Company does not anticipate any negative impact related to this issue going forward.

Year 2000 compliance costs did not materially affect the financial condition or results of operations of the Company.


ACCOUNTING  CHANGES
-------------------

During 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities", which delayed the effective date of SFAS 133 which is now effective for fiscal years beginning after June 15, 2000. SFAS 133 provides guidance for the recognition and measurement of derivatives and hedging activities. It requires an entity to record, at fair value, all derivatives as either assets or liabilities in the balance sheet, and it establishes specific accounting rules for certain types of hedges. Management has determined that had SFAS No. 133 been adopted in the current year it would not have had a material effect on the current financial condition, results of operations or cash flows of the Company.

CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars, except share data)

                                                     Year Ended
------------------------------------------------------------------------------
                                      February        February       February
                                      26, 2000        27, 1999       28, 1998
------------------------------------------------------------------------------
Net sales ........................... $    374,193 $    229,414  $    241,250
Cost of sales .......................      195,358      134,623       161,541
     Gross profit on sales ..........      178,835       94,791        79,709
Other income ........................          755          676           390
Selling, general and administrative
expenses ............................       84,738       72,288        78,437
Non-recurring income (expense) ......         --          3,479        (3,682)
     Income (loss) from operations ..       94,852       26,658        (2,020)
Interest income (expense), net ......        1,712         (454)       (1,585)
     Income (loss) before provision
     for income taxes ...............       96,564       26,204        (3,605)
Provision for income taxes ..........       37,349       10,633           967
     Net income (loss) .............. $     59,215 $     15,571  $     (4,572)
------------------------------------------------------------------------------
Net income (loss) per share
                    - basic ......... $       1.28 $       0.34  $      (0.10)
                    - diluted ....... $       1.25 $       0.33  $      (0.10)
------------------------------------------------------------------------------
Number of shares - basic ............   46,398,000   46,415,000    46,421,000
                 - diluted ..........   47,463,000   46,678,000    46,434,000
------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS
---------------------------

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars, except share data)

                                                           February   February
                                                           26, 2000   27, 1999
--------------------------------------------------------------------------------
                                     ASSETS
Current assets:
Cash and cash equivalents ................................ $  75,853  $  41,728
Accounts receivable, less allowance for
doubtful accounts of $1,415 (2000) and
$1,137 (1999) ............................................    49,351     29,118
Inventories ..............................................    20,738     16,221
Income tax receivable ....................................       253        269
Deferred tax assets ......................................     5,737      1,342
Prepaid expenses and other current assets ................     5,357      4,860
     Total current assets ................................   157,289     93,538

Property, plant and equipment, net .......................     9,181      7,429
Intangible assets ........................................    57,588     60,207
Other assets .............................................     2,876      2,908
Total assets ............................................. $ 226,934  $ 164,082

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable .................................... $  18,958  $  15,022
     Accrued expenses and other liabilities ..............    60,562     38,051
     Income taxes payable ................................     6,641      4,921
     Current portion of long-term debt ...................      --       10,625
          Total current liabilities ......................    86,161     68,619

Long-term debt, less current portion .....................      --        5,158
Deferred income taxes ....................................     2,630      5,143
Other liabilities ........................................     8,968      7,938
          Total liabilities ..............................    97,759     86,858

Commitments (See Note 17) ................................      --         --

Stockholders' equity:
     Preferred stock, par value $.01 per share,
     authorized 10,000,000 shares, none issued ...........      --         --
     Common stock, par value $.01 per share,
     authorized 100,000,000 shares, issued
     47,835,758 in 2000 and 47,515,760 in 1999 ...........       478        475
     Additional paid-in capital ..........................    18,498     16,841
     Treasury stock, 2,042,500 shares in 2000
     and 1,102,500 shares in 1999 ........................   (16,677)    (8,881)
     Retained earnings ...................................   128,990     69,775
     Accumulated other comprehensive loss ................    (2,114)      (986)
          Total stockholders' equity .....................   129,175     77,224

Total liabilities and stockholders' equity ............... $ 226,934  $ 164,082
--------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars)

                                                              Year Ended
-----------------------------------------------------------------------------------
                                                     February   February   February
                                                     26, 2000   27, 1999   28, 1998
-----------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income (loss) ............................... $ 59,215  $ 15,571  $ (4,572)
   Add (subtract) non-cash items included in income:
   Gain on sale of property, plant and equipment ...     --      (3,209)   (1,317)
   Depreciation and amortization ...................    4,019     4,871     4,374
   Deferred taxes on income ........................   (6,907)     (271)    7,182

   Net effect of changes in:
   Receivables .....................................  (20,233)   20,609    10,049
   Inventories .....................................   (4,517)      392     2,568
   Income tax receivable ...........................       16     6,560    (3,928)
   Prepaid expenses and other current assets .......     (497)   (1,039)    5,188
   Payables and other current liabilities ..........   28,165   (14,637)  (19,710)
   Other ...........................................     (382)      675       104
          Cash provided by (used in) operating
          activities ...............................   58,879    29,522       (62)

 Cash flows from investing activities:
   Proceeds from disposition of property,
   plant and equipment .............................     --       5,770     4,315
   Net additions to property, plant and
   equipment .......................................   (2,835)     (579)   (1,776)
          Cash (used in) provided by investing
          activities ...............................   (2,835)    5,191     2,539

Cash flows from financing activities:
   Proceeds from borrowing .........................     --        --       6,000
   Reduction of debt ...............................  (15,783)  (15,167)  (10,000)
   Exercise of employee stock options...............    1,660        29      --
   Purchase of treasury stock ......................   (7,796)     --        (523)
          Cash (used in) financing activities ......  (21,919)  (15,138)   (4,523)

Net increase (decrease) in cash and
cash equivalents ...................................   34,125    19,575    (2,046)
Cash and cash equivalents at beginning of year .....   41,728    22,153    24,199
Cash and cash equivalents at end of year ........... $ 75,853  $ 41,728  $ 22,153
----------------------------------------------------------------------------------

Supplemental disclosure of cash flow information:
Interest paid ...................................... $    842  $  2,237  $  3,260
Income taxes paid .................................. $ 39,407  $  7,423  $  3,354
----------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
------------------------------------------------------------------------

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars)

                                                          Additional                          Other
                                                 Common    Paid-in   Treasury   Retained   Comprehensive
                                       Total     Stock     Capital    Stock     Earnings   Income (Loss)
                                       -----     -----     -------   --------   --------   -------------

Balance at March 1, 1997 ............ $  68,052  $     475 $  16,812 $  (8,358) $  58,776  $     347
--------------------------------------------------------------------------------------------------------

Comprehensive income (loss):
Net loss ............................    (4,572)      --        --        --       (4,572)      --
Translation adjustment ..............    (1,348)      --        --        --         --       (1,348)
    Total comprehensive income (loss)    (5,920)      --        --        --       (4,572)    (1,348)
Purchase of treasury stock ..........      (523)      --        --        (523)      --         --
Balance at February 28, 1998 ........    61,609        475    16,812    (8,881)    54,204     (1,001)
--------------------------------------------------------------------------------------------------------

Comprehensive income:
Net income ..........................    15,571       --        --        --       15,571       --
Translation adjustment ..............        15       --        --        --         --           15
    Total comprehensive income ......    15,586       --        --        --       15,571         15
Exercise of employee stock options ..        29       --          29      --         --         --
Balance at February 27, 1999 ........    77,224        475    16,841    (8,881)    69,775       (986)
--------------------------------------------------------------------------------------------------------

Comprehensive income (loss):
Net income ..........................    59,215       --        --        --       59,215       --
Translation adjustment ..............      (304)      --        --        --         --         (304)
Minimum pension liability ...........      (824)      --        --        --         --         (824)
    Total comprehensive income (loss)    58,087       --        --        --       59,215     (1,128)


Purchase of treasury stock ..........    (7,796)      --        --      (7,796)      --         --
Exercise of employee stock options ..     1,660          3     1,657      --         --         --
Balance at February 26, 2000 ........ $ 129,175  $     478 $  18,498 $ (16,677) $ 128,990  $  (2,114)
--------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:
----------------------------
The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany items and transactions have been eliminated in consolidation.

The Company and its subsidiaries operate and report financial results on a fiscal year of 52 or 53 weeks which end on the Saturday closest to the end of February. Fiscal 1999 and 2000 were comprised of 52 weeks. Financial results for the fiscal year ended February 28, 1998 reflect a change in Topps Europe's fiscal year end to coincide with that of the parent Company's and include thirteen months of Topps Europe's operations.

Foreign Currency Translation:
-----------------------------
The financial statements of subsidiaries outside the United States, except those subsidiaries located in highly inflationary economies, are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange as of the balance sheet date. The resultant translation adjustments are included in accumulated other comprehensive income. Income and expense items are translated at the average exchange rate for the month. Gains and losses from foreign currency transactions of these subsidiaries are included in net income (loss). For subsidiaries operating in highly inflationary economies, the financial statements are measured using the U.S. dollar as the functional currency. Gains and losses from balance sheet translation adjustments are also included in net income (loss).

Derivative Financial Instruments:
---------------------------------
Derivative financial instruments are used for hedging purposes by the Company in the management of its foreign currency exposures. The Company does not hold or issue derivative financial instruments for trading purposes.


Accounting Changes:
-------------------

During 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities" which delayed the effective date of SFAS 133, which is now effective for fiscal years beginning after June 15, 2000. SFAS 133 provides guidance for the recognition and measurement of derivatives and hedging activities. It requires an entity to record, at fair value, all derivatives as either assets or liabilities in the balance sheet, and it establishes specific accounting rules for certain types of hedges. Management has determined that had SFAS No.133 been adopted in the current year it would not have had a material effect on the current financial condition, results of operations or cash flows of the Company.

Cash Equivalents:
-----------------
The Company considers investments in highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

Inventories:
------------
Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

Property, Plant and Equipment ("PP&E"):
---------------------------------------
PP&E is stated at cost. Depreciation is computed using the straight-line method. Estimated useful lives used in computing depreciation are twenty-five years for buildings, five to twelve years for machinery and equipment and the remaining lease period for leasehold improvements. In accordance with SFAS No. 121, the Company periodically evaluates the carrying value of its PP&E for circumstances which may indicate impairment.

Intangible Assets:
------------------
Intangible assets include trademarks, the value of sports, entertainment and proprietary product rights and goodwill (the excess of the purchase price over the estimated fair value of identifiable net assets acquired). Amortization is by the straight-line method over estimated lives of up to forty years. Management evaluates the recoverability of intangible assets under the provisions of SFAS No. 121, based on undiscounted projections of future cash flows attributable to the individual assets.

Net Sales:
----------
Sales are recorded upon shipment of products. Sales made on a returnable basis are recorded net of a provision for estimated returns. These estimates are revised, as necessary, to reflect actual experience and market conditions.

Estimates:
----------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reporting of assets and liabilities as of the dates of the financial statements and revenues and expenses during the reporting period. These estimates primarily relate to the provision for sales returns, allowance for doubtful accounts, inventory obsolescence, restructuring costs and asset valuations. Actual results could differ from these estimates.

Reclassifications:
------------------
Certain items in the prior years' financial statements have been reclassified to conform with the current year's presentation.


NOTE 2 - NON-RECURRING ITEMS

During the third quarter of fiscal 1997, the Company announced that it would discontinue operations at its Duryea, Pennsylvania factory following the expiration of a labor agreement in December 1996. This resulted in the severance of both union and non-union employees and the outsourcing of all production activities previously performed at that location. As a result of the closing, the Company recorded a charge of $30 million before applicable income tax effects in fiscal 1997.

Due to headcount reductions in the United States and Europe and closure of the Cork, Ireland manufacturing facility, fiscal 1998 results include a net non-recurring charge of $3.7 million.

Fiscal 1999's non-recurring income of $3.5 million represents the gains on the sales of the Company's manufacturing facility in Cork, Ireland and of equipment in Cork, Ireland and Duryea, Pennsylvania.

Excluding these items in all years, net income (loss) from operations would have been $13.3 million or $0.28 per diluted share in fiscal 1999 and $(2.3) million or $(0.05) per diluted share in fiscal 1998.


NOTE 3 - EARNINGS PER SHARE

Earnings per share is computed in accordance with SFAS No. 128. Basic EPS is computed using weighted average shares outstanding, while diluted EPS is computed using weighted average shares outstanding plus shares representing stock distributable under stock-based plans computed using the treasury stock method. Both basic and diluted EPS for fiscal 1998 were calculated using weighted average shares outstanding because fiscal 1998 reflected a loss, and therefore, the inclusion of stock options or other securities convertible into common stock was anti-dilutive.

The following table represents the computation of weighted average shares outstanding - diluted:

                                                     Year ended
------------------------------------------------------------------------------
                                        February       February     February
                                        26, 2000       27, 1999     28, 1998
------------------------------------------------------------------------------
Weighted average shares outstanding:
Basic ..............................    46,398,000    46,415,000    46,421,000
Effect of dilutive stock options ...     1,065,000       263,000        13,000
Diluted ............................    47,463,000    46,678,000    46,434,000
------------------------------------    ----------    ----------    ----------

NOTE 4 INVENTORIES
                                                       February       February
                                                       26, 2000       27, 1999
                                                       --------       --------

                                                      (In thousands of dollars)
Raw materials ......................................    $ 3,171        $ 2,097
Work in process ....................................        529          1,020
Finished products ..................................     17,038         13,104
     Total .........................................    $20,738        $16,221
                                                        -------        -------

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT, NET
                                                       February       February
                                                       26, 2000       27, 1999
                                                       --------       --------
                                                      (In thousands of dollars)
Land .............................................     $     42      $     42
Buildings and improvements ........................       2,022         2,030
Machinery and equipment ..........................       13,704        10,973
     Total PP&E ..................................       15,768        13,045
Accumulated depreciation and amortization ........       (6,587)       (5,616)
     Net .........................................     $  9,181      $  7,429


NOTE 6 - INTANGIBLE ASSETS
                                                       February       February
                                                       26, 2000       27, 1999
                                                       --------       --------
                                                      (In thousands of dollars)
Value of sports, entertainment and
   proprietary products ............................   $ 36,635       $ 36,635
Goodwill ...........................................     64,265         64,265
Accumulated amortization ...........................    (43,312)       (40,693)
     Net ...........................................   $ 57,588       $ 60,207

NOTE 7-ACCRUED EXPENSES AND OTHER LIABILITIES
                                                       February       February
                                                       26, 2000       27, 1999
                                                       --------       --------
                                                      (In thousands of dollars)
Provision for estimated losses on sales returns ....   $23,621        $12,629
Royalties ..........................................    12,760          3,852
Employee compensation ..............................     6,533          4,613
Payments received in advance .......................     4,665          5,741
Plant closure, severance and other non-recurring
items ..............................................       898            762
Other ..............................................    12,085         10,454
     Total .........................................   $60,562        $38,051

NOTE 8 - DEPRECIATION AND AMORTIZATION
                                                      Year Ended
                                        February       February       February
                                        26, 2000       27, 1999       28, 1998
                                        --------       --------       --------
                                              (In thousands of dollars)
Depreciation expense ...............    $ 1,151        $ 1,464        $ 1,099
Amortization of intangible assets ..      2,618          2,618          2,618
Amortization - other ...............        250            789            657
     Total .........................    $ 4,019        $ 4,871        $ 4,374
                                        -------        -------        -------

NOTE 9 - LONG-TERM DEBT
                                                             Year Ended
                                                       February       February
                                                       26, 2000       27, 1999
                                                       --------       --------
                                                      (In thousands of dollars)
Term loan                                              $ -            $ 15,783
Less: current portion                                    -             (10,625)
     Total                                             $ -            $  5,158
     -----                                             ---            --------

In May 1998, the Company entered into a credit agreement with Chase Manhattan Bank. The credit agreement provided for a $25.0 million term loan payable in monthly installments and a $9.5 million facility to cover letter of credit and working capital needs. The letter of credit and working capital facility has since been increased to $12.5 million. The facility expires on July 6, 2000. Amounts outstanding under the credit agreement are secured by a pledge of the Company's domestic trademarks and 65% of the stock of Topps Europe. Interest rates on the term loan and outstanding revolving credit balance are based on LIBOR plus an applicable margin of 1.75%, or prime. The credit agreement contains certain restrictions and prohibitions of a nature generally found in loan agreements of this type and requires the Company, among other things, to comply with certain financial covenants, limits the Company's ability to sell or acquire assets or borrow additional money and prohibits the payment of dividends. The term loan was repaid in October 1999.

NOTE 10 - INCOME TAXES

U.S. and foreign operations contributed to income (loss) before provision for income taxes as follows:

                                                      Year Ended
                                        February       February       February
                                        26, 2000       27, 1999       28, 1998
                                        --------       --------       --------
                                             (In thousands of dollars)
United States ......................     $ 86,654     $ 21,984      $  4,083
Europe .............................        7,240        2,424        (5,368)
Canada .............................        1,395        1,868           737
Latin America ......................        1,275          (72)       (3,057)
Total income (loss) before provision
     for income taxes ..............     $ 96,564     $ 26,204      $ (3,605)
     -------------------------------     --------     --------      ---------

Provision for income taxes consists of:
                                                      Year Ended
                                        February       February       February
                                        26, 2000       27, 1999       28, 1998
                                        --------       --------       --------
                                             (In thousands of dollars)
--------------------------------------------------------------------------------
Current income taxes (benefit):
Federal ...........................     $ 32,024      $  6,655      $ (4,657)
Foreign ...........................        3,368         2,250          (679)
State and local ...................        8,362         2,032          (293)
   Total current ..................       43,754        10,937        (5,629)
Deferred income taxes (benefit):
Federal ...........................       (4,889)          (79)        5,890
Foreign ...........................       (1,316)         --            --
State and local ...................         (200)         (225)          706
   Total deferred .................       (6,405)         (304)        6,596
   Total provision for income taxes     $ 37,349      $ 10,633      $    967
--------------------------------------------------------------------------------

The reasons for the difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income
(loss) before provision for income taxes are as follows:

                                                      Year Ended
                                        February       February      February
                                        26, 2000       27, 1999      28, 1998
                                        --------       --------      --------
                                             (In thousands of dollars)
--------------------------------------------------------------------------------
Computed expected tax provision
 (benefit) ..........................     $ 33,797      $  9,171      $ (1,262)
Increase in taxes resulting from:
   State and local taxes, net of
   federal tax benefit ..............        5,220         1,175           586
   Foreign and U.S. tax effects
   attributable to foreign operations       (1,525)         (578)        1,113
    Goodwill ........................          549           549           549
    Other permanent differences .....         (692)          316           (19)
    Provision for income taxes ......     $ 37,349      $ 10,633      $    967
--------------------------------------------------------------------------------

Deferred U.S. income taxes have not been provided on undistributed earnings of foreign subsidiaries as the Company considers such earnings to be permanently reinvested in the businesses as of February 26, 2000. These undistributed foreign earnings could become subject to U.S. income tax if remitted, or deemed remitted, as a dividend. Determination of the deferred U.S. income tax liability on these unremitted earnings is not practical, since such liability, if any, is dependent on circumstances existing at the time of the remittance. The cumulative amount of unremitted earnings from the foreign subsidiaries that is expected to be permanently reinvested was approximately $9.2 million on February 26, 2000.


The components of deferred income tax assets and liabilities are as follows:

                                                      Year Ended
                                        February       February       February
                                        26, 2000       27, 1999       28, 1998
                                        --------       --------       --------
                                             (In thousands of dollars)
--------------------------------------------------------------------------------
Deferred income tax assets:
    Provision for estimated losses
    on sales returns ...............    $ 3,241      $   110     $ 2,792
    Provision for inventory
    obsolescence ...................      2,496        1,232        --
    Total deferred income tax assets    $ 5,737      $ 1,342     $ 2,792

Deferred income tax liabilities:
    Amortization ...................    $ 3,659      $ 4,233     $ 4,756
    Depreciation ...................        242          224         627
    Non-recurring items ............       (366)          29         315

    Undistributed earnings -
     foreign subsidiaries ..........        --           --        1,422
    Other .........................        (905)         657        (256)
    Total deferred income tax
    liabilities ...................     $ 2,630      $ 5,143     $ 6,864
--------------------------------------------------------------------------------

NOTE 11 - EMPLOYEE BENEFIT PLANS

The FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in February 1998. This new standard does not change the measurement or recognition of costs for pensions or other postretirement plans. It standardizes disclosures and eliminates those that are no longer useful. The information provided below for fiscal 2000 and 1999 has been presented under the requirements of the new standard.

The Company maintains noncontributory qualified and non-qualified defined benefit pensions as well as a postretirement healthcare plan for all eligible non-bargaining unit personnel.

The Company is also a participant in a multi-employer defined contribution pension plan covering domestic bargaining unit employees.

In addition, the Company sponsors a defined contribution plan, which qualifies under Sections 401(a) and 401(k) of the Internal Revenue Code (the "401(k) Plan"). While all non-bargaining unit employees are eligible to participate in the 401(k) Plan, participation is optional. The Company does not contribute to the 401(k) Plan.

Pension expense for all plans was $1,334,000 (2000) and $883,000 (1999).


The  following  tables   summarize   benefit  costs,  as  well  as  the  benefit
obligations, plan assets and funded status associated with the Company's pension and postretirement healthcare benefit plans.

                                                                Postretirement
                                        Pension Benefits     Healthcare Benefits
--------------------------------------------------------------------------------
                                       February  February     February  February
                                       26, 2000  27, 1999     26, 2000  27, 1999
--------------------------------------------------------------------------------
                                              (in thousands of dollars)
Reconciliation of change in benefit obligation

Benefit obligation at beginning
of year ............................   $ 21,712  $ 20,839    $  6,581  $  6,239
Service cost .......................        693       692         228       216
Interest cost ......................      1,537     1,513         465       443
Benefits paid ......................     (1,063)   (1,847)       (376)     (317)
Actuarial (gains) losses ...........     (2,124)      515        (604)      --
Benefit obligation at end of year ..   $ 20,755  $ 21,712    $  6,294  $  6,581
--------------------------------------------------------------------------------

Reconciliation of change in the fair value of plan assets

Fair value of plan assets
at beginning of year ...............   $ 15,011  $ 14,738    $    --    $   --
Actual return on plan assets .......       (845)    2,053         --        --
Employer contributions .............         67        67         376       317
Benefits paid ......................     (1,063)   (1,847)       (376)     (317)
Fair value of plan assets
at end of year .....................   $ 13,170  $ 15,011     $   --    $    --
--------------------------------------------------------------------------------

                                                               Postretirement
                                         Pension Benefits    Healthcare Benefits
--------------------------------------------------------------------------------
                                       February   February    February  February
                                       26, 2000   27, 1999    26, 2000  27, 1999
--------------------------------------------------------------------------------
                                               (In thousands of dollars)
Funded status

Funded status .......................  $(7,583)   $(6,701)    $(6,294)  $(6,581)
Unrecognized actuarial(gains)losses .    3,447      3,600      (1,367)     (771)
Unrecognized prior service cost .....     (128)      (143)        --         --
Unrecognized initial transition
obligation ..........................      416        612       3,216     3,437
Net amount recognized in the
consolidated balance sheets .........  $(3,848)   $(2,632)    $(4,445)  $(3,915)
--------------------------------------------------------------------------------

Components of amounts recognized
in the consolidated balance sheets

Prepaid benefit cost ................   $   269   $   908     $   --    $   --
Accrued benefit liability ...........    (4,941)   (3,557)     (4,445)   (3,915)
Intangible asset ....................       --        17          --        --
Accumulated other comprehensive
expense .............................       824       --          --        --
Accumulated other comprehensive
consolidated balance sheets .........   $(3,848)  $(2,632)    $(4,445)  $(3,915)
--------------------------------------------------------------------------------

                                                                            Postretirement
                                              Pension Benefits             Healthcare Benefits
--------------------------------------------------------------------------------------------------
                                        February  February  February  February  February  February
                                        26, 2000  27, 1999  28, 1998  26, 2000  27, 1999  28, 1998
--------------------------------------------------------------------------------------------------
                                                            (In thousands of dollars)
Components of net periodic benefit cost

Service cost .......................... $   693   $   692   $   654    $   228  $   216   $   362
Interest cost .........................   1,537     1,513     1,480        465      443       579
Expected return on plan assets ........  (1,320)   (1,430)   (1,355)        --       --        --
Amortization of initial transition
obligation ............................     196       196        56        221      221       221
Prior service cost ....................     (15)      (15)      (15)        --       --        --
Actuarial (gains) losses ..............     193       132       (10)        (8)     (11)       18
Net periodic benefit cost ............. $ 1,284   $ 1,088   $   810    $   906  $   869   $ 1,180
--------------------------------------------------------------------------------------------------

As of February 26, 2000, both the qualified and non-qualified pension plans have accumulated benefit obligations in excess of plan assets. As of February 27, 1999, only the non-qualified pension plan had accumulated benefit obligations in excess of plan assets. Information is as follows:

                                                    Pension Benefits
-------------------------------------------------------------------------
                                             February            February
                                             26, 2000            27, 1999
-------------------------------------------------------------------------
                                               (In thousands of dollars)
Projected benefit obligation                 $ 20,753            $ 4,462
Accumulated benefit obligation                 17,308              3,557
Fair value of plan assets                    $ 13,170            $    --
-------------------------------------------------------------------------


The weighted-average actuarial assumptions used for both pension plans are as follows:
-------------------------------------------------------------------------
                                             February            February
                                             26, 2000            27, 1999
-------------------------------------------------------------------------
                                               (In thousands of dollars)
Discount rate                                  7.75%                7.0%
Expected return on plan assets                  9.0%                9.0%
Rate of compensation increase                   5.0%                5.0%
-------------------------------------------------------------------------


Assumptions for healthcare cost increases are as follows: 8.5% in fiscal 1999; 8.0% in fiscal 2000; trending down to a 5.5% increase in fiscal 2005. Increases in healthcare costs could significantly affect the reported postretirement benefits cost and benefit obligations. A one percentage point change in assumed healthcare benefit cost trends would have the following effect:

-------------------------------------------------------------------------
                                                    1-Percentage Point
                                                  Increase       Decrease
-------------------------------------------------------------------------
On total service and interest cost component       $ 116         $  (98)
On postretirement benefit obligation (APBO)        $ 793         $ (705)
-------------------------------------------------------------------------

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

                                            February 26, 2000           February 27, 1999          February 28, 1998
---------------------------------------------------------------------------------------------------------------------------
                                                   Weighted-Average             Weighted-Average           Weighted-Average
                                                       Exercise                     Exercise                   Exercise
Stock Options                             Shares        Price       Shares           Price       Shares         Price
---------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year ....   4,036,000       $ 5.75      3,777,500        $ 6.23     3,352,250       $ 7.90
Granted .............................   1,032,500       $ 5.39        527,500        $ 3.03     1,427,250       $ 2.47
Exercised ...........................    (318,448)      $ 3.75        (13,250)       $ 2.22           --           --
Forfeited ...........................     (66,000)      $ 5.41       (255,750)       $ 7.39    (1,002,000)      $ 6.49
  Outstanding at end of year ........   4,684,052       $ 5.81      4,036,000        $ 5.75     3,777,500       $ 6.23
Options exercisable at end of year...   3,468,129       $ 6.11      2,663,865        $ 6.99     1,984,741       $ 8.90
Weighted-average fair value of
 options granted during the year ....             $2.97                       $1.72                       $1.33
---------------------------------------------------------------------------------------------------------------------------

Summarized information about stock options outstanding and exercisable at February 26, 2000 is as follows:

                                 Options Outstanding                    Options Exercisable
--------------------------------------------------------------------------------------------
                                      Weighted-       Weighted-                    Weighted-
                    Outstanding        Average         Average      Exercisable     Average
Exercise Price      as of             Remaining        Exercise         as of       Exercise
Ranges              2/26/00        Contractual Life     Price          2/26/00       Price
--------------------------------------------------------------------------------------------

$ 1.76 - $ 3.53     1,694,135           7.6            $ 2.63         1,412,379      $ 2.53
$ 3.54 - $ 5.29       913,167           7.9            $ 4.55           313,000      $ 4.63
$ 5.30 - $ 7.05       588,000           4.4            $ 6.00           470,000      $ 5.76
$ 7.06 - $ 8.81       823,000           4.7            $ 7.97           612,000      $ 8.17
$ 8.82 - $10.57       126,000           3.4            $ 9.31           121,000      $ 9.29
$10.58 - $12.34       208,250           1.5            $10.92           208,250      $10.92
$12.35 - $14.10        37,500           0.1            $13.33            37,500      $13.33
$14.11 - $15.86       231,000           1.5            $14.95           231,000      $14.95
$15.87 - $17.63        63,000           2.3            $17.63            63,000      $17.63
--------------------------------------------------------------------------------------------
                    4,684,052           5.9            $ 5.81         3,468,129      $ 6.11
---------------------------------------------------------------------------------------------

The Company follows the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by this statement, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized in the Company's Consolidated Statements of Operations for its stock-based compensation plans. Had compensation costs been determined based on the fair value of the 2000, 1999 and 1998 stock option grants consistent with the method of SFAS No. 123, the Company's net income and net income per common share assuming dilution would have been reduced to the pro forma amounts indicated below.

                                        2000                          1999                          1998
------------------------------------------------------------------------------------------------------------------
                                                  (In thousands of dollars, except share data)
                              As reported    Pro forma      As reported    Pro forma      As reported    Pro forma
------------------------------------------------------------------------------------------------------------------
Net income (loss) .......     $ 59,215       $ 58,471       $15,571        $15,169        $(4,572)       $(4,881)
Earnings (loss) per share     $   1.25       $   1.23       $  0.33        $  0.32        $ (0.10)       $ (0.11)
------------------------------------------------------------------------------------------------------------------

In determining the preceding pro forma amounts under SFAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for fiscal 2000: risk free interest rate of 6.5%; expected life of ten years; estimated volatility of 56%; no dividend yield.


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

In October 1999, the Board of Directors of the Company authorized the Company to repurchase up to 5 million shares of its stock. As of February 26, 2000, the Company had repurchased 940,000 shares at an average price of $8.25.


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

The Entertainment Products segment consists of trading cards, sticker/album products, comics and magazines featuring licenses from popular films, television shows and other entertainment properties, including Pokemon.

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

                                                      Year Ended
--------------------------------------------------------------------------------
                                        February       February       February
                                        26, 2000       27, 1999       28, 1998
--------------------------------------------------------------------------------
                                               (In thousands of dollars)
Net Sales
Collectible Sports Products ........    $ 133,803      $ 124,855      $ 141,324
Confectionery ......................      129,724         95,238         84,514
Entertainment Products .............      110,666          9,321         15,412
  Total ............................    $ 374,193      $ 229,414      $ 241,250
--------------------------------------------------------------------------------
Contributed Margin
Collectible Sports Products ........    $  47,408      $  48,414      $  40,326
Confectionery ......................       62,886         24,736         16,496
Entertainment Products .............       40,136          1,594         (1,668)
  Total ............................    $ 150,430      $  74,744      $  55,154
--------------------------------------------------------------------------------
Reconciliation of contributed margin
to income (loss) before provision
for income taxes

Total contributed margin ...........    $ 150,430      $  74,744      $  55,154
General & administrative expenses ..      (52,314)       (47,370)       (49,508)
Depreciation & amortization ........       (4,019)        (4,871)        (4,374)
Other income .......................          755            676            390
Non-recurring items ................         --            3,479         (3,682)
  Income (loss) from operations ....       94,852         26,658         (2,020)
Interest income (expense), net .....        1,712           (454)        (1,585)
  Income (loss) before provision
  for income taxes .................    $  96,564      $  26,204      $  (3,605)
--------------------------------------------------------------------------------

Net sales to unaffiliated customers and income (loss) from operations, as presented below, are based on the location of the ultimate customer. Income
(loss) from operations is defined as contributed margin less general and administrative expenses, depreciation and amortization, other income/expense and non-recurring items. Identifiable assets, as presented below, are those assets located in each geographic area.

                                                 Year Ended
---------------------------------------------------------------------------
                                   February       February       February
                                   26, 2000       27, 1999       28, 1998
---------------------------------------------------------------------------
                                         (In thousands of dollars)
Net Sales
United States ...............      $ 270,792      $ 156,913      $ 157,208
Europe ......................         64,534         45,537         64,599
Other .......................         38,867         26,964         19,443
    Total Net Sales .........      $ 374,193      $ 229,414      $ 241,250

Income (Loss) from Operations
United States ...............      $  84,289      $  22,536      $   5,566
Europe ......................          5,784          1,623         (6,215)
Other .......................          4,779          2,499         (1,371)
    Total Income (Loss) from
     operation ..............      $  94,852      $  26,658      $  (2,020)

Identifiable Assets
United States ...............      $ 170,021      $ 127,186      $ 126,498
Europe ......................         42,267         29,732         43,972
Other .......................         14,646          7,164          7,936
    Total Identifiable Assets      $ 226,934      $ 164,082      $ 178,406
---------------------------------------------------------------------------

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, " Disclosures About Fair Value of Financial Instruments." These estimates have been determined by the Company using available market information and appropriate valuation techniques based on information as of February 26, 2000. As considerable judgment is inherent in the development of these estimates, they are not necessarily indicative of the amounts that the Company would realize in the current market exchange.

The recorded amounts and fair values are as follows:

                                       February 26, 2000    February 27, 1999
------------------------------------------------------------------------------
                                       Recorded   Fair      Recorded  Fair
                                       Amount     Value     Amount    Value
------------------------------------------------------------------------------
                                             (In thousands of dollars)
Assets:
Cash and equivalents .............   $ 75,853   $ 75,853   $ 41,728   $ 41,728
Prepaid expenses .................      5,357      5,357      4,860      4,860

Liabilities:
Current portion of long-term debt        --         --       10,625     10,625
Long-term debt ...................       --         --        5,158      5,158
Foreign currency forward contracts       --          685       --         (313)
Interest rate swap contracts .....   $   --     $   --     $   --     $    (29)
------------------------------------------------------------------------------


NOTE 16 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                        2000                                   1999
------------------------------------------------------------------------------------------------------
                         1st       2nd       3rd       4th       1st       2nd       3rd       4th
------------------------------------------------------------------------------------------------------
Net sales ............   $84,941   $80,391   $110,777  $98,084   $53,327   $57,868   $67,647   $50,572
Gross profit on sales     37,747    37,286     58,555   45,247    21,679    25,305    26,545    21,262
Income from operations    15,578    16,525     36,551   26,198     5,094     8,668     7,197     5,699
Net income ...........     9,267     9,881     21,930   18,137     2,696     4,813     4,134     3,928

Net income per share
  - basic ............   $  0.20   $  0.21   $   0.47  $  0.39   $  0.06   $  0.10   $  0.09   $  0.08
  - diluted ..........   $  0.20   $  0.21   $   0.46  $  0.38   $  0.06   $  0.10   $  0.09   $  0.08
Net income per share
without non-recurring
  - basic ............   $  0.20   $  0.21   $   0.47  $  0.39   $  0.05   $  0.06   $  0.09   $  0.09
  - diluted ..........   $  0.20   $  0.21   $   0.46  $  0.38   $  0.05   $  0.06   $  0.09   $  0.09
------------------------------------------------------------------------------------------------------

NOTE 17 - COMMITMENTS AND OTHER MATTERS

Future minimum payments under non-cancelable leases which extend into the year 2010 are $1,650,000 (2001), $1,608,000 (2002), $1,474,000 (2003), $1,428,000
(2004), $1,238,600 (2005) and $5,800,000 thereafter.

Future minimum payments required under the Company's existing sports and entertainment contracts, with various expiration dates extending into the year 2003, are estimated to be $12,313,750 (2001), $3,393,750 (2002) and $250,000
(2003).

Total royalty expense under the Company's sports and entertainment licensing contracts was $43,403,000 (2000), $24,373,000 (1999) and $33,662,000 (1998).

Advertising and marketing expenses (which encompass media spending, trade spending and consumer promotions including player autograph costs) included in selling, general and administrative expenses amounted to $25,219,000 (2000), $18,974,000 (1999) and $20,813,000 (1998).

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

At February 26, 2000, the Company had outstanding foreign currency forward contracts with banks in the amounts of $26,485,000 as compared to $20,955,000 as of February 27, 1999.

These contracts have various maturity dates ranging up to twelve months from February 26, 2000, with over 90% of the contracts maturing within six months. The recognition of the net gain, which amounted to $685,000 using spot rates as of year end, is deferred until the hedged transaction is recorded into operations. In addition, the Company had options to purchase foreign currencies outstanding in the amount of $4,607,000 as of February 26, 2000.


Legal proceedings:
------------------

In August 1996, the Company was named as a defendant in a class action in the United States District Court for the Eastern District of New York (the "New York Court") entitled Sullivan, et. al. v. The Topps Company, Inc., No. CV 96 3779 (E.D.N.Y.) (the "Action"). The Action alleged, among other things, that the Company violated the federal Racketeer Influenced and Corrupt Organizations ("RICO") Act by its practice of selling sports and entertainment cards with randomly-inserted "insert" cards, in violation of state and federal anti-gambling statutes. Each of the Company's principal competitors and licensors was separately sued in various federal courts for employing, or participating in, the same or similar practices. The Action sought treble damages and attorneys' fees on behalf of all purchasers of packs of cards potentially including "insert" cards over a four-year period. The New York Court granted the Company's motion to dismiss the Action with prejudice in August 1997. The New York Court later denied motions by plaintiffs to alter, amend or vacate the judgment, and for leave to file an amended complaint. Plaintiffs' time to appeal all of these rulings has expired, and the judgment for the Company dismissing the Action is now final and nonappealable.

In September 1998, the Company filed an action in the New York Court seeking declaratory and injunctive relief against a class of all original end-use purchasers of trading cards marketed within the four years prior to the filing of the complaint in packages that may contain randomly-inserted "insert" cards, entitled The Topps Company, Inc. v. Sullivan et. al., No. CV 98 6023 (EHN) (E.D.N.Y.) (the "Declaratory Judgment Action"). The Declaratory Judgment Action seeks a declaratory judgment that the defendant class of card purchasers did not suffer any injury cognizable under RICO by this practice, and an injunction enjoining the defendant class from filing or pursuing any further RICO actions against the Company relating to the purchase of trading cards. Two similar declaratory judgment actions have been filed by several of the Company's principal licensors in the New York Court against the same class of defendants. On December 14, 1998, defendants in all of the declaratory judgment actions moved to dismiss the complaints. The New York Court denied all of these motions in an order entered on March 17, 2000.

In November 1998, the Company was named as a defendant in a purported class action commenced in the United States District Court for the Southern District of California (the "California Court") entitled Rodriquez, et. al. v. The Topps Company, Inc., No. CV 2121-B (AJB) (S.D. Cal.) (the "Class Action"). The Class Action alleges that the Company violated RICO, and the California Unfair Business Practices Act, by its practice of selling sports and entertainment trading cards with randomly-inserted "insert" cards, allegedly in violation of state and federal anti-gambling laws. The Class Action seeks treble damages and attorneys' fees on behalf of all individuals who purchased packs of cards at least in part to obtain an "insert" card over a four-year period. On January 22, 1999, plaintiffs moved to consolidate the Class Action with similar class actions pending against several of the Company's principal competitors and licensors in the California Court. On January 25, 1999, the Company moved to dismiss the complaint, or, alternatively, to transfer the Class Action to the Eastern District of New York or stay the Class Action pending the outcome of the Declaratory Judgement Action pending in the Eastern District of New York. By orders dated May 14, 1999, the California Court denied the Company's motions to dismiss or transfer the Class Action but granted the Company's motion to stay the Class Action pending the outcome of the Declaratory Judgement Action. The California Court also denied plaintiff's motion to consolidate the Class Action with similar purported Class Actions. On April 18, 2000, the California Court entered an order requiring plaintiffs in the Class Action as well as in the other purported class actions to show cause why all such actions should not be dismissed. A hearing on the issue is scheduled for early June, 2000 in the California Court. An adverse outcome in this action could materially affect the Company's future plans and results.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
----------------------------------------

Board of Directors and Stockholders
The Topps Company, Inc.:

We have audited the accompanying consolidated balance sheets of The Topps Company, Inc. and Subsidiaries as of February 26, 2000 and February 27, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended February 26, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of The Topps Company, Inc. and Subsidiaries as of February 26, 2000 and February 27, 1999 and the results of their operations and cash flows for each of the three years in the period ended February 26, 2000 in conformity with generally accepted accounting principles in the United States.


DELOITTE & TOUCHE LLP

New York, New York
March 30, 2000

MARKET AND DIVIDEND INFORMATION
-------------------------------

The Company's Common Stock is traded on the Nasdaq National Market under the symbol TOPP. The following table sets forth, for the periods indicated, the high and low sales price for the Common Stock during the last two fiscal years as reported on the Nasdaq National Market. As of April 14, 2000, there were approximately 4,783 holders of record.

                                   Fiscal year ended        Fiscal year ended
                                   February 26, 2000        February 27, 1999
--------------------------------------------------------------------------------
                                 High Price  Low Price    High Price  Low Price
--------------------------------------------------------------------------------
First quarter ...............      $ 7.375   $ 4.188        $3.500    $ 2.375
Second quarter ..............       12.063     5.750         3.500      2.125
Third quarter ...............       12.188     6.813         5.500      2.125
Fourth quarter ..............      $13.375   $ 6.938        $5.563    $ 4.125
--------------------------------------------------------------------------------

The Company's credit agreement prohibits the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Notes to Consolidated Financial Statements - Note 9."

SELECTED CONSOLIDATED FINANCIAL DATA
------------------------------------

                                             2000           1999           1998           1997           1996
---------------------------------------------------------------------------------------------------------------
                                                     (In thousands of dollars, except share data)
OPERATING DATA:
Net sales ............................  $    374,193  $    229,414   $    241,250   $    268,975   $    265,495
Gross profit on sales ................       178,835        94,791         79,709         90,121         82,005
Selling, general and
administrative expenses ..............        84,738        72,288         78,437         75,974         68,563
Income (loss) from operations ........        94,852        26,658         (2,020)       (14,475)        16,571
Interest income (expense), net .......         1,712          (454)        (1,585)        (1,942)        (1,447)
Net income (loss) ....................        59,215        15,571         (4,572)       (10,943)         8,394
Income (loss) from operations
per share - basic ....................  $       2.04  $       0.57   $      (0.04)  $      (0.31)  $       0.35
          - diluted ..................  $       2.00  $       0.57   $      (0.04)  $      (0.31)  $       0.35
Net income (loss) - basic ............  $       1.28  $       0.34   $      (0.10)  $      (0.23)  $       0.18
                 - diluted ...........  $       1.25  $       0.33   $      (0.10)  $      (0.23)  $       0.18
Cash dividends .......................  $       --    $       --     $       --     $       --     $       --
Wtd. avg. shares outstanding
     - basic .........................    46,398,000    46,415,000     46,421,000     46,928,000     47,047,000
     - diluted .......................    47,463,000    46,678,000     46,434,000     46,928,000     47,047,000
---------------------------------------------------------------------------------------------------------------

BALANCE SHEET DATA:
Cash and equivalents .................  $     75,853  $     41,728   $     22,153   $     24,199   $     24,154
Working capital ......................        71,128        24,919         20,971         18,716         31,278
Net property, plant and equipment ....         9,181         7,429         10,148         12,900         31,610
Long-term debt, less current portion .          --           5,158         22,617         27,450         37,500
Total assets .........................       226,934       164,082        178,406        201,178        217,127
Stockholders' equity .................  $    129,175  $     77,224   $     61,609   $     68,052   $     81,850
---------------------------------------------------------------------------------------------------------------

Amounts in 1996 include the impact of Topps Europe from the date of acquisition on July 6, 1995.

Certain items in the prior years' financial statements have been reclassified to conform with the current year's presentation.

Income (loss) from operations includes various non-recurring items in fiscal 1999, 1998 and 1997. See Note 2.

BOARD OF DIRECTORS                 OFFICERS                           SUBSIDIARIES             CORPORATE INFORMATION

Arthur T. Shorin*                  Arthur T. Shorin                   Topps Argentina S.A.     Annual Meeting
Chairman, Chief Executive          Chairmain, Chief Executive         Managing Director        Thursday, June 29, 2000. 10:30 A.M.
Officer and President              Officer and President              Juan P. Georgalos        Chase Manhattan Bank
                                                                                               55 Water Street
Allan A. Feder                     Ronald L. Boyum                    Topps Brasil, Ltda.      New York, New York 10041-0199
Independent Business               Vice President - Marketing and     Managing Director
Consultant                         Sales and General Manager          Jeroen Servaes           Corporate Counsel
                                   Confectionery                                               Willkie Farr & Gallagher
Stephen D. Greenberg                                                  Topps Canada, Inc.       787 Seventh Avenue
Chairman                           Edward P. Camp                     Managing Director        New York, New York 10019
Fusient Media Ventures, Inc.       Vice President and President       Kevin J. Crux
                                   Hobby Division                                              Independent Auditors
Ann Kirschner                                                         Topps Europe Limited     Deloitte & Touche
Chief Executive Officer            Michael P. Clancy                  Managing Director        Two World Financial Center
and President                      Vice President - International     Christopher Rodman       New York, New York 10281
FATHOM                             and Managing Director
                                   Topps Ireland Limited              Topps Ireland Limited    Registrar and Transfer Agent
Wm. Brian Little*                                                     Managing Director        ChaseMellon Shareholder Service, LLC
Private Investor                   Michael J. Drewniak                Michael P. Clancy        85 Challenger Road
                                   Vice President - Manufacturing                              Ridgefield Park, NJ  07660
David Mauer                                                           Topps Italia SRL         (800) 851-9677
President and Chief Executive      Ira Friedman                       Managing Director
Officer                            Vice President - Publishing and    Furio Cicogna
Ridell Sports, Inc.                New Product Development
                                                                      Topps UK Limited
Jack H. Nusbaum                    Leon J. Gutmann                    Managing Director
Senior Partner and Chairman        Assistant Treasurer and            Jeremy Charter
Willkie Farr & Gallagher           Assistant Secretary

Richard Tarlow                     Catherine K. Jessup
President                          Vice President - Chief Financial
Tarlow Advertising (a division     Officer
of Revlon, Inc.) and
Chairman                           William G. O'Connor
Carlson & Partners Advertising     Vice President - Administration

Stanley Tulchin*                   John Perillo
Chairman                           Vice President - Operations
Stanley Tulchin Associates, Inc.
                                   Scott Silverstein
                                   Executive Vice President



*Nominated to stand for re-election
to the Company's  Board of Directors
at the 2000 Annual Meeting of
Stockholders.


--------------------------------------------------------------------------------
Additionl copies of this 2000 Annual Report and Form 10-K are available without charge by making a written request to Investor Relations at the Company's corporate officers or by calling (212) 376-0300.