Form 10-K/A, Exhibit 13
period 2000-02-26
TOPPS CO INC
filed 2000-06-01
CIK 812076

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

                                                      Year Ended
--------------------------------------------------------------------------------
                                        February       February       February
                                        26, 2000       27, 1999       28, 1998
--------------------------------------------------------------------------------
                                               (In thousands of dollars)
Net Sales
Collectible Sports Products ........    $ 133,803      $ 124,855      $ 141,324
Confectionery ......................      129,724         95,238         84,514
Entertainment Products .............      110,666          9,321         15,412
  Total ............................    $ 374,193      $ 229,414      $ 241,250
--------------------------------------------------------------------------------
Contributed Margin
Collectible Sports Products ........    $  47,408      $  48,414      $  40,326
Confectionery ......................       40,136         24,736         16,496
Entertainment Products .............       62,886          1,594         (1,668)
  Total ............................    $ 150,430      $  74,744      $  55,154
--------------------------------------------------------------------------------
Reconciliation of contributed margin
to income (loss) before provision
for income taxes

Total contributed margin ...........    $ 150,430      $  74,744      $  55,154
General & administrative expenses ..      (52,314)       (47,370)       (49,508)
Depreciation & amortization ........       (4,019)        (4,871)        (4,374)
Other income .......................          755            676            390
Non-recurring items ................         --            3,479         (3,682)
  Income (loss) from operations ....       94,852         26,658         (2,020)
Interest income (expense), net .....        1,712           (454)        (1,585)
  Income (loss) before provision
  for income taxes .................    $  96,564      $  26,204      $  (3,605)
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