Form 10-K, Exhibit 13
period 2002-03-02
TOPPS CO INC
filed 2002-05-31
CIK 812076

STOCKHOLDERS' LETTER


Dear Stockholders:

     We had another successful year in fiscal 2002. While declining interest in Pokemon negatively impacted financial comparisons with fiscal 2001, the company's fundamentals remained strong. Total sales for the year were $302.9 million compared with $439.3 million last year, despite a decrease in Pokemon sales of $155.5 million. Net income was $28.5 million, or $0.64 per diluted share as compared with $88.5 million, or $1.91 per diluted share in fiscal 2001.

     Other noteworthy financial information includes net worth of $194.1 million as compared with $196.5 million a year ago and a year-end cash balance of $121.1 million versus $158.7 million. Both net worth and cash balance levels were reduced by the expenditure of $29.4 million to purchase 2,813,500 shares of the company's common stock at an average price of $10.39.

     Looking ahead, fiscal 2003 is going to be a year of strategic investment, devoted in large part to building for future growth and profitability in each of our three businesses - namely confectionery, sports and entertainment. We will focus on strengthening our brands that offer real and distinctive value, on developing sports-based products relevant to a broader community of consumers and on operating more efficiently throughout the company.

     Here is a sampling of our achievements during last year along with references to key strategies going forward.

Confectionery
-------------

     The domestic candy business performed well during fiscal '02. While total confectionery sales declined due to diminishing consumer support for Pokemon, sales of branded confectionery products increased 11.5%. Growth was driven by continued strong gains of domestic Ring Pop and Push Pop and higher sales of Baby Bottle Pop worldwide, as well as by the introduction of seasonal products focused on Christmas, Valentine's Day and Easter.

     We believe our candy brands now enjoy a stronger franchise with children than ever before. Clearly, more kids are buying our products and doing so more frequently. In fact, in calendar 2001, Topps gained almost four points of market share in the domestic lollipop category*. This bears testament to our three-pronged strategy of creating compelling products, increasing the breadth and quality of our distribution and employing effective national advertising.

     Last year, we added to our core brands by introducing Ring Pop Twisted Fruit and Jumpin' Push Pop and by beginning a national rollout of Ring Pop Twisted Cream. In the U.S. we expanded distribution across the four principal trade channels in which we compete and heavied up on domestic media spending by 17%. Overseas, the greater emphasis was on licenses and innovation, but we began taking steps toward generating planogram placement and year-round listings of our products with major retailers. This program is young but very important to building sustainability.

     At home and abroad, growing our lollipop brands even further remains a key priority. These brands will be supported by new advertising campaigns and increased media weights wherever distribution makes it appropriate to do so.

----------------------------------------------------
*According to an independent syndicated data service

     In terms of new products, we've been working on a number of items for future introduction. Research suggests that one of them in particular, scheduled for release in the latter part of fiscal '03, could have especially strong appeal to children domestically and overseas. Additionally, within 18 months, we plan to leverage our skills in kids' marketing and distribution by launching a non-lollipop brand via either strategic acquisition and/or self-creation.

Sports
------

     As mentioned in the past, the traditional sports card category is a difficult one. Sales and margins continue to trend down and industry dynamics promise little likelihood of near-term improvement. There is simply too much competition vying for the attention of a declining consumer base. That said, Topps' reputation as a sports card marketer, whose considerable achievements span over 50 years, is enviable, strong and deserved. For example, during the last year, Topps won the lion's share of industry awards - from product development and marketing initiative to trade programs and customer service - reflecting solid performance throughout the organization. Moreover, we continue to create and market some of the hottest products in the category. Our Topps base brand continues to be the number one selling sports card, and new introductions such as Topps T-206, Topps Tribute and Topps Pristine have met with the highest level of collector acceptance, positioning Topps as the industry leader in innovation and creativity. Internationally, we saw the fruits of our labor as the sticker album collection featuring stars of The English Premier Football League posted impressive year on year gains.

     Going forward, as you might imagine, we are not nearly out of ideas and possibilities. We plan to transform our sports business into one that has better long-term growth potential along the following lines:

     o First, we will continue to solidify our base by competing vigorously for the interest of collectors we currently serve. Even in decline, we believe the sports card category still represents at least $500 million in retail dollars and can continue to produce meaningful results for the company. Topps is a valuable brand name, especially as it relates to sports. Keeping this part of our business strong promises us the opportunity to leverage the Topps franchise into other areas and activities.

     o Second, we are committed to making our brands and products relevant and attractive to a wider audience. To that end, we will create an in-house new product team dedicated to developing sports items - card-based and otherwise - which appeal to new, as well as existing, consumers. We employed just such a creative strategy in our candy business in 1996 and, by tapping into internal and external resources, were able to dramatically improve our performance. The objective is to replicate that success in our sports business.

     o Third, we will continue to invest in our Internet activities. We believe this area plays to our strengths and offers significant future potential. On that front, we successfully completed the technology development to launch etopps on October 1, 2001, and began to introduce the concept to consumers. At the end of fiscal '02, we had fewer registered users than hoped for, but the average buyer had spent considerably more money on etopps than anticipated - an encouraging sign. On April 1 of this year, we began to roll out an etopps marketing campaign devoted to increasing awareness among sports fans and attracting new users. That campaign includes in-pack promotions, print ads, advertising programs with MLB.com and CBS Sportsline.com, an aggressive public relations effort and television advertising in three test markets - New York, Seattle and San Francisco.

     In August 2002, we acquired thePit.com, an on-line trading card exchange, which represents our first foray into the secondary market for trading cards. We have been integrating their people and processes into our own, and plan to begin leveraging Topps' capabilities and experience in the card industry to enhance thePit.com products in fiscal '03.

Entertainment
-------------

     With the decline of Pokemon, our card and sticker businesses were relatively quiet. We continued to follow our strategy of being highly selective in pursuing licenses, focusing only on those that provide an appropriate risk-reward ratio. As our fiscal '02 numbers reflect, the opportunities were few and far between.

     Among those properties that passed muster was Lord of the Rings, one of the highest grossing movies of all time. We also produced collections based on Disney-Pixar's animated blockbuster, Monsters, Inc., and an international sticker collection featuring the WWF. As we look ahead to fiscal '03, our lineup will include Star Wars: Episode II Attack of the Clones, Spider-Man and the second installment of the Lord of the Rings Trilogy, The Two Towers. We have plans to market products based on all of these properties worldwide. Of course, as the year unfolds, we will be on the lookout to identify additional opportunities with above-average potential.

International
-------------

     Our international operation reaches 60 countries around the world through a network of offices in the UK, Ireland, Italy, Argentina and Brazil. International sales focus on essentially the same business segments as domestic
- confectionery, sports and entertainment. However, whereas brands are "tools of power" in the domestic markets, at present, innovation and strong licenses are the main drivers of our product lines overseas. Pokemon is a perfect example in that over the last two years we achieved almost $200 million in international sales from products featuring those extraordinary characters.

     Looking to the new year, building sustainability is important to long-term growth and we will move toward doing so overseas. At the same time, we will continue creating and marketing novel products - licensed and non-licensed, candy and editorial, as demand exists for them in the multitude of markets we serve.

In Conclusion
-------------

     A great deal of effort has gone into producing the results, numeric and otherwise, described in this report. We thank the Topps' family of employees everywhere for their tireless efforts and, on behalf of the entire organization, we also thank our customers, licensors, stockholders and suppliers for their valued support.


                               /Arthur T. Shorin/
                              -------------------
                                Arthur T. Shorin
                Chairman, Chief Executive Officer and President



/Ed Camp/   /Mike Drewniak/   /Ira Friedman/    /C.K. Jessup/   /William G. O'Connor/   /Ron Boyum/
---------   ---------------   --------------    -------------   ---------------------   -----------
 Ed Camp     Mike Drewniak     Ira Friedman      C.K. Jessup     William G. O'Connor     Ron Boyum

/Michael P. Clancey/   /Leon J. Gutmann/   /John Perillo/   /Scott Silverstein/   /Warren Friss/
--------------------   -----------------   --------------   -------------------   --------------
 Michael P. Clancey     Leon J. Gutmann     John Perillo     Scott Silverstein     Warren Friss


Table of Contents







                                                                        Page


Stockholders' Letter................. ...................................1


Financial Highlights.....................................................6


Management's Discussion and Analysis of Financial Condition
    and Results of Operations............................................7


Consolidated Financial Statements.......................................11


Notes to Consolidated Financial Statements..............................15


Report of Independent Public Accountants
    and Market & Dividend Information...................................31


Selected Consolidated Financial Data....................................32


Directors, Officers, Subsidiaries and Corporate
    Information..........................................Inside Back Cover

FINANCIAL HIGHLIGHTS

                                              Year Ended
--------------------------------------------------------------------------
                                  March          March          February
                                 2, 2002        3, 2001         26, 2000
--------------------------------------------------------------------------
                              (In thousands of dollars, except share data)

Net sales ....................  $302,932        $439,268        $374,193

Income from operations .......    36,564         121,917          94,852

Net income ...................    28,462          88,489          59,215

Cash provided by operations ..     1,619         104,120          59,447

Working capital ..............   136,389         140,487          71,952

Stockholders' equity .........   194,054         196,542         129,175


Net income per share - basic    $   0.66        $   1.97        $   1.28
                     - diluted  $   0.64        $   1.91        $   1.25

Weighted average shares
    outstanding - basic         43,073,000      45,011,000      46,398,000
                - diluted       44,276,000      46,366,000      47,463,000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, net sales by key business segment:

                                               Year Ended
                                ----------------------------------------
                                 March            March         February
                                2, 2002          3, 2001        26, 2000
                                ----------------------------------------
                                        (In thousands of dollars)

Confectionery ...............   $154,879        $172,528        $129,724

Collectible sports products..    118,368         122,918         133,803

Entertainment products ......     29,685         143,822         110,666
                                --------        --------        --------
     Total ..................   $302,932        $439,268        $374,193
                                ========        ========        ========

Fiscal 2002 Versus 2001*
-----------------------

     In fiscal 2002, the Company's consolidated net sales decreased 31.0% to $302.9 million from $439.3 million in fiscal 2001. This decrease was primarily a function of a reduction in the popularity of products featuring Pokemon, which generated $24.1 million in sales in fiscal 2002 versus $179.6 million in fiscal 2001.

     Net sales of confectionery products, which include among other things, Ring Pop, Push Pop, Baby Bottle Pop, Bazooka brand bubble gum and Pokemon candies, decreased 10.2% in 2002 to $154.9 million from $172.5 million in 2001. Sales of Pokemon confectionery products decreased to $5.9 million in 2002 from $38.9 million last year. Topps branded (non-Pokemon) confectionery sales increased 11.5%, reflecting strong domestic growth of Ring Pop and Push Pop, worldwide growth of Baby Bottle Pop and the introduction of seasonal candy products. Confectionery products accounted for 51% of the Company's consolidated net sales in 2002, compared with 39% in 2001.

     Net sales of collectible sports products, which consist of traditional card and sticker album products as well as sports Internet activities, decreased 3.7% in fiscal 2002 to $118.4 million. Sales of traditional sports products decreased 8.4% to $112.6 million, a function of lower sales of football and basketball products, partially offset by higher sales of baseball and European soccer products. Internet activities, which include etopps (cards sold online via an IPO format) and thePit.com (an online sports card exchange), generated $5.8 million in sales and $1.4 million in contributed margin losses (before overhead) in the year versus $0.1 million in sales and $0.5 million in contributed margin losses in the prior year. Collectible sports products accounted for 39% of the Company's net sales in 2002, compared with 28% in 2001.

     Net sales of entertainment products, which consist of entertainment cards and the Merlin line of entertainment sticker album products marketed by Topps Europe, decreased to $29.7 million from $143.8 million in 2001, reflecting a $122.4 million decrease in sales of Pokemon entertainment products to $18.2 million this year. Excluding Pokemon, sales of entertainment products increased to $11.5 million in 2002 from $3.2 million last year, reflecting new releases such as Lord of the Rings, Monsters, Inc., Planet of the Apes and Enduring Freedom (a series which tastefully chronicles our nation's war on terrorism). Entertainment products represented 10% of the Company's consolidated net sales in 2002, compared with 33% in 2001.

     Consolidated gross profit as a percentage of net sales decreased to 38.5% in 2002 from 45.9% in 2001. Margins this year were impacted by the reduction in sales of high-margin Pokemon products as well as an increase in sports autograph and relic costs and lower gross profit margins at thePit.com.

     Other income (expense) was an expense of $215,000 this year versus income of $3.0 million last year primarily as a result of non-cash foreign exchange losses this year on dollar-denominated cash balances held in Europe, as well as lower levels of prompt payment discounts on European inventory purchases.

     Selling, general & administrative expenses ("SG&A") increased as a percentage of net sales to 26.3% in 2002 from 18.8% a year ago as a result of lower sales. SG&A dollar spending decreased to $79.8 million from $82.8 million due to a legal settlement related to the Internet business, a reduction in etopps overhead expenses and lower marketing expenditures overseas.

     Net interest income decreased to $4.9 million in fiscal 2002 from $5.7 million in fiscal 2001 reflecting lower interest rates and a lower average cash balance than in 2001.

     The effective tax rate in 2002 of 31.4% reflects provisions for federal, state and local income taxes in accordance with statutory income tax rates. The increase versus the 2001 rate of 30.7% is a function of the lower mix of international earnings and the lower effective rates on those earnings as well as the absence of certain one-time tax benefits present last year.

     Net income in fiscal 2002 was $28.5 million, or $0.64 per diluted share, versus $88.5 million, or $1.91 per diluted share in 2001.


*Unless otherwise indicated, all date references to 2002, 2001 and 2000 refer to the fiscal years ended March 2, 2002, March 3, 2001 and February 26, 2000, respectively.

Fiscal 2001 Versus 2000
-----------------------

     In fiscal 2001, the Company's consolidated net sales increased 17.4% to $439.3 million. This was the result of increased sales of confectionery and entertainment products which more than offset a decline in collectible sports products. Fiscal 2001 sales were reduced by approximately $20 million as a result of foreign currencies weakening against the dollar.

     Net sales of confectionery products increased 33.0% in 2001 to $172.5 million. Excluding sales of Pokemon candy products which totaled $38.9 million, confectionery sales grew 8.6%. This growth was the result of the continued strength of Baby Bottle Pop domestically and Push Pop in Japan and the United States. Confectionery products accounted for 39% of the Company's consolidated net sales in 2001, compared with 34% in 2000.

     Net sales of collectible sports products decreased 8.1% to $122.9 million. Sales comparisons versus the prior year were affected by the NBA lockout which resulted in an unusual quantity of basketball product being shipped in the first quarter of fiscal 2000. Sales of European soccer sticker album products and hockey products were also less in 2001 than in 2000. Sales of baseball products were up versus the previous year driven by the increased focus on nostalgia and success of products commemorating the fiftieth anniversary of Topps marketing its first baseball card. Collectible sports products accounted for 28% of the Company's net sales in 2001, compared with 36% in 2000.

     Net sales of entertainment products increased to $143.8 million from $110.7 million in 2000 as a result of the success of Pokemon cards and sticker album products in Europe. Excluding Pokemon, sales of entertainment products were down due to the absence of Star Wars products sold in fiscal 2000. Entertainment products represented 33% of the Company's consolidated net sales in 2001, compared with 30% in 2000.

     Consolidated gross profit as a percentage of net sales increased to 45.9% in 2001 from 44.6% in 2000. This margin improvement was largely the result of the increased mix of high-margin entertainment products. Reduced product obsolescence costs on both the sports and confectionery businesses also contributed to favorable margins in 2001.

     Other income increased to $3.0 million in 2001 from $755,000 in 2000 primarily as a result of a foreign exchange gain on European cash as well as higher levels of prompt payment discounts on European inventory purchases.

     Selling, general & administrative expenses decreased as a percentage of net sales to 18.8% in 2001 from 19.5% a year ago as a result of higher sales. SG&A dollar spending increased to $82.8 million from $72.8 million due to the Company's investment in its Internet initiative and greater expenditures for advertising and marketing.

     Net interest income increased to $5.7 million in fiscal 2001 from $1.7 million in fiscal 2000 due to an increase in cash on hand and the elimination of the Company's loan balance.

     The effective tax rate in 2001 of 30.7% reflects provisions for federal, state and local income taxes in accordance with statutory income tax rates. The improvement versus the 2000 rate of 38.7% is a function of an increased mix of international earnings and the lower effective rate on those earnings as well as certain one-time tax benefits.

     Net income in fiscal 2001 was $88.5 million, or $1.91 per diluted share, versus $59.2 million, or $1.25 per diluted share in 2000.

Quarterly Comparisons
---------------------

     Management believes that quarter-to-quarter comparisons of sales and operating results are affected by a number of factors, including new product introductions, seasonal products, the timing of various expenses such as advertising and variations in shipping and factory scheduling requirements. Thus, quarterly results vary. See Note 18 of Notes to Consolidated Financial Statements.

Inflation
---------

     In the opinion of management, inflation has not had a material effect on the operations of the Company.

Liquidity and Capital Resources
-------------------------------

     Management believes that the Company has adequate means to meet its liquidity and capital resource needs over the foreseeable future as a result of the combination of cash on hand, anticipated cash from operations and credit line availability.

     As of March 2, 2002, the Company had $121.1 million in cash and cash equivalents.

     On June 26, 2000, the Company entered into a credit agreement with Chase Manhattan Bank and LaSalle Bank National Association. The agreement provides for a $35.0 million unsecured facility to cover revolver and letter of credit needs and expires on June 26, 2004. Interest rates are variable and a function of the Company's EBITDA. The credit agreement contains restrictions and prohibitions of a nature generally found in loan agreements of this type and requires the Company, among other things, to comply with certain financial covenants, limits the Company's ability to repurchase its shares, sell or acquire assets or borrow additional money and prohibits the payment of dividends. The credit agreement may be terminated by the Company at any point over the four year term (provided the Company repays all outstanding amounts thereunder) without penalty.

     In October 1999, the Board of Directors of the Company authorized the Company to purchase up to 5 million shares of the Company's common stock. In October 2001, purchases against this authorization were completed, and the Board of Directors authorized the purchase of up to an additional 5 million shares of stock. As of March 2, 2002, the Company had purchased 1.0 million shares against this new authorization. During fiscal 2002 the Company purchased a total of 2.8 million shares at an average price per share of $10.39.

     During 2002, the Company's net decrease in cash and cash equivalents was $37.7 million versus an increase of $82.9 million in 2001. Cash flow from operating activities in 2002 was $1.6 million versus $104.1 million last year, primarily as a result of lower net income, European tax payments on fiscal 2001 income and an increase in receivables, in part the result of the introduction of seasonal products. Cash flow from investing activities reflects the $5.7 million acquisition of thePit.com as well as $5.1 million in capital expenditures this year versus $3.4 million in capital expenditures in 2001. Cash flow from financing activities primarily reflects treasury stock purchases of $29.4 million this year versus $21.4 million last year. Stockholders' equity of $194.1 million in fiscal 2002 was $2.5 million below fiscal 2001 due to these treasury stock purchases which, combined with pension and translation adjustments, more than offset net income of $28.5 million.

     Future minimum payments under  non-cancelable  leases which extend into the
year  2012  are  $1,555,000  (2003),   $1,447,000  (2004),   $1,349,000  (2005),
$1,292,000 (2006), $1,200,000 (2007) and $3,400,000 thereafter.

     Future minimum payments required under the Company's existing sports and entertainment contracts, with various expiration dates extending into the year 2004 are estimated to be $6,203,000 (2003) and $3,095,000 (2004).


Critical Accounting Policies
----------------------------

     An understanding of the Company's critical accounting policies is important for a complete analysis of its results, financial position and liquidity. Below is a summary of the most significant of these policies.

     Revenue Recognition: Revenue related to sales of the Company's products is generally recognized when products are shipped, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Sales made on a returnable basis are recorded net of a provision for estimated returns. These estimates are revised, as necessary, to reflect actual experience and market conditions.

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

     Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reporting of assets and liabilities as of the dates of the financial statements and revenues and expenses during the reporting period. These estimates primarily relate to the provision for sales returns, allowance for doubtful accounts, inventory obsolescence and asset valuations. Actual results could differ from these estimates.

     See Note 1 Summary of Significant Accounting Policies for additional information regarding the Company's key accounting policies.


Euro Conversion
---------------

     On January 1, 2002, the euro currency was introduced into circulation and the currencies of all affected countries were retired. During the "transition period" from January 1, 1999 through December 31, 2001, public and private entities as well as individuals could pay for goods and services using checks, drafts or wire transfers denominated in euros or the participating country's national currency. The conversion of these currencies to the euro did not have a material impact on the financial condition and results of operations of the Company.

Disclosures About Market Risk
-----------------------------

     The Company's exposure to market risk associated with activities in derivative financial instruments (e.g., hedging or currency swap agreements), other financial instruments and derivative commodity instruments is confined to the impact of mark-to-market changes in foreign currency rates on the Company's forward contracts and options. The Company has no debt and does not engage in any commodity-related derivative transactions. As of March 2, 2002, the Company had $12.5 million in forward contracts which were entered into for the purpose of hedging foreign exchange risk associated with forecasted receipts and disbursements.


Accounting Changes
------------------

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141"). SFAS 141 applies prospectively to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The Company adopted SFAS 141 during fiscal 2002. The adoption of this standard did not have a material impact on the Company's financial condition or results of operations.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS 142, goodwill and some intangible assets will no longer be amortized, but rather reviewed for impairment on a periodic basis. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles and the identification of reporting units for purposes of assessing potential future impairments of goodwill. The standard also requires the Company to complete a transitional impairment test six months from the date of adoption. The Company adopted the provisions of this Statement effective March 3, 2002. The Company has not completed an analysis of the potential impact upon adoption of the impairment test of goodwill, however amortization of existing goodwill, which was $1.6 million for each of the years ended March 2, 2002, March 3, 2001 and February 26, 2000, respectively, ceased upon adoption.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The adoption of SFAS 143 was effective March 3, 2002. The Company does not expect the adoption of SFAS 143 to have a significant impact on the future results of operations or its financial position.

     In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 superseded previous guidance for financial accounting and reporting for the impairment or disposal of long-lived assets and for segments of a business to be disposed of. The Company adopted SFAS 144 during fiscal 2002. The adoption of this standard did not have a material impact on the Company's financial condition or results of operations.

CONSOLIDATED STATEMENTS OF OPERATIONS


The Topps Company, Inc. and Subsidiaries
(In thousands of dollars, except share data)

                                              Year Ended
------------------------------------------------------------------------
                                 March           March          February
                                2, 2002         3, 2001         26, 2000
------------------------------------------------------------------------
Net sales ..................... $302,932        $439,268        $374,193

Cost of sales .................  186,339         237,529         207,298
                                --------        --------        --------
    Gross profit on sales .....  116,593         201,739         166,895

Other income (expense) ........     (215)          2,964             755

Selling, general and
  administrative expenses .....   79,814          82,786          72,798
                                --------        --------        --------
     Income from operations ...   36,564         121,917          94,852

Interest income, net ..........    4,894           5,717           1,712
                                --------        --------        --------
     Income before provision
        for income taxes ......   41,458         127,634          96,564

Provision for income taxes ....   12,996          39,145          37,349
                                --------        --------        --------
     Net income ............... $ 28,462        $ 88,489        $ 59,215
                                ========        ========        ========

Net income per share - basic .. $   0.66        $   1.97        $   1.28
                     - diluted. $   0.64        $   1.91        $   1.25

Weighted average shares
 outstanding - basic .......... 43,073,000      45,011,000      46,398,000
             - diluted ........ 44,276,000      46,366,000      47,463,000
--------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars, except share data)

                                                 March          March
                                                2, 2002        3, 2001
------------------------------------------------------------------------
                                     ASSETS
------------------------------------------------------------------------
Current assets:

     Cash and cash equivalents ...............  $121,057        $158,741

     Accounts receivable, net ................    20,039          10,770

     Inventories .............................    23,096          22,926

     Income tax receivable ...................     3,230          11,570

     Deferred tax assets .....................     4,343           2,444

     Prepaid expenses and other current assets    11,807           4,328
                                                --------        --------
          Total current assets ...............   183,572         210,779

Property, plant and equipment, net ...........    13,856          11,181

Intangible assets ............................    56,242          54,970

Other assets .................................     4,280           3,342
                                                --------        --------
Total assets .................................  $257,950        $280,272
                                                ========        ========
------------------------------------------------------------------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------

Current liabilities:

     Accounts payable ........................  $ 10,966        $ 13,705

     Accrued expenses and other liabilities ..    30,274          34,561

     Income taxes payable ....................     5,943          22,026
                                                --------        --------
          Total current liabilities ..........    47,183          70,292

Deferred income taxes ........................        --           1,344

Other liabilities ............................    16,713          12,094
                                                --------        --------
          Total liabilities ..................    63,896          83,730
                                                --------        --------
Commitments ..................................      --              --

Stockholders' equity:

   Preferred stock, par value $.01 per share,
     authorized 10,000,000 shares, none issued      --              --

   Common stock, par value $.01 per share,
     authorized 100,000,000 shares, issued
     49,189,000 in 2002 and 48,421,000 in 2001       492             484

   Additional paid-in capital ................    26,824          21,758

   Treasury stock, 7,143,000 shares in 2002
     and 4,329,000 shares in 2001 ............   (67,415)        (38,051)

   Retained earnings .........................   245,941         217,479

   Accumulated other comprehensive loss ......   (11,788)         (5,128)
                                                --------        --------
       Total stockholders' equity ............   194,054         196,542
                                                --------        --------

Total liabilities and stockholders' equity ...  $257,950        $280,272
                                                ========        ========
------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars)
                                                        Year Ended
--------------------------------------------------------------------------------
                                               March        March      February
                                              2, 2002      3, 2001     26, 2000
--------------------------------------------------------------------------------
Operating Activities

   Net income ..............................  $ 28,462    $ 88,489    $ 59,215
   Add (subtract) non-cash items included
   in income:
      Depreciation and amortization ........     5,525       4,345       4,019
      Deferred taxes on income .............    (3,242)      2,007      (6,907)

   Net effect of changes in:
      Receivables ..........................    (9,176)     14,960       3,388
      Inventories ..........................       789      (2,188)     (4,867)
      Income tax receivable ................     8,339     (11,317)         16
      Prepaid expenses and other current
         assets ............................    (7,446)      1,029        (147)
      Payables and other current liabilities   (26,439)      7,752       4,544
      Other .................................    4,807        (957)        186

         Cash provided by operating activities   1,619     104,120      59,447

Investing Activities
   Purchase of subsidiary ..................    (5,680)        --          --
   Net additions to property, plant
     and equipment .........................    (5,108)     (3,360)     (2,835)

      Cash used in investing activities ....   (10,788)     (3,360)     (2,835)

Financing Activities
   Reduction of debt .......................      --          --       (15,783)
   Exercise of employee stock options ......     5,066       3,260       1,660
   Purchase of treasury stock ..............   (29,356)    (21,368)     (7,796)

      Cash used in financing activities .....  (24,290)    (18,108)    (21,919)

Effect of exchange rate changes on cash
         and cash equivalents ..............    (4,225)        236        (568)
Net increase (decrease) in cash
         and cash equivalents ..............   (37,684)     82,888      34,125

 Cash and cash equivalents at
 beginning of year .........................   158,741      75,853      41,728

 Cash and cash equivalents at
 end of year ...............................  $121,057    $158,741    $ 75,853

Supplemental disclosure of cash flow
information:
Interest paid ..............................  $    170    $     119    $    842
Income taxes paid ..........................  $ 26,632    $  30,854    $ 39,407
--------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars)

                                                              Additional                         Other
                                                    Common     Paid-in   Treasury   Retained  Comprehensive
                                           Total     Stock     Capital     Stock    Earnings  Income (Loss)
-----------------------------------------------------------------------------------------------------------
Stockholders' equity as of 2/27/1999   $  77,224    $   475   $ 16,841   $ (8,881)  $  69,775    $    (986)
-----------------------------------------------------------------------------------------------------------
Net income .........................      59,215         --         --         --      59,215           --

Translation adjustment .............        (304)        --         --         --         --          (304)

Minimum pension liability ..........        (824)        --         --         --         --          (824)

    Total comprehensive income .....      58,087         --         --         --      59,215       (1,128)

Purchase of treasury stock .........      (7,796)        --         --     (7,796)        --           --

Exercise of employee stock options .       1,660          3      1,657        --          --           --
-----------------------------------------------------------------------------------------------------------
Stockholders' equity as of 2/26/2000   $ 129,175    $   478   $ 18,498   $(16,677)  $ 128,990    $  (2,114)
-----------------------------------------------------------------------------------------------------------
Net income .........................      88,489         --         --          --     88,489          --

Translation adjustment .............      (1,430)        --         --          --        --        (1,430)

Minimum pension liability ..........      (1,584)        --         --          --        --        (1,584)

    Total comprehensive income .....      85,475         --         --          --     88,489       (3,014)

Purchase of treasury stock .........     (21,368)         6         --    (21,374)        --           --

Exercise of employee stock options .       3,260         --      3,260        --          --           --
-----------------------------------------------------------------------------------------------------------
Stockholders' equity as of 3/3/2001    $ 196,542    $   484   $ 21,758   $(38,051)  $ 217,479    $  (5,128)
-----------------------------------------------------------------------------------------------------------
Net income .........................      28,462         --         --         --      28,462          --

Translation adjustment .............      (3,304)        --         --         --         --        (3,304)

Minimum pension liability ..........      (3,356)        --         --         --         --        (3,356)

    Total comprehensive income .....      21,802         --         --         --      28,462       (6,660)

Purchase of treasury stock .........     (29,356)         8         --    (29,364)        --           --

Exercise of employee stock options .       5,066         --      5,066         --         --           --
-----------------------------------------------------------------------------------------------------------
Stockholders' equity as of 3/2/2002    $ 194,054    $   492   $ 26,824   $(67,415)  $ 245,941    $ (11,788)
-----------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation: The consolidated financial statements include the accounts of The Topps Company, Inc. and its subsidiaries ("the Company"). All intercompany items and transactions have been eliminated in consolidation.

     The Company and its subsidiaries operate and report financial results on a fiscal year of 52 or 53 weeks which ends on the Saturday closest to the end of February. Fiscal 2001 was comprised of 53 weeks versus 52 weeks in both fiscal 2002 and fiscal 2000.

     Foreign Currency Translation: The financial statements of subsidiaries outside the United States, except those subsidiaries located in highly inflationary economies or where costs are primarily U.S. dollar-based, are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange as of the balance sheet date. The resultant translation adjustments are included in accumulated other comprehensive income. Income and expense items are translated at the average exchange rate for the month. Gains and losses from foreign currency transactions of these subsidiaries are included in net income. For subsidiaries operating in highly inflationary economies or where costs are primarily U.S. dollar-based, the financial statements are measured using the U.S. dollar as the functional currency. Gains and losses from balance sheet translation adjustments are also included in net income.

     Derivative Financial Instruments: Derivative financial instruments are used for hedging purposes by the Company in the management of its foreign currency exposures. The Company does not hold or issue derivative financial instruments for trading purposes.

     Gains or losses arising from the derivative financial instruments are recorded in earnings. On March 4, 2001, the Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities"
("SFAS 133"), and related standards, as amended. SFAS 133 provides a comprehensive standard for the recognition and measurement of derivatives and hedging activities. The impact of this standard was a net mark-to-market gain of $519,000 in fiscal 2002.

     Accounting Changes: In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141"). SFAS 141 applies prospectively to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The Company adopted SFAS 141 during fiscal 2002. The adoption of this standard did not have a material impact on the Company's financial condition or results of operations.

     In June 2001, the FASB issued Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS 142, goodwill and some intangible assets will no longer be amortized, but rather reviewed for impairment on a periodic basis. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles and the identification of reporting units for purposes of assessing potential future impairments of goodwill. The standard also requires the Company to complete a transitional impairment test six months from the date of adoption. The Company adopted the provisions of this Statement effective March 3, 2002. The Company has not completed an analysis of the potential impact upon adoption of the impairment test of goodwill. However, amortization of existing goodwill, which was $1.6 million for each of the years ended March 2, 2002, March 3, 2001 and February 26, 2000, respectively, ceased upon adoption.

     In August 2001, the FASB issued Statement of Financial Accounting Standard No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The adoption of SFAS 143 was effective March 3, 2002. The Company does not expect the adoption of SFAS 143 to have a significant impact on the Company's future results of operations or financial position.

     In October 2001, the FASB issued Statement of Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 superseded previous guidance for financial accounting and reporting for the impairment or disposal of long-lived assets and for segments of a business to be disposed of. The Company adopted SFAS 144 during fiscal
2002. The adoption of this standard did not have a material impact on the Company's financial condition or results of operations.

     Cash Equivalents: The Company considers investments in highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

     Inventories: Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

     Property, Plant and Equipment ("PP&E"): PP&E is stated at cost. Depreciation is computed using the straight-line method. Estimated useful lives used in computing depreciation are twenty-five years for buildings, three to twelve years for machinery, equipment and software and the remaining lease period for leasehold improvements. In accordance with SFAS No. 121, the Company periodically evaluates the carrying value of its PP&E for circumstances which may indicate impairment.

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

     Revenue Recognition: Revenue related to sales of the Company's products is generally recognized when products are shipped, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Sales made on a returnable basis are recorded net of a provision for estimated returns. These estimates are revised, as necessary, to reflect actual experience and market conditions.

     Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reporting of assets and liabilities as of the dates of the financial statements and revenues and expenses during the reporting period. These estimates primarily relate to the provision for sales returns, allowance for doubtful accounts, inventory obsolescence and asset valuations. Actual results could differ from these estimates.

     Reclassifications: Certain items in the prior years' financial statements have been reclassified to conform with the current year's presentation. Beginning in the first quarter of fiscal 2002, prepress, autograph and relic costs related to future period releases, which previously had been included in prepaid expenses and other current assets, were reclassified to inventory. Autograph, relic and freight costs related to merchandise sold in the period, which previously were included in selling, general and administrative expenses, were reclassified to cost of goods sold. This presentation has been reflected on the Condensed and Consolidated Balance Sheets as of March 2, 2002 and March 3, 2001 and on the Consolidated Statements of Operations for the fiscal years ended March 2, 2002, March 3, 2001 and February 26, 2000.

NOTE 2 - EARNINGS PER SHARE

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

The following table represents the computation of weighted average shares outstanding - diluted:

                                                    Year ended
----------------------------------------------------------------------------
                                            March      March       February
                                          2, 2002     3, 2001      26, 2000
----------------------------------------------------------------------------
Weighted average shares
outstanding: Basic ...................  43,073,000   45,011,000   46,398,000

Effect of dilutive stock options .....   1,203,000    1,355,000    1,065,000

Diluted ..............................  44,276,000   46,366,000   47,463,000
----------------------------------------------------------------------------



NOTE 3 - ACCOUNTS RECEIVABLE

                                         March         March
                                        2, 2002       3, 2001
---------------------------------------------------------------
                                      (In thousands of dollars)

Gross receivables                       $ 37,148     $ 36,684

Reserve for returns                      (15,875)     (24,296)

Allowance for doubtful accounts           (1,234)      (1,618)

     Net                                $ 20,039     $ 10,770
---------------------------------------------------------------



NOTE 4 - INVENTORIES
                                         March         March
                                        2, 2002       3, 2001
---------------------------------------------------------------
                                     (In thousands of dollars)

Raw materials                           $  6,395     $   2,860

Work in process                            1,274         2,282

Finished products                         15,427        17,784

     Total                              $ 23,096      $ 22,926
---------------------------------------------------------------


NOTE 5 - PROPERTY, PLANT AND EQUIPMENT, NET

                                          March        March
                                         2, 2002      3, 2001
---------------------------------------------------------------
                                      (In thousands of dollars)

Land                                    $     42     $     42

Buildings and improvements                 2,291        2,006

Machinery, equipment and software         21,896       17,088

     Total PP&E                           24,229       19,136

Accumulated depreciation
and amortization                         (10,373)      (7,955)

     Net                                $ 13,856      $11,181
---------------------------------------------------------------

NOTE 6 - INTANGIBLE ASSETS
                                         March         March
                                        2, 2002       3, 2001
---------------------------------------------------------------
                                      (In thousands of dollars)
Value of sports, entertainment
and proprietary products                $ 38,664     $ 36,635

Goodwill                                  66,360       64,265

Accumulated amortization                 (48,782)     (45,930)

     Net                                $ 56,242     $ 54,970
---------------------------------------------------------------



NOTE 7 - ACCRUED EXPENSES AND OTHER LIABILITIES

                                          March       March
                                         2, 2002     3, 2001
---------------------------------------------------------------
                                      (In thousands of dollars)

Royalties                               $  9,009      $  8,540

Employee compensation                      7,136         6,520

Advertising and marketing expenses         2,908         4,570

Payments received in advance               1,391         3,989

Other                                      9,830        10,942

     Total                              $ 30,274      $ 34,561
---------------------------------------------------------------



NOTE 8 - DEPRECIATION AND AMORTIZATION

                                         Year Ended
----------------------------------------------------------------
                              March        March       February
                             2, 2002      3, 2001      26, 2000
----------------------------------------------------------------
                                   (In thousands of dollars)

Depreciation expense .....  $ 2,601       $ 1,685      $ 1,151

Amortization of intangible
assets ...................    2,852         2,618        2,618

Amortization of deferred
financing fees                   72            42          250

     Total ...............  $ 5,525       $ 4,345      $ 4,019
-----------------------------------------------------------------


NOTE 9 - LONG-TERM DEBT

     On June 26, 2000, the Company entered into a credit agreement with Chase Manhattan Bank and LaSalle Bank National Association. The agreement provides for a $35.0 million unsecured facility to cover revolver and letter of credit needs and expires on June 26, 2004. Interest rates are variable and a function of the Company's EBITDA. The credit agreement contains restrictions and prohibitions of a nature generally found in loan agreements of this type and requires the Company, among other things, to comply with certain financial covenants, limits the Company's ability to repurchase its shares, sell or acquire assets or borrow additional money and prohibits the payment of dividends. The credit agreement may be terminated by the Company at any point over the four year term (provided the Company repays all outstanding amounts thereunder) without penalty.

NOTE 10 - INCOME TAXES

     U.S. and foreign operations contributed to income before provision for income taxes as follows:
                                               Year Ended
-------------------------------------------------------------------------
                                   March          March         February
                                  2, 2002        3, 2001        26, 2000
-------------------------------------------------------------------------
                                         (In thousands of dollars)

United States                   $ 25,275        $ 36,359        $ 86,654

Europe                            15,744          89,201           7,240

Canada                               739           1,762           1,395

Latin America                       (300)            312           1,275

Total income before
provision for income taxes      $ 41,458        $127,634        $ 96,564
-------------------------------------------------------------------------


Provision for income taxes consists of:
                                              Year Ended
-------------------------------------------------------------------------
                                    March         March         February
                                   2, 2002       3, 2001        26, 2000
-------------------------------------------------------------------------
                                         (In thousands of dollars)
Current income taxes:

Federal ........................   $  8,609     $  6,467        $ 32,024

Foreign ........................      3,889       27,323           3,368

State and local ................        614        2,459           8,362

      Total current ............   $ 13,112     $ 36,249        $ 43,754

Deferred income taxes (benefit):

Federal ........................       (719)       1,554          (4,889)

Foreign ........................        262        1,020          (1,316)

State and local ................        341          322            (200)

     Total deferred ............       (116)       2,896          (6,405)

Total provision
for income taxes ...............   $ 12,996     $ 39,145        $ 37,349
-------------------------------------------------------------------------

     The reasons for the difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before provision for income taxes are as follows:


                                               Year Ended
-------------------------------------------------------------------------
                                     March        March         February
                                    2, 2002      3, 2001        26, 2000
-------------------------------------------------------------------------
                                            (In thousands of dollars)

Computed expected tax provision    $ 14,510      $ 44,672       $ 33,797

Increase (decrease) in taxes
resulting from:
   State and local taxes,
   net of federal tax benefit           900        2,327           5,220

   Foreign and U.S. tax effects
   attributable to foreign
   operations                        (2,274)      (7,080)         (1,525)

   Goodwill                             549          549             549

   Other permanent differences         (689)      (1,323)           (692)

Provision for income taxes         $ 12,996     $ 39,145        $ 37,349
-------------------------------------------------------------------------

     Deferred U.S. income taxes have not been provided on undistributed earnings of foreign subsidiaries as the Company considers such earnings to be permanently reinvested in the businesses as of March 2, 2002. These undistributed foreign earnings could become subject to U.S. income tax if remitted, or deemed remitted, as a dividend. Determination of the deferred U.S. income tax liability on these unremitted earnings is not practical, since such liability, if any, is dependent on circumstances existing at the time of the remittance. During the year, the Company remitted non-recurring dividends from two foreign subsidiaries in the aggregate amount of $52.2 million. The taxes provided on these dividends were fully offset by foreign tax credits. The cumulative amount of unremitted earnings from foreign subsidiaries that is expected to be permanently reinvested was approximately $22.2 million on March 2, 2002.

     The components of deferred income tax assets and liabilities are as follows:

                                                  Year Ended
-------------------------------------------------------------------------
                                         March       March      February
                                        2, 2002     3, 2001     26, 2000
-------------------------------------------------------------------------
                                          (In thousands of dollars)

Deferred income tax assets:
    Provision for estimated losses
    on sales returns ................  $   929     $ 1,126     $ 3,241
    Provision for inventory
    obsolescence ....................    1,075       1,318       2,496
    Pre-acquisition net operating
    loss of thePit.com ..............    1,937        --          --
    Total deferred income tax
    assets* .........................  $ 3,941     $ 2,444     $ 5,737

Deferred income tax liabilities:
    Amortization ....................   $ 2,786    $ 3,287     $ 3,659
    Depreciation ....................       383        406         242
    Non-recurring items .............      (268)      (291)       (366)
    Post-retirement benefits ........    (1,593)    (1,818)     (1,612)
    Other ...........................    (1,710)      (240)        707
    Total deferred income tax
    liabilities* ....................   $  (402)   $ 1,344     $ 2,630
-------------------------------------------------------------------------

*In fiscal 2002 a net deferred tax asset of $4,343 is presented on the Consolidated Balance Sheet.

NOTE 11 - NON-RECURRING ITEMS

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

     Fiscal 1999's results include non-recurring income of $3.5 million which represents the gains on the sales of the Company's manufacturing facility in Cork, Ireland and of equipment in Cork, Ireland and Duryea, Pennsylvania.

NOTE 12 - EMPLOYEE BENEFIT PLANS

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

     Pension expense for all plans was $2,184,000 (2002),  $1,494,000 (2001) and
$1,334,000 (2000).

     The following tables summarize benefit costs, as well as the benefit obligations, plan assets and funded status associated with the Company's U.S. pension and postretirement healthcare benefit plans.


                                                               Postretirement
                                     Pension Benefits       Healthcare Benefits
--------------------------------------------------------------------------------
                                     March       March        March      March
                                    2, 2002     3, 2001      2, 2002    3, 2001
--------------------------------------------------------------------------------
                                             (In thousands of dollars)

Reconciliation of change in benefit
obligation

Benefit obligation at beginning
of year .........................   $ 25,286    $ 20,755    $  6,836    $ 6,294

Service cost ....................        900         715         217        175

Interest cost ...................      1,852       1,772         479        474

Benefits paid ...................     (1,030)     (1,851)       (546)      (460)

Actuarial (gains) losses ........      1,265       3,895          (5)       353

Plan amendments .................        877        --           --         --

Benefit obligation at end of year   $ 29,150    $ 25,286    $  6,981    $ 6,836
--------------------------------------------------------------------------------

Reconciliation of change in the
fair value of plan assets

Fair value of plan assets
at beginning of year ............   $ 13,730    $ 13,170    $   --      $   --

Actual return on plan assets ....         31       1,269        --          --

Employer contributions ..........      4,689       1,141         546        460

Benefits paid ...................     (1,030)     (1,850)       (546)      (460)

Fair value of plan assets
at end of year ..................   $ 17,420    $ 13,730    $   --      $   --
--------------------------------------------------------------------------------

                                                              Postretirement
                                    Pension Benefits        Healthcare Benefits
--------------------------------------------------------------------------------
                                     March       March       March       March
                                    2, 2002     3, 2001     2, 2002     3, 2001
--------------------------------------------------------------------------------
                                             (In thousands of dollars)
FUNDED STATUS

Funded status ...................   $(11,729)   $(11,555)   $ (6,981)   $(6,836)

Unrecognized actuarial (gains)
losses ..........................      9,105       7,137        (915)      (932)

Unrecognized prior service cost..        697        (113)       --          --

Unrecognized initial transition
obligation ......................       --           220       2,774      2,995

Net amount recognized in the
consolidated balance sheets .....   $ (1,927)   $ (4,311)   $ (5,122)   $(4,773)
--------------------------------------------------------------------------------

Components of amounts recognized
in the consolidated balance sheets

Prepaid benefit cost ............   $  3,304    $    271    $   --      $   --

Accrued benefit liability .......    (11,686)     (6,990)     (5,122)    (4,773)

Intangible asset ................        691        --          --         --

Accumulated other comprehensive
expense .........................      5,764       2,408        --         --

Net amount recognized in the
consolidated balance sheets .....   $ (1,927)   $ (4,311)   $ (5,122)   $(4,773)
--------------------------------------------------------------------------------

                                                                         Postretirement
                                        Pension Benefits              Healthcare Benefits
------------------------------------------------------------------------------------------------
                                 March      March     February    March      March     February
                                2, 2002    3, 2001    26, 2000   2, 2002    3, 2001    26, 2000
------------------------------------------------------------------------------------------------
                                                   (In thousands of dollars)
Components of net periodic
benefit cost
Service cost ................   $   900    $   715    $   693    $   217    $   175    $   228

Interest cost ...............     1,852      1,772      1,537        479        474        465

Expected return on
plan assets .................    (1,224)    (1,224)    (1,320)      --         --         --

Amortization of initial
transition obligation .......       220        196        196        221        221        221

Prior service cost ..........        66        (15)       (15)      --         --         --

Actuarial (gains) losses.....       491        192        193        (22)       (82)        (8)

Net periodic benefit cost ...   $ 2,305    $ 1,636    $ 1,284    $   895    $   788    $   906
------------------------------------------------------------------------------------------------

     As of March 2, 2002 and March 3, 2001, both the qualified and non-qualified pension plans have accumulated benefit obligations in excess of plan assets. Information is as follows:

                                          Pension Benefits
----------------------------------------------------------------
                                         March           March
                                        2, 2002         3, 2001
----------------------------------------------------------------
                                       (In thousands of dollars)

Projected benefit obligation ........   $ 29,150        $ 25,286

Accumulated benefit obligation ......     25,802          20,210

Fair value of plan assets ...........   $ 17,420        $ 13,730
----------------------------------------------------------------

     The weighted-average actuarial assumptions used for both pension plans are as follows:

----------------------------------------------------------------
                                         March           March
                                        2, 2002         3, 2001
----------------------------------------------------------------
Discount rate                             7.0%            7.0%

Expected return on plan assets            8.5%            9.0%

Rate of compensation increase             5.0%            5.0%
----------------------------------------------------------------

     Assumptions for healthcare cost increases are as follows: 7.0% in fiscal 2002, trending down to a 5.5% increase in fiscal 2005. Increases in healthcare costs could significantly affect the reported postretirement benefits cost and benefit obligations. A one percentage point change in assumed healthcare benefit cost trends would have the following effect:

--------------------------------------------------------------------------
                                                     1-Percentage Point
                                                   Increase       Decrease
--------------------------------------------------------------------------
On total service and interest cost component        $ 101          $  (83)

On postretirement benefit obligation (APBO)         $ 730          $ (627)
--------------------------------------------------------------------------

NOTE 13 - STOCK OPTION PLANS

     The Company has Stock Option Plans that provide for the granting of non-qualified stock options, incentive stock options and stock appreciation rights (SARs) to employees, non-employee directors and consultants within the meaning of Section 422A of the Internal Revenue Code. Options granted generally vest over two or three years and expire ten years after the grant date.

The following table summarizes information about the Plans.

                                           March 2, 2002        March 3, 2001         February 26, 2000
--------------------------------------------------------------------------------------------------------
                                                  Weighted               Weighted               Weighted
                                                   Average                Average                Average
                                                  Exercise               Exercise               Exercise
Stock Options                           Shares     Price       Shares     Price       Shares     Price
--------------------------------------------------------------------------------------------------------
Outstanding at beginning of year .    4,309,369    $ 6.34    4,684,052    $ 5.81     4,036,000   $ 5.75

Granted ..........................      599,306    $10.55      569,550    $ 9.35     1,032,500   $ 5.39

Exercised ........................     (768,335)   $ 4.93     (587,058)   $ 3.57      (318,448)  $ 3.75

Forfeited ........................     (184,213)   $14.24     (357,175)   $11.25       (66,000)  $ 5.41

  Outstanding at end of year .....    3,956,127    $ 6.88    4,309,369    $ 6.34     4,684,052   $ 5.81

Options exercisable at end of year    3,181,109    $ 6.08    3,491,735    $ 5.97     3,468,129   $ 6.11

Weighted-average fair value of
options granted during the year ..            $ 6.86                  $ 5.84                 $  2.97
--------------------------------------------------------------------------------------------------------

Summarized information about stock options outstanding and exercisable at March 2, 2002 is as follows:

                                     Options Outstanding                 Options Exercisable
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
                                                           Weighted                   Weighted
                         Outstanding   Weighted Average     Average     Exercisable    Average
                            as of          Remaining       Exercise        as of      Exercise
Exercise Price Ranges      3/2/02      Contractual Life     Price         3/2/02       Price
----------------------------------------------------------------------------------------------
$ 1.76 -  $3.53             977,234          5.9            $ 2.62         977,234     $ 2.62

$ 3.54 -  $5.29             636,750          6.3            $ 4.52         636,750     $ 4.52

$ 5.30 -  $7.05             302,500          4.3            $ 6.05         302,500     $ 6.05

$ 7.06 -  $8.81             704,500          3.8            $ 7.88         664,500     $ 7.90

$ 8.82 - $10.57             865,893          7.8            $ 9.85         255,125     $ 9.30

$10.58 - $12.34             343,250          6.6            $11.11         219,000     $10.85

$12.35 - $14.10                -             0.0            $ 0.00             -       $ 0.00

$14.11 - $15.86              84,000          0.1            $15.75          84,000     $15.75

$15.87 - $17.63              42,000          0.3            $17.63          42,000     $17.63

                          3,956,127          5.8            $ 6.88       3,181,109     $ 6.08
----------------------------------------------------------------------------------------------

     The  Company  follows  the  provisions  of SFAS No.  123,  "Accounting  for
Stock-Based Compensation" ("SFAS 123"). As permitted by this statement, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized in the Company's Consolidated Statements of Operations for its stock-based compensation plans. Had compensation costs been determined based on the fair value of the stock option grants consistent with the method of SFAS 123, the Company's net income and net income per common share assuming dilution would have been reduced to the pro forma amounts indicated below.

                                2002                        2001                        2000
-----------------------------------------------------------------------------------------------------
                                         (In thousands of dollars, except share data)
                      As reported  Pro forma     As reported   Pro forma     As reported   Pro forma

Net income              $28,462    $26,721        $ 88,489     $ 87,279      $ 59,215      $ 58,242

Earnings per share      $  0.64    $  0.60        $   1.91     $   1.88      $   1.25      $   1.23
-----------------------------------------------------------------------------------------------------

     In determining the preceding pro forma amounts under SFAS 123, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions: risk free interest rate of 5.7%; estimated volatility of 59%; no dividend yield; expected life of 6.7 years for fiscal 2002, 6.6 years for fiscal 2001 and 10 years for fiscal 2000.


NOTE 14 - CAPITAL STOCK

     In October 1999, the Board of Directors of the Company authorized the Company to purchase up to 5 million shares of stock. In October 2001, purchases against this authorization were completed, and the Board of Directors authorized the purchase of up to an additional 5 million shares of stock. As of March 2, 2002, the Company had purchased 1.0 million shares against this new authorization. During fiscal 2002 the Company purchased a total of 2.8 million shares at an average price per share of $10.39.


NOTE 15 - SEGMENT AND GEOGRAPHIC INFORMATION

     Following  is the  breakdown  of industry  segments as required by SFAS No.
131.  The  Company  has  three  reportable  business  segments:   Confectionery,
Collectible Sports Products and Entertainment Products.

     The Confectionery segment consists of a variety of lollipop products including Ring Pop, Push Pop and Baby Bottle Pop, the Bazooka bubble gum line and other novelty confectioneries including Pokemon products.

     The Collectible Sports Products segment consists of trading cards featuring players from Major League Baseball, the National Basketball Association, the National Football League and the National Hockey League, sticker album products featuring players from certain European soccer leagues as well as thePit.com and etopps Internet businesses.

     The Entertainment Products segment consists of trading cards, sticker album products and magazines featuring licenses from popular films, television shows and other entertainment properties, including Pokemon.

     The Company's management regularly evaluates the performance of each segment based upon its contributed margin, which is profit after cost of goods, product development, advertising and promotional costs and obsolescence, but before unallocated general and administrative expenses and manufacturing overhead, depreciation and amortization, other income, net interest income and income taxes.

     The Company  does not  allocate  assets  among its  business  segments  and
therefore  does  not  include  a  breakdown  of  assets  or   depreciation   and
amortization by segment.

BUSINESS SEGMENTS

                                                        Year Ended
------------------------------------------------------------------------------
                                               March       March      February
                                              2, 2002     3, 2001     26, 2000
------------------------------------------------------------------------------
                                                (In thousands of dollars)
Net Sales

Confectionery .............................   $154,879    $172,528    $129,724

Collectible Sports Products ...............    118,368     122,918     133,803

Entertainment Products ....................     29,685     143,822     110,666

  Total Net Sales .........................   $302,932    $439,268    $374,193
------------------------------------------------------------------------------

Contributed Margin

Confectionery .............................   $ 54,880    $ 64,390    $ 40,136

Collectible Sports Products ...............     30,856      36,365      47,408

Entertainment Products ....................     16,608      83,288      62,886

  Total Contributed Margin ................   $102,344    $184,043    $150,430
------------------------------------------------------------------------------


Reconciliation of contributed margin to income before provision for income taxes

Total Contributed Margin ..................   $102,344    $184,043    $150,430

Unallocated general and administrative
expenses and manufacturing overhead .......    (60,040)    (60,745)    (52,314)

Depreciation & amortization ...............     (5,525)     (4,345)     (4,019)

Other income ..............................       (215)      2,964         755

   Income from operations .................     36,564     121,917      94,852

Interest income, net ......................      4,894       5,717       1,712

   Income before provision for income taxes   $ 41,458    $127,634    $ 96,564
------------------------------------------------------------------------------

     Net sales to unaffiliated customers and income from operations, as presented below, are based on the location of the ultimate customer. Income from operations is defined as contributed margin less unallocated general and administrative expenses and manufacturing overhead, depreciation and amortization, and other income. Identifiable assets, as presented below, are those assets located in each geographic area.


GEOGRAPHIC AREAS
                                              Year Ended
---------------------------------------------------------------------
                                     March       March       February
                                    2, 2002     3, 2001      26, 2000
---------------------------------------------------------------------
                                        (In thousands of dollars)
Net Sales

United States ..................   $222,110     $218,118     $270,792

Europe .........................     48,858      180,909       64,534

Other ..........................     31,964       40,241       38,867

    Total Net Sales ............   $302,932     $439,268     $374,193


Income from Operations

United States ..................   $ 22,579     $ 32,591     $ 84,289

Europe .........................     11,216       80,132        5,784

Other ..........................      2,769        9,194        4,779

    Total Income from Operations   $ 36,564     $121,917     $ 94,852


Identifiable Assets
United States ..................   $216,170     $171,385     $146,400

Europe .........................     35,271      101,819       42,267

Other ..........................      6,509        7,068       14,646

    Total Identifiable Assets ..   $257,950     $280,272     $203,313
---------------------------------------------------------------------

NOTE 16 - ACQUISITION OF THEPIT.COM, INC.

     On August 26, 2001, the Company acquired all of the outstanding common stock of thePit.com, Inc., which operates a sports card exchange, for a net $5.7 million in cash. The acquisition was accounted for using the purchase method of accounting. The financial statements of thePit.com, Inc. have been consolidated into the financial statements of the Company. The allocation of the purchase price is complete and, accordingly, $780,000 ($470,000 for technology and $310,000 for marketing agreements) has been reclassified from goodwill to intangibles and is being amortized over 5 years. The amount of goodwill remaining after the reclassification is $2.0 million. $78,000 in amortization of these intangibles has been included in the Consolidated Statement of Operations for the period ended March 2, 2002.


NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value due to their short-term nature.

     The Company enters into foreign currency forward contracts to hedge its foreign currency exposure. As of March 2, 2002, the Company had outstanding foreign currency forward contracts, which will mature at various dates, in the amount of $12,504,000, as compared to $31,845,000 as of March 3, 2001. The fair value of these forward contracts is the amount the Company would receive or pay to terminate the contracts. The approximate income to the Company to terminate these agreements as of March 2, 2002 and March 3, 2001 was $519,000 and $995,000, respectively. The Company believes there is no significant credit risk of non-performance by counter parties of the foreign currency forward contracts.

NOTE 18 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                            2002                                2001
---------------------------------------------------------------------------------------------------------------
                            1st        2nd        3rd        4th        1st       2nd        3rd       4th
---------------------------------------------------------------------------------------------------------------
                                              (In thousands of dollars, except share data)
Net sales ............   $ 87,451   $ 81,659   $ 72,917   $ 60,905   $144,332   $141,708   $ 92,700   $ 60,528

Gross profit on sales      38,261     36,652     23,124     18,556     68,410     71,727     43,610     17,992

Income from operations     16,993     12,295      5,917      1,359     46,010     50,447     24,816        644

Net income ...........     11,629      8,852      6,532      1,449     29,029     31,964     18,881      8,615

Net income per share
  - basic ............   $   0.27   $   0.20   $   0.15   $   0.03   $   0.64   $   0.71   $   0.42   $   0.19
  - diluted ..........   $   0.26   $   0.20   $   0.15   $   0.03   $   0.62   $   0.68   $   0.41   $   0.19
---------------------------------------------------------------------------------------------------------------

NOTE 19 - COMMITMENTS AND OTHER MATTERS

     Future minimum payments under  non-cancelable  leases which extend into the
year  2012  are  $1,555,000  (2003),   $1,447,000  (2004),   $1,349,000  (2005),
$1,292,000 (2006), $1,200,000 (2007) and $3,400,000 thereafter.

     Future minimum payments required under the Company's existing sports and entertainment contracts, with various expiration dates extending into the year 2004, are estimated to be $6,203,000 (2003) and $3,095,000 (2004).

     Total  royalty  expense  under  the  Company's  sports  and   entertainment
licensing contracts was $25,669,000  (2002),  $46,727,000 (2001) and $43,403,000
(2000).

     Advertising and marketing expenses (which encompass media spending, slotting allowances, and consumer promotions costs) included in selling, general and administrative expenses amounted to $22,064,000 (2002), $24,529,000 (2001) and $22,885,000 (2000).

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

     At March 2, 2002, the Company had outstanding foreign currency forward contracts with banks in the amount of $12,504,000, as compared to $31,845,000 as of March 3, 2001. These contracts have various maturity dates ranging up to twelve months from March 2, 2002, with over 85% of the contracts maturing within six months.

Legal proceedings:
-----------------

     In November 1998, the Company was named as a defendant in a purported class action commenced in the United States District Court for the Southern District of California (the "California Court") entitled Rodriquez, et. al. v. The Topps Company, Inc., No. CV 2121-B (AJB) (S.D. Cal.) (the "Class Action"). The Class Action alleges that the Company violated the Racketeer Influenced and Corrupt Organizations Act ("RICO") and the California Unfair Business Practices Act, by its practice of selling sports and entertainment trading cards with randomly-inserted "insert" cards, allegedly in violation of state and federal anti-gambling laws. The Class Action seeks treble damages and attorneys' fees on behalf of all individuals who purchased packs of cards at least in part to obtain an "insert" card over a four-year period. On January 22, 1999, plaintiffs moved to consolidate the Class Action with similar class actions pending against several of the Company's principal competitors and licensors in the California Court. On January 25, 1999, the Company moved to dismiss the complaint, or, alternatively, to transfer the Class Action to the Eastern District of New York or stay the Class Action pending the outcome of the Declaratory Judgment Action pending in the Eastern District of New York. By orders dated May 14, 1999, the California Court denied the Company's motions to dismiss or transfer the Class Action but granted the Company's motion to stay the Class Action pending the outcome of the Declaratory Judgment Action. The California Court also denied plaintiffs' motion to consolidate the Class Action with similar purported class actions. On April 18, 2000, the California Court entered an order requiring plaintiffs in the Class Action as well as in the other purported Class Actions to show cause why all such actions should not be dismissed. By order dated June 21, 2000, the California Court vacated its May 14, 2000 order denying the Company's motion to dismiss the Class, dismissed the RICO claim in the Class Action with prejudice and without leave to replead, and dismissed the pendent state law claims without prejudice. Plaintiffs filed a notice of appeal of the California Court's decision to the United States Court of Appeals for the Ninth Circuit on July 21, 2000. Oral argument was held on December 5, 2001 but the Court has not yet issued a decision. If the Class Action were reinstated on appeal, an adverse outcome in the Class Action could materially affect the Company's future plans and results.

     On August 21, 2000, the Company was named as a defendant in a purported class action commenced in the Superior Court of the State of California for the County of Alameda (the "California State Court") entitled Chaset, et al. v. The Upper Deck Company, et al., No. 830257-9 (the "California Class Action"). The California Class Action alleges that the Company and other manufacturers and licensors of sports and entertainment trading cards committed unlawful, unfair and fraudulent business acts under the California Unfair Business Practices Act (CUBPA) and the California Consumer Legal Remedies Act (CLRA) by the practice of selling trading cards with randomly-inserted "insert" cards allegedly in violation of state and federal anti-gambling laws and state consumer laws. The California Class Action asserts three claims for relief and seeks declaratory, equitable and injunctive relief and attorneys' fees on behalf of a purported nationwide class of trading card purchasers. Plaintiff filed an amended complaint on October 13, 2000, including an amendment to demand compensatory and punitive damages and restitution. On December 14, 2000, plaintiff moved for summary judgement on one of his CUBPA claims. On December 15, 2000, all defendants filed a motion to dismiss two of the claims for failure to state a claim upon which relief can be granted; a motion for summary judgment dismissing the remaining claim; and a motion to strike all allegations of fraudulent or deceptive representations and all references to plaintiff's prayer for monetary relief. On March 29, 2001, the Court issued a tentative ruling granting defendants' motion for summary judgment on the grounds that the defendant's practices do not constitute illegal gambling as a matter of law, but denying the demurrer to the extent that the remaining two claims allege false or misleading advertising practices unrelated to the gambling issue. On March 30, 2001, in accordance with the California State practice, the Court heard oral argument on whether or not its tentative ruling should stand as a final ruling. On June 12, 2001, the Court denied both motions. On September 21, 2001, plaintiff moved for class certification. Briefing and discovery concerning the class certification issue was completed in January 2002, and oral argument was heard on February 27, 2002. On March 7, 2002, Judge Sabraw of the California State Court issued a ruling denying class certification under the CUBPA and granting class certification under the CLRA. On April 2, 2002, the Defendants filed a joint motion to dismiss the CLRA cause of action. Plaintiff has indicated that he intends to appeal the ruling denying class certification under the CUBPA. On April 18, 2002, the Court issued a tentative ruling dismissing the CLRA action. A hearing was scheduled on the matter on April 26, 2002. The Court has not yet issued a final ruling in the matter.

     In November 2000, the Commission of the European Communities began an investigation into whether Topps Europe Limited's distribution arrangements for its licensed products comply with European law. The Commission is seeking information as to whether Topps Europe Limited has engaged in the prevention of parallel trade between the member states of the European Union and/or European Economic Area, in infringement of Article 81 of the EC Treaty and/or Article 54 of the EEA Treaty. Topps Europe Limited filed a response to the Commission's enquiry on November 29, 2000, and provided further information to the Commission on February 2, 2001, pursuant to its request. The Commission is continuing its investigation, and an adverse outcome in its findings could result in a substantial fine. Do not worry about.

     In all the above matters the Company's management believes that it has meritorious defenses and intends to vigorously defend against these claims.

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

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
The Topps Company, Inc.:


     We have audited the accompanying consolidated balance sheets of The Topps Company, Inc. and Subsidiaries as of March 2, 2002 and March 3, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 2, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of The Topps Company, Inc. and Subsidiaries as of March 2, 2002 and March 3, 2001 and the results of their operations and cash flows for each of the three years in the period ended March 2, 2002 in conformity with accounting principles generally accepted in the United States of America.


/DELOITTE & TOUCHE LLP/
DELOITTE & TOUCHE LLP
New York, New York
April 3, 2002



MARKET AND DIVIDEND INFORMATION

The Company's Common Stock is traded on the Nasdaq National Market under the symbol TOPP. The following table sets forth, for the periods indicated, the high and low sales price for the Common Stock during the last two fiscal years as reported on the Nasdaq National Market. As of March 2, 2002, there were approximately 4,519 holders of record.


                           Fiscal year ended        Fiscal year ended
                             March 2, 2002             March 3, 2001
-----------------------------------------------------------------------
                        High Price   Low Price   High Price   Low Price

First quarter           $ 10.40       $ 8.78      $ 10.00       $ 7.00

Second quarter          $ 12.29       $ 9.60      $ 11.97       $ 8.25

Third quarter           $ 12.16       $ 9.05      $ 10.13       $ 7.63

Fourth quarter          $ 12.49       $ 9.06      $ 10.69       $ 7.88
-----------------------------------------------------------------------

     The Company's credit agreement prohibits the payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Notes to Consolidated Financial Statements - Note 9."

SELECTED CONSOLIDATED FINANCIAL DATA

                                            2002        2001        2000        1999        1998
---------------------------------------------------------------------------------------------------
                                                (In thousands of dollars, except share data)
OPERATING DATA:
Net sales ....................          $ 302,932   $ 439,268   $ 374,193   $ 229,414    $ 241,250

Gross profit on sales ........            116,593     201,739     166,895      93,037       78,322

Selling, general and
administrative expenses ......             79,814      82,786      72,798      70,534       77,050

Income (loss) from operations              36,564     121,917      94,852      26,658       (2,020)

Interest income (expense), net              4,894       5,717       1,712        (454)      (1,585)

Net income (loss) ............             28,462      88,489      59,215      15,571       (4,572)

Income (loss) from operations
per share - basic                          $ 0.85      $ 2.71      $ 2.04      $ 0.57      $ (0.04)
          - diluted                        $ 0.83      $ 2.63      $ 2.00      $ 0.57      $ (0.04)

Net income (loss) per share
          - basic                          $ 0.66      $ 1.97      $ 1.28      $ 0.34      $ (0.10)
          - diluted                        $ 0.64      $ 1.91      $ 1.25      $ 0.33      $ (0.10)

Cash dividends                             -             -            -           -            -
Wtd. avg. shares outstanding
          - basic                      43,073,000  45,011,000  46,398,000  46,415,000   46,421,000
          - diluted                    44,276,000  46,366,000  47,463,000  46,678,000   46,434,000
---------------------------------------------------------------------------------------------------

BALANCE SHEET DATA:

Cash and equivalents                    $ 121,057   $ 158,741   $ 75,853    $ 41,728     $ 22,153

Working capital                           136,389     140,487     71,952      24,919       20,971

Net property, plant and equipment          13,856      11,181      9,181       7,429       10,148

Long-term debt, less current portion         -            -          -         5,158       22,617

Total assets                              257,950     280,272    203,313     151,453      159,148

Stockholders' equity                    $ 194,054   $ 196,542   $129,175    $ 77,224     $ 61,609
---------------------------------------------------------------------------------------------------

Certain items in the prior years' financial statements have been reclassified to conform with the current year's presentation.

Income (loss) from operations includes various non-recurring items in fiscal 1999 and 1998. See Note 11.

BOARD OF DIRECTORS

Arthur T. Shorin                Ann Kirschner*                 Jack H. Nusbaum
Chairman, Chief Executive       Chief Executive Officer and    Senior Partner and
Officer and President           President                      Co-Chairman
                                FATHOM                         Willkie Farr & Gallagher


Allan A. Feder                  David Mauer                    Richard Tarlow*
Independent Business            Independent Business           Chairman
Consultant                      Consultant                     Carlson & Partners


Stephen D. Greenberg*           Edward D. Miller               Stanley Tulchin
Managing Director               Senior Advisor                 Chairman
Allen & Company, Inc.           Former President and CEO       Stanley Tulchin
                                AXA Financial, Inc.            Associates, Inc.

*Nominated to stand for re-election to the Company's Board of Directors at the 2002 Annual Meeting of Stockholders.

OFFICERS

Arthur T. Shorin                Edward P. Camp                 Ira Friedman                 Catherine K. Jessup
Chairman, Chief Executive       Vice President and President   Vice President -             Vice President - Chief
Officer and President           Hobby Division                 Publishing and New Product   Financial Officer
                                                               Development

Scott Silverstein               Michael P. Clancy              Warren Friss                 William G. O'Connor
Executive Vice President        Vice President -               Vice President -  Internet   Vice President -
                                International and Managing     Business and General         Administration
                                Director, Topps                Counsel
                                International Limited

Ronald L. Boyum                 Michael J. Drewniak            Leon J. Gutmann              John Perillo
Vice President - Marketing      Vice President -               Assistant Treasurer and      Vice President - Operations
and Sales and General           Manufacturing                  Assistant Secretary
Manager Confectionery

SUBSIDIARIES

Topps Argentina S.A.            Topps Canada, Inc.             Topps International          Topps UK Limited
Managing Director -             Managing Director -            Limited                      Managing Director -
Juan P. Georgalos               Kevin J. Crux                  Managing Director -          Jeremy Charter
                                                               Michael P. Clancy

Topps Brasil, Ltda.             Topps Europe Limited           Topps Italia SRL             thePit.com, Inc.
Managing Director - Jeroen      Managing Director -            Managing Director -          Managing Director -
Servaes                         Christopher Rodman             Furio Cicogna                Mark Lore


Topps Enterprises, Inc.         Topps Finance, Inc.

  CORPORATATE INFORMATION

  Annual Meeting                        Corporate Counsel                  Registrar and Transfer Agent
  Thursday, June 27, 2002               Willkie Farr & Gallagher           Mellon Investor Services, LLC
  10:30 A.M.                            787 Seventh Avenue                 85 Challenger Road
  J.P.  Morgan Chase & Co.              New York, NY 10019                 Ridgefield Park, NJ  07660
  270 Park Avenue                                                          (800) 851 9677
  New York, NY  10017

  Investor Relations                    Independent Auditors
  Edelman Financial Worldwide           Deloitte & Touche LLP
  1500 Broadway                         Two World Financial Center
  New York, NY 10036                    New York, NY 10281

--------------------------------------------------------------------------------

Form 10-K -- A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be available at www.topps.com or upon written request to the Assistant Treasurer.