Form 10-K, Exhibit 13
period 2003-03-01
TOPPS CO INC
filed 2003-05-30
CIK 812076

STOCKHOLDERS' LETTER



Dear Stockholders:

Fiscal 2003, ended March 1, 2003, marked the beginning of a Company-wide program devoted to building for future growth. In last year's Annual Report, we characterized the upcoming year as one of strategic investment. It was all of that and more as the Company made meaningful progress against targeted initiatives, in a difficult business environment.

Overall, we aimed to strengthen Topps position as a global marketer of branded confectionery and entertainment products. In fact, we recently announced that we will be reporting the sports and entertainment segments as one business -- Entertainment -- due to their similarities and the way we are now organized to manage them.

Here is a sampling of Topps strategies that guided our activities last year along with some specific achievements against them to date. For financial details see Management's Discussion beginning on page 5.


Confectionery

In fiscal 2003, we set out to grow the core brand franchises of Ring Pop, Push Pop and Baby Bottle Pop, as measured by heightened consumer awareness, greater retail distribution, and increased sales.

Ring Pop and Push Pop brands both delivered strong performances with impressive gains in the United States. The impetus for progress was execution against our three-pronged strategy - providing children with compelling high quality products, expanding product availability (distribution and in-store location) and advertising on kids' television programs. Overseas, we also aimed to secure confectionery listings in several key retailers and were on the mark in virtually every instance.

Baby Bottle Pop presented a particular challenge, coming off a year-long special retail promotion at Wal-Mart, as well as our expectation of lower sales in Japan after the product's rollout there last year. Still, we had reason to envision that much, if not all, of that lost ground could be made up by a highly anticipated brand extension. "Baby Bottle Pop with Candy Juice," was originally scheduled to reach market early enough in the fiscal year to impact financial results. Technical difficulties, however, delayed its introduction until this past January when first shipments were made, at last.

Fast-forwarding to today, we are very encouraged by early reports of consumer response to the new entry as well as solid trade acceptance. "Candy Juice" may well turn out to have been worth the wait. Further, a new brand, "Juicy Drop Pop," is making its initial appearance overseas as we speak.

Another goal for us in fiscal 2003 was to begin branching out into other kids' confectionery segments by creating one or more brands outside the lollipop category, for marketing in fiscal 2004. We analyzed the candy universe to identify areas of opportunity based on a variety of factors such as segment size and growth, price points, trade channel development and competitive framework. Qualitative and quantitative research was conducted to gain consumer insights about targeted segments. That data was used to guide internal and external new product development activities.

At present, there are several candidates in development, at least one of which is expected to see light of day this fiscal year. Work on these and other new confectionery products continues apace.


Entertainment

In fiscal 2003, the principal focus was on leveraging our strengths (brands and know-how) against current products and new formats. As mentioned earlier, this segment is now comprised of sports and non-sports products, including trading cards, stickers, albums, internet, and other entertainment offerings.

Our traditional sports card products performed relatively well during the period, winning an enviable number of industry awards and, as best one can tell, gaining market share.

Nonetheless, the consumer base for traditional cards declined yet again and there is little protection for sales and margins in such a lengthy down cycle. Simply too many competitors vie for bits of too small a pie. Accordingly, in the fourth quarter, we significantly modified our expectations regarding next year's traditional card sales and took the steps necessary to bring staffing, costs and marketing plans more in line with reality.

That said, we are as resolved as ever to advance the market leadership position Topps has held for decades, by continuing to create innovative products with purpose and appeal. After all, the Topps brand itself is and can continue to be a powerful sponsor for traditional and non-traditional offerings alike. Take "etopps" for instance, a relatively new brand of cards we sell exclusively on the internet via Initial Player Offerings (IPOs). Last year the number of registered etopps users and buyers expanded and we will continue to invest in its future. If you haven't already done so, we invite you to go to the site (www.etopps.com) and see for yourself what etopps is all about.

Another major strategy in fiscal 2003 was to improve the performance of our European football sticker album products. Results were outstanding, even excluding World Cup sales which occur only once every four years. We offered consumers compelling product innovations, utilized considerably more in-store merchandising than before and increased album sampling which appears to have brought more sticker buyers into the fold.

By way of example, Topps Italy successfully introduced a brand new concept marketed through our confectionery distribution system - Bubble Gum with Mini Stickers - featuring Calcio football players. This product was a significant success, making the case that combining creativity with brand equity is more than a good idea. It is an imperative going forward. Additional efforts along this line can be anticipated.

Last but not least, other Entertainment opportunities continue to dot our radar screen such as Simpsons Sticker Gum, released late last year. Presently scheduled for marketing this year are Yu-Gi-Oh! Stickers and Albums, The Incredible Hulk cards and punch-out cards featuring Beyblade, a popular Japanese animation property. We remain highly selective as to which licenses are pursued.


Conclusion

We hope the foregoing is helpful in providing perspective on last year's performance. No doubt, attention to strategic goals will continue to play a key role in shaping the Company's future.

We would like to express our appreciation to the entire Topps family of employees, both here and abroad, for their tireless efforts. These are the people in every discipline of the business that make the trains go on time, so to speak, and not bump into one another. And Happy Anniversary Bazooka Joe - 50 years young is worth celebrating!

On behalf of the Organization, we also thank our fans, collectors, customers, licensors, stockholders and suppliers for their valued support.






                                Arthur T. Shorin
                 Chairman, Chief Executive Officer and President



   Edward P. Camp    Michael J. Drewniak    Ira Friedman    Catherine K. Jessup

 William G. O'Connor    Ronald L. Boyum    Michael P. Clancy   Leon J. Gutmann

                John Perillo    Scott Silverstein    Warren Friss


                      OFFICERS OF THE TOPPS COMPANY, INC.

TABLE OF CONTENTS

                                                                      Page
                                                                      ----

Stockholders' Letter..................................................  1


Financial Highlights..................................................  4


Management's Discussion and Analysis of Financial Condition
  and Results of Operations...........................................  5


Consolidated Financial Statements..................................... 11


Notes to Consolidated Financial Statements............................ 15


Report of Independent Public Accountants & Market
  and Dividend Information............................................ 31


Selected Consolidated Financial Data.................................. 33


Directors, Officers, Subsidiaries and Corporate
  Information......................................................... 34

FINANCIAL HIGHLIGHTS


                                                        Year Ended
________________________________________________________________________________
                                            March         March         March
                                           1, 2003       2, 2002       3, 2001
________________________________________________________________________________
                                                (In thousands of dollars,
                                                    except share data)

Net sales ............................   $   290,079   $   300,180   $   437,440

Income from operations ...............        20,782        36,564       121,917

Net income ...........................        16,936        28,462        88,489

Cash provided by operations ..........         6,200         1,619       104,120

Working capital ......................       141,484       136,389       140,487

Stockholders' equity .................       196,768       194,054       196,542

Net income per share - basic .........   $      0.41   $      0.66     $    1.97

                     - diluted .......   $      0.40   $      0.64     $    1.91

Weighted average shares outstanding

                     - basic .........    41,353,000    43,073,000    45,011,000

                     - diluted .......    42,065,000    44,276,000    46,366,000
================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The Company has two reportable business segments: Confectionery and Entertainment. Consistent with Topps organizational structure and product line similarities, Entertainment now combines the former Sports and Entertainment segments into one.

The following table sets forth, for the periods indicated, net sales by key business segment:


                                                        Year Ended
________________________________________________________________________________
                                            March         March         March
                                           1, 2003       2, 2002       3, 2001
________________________________________________________________________________
                                               (In thousands of dollars)

Confectionery .......................... $ 146,865     $ 152,127     $ 170,700

Entertainment ..........................   143,214       148,053       266,740

     Total ............................. $ 290,079     $ 300,180     $ 437,440

================================================================================


|X| Fiscal 2003 Versus 2002*
---------------------------

In fiscal 2003, the Company's consolidated net sales decreased 3.4% to $290.1 million from $300.2 million in fiscal 2002. This decrease was primarily a function of a reduction in the popularity of products featuring Pokemon, which generated $6.0 million in sales in fiscal 2003 versus $24.1 million in fiscal 2002. Stronger European currencies served to increase fiscal 2003 sales by $3.9 million.

Net sales of the Confectionery segment, which includes Ring Pop, Push Pop, Baby Bottle Pop, and Bazooka brand bubble gum, decreased 3.5% in 2003 to $146.9 million from $152.1 million in 2002. Excluding sales of Pokemon products, confectionery sales decreased 0.7%. Sales results reflect solid growth in the U.S. of Ring Pop and Push Pop, the successful roll out of Pro Flip Pop in Japan and the introduction of Yu-Gi-Oh! sticker pops in the U.S. and Canada. These gains were offset by lower sales of Baby Bottle Pop. Confectionery products accounted for 51% of the Company's consolidated net sales in both 2003 and 2002.

Net sales of the Entertainment segment, which includes cards, sticker albums and Internet activities, decreased 3.3% in fiscal 2003 to $143.2 million. Excluding sales of Pokemon products which decreased to $4.5 million in fiscal 2003 from $18.2 million, Entertainment sales increased 6.9%. Sales of European sports sticker albums increased significantly, driven by the World Cup Soccer Tour which occurs once every four years, substantial increases in sales of U.K. Premier League soccer products and the successful introduction of a new concept -- bubble gum with mini stickers -- in Italy. Internet activities, which include etopps (cards sold online via an IPO format) and thePit.com (an online sports card exchange), generated $11.9 million in sales and $0.7 million in contributed margin losses (before overhead) in 2003 versus $5.8 million in sales and $1.4 million in contributed margin losses in the prior year. Sales of traditional U.S. sports cards were lower in fiscal 2003, reflecting continued industry declines. In February 2003, the Company restructured its U.S. sports operations, reducing headcount and the number of products it expects to release going forward. In fiscal 2003, the Company also marketed products featuring the Star Wars, Spider-Man, Yu-Gi-Oh! and Hamtaro properties, among others. Entertainment products represented 49% of the Company's consolidated net sales in both 2003 and 2002.

Consolidated gross profit as a percentage of net sales decreased to 35.1% in 2003 from 37.9% in 2002. Margins this year were negatively impacted by the reduction in sales of high-margin Pokemon products, an increase in sales of lower margin products and the absence of rebates received last year from a foreign distributor.

_______________________

* Unless otherwise indicated, all date references to 2003, 2002 and 2001 refer to the fiscal years ended March 1, 2003, March 2, 2002 and March 3, 2001, respectively.

Other income (expense) was $184,000 this year versus an expense of $215,000 last year, in part the result of government cash incentives to maintain our New York office location received in 2003, versus non-cash foreign exchange losses in 2002 on dollar-denominated cash balances held in Europe.

Selling, general & administrative expenses ("SG&A") increased as a percentage of net sales to 28.0% in 2003 from 25.7% a year ago. SG&A dollar spending increased to $81.1 million from $77.1 million due to the absence of a $2.4 million favorable Internet-related legal settlement received in 2002, a $1.6 million unfavorable legal settlement recorded in 2003 and an increase in marketing costs primarily related to etopps. Partially offsetting these increases, was the elimination of goodwill amortization in 2003 in accordance with FAS 142 which totaled $1.6 million and lower costs associated with the employee incentive compensation program.

Net interest income decreased to $2.5 million in fiscal 2003 from $4.9 million in fiscal 2002 reflecting less favorable interest rates and a lower average cash balance.

The effective tax rate in 2003 of 27.3% reflects provisions for federal, state and local income taxes in accordance with statutory income tax rates. The decrease versus the 2002 rate of 31.3% was a function of certain one-time R&D and foreign tax benefits received this year.

Net income in fiscal 2003 was $16.9 million, or $0.40 per diluted share, versus $28.5 million, or $0.64 per diluted share in 2002.


|X| Fiscal 2002 Versus 2001
---------------------------

In fiscal 2002, the Company's consolidated net sales decreased $137.2 million or 31.4% to $300.2 million from $437.4 million in fiscal 2001. This decrease was primarily a function of a $155.5 million decline in Pokemon sales to $24.1 million in fiscal 2002 from $179.6 million in fiscal 2001.

Net sales of the Confectionery segment decreased $18.6 million or 10.9% in 2002 to $152.1 million from $170.7 million in 2001. Sales of Pokemon confectionery products decreased $33.0 million to $5.9 million in 2002 from $38.9 million in 2001. Topps branded (non-Pokemon) confectionery sales increased 10.9%, reflecting strong domestic growth of Ring Pop and Push Pop, worldwide growth of Baby Bottle Pop and the introduction of seasonal candy products. Confectionery products accounted for 51% of the Company's consolidated net sales in 2002, compared with 39% in 2001.

Net sales of the Entertainment segment decreased $118.7 million or 44.5% in fiscal 2002 to $148.1 million, reflecting a $122.4 million decrease in sales of Pokemon products to $18.2 million. Sales of traditional sports products decreased 8.4% due to lower sales of football and basketball products, partially offset by higher sales of baseball and European soccer products. Internet activities, which include etopps and thePit.com, generated $5.8 million in sales and $1.4 million in contributed margin losses (before overhead) in the year versus $0.1 million in sales and $0.5 million in contributed margin losses in the prior year. Non-sports card and sticker album releases in 2002 included Lord of the Rings, Monsters, Inc., Planet of the Apes and Enduring Freedom. Entertainment products represented 49% of the Company's consolidated net sales in 2002, compared with 61% in 2001.

Consolidated gross profit as a percentage of net sales decreased to 37.9% in 2002 from 45.7% in 2001. Margins in 2002 were impacted by the reduction in sales of high-margin Pokemon products as well as an increase in sports autograph and relic costs and lower gross profit margins at thePit.com.

Other income (expense) was an expense of $215,000 in 2002 versus income of $3.0 million in 2001 primarily as a result of non-cash foreign exchange losses in 2002 on dollar-denominated cash balances held in Europe, as well as lower levels of prompt payment discounts on European inventory purchases.

Selling, general & administrative expenses increased as a percentage of net sales to 25.7% in 2002 from 18.5% in 2001 as a result of lower sales. SG&A dollar spending decreased to $77.1 million from $81.0 million due to a $2.4 million favorable Internet-related legal settlement, a reduction in etopps overhead expenses and lower marketing expenditures overseas.

Net interest income decreased to $4.9 million in fiscal 2002 from $5.7 million in fiscal 2001 reflecting lower interest rates and a lower average cash balance than in 2001.

The effective tax rate in 2002 of 31.3% reflects provisions for federal, state and local income taxes in accordance with statutory income tax rates. The increase versus the 2001 rate of 30.7% was a function of the lower mix of international earnings and the lower effective rates on those earnings as well as the absence of certain one-time tax benefits present in 2001.

Net income in fiscal 2002 was $28.5 million, or $0.64 per diluted share, versus $88.5 million, or $1.91 per diluted share in 2001.


|X| Quarterly Comparisons
-------------------------

Management believes that quarter-to-quarter comparisons of sales and operating results are affected by a number of factors, including but not limited to new product introductions, the scheduling of product releases, seasonal products and the timing of various expenses such as advertising. Thus, quarterly results vary. See Note 17 of Notes to Consolidated Financial Statements.


|X| Inflation
-------------

In the opinion of management, inflation has not had a material effect on the operations of the Company.


|X| Liquidity and Capital Resources
-----------------------------------

Management believes that the Company has adequate means to meet its liquidity and capital resource needs over the foreseeable future as a result of the combination of cash on hand, anticipated cash from operations and credit line availability.

As of March 1, 2003, the Company had $114.3 million in cash and cash equivalents.

On June 26, 2000, the Company entered into a credit agreement with Chase Manhattan Bank and LaSalle Bank National Association. The agreement provides for a $35.0 million unsecured facility to cover revolver and letter of credit needs and expires on June 26, 2004. Interest rates are variable and a function of the Company's EBITDA. The credit agreement contains restrictions and prohibitions of a nature generally found in loan agreements of this type and requires the Company, among other things, to comply with certain financial covenants, limits the Company's ability to repurchase its shares, sell or acquire assets or borrow additional money and prohibits the payment of dividends. The credit agreement may be terminated by the Company at any point over the four year term (provided the Company repays all outstanding amounts thereunder) without penalty. The full $35.0 million credit line was available as of March 1, 2003.

In October 1999, the Board of Directors authorized the Company to purchase up to 5 million shares of the Company's common stock. In October 2001, purchases against this authorization were completed, and the Board of Directors authorized the purchase of up to an additional 5 million shares of stock. As of March 2003, the Company had purchased 2.6 million shares against this new authorization. During fiscal 2003, the Company purchased a total of 1.6 million shares at an average price per share of $9.01.

During 2003, the Company's net decrease in cash and cash equivalents was $6.8 million versus a decrease of $37.7 million in 2002. Cash flow from operating activities in 2003 was $6.2 million versus $1.6 million last year, primarily as a result of European tax payments in 2002 on the prior year's Pokemon product sales, partially offset by lower net income in 2003. Cash flow from investing activities this year reflects $3.8 million in capital expenditures, principally on computer software and systems and Ring Pop production equipment, versus the $5.7 million acquisition of thePit.com and $5.1 million in capital expenditures last year. Cash flow from financing activities was driven by treasury stock purchases net of cash received from options exercised of $12.9 million this year versus $24.3 million last year.

Stockholders' equity of $196.8 million in fiscal 2003 was $2.7 million above fiscal 2002 levels, as net income of $16.9 million was partially offset by $12.9 million in net treasury stock purchases.

Future minimum payments under non-cancelable leases which extend into the year 2014 are $1,531,000 (2004), $1,531,000 (2005), $1,531,000 (2006), $1,454,000
(2007), $1,400,000 (2008) and $2,980,000 thereafter.

Future minimum payments required under the Company's existing sports and entertainment contracts, with various expiration dates extending into the year 2004, are estimated to be $12,162,000.


|X| Critical Accounting Policies
--------------------------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Topps management to make estimates and assumptions that affect the reported amounts of revenue, expenses, assets, liabilities and the disclosure of contingent assets and liabilities.

On an on-going basis, Topps management evaluates its estimates and judgments, including those related to revenue recognition, intangible assets, and reserves, based on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates. Note 1 to the Company's consolidated financial statements, "Summary of Significant Accounting Policies", summarizes each of its significant accounting policies. Additionally, Topps management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition:
-------------------
Revenue related to sales of the Company's products is generally recognized when products are shipped, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Sales made on a returnable basis are recorded net of a provision for estimated returns. These estimates are revised, as necessary, to reflect actual experience and market conditions.

Intangible Assets:
-----------------
Intangible assets include trademarks and the value of sports, entertainment and proprietary product rights. Amortization is by the straight-line method over estimated lives of up to twenty years. Management evaluates the recoverability of intangible assets under the provisions of SFAS 144, based on undiscounted projections of future cash flows attributable to the individual assets.

Estimates:
---------
The preparation of financial statements in conformity with generally accepted accounting principles requires Topps management to make estimates and assumptions which affect the reporting of assets and liabilities as of the dates of the financial statements and revenues and expenses during the reporting period. These estimates primarily relate to the provision for sales returns, allowance for doubtful accounts, inventory obsolescence and asset valuations. Actual results could differ from these estimates.

|X| Disclosures About Market Risk
---------------------------------

The Company's exposure to market risk associated with activities in derivative financial instruments (e.g., hedging or currency swap agreements), other financial instruments and derivative commodity instruments is confined to the impact of mark-to-market changes in foreign currency rates on the Company's forward contracts and options. The Company has no long-term debt and does not engage in any commodity-related derivative transactions. As of March 1, 2003, the Company had $27.3 million in forward contracts which were entered into for the purpose of hedging foreign exchange risk associated with forecasted receipts and disbursements.


|X| New Accounting Pronouncements
---------------------------------

In June 2001, the FASB issued SFAS 141 "Business Combinations." SFAS 141 applies prospectively to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The Company adopted SFAS 141 during fiscal 2002. The adoption of this standard did not have a material impact on the Company's financial condition or results of operations.

In June 2001, the FASB issued SFAS 142 "Goodwill and Other Intangible Assets." SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS 142, goodwill and some intangible assets are no longer amortized, but rather are reviewed for impairment on a periodic basis. In addition, the standard includes provisions for the reclassification of certain intangibles as goodwill, reassessment of the useful lives of intangibles and the identification of reporting units for purposes of assessing potential future impairment of goodwill. The standard also required the Company to complete a transitional impairment test within six months of the date of adoption. The Company adopted the provisions of this Statement effective March 3, 2002. Amortization of existing goodwill, which was $1.6 million for each of the years ended March 2, 2002, March 3, 2001 and February 26, 2000, respectively, ceased upon adoption. The Company completed an impairment test of goodwill on August 31, 2002 and concluded that no impairment exists.

In August 2001, the FASB issued SFAS 143 "Accounting for Asset Retirement Obligations." SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The adoption of SFAS 143 was effective March 3, 2002. The adoption of this standard did not have a material impact on the Company's financial condition or results of operations. In October 2001, the FASB issued SFAS 144 "Accounting for the Impairment or Disposal of Long- Lived Assets." SFAS 144 superseded previous guidance for financial accounting and reporting for the impairment or disposal of long-lived assets and for segments of a business to be disposed of. The Company adopted SFAS 144 during fiscal
2002. The adoption of this standard did not have a material impact on the Company's financial condition or results of operations.

In April 2002, the FASB issued SFAS 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other changes, SFAS 145 rescinded SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt," which required all gains and losses from the extinguishment of debt to be aggregated and, if material, to be classified as an extraordinary item, net of related income tax effects. The rescission of SFAS 4 is effective for fiscal years beginning after May 15, 2002. The primary impact of SFAS 145 on the Company is that future gains and losses from the extinguishment of debt will be subject to the criteria of APB Opinion 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary Unusual and Infrequently Occurring Events and Transactions." Therefore, debt extinguishments in future periods may not be classified as an extraordinary item, net of related income tax effects, but instead as a component of income from continuing operations. The adoption of this standard did not have a material impact on the Company's financial condition or results of operations.

In June 2002, the FASB issued SFAS 146 "Accounting for Costs Associated with Exit or Disposal Activities" which is effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 addresses financial accounting and reporting for costs incurred in connection with exit or disposal activities, including restructurings, and supersedes Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a
Restructuring)." Under SFAS 146, a liability related to an exit or disposal activity is not recognized until such liability has actually been incurred, as opposed to a liability being recognized at the time of a commitment to an exit plan, which was the standard for liability recognition under EITF Issue 94-3. As a result of adopting SFAS 146, the Company did not record $570,000 in restructuring expenses from fiscal 2003 and will recognize them in fiscal 2004.

In  December  2002,  the  FASB  issued  SFAS  148  "Accounting  for  Stock-Based
Compensation - Transition and Disclosure" which is effective for fiscal years ending after December 15, 2002. SFAS 148 provides alternative methods of transition for any entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. The Company does not expect the adoption of SFAS 148 to have a material effect on its financial condition or results of operations.

FIN 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" was issued in November 2002. FIN 45 elaborates on certain disclosure requirements and clarifies certain recognition criteria related to guarantees. The disclosure requirements of FIN 45 are effective for periods ending after December 15, 2002, and the recognition criteria of FIN 45 are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The impact of FIN 45 on the Company's financial condition or results of operations is not determinable since FIN 45 primarily impacts guarantees issued or modified in future periods.

CONSOLIDATED STATEMENTS OF OPERATIONS

Topps Company, Inc. and Subsidiaries
(In thousands of dollars, except share data)

                                                                Year Ended
__________________________________________________________________________________________
                                                   March          March           March
                                                  1, 2003        2, 2002         3, 2001
__________________________________________________________________________________________
Net sales ..................................   $    290,079   $    300,180    $    437,440

Cost of sales ..............................        188,345        186,339         237,529

   Gross profit on sales ...................        101,734        113,841         199,911

Other income (expense) .....................            184           (215)          2,964

Selling, general and administrative expenses         81,136         77,062          80,958

   Income from operations ..................         20,782         36,564         121,917

Interest income, net .......................          2,516          4,894           5,717

   Income before provision for income taxes          23,298         41,458         127,634

Provision for income taxes .................          6,362         12,996          39,145

   Net income ..............................   $     16,936   $     28,462    $     88,489
__________________________________________________________________________________________

Net income per share - basic ...............   $       0.41   $       0.66    $       1.97

                     - diluted .............   $       0.40   $       0.64    $       1.91
__________________________________________________________________________________________

Weighted average shares outstanding
                     - basic ...............     41,353,000     43,073,000      45,011,000

                     - diluted .............     42,065,000     44,276,000      46,366,000
==========================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

The Topps Company, Inc. and Subsidiaries
(In thousands of dollars, except share data)

                                                          March         March
                                                         1, 2003       2, 2002
________________________________________________________________________________

                                     ASSETS
________________________________________________________________________________
Current assets:

   Cash and cash equivalents .........................   $ 114,259    $ 121,057

   Accounts receivable, net ..........................      25,205       20,039

   Inventories .......................................      28,681       23,096

   Income tax receivable .............................       2,029        3,230

   Deferred tax assets ...............................       3,267        4,343

   Prepaid expenses and other current assets .........      10,302       11,807

        Total current assets .........................     183,743      183,572

Property, plant and equipment, net ...................      14,606       14,606

Goodwill .............................................      48,839       46,773

Intangible assets, net ...............................       6,041        7,251

Other assets .........................................       8,399        5,748

Total assets .........................................   $ 261,628    $ 257,950
________________________________________________________________________________

                      LIABILITIES AND STOCKHOLDERS' EQUITY
________________________________________________________________________________

Current liabilities:

   Accounts payable ..................................   $   9,074    $  10,966

   Accrued expenses and other liabilities ............      29,243       30,274

   Income taxes payable ..............................       3,942        5,943

      Total current liabilities ......................      42,259       47,183

Deferred income taxes ................................        --           --

Other liabilities ....................................      22,601       16,713

      Total liabilities ..............................      64,860       63,896

Commitments and contingencies ........................        --           --

Stockholders' equity:

   Preferred stock, par value $.01 per share,
      authorized 10,000,000 shares, none issued ......        --           --

   Common stock, par value $.01 per share, authorized
      100,000,000 shares, issued 49,244,000 in 2003
      and 49,189,000 in 2002 .........................         492          492

   Additional paid-in capital ........................      27,344       26,824

   Treasury stock, 8,564,000 shares in 2003
      and 7,143,000 shares in 2002 ...................     (80,791)     (67,415)

   Retained earnings .................................     262,877      245,941

   Accumulated other comprehensive loss ..............     (13,154)     (11,788)

      Total stockholders' equity .....................     196,768      194,054

Total liabilities and stockholders' equity ...........   $ 261,628    $ 257,950
________________________________________________________________________________

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


The Topps Company, Inc. and Subsidiaries
(In thousands of dollars)

                                                                           Year Ended
_________________________________________________________________________________________________
                                                                  March       March        March
                                                                 1, 2003     2, 2002      3, 2001
_________________________________________________________________________________________________
Operating Activities

   Net income ..............................................   $  16,936    $  28,462    $  88,489

   Add (subtract) non-cash items included in net income:

      Depreciation and amortization ........................       5,038        5,525        4,345

      Deferred taxes on income .............................       1,076       (3,242)       2,007

   Net effect of changes in:

      Receivables ..........................................      (5,166)      (9,176)      14,960

      Inventories ..........................................      (5,585)         789       (2,188)

      Income tax receivable ................................       1,201        8,339      (11,317)

      Prepaid expenses and other current assets ............       1,505       (7,446)       1,029

      Payables and other current liabilities ...............      (4,924)     (26,439)       7,752

      Other ................................................      (3,881)       4,807         (957)

         Cash provided by operating activities .............       6,200        1,619      104,120

Investing Activities

   Purchase of subsidiary ..................................        --         (5,680)        --

   Additions to property, plant and equipment ..............      (3,807)      (5,108)      (3,360)

         Cash used in investing activities .................      (3,807)     (10,788)      (3,360)

Financing Activities

   Exercise of employee stock options ......................       1,449        5,074        3,266

   Purchase of treasury stock ..............................     (14,305)     (29,364)     (21,374)

         Cash used in financing activities .................     (12,856)     (24,290)     (18,108)

Effect of exchange rate changes on cash and cash equivalents       3,665       (4,225)         236

Net (decrease) increase in cash and cash equivalents .......      (6,798)     (37,684)      82,888

Cash and cash equivalents at beginning of year .............     121,057      158,741       75,853

Cash and cash equivalents at end of year ...................   $ 114,259    $ 121,057    $ 158,741
__________________________________________________________________________________________________

Supplemental disclosure of cash flow information:
Interest paid ..............................................   $      91    $      83    $     119
Income taxes paid ..........................................   $  12,578    $  24,024    $  30,854

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME



The Topps Company, Inc. and Subsidiaries
(In thousands of dollars)

                                                                   Additional                                     Other
                                                        Common      Paid-in     Treasury      Retained        Comprehensive
                                            Total       Stock       Capital       Stock       Earnings        Income (Loss)
___________________________________________________________________________________________________________________________
Stockholders' equity as of 2/26/2000         $129,175      $478       $18,498     $(16,677)      $128,990         $ (2,114)
___________________________________________________________________________________________________________________________

Net income                                     88,489         -             -            -         88,489                -

Translation adjustment                         (1,430)        -             -            -              -           (1,430)

Minimum pension liability                      (1,584)        -             -            -              -           (1,584)

    Total comprehensive income                 85,475         -             -            -         88,489           (3,014)

Purchase of treasury stock                    (21,374)        -             -      (21,374)             -                -

Exercise of employee stock options              3,266         6         3,260            -              -                -

Stockholders' equity as of 3/3/2001          $196,542      $484       $21,758     $(38,051)      $217,479         $ (5,128)
___________________________________________________________________________________________________________________________
Net income                                     28,462         -             -            -         28,462                -

Translation adjustment                         (3,304)        -             -            -              -           (3,304)

Minimum pension liability                      (3,356)        -             -            -              -           (3,356)

    Total comprehensive income                 21,802         -             -            -         28,462           (6,660)

Purchase of treasury stock                    (29,364)        -             -      (29,364)             -                -

Exercise of employee stock options              5,074         8         5,066            -              -                -

Stockholders' equity as of 3/2/2002          $194,054      $492       $26,824     $(67,415)      $245,941        $ (11,788)
___________________________________________________________________________________________________________________________
Net income                                     16,936         -             -            -         16,936                -

Translation adjustment                          3,399         -             -            -              -            3,399

Minimum pension liability                      (4,765)        -             -            -              -           (4,765)

    Total comprehensive income                 15,570         -             -            -         16,936           (1,366)

Purchase of treasury stock                    (14,305)        -             -      (14,305)             -                -

Exercise of employee stock options              1,449         -           520          929              -                -

Stockholders' equity as of 3/1/2003          $196,768      $492       $27,344     $(80,791)      $262,877        $ (13,154)
___________________________________________________________________________________________________________________________

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of The Topps Company, Inc. and its subsidiaries ("the Company"). All intercompany items and transactions have been eliminated in consolidation.

The Company and its subsidiaries operate and report financial results on a fiscal year of 52 or 53 weeks which ends on the Saturday closest to the end of February. Fiscal 2001 was comprised of 53 weeks versus 52 weeks in both fiscal 2002 and fiscal 2003.

Foreign Currency Translation: The financial statements of subsidiaries outside the United States, except those subsidiaries located in highly inflationary economies or where costs are primarily U.S. dollar-based, are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange as of the balance sheet date. The resultant translation adjustments are included in accumulated other comprehensive income. Income and expense items are translated at the average exchange rate for the month. Gains and losses from foreign currency transactions of these subsidiaries are included in net income. For subsidiaries operating in highly inflationary economies or where inventory costs are U.S. dollar-based, the financial statements are measured using the U.S. dollar as the functional currency. Gains and losses from balance sheet translation adjustments are also included in net income.

Derivative Financial Instruments: Derivative financial instruments are used for hedging purposes by the Company in the management of its foreign currency exposures. The Company does not hold or issue derivative financial instruments for trading purposes.

Gains or losses arising from the derivative financial instruments are recorded in earnings. On March 4, 2001, the Company adopted the provisions of SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" and related standards, as amended. SFAS 133 provides a comprehensive standard for the recognition and measurement of derivatives and hedging activities.

Cash Equivalents: The Company considers investments in highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

Inventories: Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

Property, Plant and Equipment ("PP&E"): PP&E is stated at cost. Depreciation is computed using the straight-line method. Estimated useful lives used in computing depreciation are twenty-five years for buildings, three to twelve years for machinery, equipment and software and the remaining lease period for leasehold improvements. In accordance with SFAS 144, the Company periodically evaluates the carrying value of its PP&E for circumstances which may indicate impairment.

Intangible Assets: : Intangible assets include trademarks and the value of sports, entertainment and proprietary product rights. Amortization is by the straight-line method over estimated lives of up to twenty years. Management evaluates the recoverability of intangible assets under the provisions of SFAS 144, based on undiscounted projections of future cash flows attributable to the individual assets.

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

The Company has adopted the EITF Issue 01-9 accounting standards that require certain trade promotion expenses, such as slotting fees, to be reported as a reduction of net sales rather than as marketing expense. This presentation has been reflected on the Consolidated Statements of Operations for the fiscal years ended March 1, 2003, March 2, 2002 and March 3, 2001.

Income Taxes: The Company provides for deferred income taxes resulting from temporary differences between the valuation of assets and liabilities in the financial statements and the carrying amounts for tax purposes. Such differences are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Employee Stock Options: The Company accounts for stock-based employee compensation based on the intrinsic value of stock options granted in accordance with the provisions APB 25 "Accounting for Stock Issued to Employees." Information relating to stock-based employee compensation, including the pro forma effects had the Company accounted for stock-based employee compensation based on the fair value of stock options granted in accordance SFAS 123, "Accounting for Stock-Based Compensation," is as follows:


                        (In thousands of dollars,
                            except share data)
                         As reported     Pro forma
___________________________________________________
                                     2003
                            -----------------------
Net income                  $ 16,936      $ 15,586

Earnings per share            $ 0.40        $ 0.37
___________________________________________________
                                     2002
                            -----------------------
Net income                  $ 28,462      $ 26,721

Earnings per share            $ 0.64        $ 0.60
___________________________________________________
                                     2001
                            -----------------------
Net income                  $ 88,489      $ 87,279

Earnings per share            $ 1.91        $ 1.88
___________________________________________________


In determining the preceding pro forma amounts under SFAS 123, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield in any year; risk free interest rate, estimated volatility and expected life, as follows: fiscal 2003 - 4.5%, 35% and 6.5 years respectively; fiscal 2002 - 5.7%, 59% and 6.7 years respectively; and fiscal 2001 - 6.5%, 56% and 6.6 years respectively.

NOTE 2 - EARNINGS PER SHARE

Earnings per share is computed in accordance with SFAS 128. Basic EPS is computed using weighted average shares outstanding, while diluted EPS is computed using weighted average shares outstanding plus shares representing stock distributable under stock-based plans computed using the treasury stock method.

The following table represents the computation of weighted average shares outstanding - diluted:

                                                 Year ended
_________________________________________________________________________
                                      March         March         March
                                     1, 2003       2, 2002       3, 2001
_________________________________________________________________________

Weighted average
shares outstanding: Basic          41,353,000    43,073,000    45,011,000

Effect of dilutive stock options      712,000     1,203,000     1,355,000

Diluted                            42,065,000    44,276,000    46,366,000
_________________________________________________________________________


In the above calculation, the following shares were not included in the effect of dilutive stock options because they they had an anti-dilutive effect:
1,532,000 (2003), 469,000 (2002) 918,000 (2001).



NOTE 3 - ACCOUNTS RECEIVABLE
                                          March        March
                                         1, 2003      2, 2002
_______________________________________________________________
                                      (In thousands of dollars)

Gross receivables                       $ 43,250     $ 37,565

Reserve for returns                      (16,443)     (15,877)

Allowance for discounts
  and doubtful accounts                   (1,602)      (1,649)

     Net                                $ 25,205     $ 20,039
_______________________________________________________________



NOTE 4 - INVENTORIES
                                          March        March
                                         1, 2003      2, 2002
_______________________________________________________________
                                      (In thousands of dollars)

Raw materials                           $  6,162     $  6,395

Work in process                            2,229        1,274

Finished products                         20,290       15,427

     Total                              $ 28,681     $ 23,096
_______________________________________________________________

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT, NET


                                          March        March
                                         1, 2003      2, 2002
_______________________________________________________________
                                      (In thousands of dollars)

Land                                    $    42      $     42

Buildings and improvements                2,278         2,291

Machinery, equipment and software         26,621       22,801

     Total PP&E                         $ 28,941     $ 25,134

Accumulated depreciation
and amortization                         (14,335)     (10,528)

     Net                                $ 14,606     $ 14,606
______________________________________________________________


NOTE 6 - INTANGIBLE ASSETS

On March 3, 2002, the Company adopted SFAS 141 "Business Combinations" and SFAS 142 "Goodwill and Other Intangible Assets" which require the Company to prospectively cease amortization of goodwill and instead conduct periodic tests of goodwill for impairment. The table below compares reported earnings and earnings per share for the year ended March 1, 2003 with earnings and earnings per share assuming proforma application of the new accounting standards for the year ended March 2, 2002.

                                          March        March
                                         1, 2003      2, 2002
_______________________________________________________________
                                      (In thousands of dollars)

Net income                              $ 16,936     $ 28,462
Add back:
    Goodwill amortization                      -        1,568

Adjusted net income                     $ 16,936     $ 30,030
_______________________________________________________________

Adjusted basic net income per share     $   0.41     $   0.70

Adjusted diluted net income per share   $   0.40     $   0.68
_______________________________________________________________



The Company has evaluated its goodwill and intangible assets acquired prior to June 30, 2002 using the criteria of SFAS 141, and has determined that no intangible assets should be reclassified to goodwill. The Company has also evaluated its intangible assets and determined that all such assets have determinable lives. Furthermore, the Company has reassessed the useful lives and residual values of all intangible assets to review for any necessary amortization period adjustments. Based on that assessment, no adjustments were made to the amortization period or residual values of the intangible assets. In order to conform with the definitions contained in SFAS 142, the Company reclassified $1.5 million in deferred financing fees from intangible assets to other assets and $0.8 million in software development costs from intangible assets to property, plant and equipment. Additionally, $1.9 million of deferred tax assets related to thePit.com acquisition were reclassified to goodwill.

SFAS 142 prescribes a two-phase process for impairment testing of goodwill. The first phase, completed on August 31, 2002, screens for impairment; while the second phase (if necessary), required to be completed by March 1, 2003, measures the impairment. The Company has completed the first phase and has concluded that no impairment of goodwill exists. Therefore, completion of phase two of the transitional impairment test was not necessary.

For the year ended March 1, 2003, no goodwill or other intangibles were acquired, impaired or disposed. Intangible assets consisted of the following as of March 1, 2003 and March 2, 2002:

                                                      March 1, 2003
________________________________________________________________________________
                                          Gross       Accumulated
                                     Carrying Value   Amortization        Net
________________________________________________________________________________
                                              (In thousands of dollars)

Licenses & contracts .............     $ 21,879         $(16,594)       $ 5,285

Intellectual property ............       12,584          (12,473)           111

Software & other .................        2,953          ( 2,602)           351

FAS 132 pension ..................          294             --              294

Total intangibles ................     $ 37,710         $(31,669)       $ 6,041
________________________________________________________________________________


                                                      March 2, 2002
________________________________________________________________________________
                                          Gross       Accumulated
                                     Carrying Value   Amortization        Net
________________________________________________________________________________

Licenses & contracts .............     $ 21,879         $(15,717)       $ 6,162

Intellectual property ............       12,584          (12,315)           269

Software & other .................        2,953          ( 2,477)           476

FAS 132 pension ..................          344             --              344

Total intangibles ................     $ 37,760         $(30,509)       $ 7,251
________________________________________________________________________________



Over the next five years the Company expects the annual amortization of the intangible assets detailed above to be as follows:


Fiscal Year                Amount
-----------                ------
                       (in thousands)

2004                       $ 1,060

2005                       $   826

2006                       $   826

2007                       $   748

2008                       $   670

NOTE 7 - ACCRUED EXPENSES AND OTHER LIABILITIES

                                          March        March
                                         1, 2003      2, 2002
_______________________________________________________________
                                      (In thousands of dollars)

Royalties ............................  $  6,407     $  9,009

Employee compensation ................     5,563        7,136

Payments received in advance .........     3,700        1,391

Advertising and marketing expenses ...     2,271        2,908

Legal settlement .....................     1,612           --

Other ................................     9,690        9,830

     Total ...........................  $ 29,243     $ 30,274
_______________________________________________________________



NOTE 8 - DEPRECIATION AND AMORTIZATION

                                                 Year ended
_________________________________________________________________________
                                      March         March         March
                                     1, 2003       2, 2002       3, 2001
_________________________________________________________________________
                                           (In thousands of dollars)

Depreciation expense ............... $ 3,756      $ 2,601       $ 1,685
Amortization of intangible
  assets ...........................   1,160        1,237         1,004
Amortization of goodwill ...........      --        1,568         1,568
Amortization of deferred
  financing fees ...................     122          119            88

     Total ......................... $ 5,038      $ 5,525       $ 4,345
_________________________________________________________________________


NOTE 9 - LONG-TERM DEBT

On June 26, 2000, the Company entered into a credit agreement with Chase Manhattan Bank and LaSalle Bank National Association. The agreement provides for a $35.0 million unsecured facility to cover revolver and letter of credit needs and expires on June 26, 2004. Interest rates are variable and a function of the Company's EBITDA. The credit agreement contains restrictions and prohibitions of a nature generally found in loan agreements of this type and requires the Company, among other things, to comply with certain financial covenants, limits the Company's ability to repurchase its shares, sell or acquire assets or borrow additional money and prohibits the payment of dividends. The credit agreement may be terminated by the Company at any point over the four year term (provided the Company repays all outstanding amounts thereunder) without penalty. The full $35.0 million credit line was available as of March 1, 2003.

NOTE 10 - INCOME TAXES

The Company provides for deferred income taxes resulting from temporary differences between the valuation of assets and liabilities in the financial statements and the carrying amounts for tax purposes. Such differences are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. U.S. and foreign operations contributed to income before provision for income taxes as follows:

                                                 Year ended
_________________________________________________________________________
                                      March         March         March
                                     1, 2003       2, 2002       3, 2001
_________________________________________________________________________
                                           (In thousands of dollars)

United States .....................  $ 14,157      $ 25,275      $ 36,359

Europe ............................     7,861        15,744        89,201

Canada ............................       992           739         1,762

Latin America .....................       288          (300)          312

Total income before provision
  for income taxes ................  $ 23,298      $ 41,458      $127,634
_________________________________________________________________________


Provision for income taxes consists of:
                                                 Year Ended
_________________________________________________________________________
                                      March         March         March
                                     1, 2003       2, 2002       3, 2001
_________________________________________________________________________
                                           (In thousands of dollars)
Current income taxes:
Federal ...........................  $ 3,899       $ 8,609       $ 6,467

Foreign ...........................    3,301         3,889        27,323

State and local ...................      146           614         2,459

      Total current ...............  $ 7,346       $13,112       $36,249

Deferred income taxes (benefit):
Federal ...........................  $  (434)      $  (719)      $ 1,554

Foreign ...........................     (330)          262         1,020

State and local ...................     (220)          341           322

     Total deferred ...............  $  (984)      $  (116)      $ 2,896

Total provision for income taxes ..  $ 6,362       $12,996       $39,145
_________________________________________________________________________


The reasons for the difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before provision for income taxes are as follows:

                                                          Year Ended
________________________________________________________________________________
                                                 March       March       March
                                                1, 2003     2, 2002     3, 2001
________________________________________________________________________________
                                                    (In thousands of dollars)

Computed expected tax provision ............   $  8,154    $ 14,510    $ 44,672

Increase (decrease) in taxes resulting from:
   State and local taxes, net of
   federal tax benefit .....................        617         900       2,327

   Foreign and U.S. tax effects
   attributable to foreign operations ......     (1,387)     (2,274)     (7,080)

   Amortization of intangibles .............         --         549         549

   R&D .....................................       (502)         --          --

   Other permanent differences .............       (520)       (689)     (1,323)

Provision for income taxes .................   $  6,362    $ 12,996    $ 39,145
________________________________________________________________________________

Deferred U.S. income taxes have not been provided on undistributed earnings of foreign subsidiaries as the Company considers such earnings to be permanently reinvested in the businesses as of March 1, 2003. These undistributed foreign earnings could become subject to U.S. income tax if remitted, or deemed remitted, as a dividend. Determination of the deferred U.S. income tax liability on these unremitted earnings is not practical, since such liability, if any, is dependent on circumstances existing at the time of the remittance. The cumulative amount of unremitted earnings from foreign subsidiaries that is expected to be permanently reinvested was approximately $27.8 million on March 1, 2003.

During the year the Company received a refund in the amount of $1.3 million from a foreign tax credit carryback claim that was filed with the Internal Revenue Service and which reduced the provision for income taxes. The successful claim resulted from a favorable ruling in a prior tax year.

Taxing authorities periodically challenge positions taken by the Company on its tax returns. On the basis of present information, it is the opinion of the Company's management that any assessments resulting from current tax audits will not have a material adverse effect on the Company's consolidated results of operations or its consolidated financial position.

The components of current deferred income tax assets and liabilities are as follows:

                                                               Year Ended
________________________________________________________________________________
                                                           March       March
                                                          1, 2003     2, 2002
________________________________________________________________________________
                                                       (In thousands of dollars)
Deferred income tax assets:

    Provision for estimated losses on sales returns ....  $ 1,290     $   929

    Provision for inventory obsolescence ...............      852       1,075

    Tax  assets of thePit.com ..........................      581       1,937

    Total deferred income tax assets*  .................  $ 2,723     $ 3,941
________________________________________________________________________________
Deferred income tax liabilities:

    Amortization .......................................  $ 1,224     $ 2,786

    Depreciation .......................................      625         383

    Post-retirement benefits ...........................   (1,889)     (1,593)

    Other ..............................................     (504)     (1,978)

    Total deferred income tax liabilities* .............  $  (544)    $  (402)
________________________________________________________________________________


*Net deferred tax assets of $3,267 and $4,343 are presented on the  Consolidated
 Balance Sheet in fiscal 2003 and 2002 respectively.

NOTE 11 - EMPLOYEE BENEFIT PLANS

The Company maintains qualified and non-qualified defined benefit pensions in the U.S. and Ireland as well as a postretirement healthcare plan in the U.S. for all eligible non-bargaining unit personnel. The Company has previously not included information on the Irish pension in this footnote. The Company is also a participant in a multi-employer defined contribution pension plan covering domestic bargaining unit employees.

In addition, the Company sponsors a defined contribution plan, which qualifies under Sections 401(a) and 401(k) of the Internal Revenue Code (the "401(k) Plan"). While all non-bargaining unit employees are eligible to participate in the 401(k) Plan, participation is optional. The Company does not contribute to the 401(k) Plan.

The  following  tables   summarize   benefit  costs,  as  well  as  the  benefit
obligations, plan assets and funded status associated with the Company's U.S. and Irish pension and U.S. postretirement healthcare benefit plans.

                                                                    Postretirement
                                            Pension Benefits     Healthcare Benefits
______________________________________________________________________________________
                                            March      March       March       March
                                           1, 2003    2, 2002     1, 2003     2, 2002
______________________________________________________________________________________
                                                     (In thousands of dollars)
Reconciliation of change
in benefit obligation

Benefit obligation at beginning of year   $ 31,662    $ 27,691    $  6,981    $  6,836

Service cost ..........................      1,184       1,003         225         217

Interest cost .........................      2,316       1,984         514         479

Benefits paid .........................     (1,120)     (1,200)       (546)       (546)

Actuarial (gains) losses ..............      3,376       1,467       2,390          (5)

Plan amendments/Effect of foreign
currency ..............................        440         717         (46)       --

Benefit obligation at end of year .....   $ 37,858    $ 31,662    $  9,518    $  6,981
______________________________________________________________________________________

Reconciliation of change
in the fair value of plan assets

Fair value of plan assets
at beginning of year ..................   $ 20,329    $ 17,101    $   --      $   --

Actual return on plan assets ..........     (2,445)         20        --          --

Employer contributions ................        689       4,639         546         546

Benefits paid .........................     (1,120)     (1,200)       (546)       (546)

Participant's contributions/Effect
of foreign currency ...................        738        (231)        --          --

Fair value of plan assets
at end of year ........................   $ 18,191    $ 20,329    $    --     $   --
_______________________________________________________________________________________


                                                                    Postretirement
                                            Pension Benefits     Healthcare Benefits
______________________________________________________________________________________
                                            March      March       March       March
                                           1, 2003    2, 2002     1, 2003     2, 2002
______________________________________________________________________________________
                                                     (In thousands of dollars)
Funded status

Funded status ..........................  $(19,667)   $(11,332)   $ (9,518)   $ (6,981)

Unrecognized actuarial (gains) losses ..    15,995       9,486       1,347        (915)

Unrecognized prior service cost ........       539         697        --          --

Unrecognized initial transition
obligation .............................      (707)       (608)      2,298       2,774

Net amount recognized in the
consolidated balance sheets.............  $ (3,840)   $ (1,757)   $ (5,873)   $ (5,122)
_______________________________________________________________________________________

Components of amounts recognized in the
consolidated balance sheets

Prepaid benefit cost ...................  $  1,890    $  3,474    $   --      $   --

Accrued benefit liability ..............   (16,879)    (11,686)     (5,873)     (5,122)

Intangible asset .......................       539         691        --          --

Accumulated other comprehensive expense.    10,610       5,764        --          --

Net amount recognized in the
consolidated balance sheets.............  $ (3,840)   $ (1,757)   $ (5,873)   $ (5,122)
_______________________________________________________________________________________


                                                                           Postretirement
                                       Pension Benefits                 Healthcare Benefits
_________________________________________________________________________________________________
                                  March      March      March       March     March       March
                                 1, 2003    2, 2002    3, 2001     1, 2003   2, 2002     3, 2001
_________________________________________________________________________________________________
                                                   (In thousands of dollars)
Components of net periodic
benefit cost

Service cost .................   $ 1,184    $ 1,003    $   817    $   225    $   217    $   175

Interest cost ................     2,316      1,984      1,896        514        479        474

Expected return on plan assets    (1,643)    (1,457)    (1,451)        --         --         --

Amortization of initial
transition obligation ........       (51)       180        152        221        221        221

Prior service cost ...........       133         66        (15)        --         --         --

Actuarial (gains) losses/
Special charges ..............       875        491        192        337        (22)       (82)

Net periodic benefit cost ....   $ 2,814    $ 2,267    $ 1,591    $ 1,297    $   895    $   788
________________________________________________________________________________________________


As of March 1, 2003 and March 2, 2002, both the qualified and non-qualified pension plans had accumulated benefit obligations in excess of plan assets. Information is as follows:


                                            Pension Benefits
_________________________________________________________________
                                            March      March
                                           1, 2003    2, 2002
_________________________________________________________________
                                        (In thousands of dollars)

Projected benefit obligation ..........   $ 33,990    $ 29,150

Accumulated benefit obligation ........   $ 30,495    $ 25,802

Fair value of plan assets .............   $ 15,280    $ 17,420
_________________________________________________________________



The   weighted-average   actuarial   assumptions   used  for  U.S.  pension  and
postretirement healthcare plans are as follows:

                                       Pension and Postretirement
                                            Medical Benefits
_________________________________________________________________
                                            March      March
                                           1, 2003    2, 2002
_________________________________________________________________

Discount rate .........................       6.3%      7.0%

Expected return on plan assets ........       8.0%      8.5%

Rate of compensation increase .........       4.5%      5.0%
_________________________________________________________________


Assumptions for healthcare cost increases are as follows: 10% in fiscal 2003, trending down to a 5.0% increase in fiscal 2008. Increases in healthcare costs could significantly affect the reported postretirement benefits cost and benefit obligations. A one percentage point change in assumed healthcare benefit cost trends would have the following effect:

_________________________________________________________________________
                                                   1-Percentage Point
                                                Increase        Decrease
_________________________________________________________________________
                                                (In thousands of dollars)

On total service and interest cost component    $   118         $ ( 97)

On postretirement benefit obligation (APBO)     $ 1,066         $ (914)
_________________________________________________________________________

NOTE 12 - STOCK OPTION PLANS


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

                                            March 1, 2003            March 2, 2002             March 3, 2001
________________________________________________________________________________________________________________
                                                     Weighted                  Weighted                 Weighted
                                                     Average                   Average                  Average
                                                     Exercise                  Exercise                 Exercise
Stock Options                            Shares       Price       Shares         Price      Shares       Price
_________________________________________________________________________________________________________________

Outstanding at beginning of year ...     3,956,127    $  6.88     4,309,369     $  6.34     4,684,052    $  5.81

Granted ............................       166,000    $ 10.12       599,306     $ 10.55       569,550    $  9.35

Exercised ..........................      (220,750)   $  6.21      (768,335)    $  4.93      (587,058)   $  3.57

Forfeited ..........................      (143,400)   $ 15.68      (184,213)    $ 14.24      (357,175)   $ 11.25

Outstanding at end of year .........     3,757,977    $  6.73     3,956,127     $  6.88     4,309,369    $  6.34

Options exercisable at end of year..     3,383,854    $  6.32     3,181,109     $  6.08     3,491,735    $  5.97

Weighted average fair value of
options granted during the year ....         $4.12                    $6.86                     $5.84
_________________________________________________________________________________________________________________



Summarized information about stock options outstanding and exercisable at March 1, 2003 is as follows:

                                              Options Outstanding                   Options Exercisable
__________________________________________________________________________________________________________
                                                                    Weighted                     Weighted
                                 Outstanding   Weighted Average     Average      Exercisable     Average
                                    as of         Remaining         Exercise        as of        Exercise
Exercise Price Ranges              3/1/03      Contractual Life      Price          3/1/03         Price
_________________________________________________________________________________________________________

 $ 1.76 - $ 3.53                    939,984         4.9              $ 2.60          939,984     $ 2.60

 $ 3.54 - $ 5.29                    612,250         5.5              $ 4.55          612,250     $ 4.55

 $ 5.30 - $ 7.05                    246,500         3.6              $ 6.20          246,500     $ 6.20

 $ 7.06 - $ 8.81                    603,500         3.2              $ 7.81          603,500     $ 7.81

 $ 8.82 - $10.57                  1,020,493         7.2              $ 9.90          704,495     $ 9.76

 $10.58 - $12.34                    335,250         5.6              $11.10          277,125     $11.00
_________________________________________________________________________________________________________

                                  3,757,977         5.3              $ 6.73        3,383,854     $ 6.32
_________________________________________________________________________________________________________


NOTE 13 - CAPITAL STOCK

In October 1999, the Board of Directors of the Company authorized the Company to purchase up to 5 million shares of stock. In October 2001, purchases against this authorization were completed, and the Board of Directors authorized the purchase of up to an additional 5 million shares of stock. As of March 1, 2003, the Company had purchased 2.6 million shares against this new authorization. During fiscal 2003, the Company purchased a total of 1.6 million shares at an average price per share of $9.01.


NOTE 14 - SEGMENT AND GEOGRAPHIC INFORMATION

Following is the breakdown of industry segments as required by SFAS 131. The Company has two reportable business segments: Confectionery and Entertainment. Consistent with Topps organizational structure and product line similarities, Entertainment now combines the former Sports and Entertainment segments into one.

The Confectionery segment consists of a variety of lollipop products including Ring Pop, Push Pop and Baby Bottle Pop, the Bazooka bubble gum line and other novelty confectioneries including Pokemon products.

The Entertainment segment primarily consists of cards and sticker album products featuring sports and non-sports licenses, including Pokemon.

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

BUSINESS SEGMENTS
                                                          Year Ended
________________________________________________________________________________
                                                March       March       March
                                               1, 2003     2, 2002     3, 2001
________________________________________________________________________________
                                                    (In thousands of dollars)
Net Sales

Confectionery .............................   $146,865     $152,127    $170,700

Entertainment .............................    143,214      148,053     266,740

  Total Net Sales .........................   $290,079     $300,180    $437,440

Contributed Margin

Confectionery .............................   $ 52,101     $ 54,880    $ 64,390

Entertainment .............................     39,313       47,464     119,653

  Total Contributed Margin ................   $ 91,414     $102,344    $184,043
________________________________________________________________________________

Reconciliation of contributed margin to
income before provision for income taxes

Total contributed margin ..................   $ 91,414     $102,344    $184,043

Unallocated general and administrative
expenses and manufacturing overhead .......    (65,778)     (60,040)    (60,745)

Depreciation & amortization ...............     (5,038)      (5,525)     (4,345)

Other income ..............................        184         (215)      2,964

   Income from operations .................     20,782       36,564     121,917

Interest income, net ......................      2,516        4,894       5,717

   Income before provision for income taxes   $ 23,298     $ 41,458    $127,634
________________________________________________________________________________

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

GEOGRAPHIC AREAS
                                             Year Ended
_________________________________________________________________
                                     March      March      March
                                    1, 2003    2, 2002    3, 2001
_________________________________________________________________
                                      (In thousands of dollars)
Net Sales

United States ..................   $212,464   $220,368   $216,780

Europe .........................     48,555     48,387    180,419

Other ..........................     29,060     31,425     40,241

    Total Net Sales ............   $290,079   $300,180   $437,440
_________________________________________________________________

Income from Operations

United States ..................   $ 12,306   $ 22,579   $ 32,591

Europe .........................      5,406     11,216     80,132

Other ..........................      3,070      2,769      9,194

    Total Income from Operations   $ 20,782   $ 36,564   $121,917
_________________________________________________________________

Identifiable Assets

United States ..................   $213,840   $216,170   $171,385

Europe .........................     41,020     35,271    101,819

Other ..........................      6,768      6,509      7,068

    Total Identifiable Assets ..   $261,628   $257,950   $280,272
_________________________________________________________________



NOTE 15 - ACQUISITION OF THEPIT.COM, INC.

On August 26, 2001, the Company acquired all of the outstanding common stock of thePit.com, Inc., which operates a sports card exchange, for a net $5.7 million in cash. The acquisition was accounted for using the purchase method of accounting. The financial statements of thePit.com, Inc. have been consolidated into the financial statements of the Company. As part of the purchase price allocation, $780,000 ($470,000 for technology and $310,000 for marketing agreements) was reclassified from goodwill to intangibles and is being amortized over 5 years. The amount of goodwill remaining after the reclassification was $4.1 million.

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value due to their short-term nature.

The Company enters into foreign currency forward contracts to hedge its foreign currency exposure. As of March 1, 2003, the Company had outstanding foreign currency forward contracts, which will mature at various dates, in the amount of $27,286,000, which is over 60% of the contracts maturing within six months, as compared to $12,504,000 as of March 2, 2002. The fair value of these forward contracts is the amount the Company would receive or pay to terminate the contracts. The approximate pre-tax impact on earnings to the Company to terminate these agreements as of March 1, 2003 and March 2, 2002 was $(400,000) and $519,000, respectively. The Company believes there is no significant credit risk of non-performance by counter parties of the foreign currency forward contracts.


NOTE 17 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

                                              2003                                   2002
__________________________________________________________________________________________________________
                               1st       2nd       3rd       4th       1st       2nd       3rd       4th
__________________________________________________________________________________________________________
                                              (In thousands of dollars, except share data)
Net sales ................   $87,739   $69,999   $66,656   $65,685   $86,892   $81,214   $72,052   $60,022

Gross profit on sales ....    32,635    25,296    21,649    22,154    37,702    36,207    22,259    17,673

Income from operations ...    10,665     6,311       813     2,993    16,993    12,295     5,917     1,359

Net income ...............     7,341     4,692     2,910     1,993    11,629     8,852     6,532     1,449

Net income per share
  - basic ................   $  0.17   $  0.11   $  0.07   $  0.05   $  0.27   $  0.20   $  0.15   $  0.03
  - diluted ..............   $  0.17   $  0.11   $  0.07   $  0.05   $  0.26   $  0.20   $  0.15   $  0.03
__________________________________________________________________________________________________________


NOTE 18 - COMMITMENTS AND CONTINGENCIES

Future minimum payments under non-cancelable leases which extend into the year 2014 are $1,531,000 (2004), $1,531,000 (2005), $1,531,000 (2006), $1,454,000
(2007), $1,400,000 (2008) and $2,980,000 thereafter.

Future minimum payments required under the Company's existing sports and entertainment contracts, with various expiration dates extending into the year 2004, are estimated to be $12,162,000.

Total royalty expense under the Company's sports and entertainment licensing contracts was $25,344,000 (2003), $25,669,000 (2002) and $46,727,000 (2001).

Advertising and marketing expenses (which encompass media spending and consumer promotions costs) included in selling, general and administrative expenses amounted to $20,145,000 (2003), $18,790,000 (2002), and $21,514,000 (2001).

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

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


Board of Directors and Stockholders

The Topps Company, Inc.:

We have audited the accompanying consolidated balance sheets of The Topps Company, Inc. and Subsidiaries as of March 1, 2003 and March 2, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended March 1, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of The Topps Company, Inc. and Subsidiaries as of March 1, 2003 and March 2, 2002 and the results of their operations and cash flows for each of the three years in the period ended March 1, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 6 of the notes to the consolidated financial statements, in 2003 the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards ("SFAS") No. 142.



/DELOITTE & TOUCHE LLP/
----------------------
DELOITTE & TOUCHE LLP

New York, New York
April 4, 2003

MARKET AND DIVIDEND INFORMATION

The Company's common stock is traded on the Nasdaq National Market under the symbol TOPP. The following table sets forth, for the periods indicated, the high and low sales price for the common stock during the last two fiscal years as reported on the Nasdaq National Market. As of March 1, 2003, there were approximately 4,500 holders of record.


                             Fiscal year ended       Fiscal year ended
                               March 1, 2003           March 2, 2002
_________________________________________________________________________
                            High Price  Low Price   High Price  Low Price
_________________________________________________________________________
First quarter                $ 11.06      $ 9.35      $ 10.40     $ 8.78

Second quarter               $ 10.57      $ 8.20      $ 12.29     $ 9.60

Third quarter                $  9.93      $ 7.36      $ 12.16     $ 9.05

Fourth quarter               $  9.97      $ 7.79      $ 12.49     $ 9.06
_________________________________________________________________________


The Company did not pay a dividend in fiscal 2003, and any future dividend payments, should they occur, would require an amendment of the Company's Credit Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Notes to Consolidated Financial Statements - Note 9."

SELECTED CONSOLIDATED FINANCIAL DATA


                                            2003           2002           2001           2000           1999
________________________________________________________________________________________________________________
                                                (In thousands of dollars, except share data, unaudited)
OPERATING DATA:

Net sales ..........................   $    290,079   $    300,180   $    437,440   $    374,193   $    229,414

Gross profit on sales ..............        101,734        113,841        199,911        166,895         93,037

Selling, general and administrative
 expenses ..........................         81,136         77,062         80,958         72,798         70,534

Income from operations .............         20,782         36,564        121,917         94,852         26,658

Interest income (expense), net .....          2,516          4,894          5,717          1,712           (454)

Net income .........................         16,936         28,462         88,489         59,215         15,571

Income from operations per share
                     - basic .......   $       0.50   $       0.85   $       2.71   $       2.04   $       0.57

                     - diluted .....   $       0.49   $       0.83   $       2.63   $       2.00   $       0.57

Net income per share - basic .......   $       0.41   $       0.66   $       1.97   $       1.28   $       0.34

                     - diluted .....   $       0.40   $       0.64   $       1.91   $       1.25   $       0.33

Cash dividends .....................           --             --             --             --             --

Wtd. avg. shares outstanding
                     - basic .......     41,353,000     43,073,000     45,011,000     46,398,000     46,415,000

                     - diluted .....     42,065,000     44,276,000     46,366,000     47,463,000     46,678,000
________________________________________________________________________________________________________________

BALANCE SHEET DATA:

Cash and equivalents ...............   $    114,259   $    121,057   $    158,741   $     75,853   $     41,728

Working capital ....................        141,484        136,389        140,487         71,952         24,919

Net property, plant and equipment ..         14,606         14,606         11,181          9,181          7,429

Long-term debt, less current portion           --             --             --             --            5,158

Total assets .......................        261,628        257,950        280,272        203,313        151,453

Stockholders' equity ...............   $    196,768   $    194,054   $    196,542   $    129,175   $     77,224
________________________________________________________________________________________________________________


Certain items in the prior years' financial statements have been reclassified to conform with the current year's presentation. Fiscal 2000 and 1999 Net sales and SG&A do not reflect the reclassification of slotting expenses included in the figures for fiscal 2001, 2002 and 2003. Fiscal 1999 Income from operations includes non-recurring income of $3.5 million related to the sale of the Company's Cork, Ireland manufacturing facility and of equipment in Cork, Ireland and Duryea, Pennsylvania.

BOARD OF DIRECTORS

Arthur T. Shorin*               Ann Kirschner                  Jack H. Nusbaum
Chairman, Chief Executive       President                      Senior Partner and Chairman
Officer and President           Comma International            Willkie Farr & Gallagher


Allan A. Feder                  David Mauer                    Richard Tarlow
Independent Business            Chief Executive Officer        Chairman
Consultant                      E&B Giftware, LLC              Carlson & Partners


Stephen D. Greenberg            Edward D. Miller*              Stanley Tulchin*
Managing Director               Senior Advisor                 Chairman
Allen & Company, LLC            Former President and CEO       Stanley Tulchin
                                AXA Financial, Inc.            Associates, Inc.


*Nominated to stand for re-election to the Company's Board of Directors at the 2003 Annual Meeting of Stockholders.


OFFICERS

Arthur T. Shorin                Edward P. Camp                 Ira Friedman                 Catherine K. Jessup
Chairman, Chief Executive       Vice President and President   Vice President -             Vice President - Chief
Officer and President           - Hobby Division               Publishing and New Product   Financial Officer
                                                               Development

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





SUBSIDIARIES

Topps Argentina SRL             Topps Canada, Inc.             Topps International          Topps UK Limited
Managing Director -             General Manager -              Limited                      Managing Director -
Juan P. Georgalos               Michael Pearl                  Managing Director -          Jeremy Charter
                                                               Michael P. Clancy

Topps Europe Limited            Topps Italia SRL               Topps Enterprises, Inc.      Topps Finance, Inc.
Managing Director -             Managing Director -
Christopher Rodman              Furio Cicogna


CORPORATE  INFORMATION

Annual Meeting                  Corporate Counsel               Registrar and Transfer Agent
Thursday, June 26, 2003         Willkie Farr & Gallagher        American Stock Transfer
10:30 A.M.                      787 Seventh Avenue                  & Trust Company
J.P.  Morgan Chase & Co.        New York, NY 10019              59 Maiden Lane
270 Park Avenue                                                 New York, NY 10038
New York, NY  10017                                             877-777-0800 ext 6820

Investor Relations              Independent Auditors
Brod Group, LLC                 Deloitte & Touche LLP
445 Park Avenue                 Two World Financial Center
New York, NY 10036              New York, NY 10281


________________________________________________________________________________

Form 10-K -- A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission will be available at the Topps website www.topps.com or upon written request to the Assistant Treasurer.