Form 10-K, Exhibit 13
period 2004-02-28
TOPPS CO INC
filed 2004-05-13
CIK 812076

F'04 STOCKHOLDERS LETTER


Dear Stockholders,

For the fiscal year 2004, ended February 28, 2004, consolidated net sales were $297.3 million versus $290.1 million in fiscal 2003, with stronger European currencies versus the prior year providing a $9.7 million benefit. Fiscal '04 sales reflect domestic confectionery shortfalls and a reduction in our U.S. sports card offerings partially offset by strong international performance and the acquisition of WizKids in July. Net income in fiscal 2004 was $12.7 million, versus $16.9 million in the prior year, short of our expectations.

Fiscal '04 however, marked another year of measurable success in two other significant respects. We achieved a number of strategic goals, as discussed further on in this letter, in a company-wide program devoted towards future growth. We also maintained a strong financial position as evidenced by the initiation of a regular quarterly dividend of $0.04 a share and the continuation of our stock repurchase program. As of February 28, 2004, the Company had $93.8 million in cash, no debt and stockholders' equity of $211.3 million, an increase of $14.5 million over the prior year.

Fiscal 2004 was a busy year for the Topps organization in terms of activities and accomplishments. For your review, here are some highlights regarding our two business segments---Confectionery and Entertainment. Please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations beginning on page 6 for financial and other details.


CONFECTIONERY

Last year we indicated that it was important to broaden our product offerings outside of the lollipop category. In fiscal '04, we did just that, launching a total of three non-lollipop products late in the year---Big Mouth Candy Spray, Juicy Drop Chews and Juicy Bugs. Initial trade and consumer reaction to all three products has been encouraging. We have high hopes for each of them to build in acceptance over time. We are also excited about additional new non-lollipop entries planned for fiscal '05 introduction.

New products, in general, are becoming a prerequisite for success in today's confectionery business, and Topps has a solid record of creativity. However, we know that creativity is not enough. This was clearly demonstrated by the impact of delayed new product introductions last year. Accordingly, in fiscal '05, we intend to streamline our development process to bring new products to market more quickly.

We are also focusing on another challenge, specifically retail consolidation, a trend that has the entire industry's attention, and certainly ours. Simply said, there are fewer retailers in business today than there were a year ago, meaning less neighborhood outlets carrying our products. Larger retailers have taken significant share, making it increasingly difficult for independents to survive. Addressing this reality, in the latter part of last year, we began realigning our confectionery sales, customer marketing and distribution networks to focus on, and better serve, customers representing the strongest opportunities for profitable growth.

Overall, we believe that responding to market changes, enhancing existing lollipop product lines with new flavors and packaging, and accentuating our new product programs will help offset the impact of present market factors.

Overseas, things were particularly good in fiscal '04. Expanded European confectionery distribution was one of our strategic targets, with a view toward further brand building and increased sustainability. We achieved those goals and more, gaining important placements at major accounts in the U.K., France, Germany and Ireland. We also generated increased sales volume through the roll out of Juicy Drop Pops and Yu-Gi-Oh! and Pokemon candy containers.

ENTERTAINMENT

This segment is comprised of sports and non-sports trading cards, sticker album collections, Internet activities and the WizKids line of strategy games. During fiscal '04, we leveraged our sports equity by extending the "mini album with bubble gum" concept overseas to include not only Calcio Football in Italy, but also the English Premier (Football) League. We also began applying the mini album concept to non-sports licenses such as Barbie, which was initially launched in Italy. Coming off a strong international sports year, we plan to build on that success in fiscal '05 with a collection featuring teams and players participating in the European Football Championship, a bi-annual tournament that is extremely popular throughout Europe.

In the U.S., we restructured our sports business early in the year, paring down the product line to focus on the more profitable releases and reducing overhead costs by over $1.5 million on an annualized basis. All of this was accomplished without sacrificing the quality or appeal of our offerings. In fact, hobby dealers voted Topps card products "Best" in 7 of 9 categories in which we were eligible. And, despite persistent negative industry trends affecting overall volume, we are well poised to lead the competition again in '05.

On the non-sport publishing front, we won "Best Entertainment Card Set" with a recent Lord of the Rings release and experienced good results in '04 with our own Garbage Pail Kids property. We plan to issue at least one additional Garbage Pail Kids series in the U.S. during fiscal '05 and test the product in various European markets this spring. Those of you who remember our Wacky Packages product---another self-created property, this one featuring parodies of famous brands---may be pleased to learn that we are introducing an all-new series of "Wacky Packs" this summer. Early trade buzz is strong, usually a good sign.

As regards Internet activities, we are beginning to leverage this growing medium in order to enhance the appeal of traditional products like Push Pops (www.pushpops.nick.com) and Garbage Pail Kids (www.garbagepailkidsworld.com). Moreover, we recently launched 2004 etopps Baseball with the addition of two exciting interactive features worth checking out online (www.etopps.com). The first is "etopps games," where consumers use etopps cards to play fantasy games. Topps will host tournaments and provide a platform where people can challenge friends to "play for keeps." The second new feature makes it possible for people to easily trade cards with one another from their respective portfolios on the "etopps trade post." In the first four weeks after going live, over 21,000 trades were completed.

Turning to WizKids, we're making good progress in our integration efforts. We have strengthened the management group, reduced overhead, taken steps to drive other costs out of the system and installed a rigorous discipline regarding inventory control that already appears to be paying dividends. Additionally, as originally envisioned, Topps' sales force is now assisting with mass-market distribution of WizKids products, and Topps Europe has begun applying its know-how to the WizKids business overseas.

On the product side, WizKids has rationalized its line and is placing greater focus on the remaining core products within its Mage Knight, HeroClix and MechWarrior lines. We've also begun introduction of SportsClix, a product under license from Major League Baseball, to the hobby and gaming channels. Going forward, one of Wizkids priorities is successful new game development with the goal of expanding our target audience and leveraging our overall company strengths. Based on what we see today, we expect that the addition of WizKids will serve as a catalyst for growth at Topps.

CONCLUSION

Our plans for fiscal 2005 call for financial improvement over 2004, and we'll be working hard to make that happen in an ever-challenging environment. Also important is the achievement of further strategic progress domestically and abroad.

For Confectionery, that means increased marketing focus on new products and a stepped-up process for their development. It also entails better alignment of our resources with today's market realities. On the Entertainment side, that means reinvigorating our brands through innovation, effecting operational improvements, harnessing Internet assets, expanding distribution and utilizing WizKids to positively impact offerings among our various product lines.

In closing, we'd like to acknowledge the talented, hard-working people behind the scenes -- our colleagues in Asia, Europe, North and South America -- who share our commitment to progress. We thank them sincerely for their tireless efforts.

On behalf of the organization, we also thank our consumers, fans, collectors, licensors, stockholders and suppliers for their valued support.




                              /s/ Arthur T. Shorin
                              ----------------------
                                  Arthur T. Shorin

                 CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT



   /s/ Edward P. Camp         /s/ Mike Drewniak            /s/ Ira Friedman
   -------------------        ------------------           ------------------
       Edward P. Camp             Mike Drewniak                Ira Friedman


  /s/ Catherine K. Jessup     /s/ William G. O'Connor      /s/ Ronald L. Boyum
  ------------------------    ------------------------     --------------------
      Catherine K. Jessup         William G. O'Connor          Ronald L. Boyum


  /s/ Michael P. Clancy       /s/ Leon J. Gutmann          /s/ John Perillo
  ----------------------      --------------------         -----------------
      Michael P. Clancy           Leon J. Gutmann              John Perillo


                   /s/ Scott Silverstein     /s/ Warren Friss
                   ----------------------    -----------------
                       Scott Silverstein         Warren Friss


                       OFFICERS OF THE TOPPS COMPANY, INC.

Table of Contents



                                                                Page


Stockholders Letter.............................................   1

Financial Highlights............................................   4

Management's Discussion and Analysis of Financial Condition
   and Results of Operations....................................   5

Consolidated Financial Statements...............................  13

Notes to Consolidated Financial Statements......................  17

Report of Independent Public Accountants
   & Market and Dividend Information............................  37

Selected Consolidated Financial Data............................  38

Directors, Officers, Subsidiaries
   and Corporate Information....................................  39

FINANCIAL HIGHLIGHTS

================================================================================
                                        February        March         March
                Year Ended              28, 2004       1, 2003       2, 2002
--------------------------------------------------------------------------------
                                    (in thousands of dollars, except share data)

Net sales ........................   $   297,338   $   290,115   $   300,180

Income from operations ...........        14,595        20,782        36,564

Net income .......................        12,695        16,936        28,462

Cash provided by operations ......        11,954         6,200         1,619

Working capital ..................       133,299       141,484       136,389

Stockholders' equity .............       211,277       196,768       194,054

Per share items:

   Net diluted earnings ..........   $      0.31   $      0.40   $      0.64

   Cash dividend paid ............   $      0.12            --            --

Average diluted shares outstanding    41,515,000    42,065,000    44,276,000
================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


This section provides an analysis of the Company's operating results, cash flow, critical accounting policies, and other matters. It includes or incorporates "forward-looking" statements as that term is defined by the U.S. federal securities laws. In particular, statements using words such as "may", "should", "estimate", "anticipate", "intend", "believe", "predict", "potential", or words of similar import generally involve forward-looking statements. We based these forward-looking statements on our current expectations and projections about future events, and therefore, these statements are subject to numerous risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements which speak only as of the date of this report.

The  Company  has  two   reportable   business   segments,   Confectionery   and
Entertainment. The following table sets forth, for the periods indicated, net sales by business segment:


================================================================================
                                        February        March         March
                Year Ended              28, 2004       1, 2003       2, 2002
--------------------------------------------------------------------------------
                                             (in thousands of dollars)

Confectionery ........................  $147,254      $146,901      $152,127

Entertainment ........................   150,084       143,214       148,053
                                        --------      --------      --------
     Total ...........................  $297,338      $290,115      $300,180
================================================================================


|X|Fiscal 2004 Versus 2003*
---------------------------

CONSOLIDATED NET SALES

In fiscal 2004, the Company's consolidated net sales increased 2.5% to $297.3 million from $290.1 million in fiscal 2003. The July 2003 acquisition of WizKids added $15.9 million to sales in fiscal 2004, and stronger European currencies increased sales by $9.7 million. Excluding these two factors, fiscal 2004 net sales were below 2003 levels, largely the result of declines in sales of U.S. sports cards and U.S. confectionery products.

Worldwide net sales of the Confectionery segment, which includes Ring Pop, Push Pop, Baby Bottle Pop, and Bazooka brand bubble gum, increased 0.2% to $147.3 million in 2004 from $146.9 million in 2003. Confectionery products accounted for 50% of the Company's net sales in 2004 and 51% in 2003.

U.S. confectionery sales decreased year-over-year, in part the result of softness in wholesale clubs, the effects of delayed new product introductions and a reduction in promotional activity undertaken by certain retailers in fiscal 2003. Going forward, the Company is working to address these issues. It has realigned its sales, customer marketing and distribution networks to better meet the needs of retail accounts with the greatest potential for profitability and is targeting promotional spending in a similar fashion. Changes have been made to packaging and product configurations to better reflect the needs of the wholesale club customer. Additionally, refinements are being made to processes associated with the development of new products.

-------
*Unless otherwise indicated, all date references to 2004, 2003 and 2002 refer to the fiscal years ended February 28, 2004, March 1, 2003, and March 2, 2002, respectively.

Net sales of international confectionery products increased in 2004, offsetting the U.S. declines. Increases were largely driven by the roll out of Juicy Drop Pop, solid sales of licensed confectionery products and stronger European currencies. International sales represented 31% of total confectionery sales in fiscal 2004.

Net sales of the Entertainment segment, which includes cards, sticker album collections, Internet activities and strategy games, increased 4.8% in fiscal 2004 to $150.1 million. Entertainment products represented 50% of the Company's net sales in 2004 and 49% in fiscal 2003.

Within the segment, sales of international sports sticker albums increased, a function of the expansion and further success of the mini album format, higher sales of traditional Premier League sticker album collections and the impact of stronger European currencies. The acquisition of WizKids, a developer and marketer of strategy games, added $15.9 million to segment sales. In addition, sales of non-sports publishing products exceeded those in fiscal 2003 due to the strength of products featuring the Yu-Gi-Oh!, Garbage Pail Kids and Hamtaro properties.

Also within the Entertainment segment, sales of traditional U.S. sports cards declined in fiscal 2004, a function of continued industry softness and reduced product offerings. The Company believes that the U.S. sports card industry has been on a decline since the early 1990's, a function of a proliferation of sports cards and memorabilia products, labor disruption in a number of sports and childrens' general inclination towards more interactive products. As a result of these trends, the Company reduced the number of sports products it released in fiscal 2004 by almost 20%, and restructured the sports organization, eliminating over $1.5 million in costs on an annualized basis.

Finally, sales of product sold via the Internet decreased in fiscal 2004, primarily as a result of declines experienced at thePit.com. The Company plans to continue its Internet efforts in fiscal 2005 and has refocused the etopps website to feature trading capabilities and fantasy-style games played with etopps cards.


RESULTS OF OPERATIONS

Fiscal 2004 consolidated gross profit as a percentage of net sales was 35.0%, virtually flat with 2003's figure of 35.1%. Margins this year were negatively impacted by higher obsolescence costs which reflected write-offs associated with slow-moving WizKids product, excess domestic confectionery inventories and components related to an Italian publishing product. Going forward, the Company expects obsolescence costs to be lower than in fiscal 2004, largely due to recent changes in inventory purchasing practices at WizKids. Lower royalty costs as a function of the smaller U.S. sports business and reduced costs at our Scranton, Pennsylvania manufacturing facility largely offset the higher obsolescence costs.

Other income was $631,000 this year versus $184,000 last year. This increase was primarily due to favorable mark-to-market adjustments on forward currency contracts which were partially offset by translation losses on non-local currency cash balances in Europe. The licensing-out of intellectual property associated with WizKids and the confectionery business also contributed favorably in fiscal 2004.

Selling, general & administrative expenses ("SG&A") increased as a percentage of net sales to 30.3% in 2004 from 28.0% a year ago. SG&A dollar spending increased to $90.0 million from $81.1 million, largely as a result of the addition of WizKids. Additionally, advertising and marketing costs were higher in fiscal 2004 due to increased media activity and stronger foreign currencies.

Partially offsetting these increases in SG&A was a reduction in overhead expenses achieved through the restructuring of the U.S. sports card organization and headcount eliminations at the Internet operations. Fiscal 2004 SG&A also benefited from reduced costs associated with employee incentive compensation and the absence of a payment related to a legal settlement that occurred in fiscal 2003.

Net interest income decreased slightly to $2.4 million in fiscal 2004 from $2.5 million in fiscal 2003, reflecting less favorable interest rates and a lower average cash balance following the WizKids acquisition.

The fiscal 2004 effective tax rate was 25.4% . The decrease versus the 2003 rate of 27.3% was primarily a function of foreign tax benefits received in 2004.

Net income in fiscal 2004 was $12.7 million, or $0.31 per diluted share, versus $16.9 million, or $0.40 per diluted share in 2003.



|X|Fiscal 2003 Versus 2002
--------------------------

CONSOLIDATED NET SALES

In fiscal 2003, the Company's consolidated net sales decreased 3.4% to $290.1 million from $300.2 million in fiscal 2002. This decrease was primarily a function of a reduction in the popularity of products featuring Pokemon, which generated $6.0 million in sales in fiscal 2003 versus $24.1 million in fiscal 2002. Stronger European currencies served to increase fiscal 2003 sales by $3.9 million.

Net sales of the Confectionery segment decreased 3.5% in 2003 to $146.9 million from $152.1 million in 2002. Excluding sales of Pokemon products, confectionery sales decreased 0.7%. Sales results reflected solid growth in the U.S. of Ring Pop and Push Pop, the successful roll out of Pro Flip Pop in Japan and the introduction of Yu-Gi-Oh! sticker pops in the U.S. and Canada. These gains were offset by lower sales of Baby Bottle Pop. Confectionery products accounted for 51% of the Company's consolidated net sales in both 2003 and 2002.

Net sales of the Entertainment segment decreased 3.3% in fiscal 2003 to $143.2 million. Excluding sales of Pokemon products which decreased to $4.5 million in fiscal 2003 from $18.2 million, Entertainment sales increased 6.9%. Sales of European sports sticker albums increased significantly, driven by the World Cup which occurs once every four years, substantial increases in sales of U.K. Premier League soccer products and the successful introduction of a new concept -- bubble gum with mini sticker albums -- in Italy. Internet activities, which include etopps (cards sold online via an IPO format) and thePit.com (an online sports card exchange), generated $11.9 million in sales and $0.7 million in contributed margin losses (before overhead) in 2003 versus $5.8 million in sales and $1.4 million in contributed margin losses in the prior year. Sales of traditional U.S. sports cards were lower in fiscal 2003, reflecting continued industry declines. In February 2003, the Company restructured its U.S. sports operations, reducing headcount and the number of products to be released. In fiscal 2003, the Company also marketed products featuring the Star Wars, Spiderman, Yu-Gi-Oh! and Hamtaro properties, among others. Entertainment products represented 49% of the Company's consolidated net sales in both 2003 and 2002.

RESULTS OF OPERATIONS

Consolidated gross profit as a percentage of net sales decreased to 35.1% in 2003 from 37.9% in 2002. Fiscal 2003 margins were negatively impacted by the reduction in sales of high-margin Pokemon products, an increase in sales of lower margin products and the absence of rebates received last year from a foreign distributor.

Other income (expense) was $184,000 in fiscal 2003 versus an expense of $215,000 in fiscal 2002, in part the result of government cash incentives to maintain our New York office location received in 2003, versus non-cash foreign exchange losses in 2002 on dollar-denominated cash balances held in Europe.

Selling, general & administrative expenses increased as a percentage of net sales to 28.0% in 2003 from 25.7% in the prior year. SG&A dollar spending increased to $81.1 million from $77.1 million due to the absence of a $2.4 million favorable Internet-related legal settlement received in 2002, a $1.6 million unfavorable legal settlement recorded in 2003 and an increase in marketing costs primarily related to etopps. Partially offsetting these increases was the elimination of goodwill amortization in 2003 in accordance with FAS 142 which totaled $1.6 million and lower costs associated with the employee incentive compensation program.

Net interest income decreased to $2.5 million in fiscal 2003 from $4.9 million in fiscal 2002 reflecting less favorable interest rates and a lower average cash balance.

The fiscal 2003 effective tax rate was 27.3%. The decrease versus the 2002 rate of 31.3% was a function of certain one-time R&D and foreign tax benefits.

Net income in fiscal 2003 was $16.9 million, or $0.40 per diluted share, versus $28.5 million, or $0.64 per diluted share in 2002.



[X]Quarterly Comparisons
-------------------------
Management believes that quarter-to-quarter comparisons of sales and operating results are affected by a number of factors, including but not limited to new product introductions, the scheduling of product releases, seasonal products and the timing of various expenses such as advertising. Thus, quarterly results vary. See Note 20 of Notes to Consolidated Financial Statements.


[X]Inflation
------------
In the opinion of management, inflation has not had a material effect on the operations or financial results of the Company.


[X]Liquidity and Capital Resources
----------------------------------

Management believes that the Company has adequate means to meet its liquidity and capital resource needs over the foreseeable future as a result of the combination of cash on hand, anticipated cash from operations and credit line availability.

As of February 28, 2004, the Company had $93.8 million in cash and cash equivalents.

During fiscal 2004, the Company's net decrease in cash and cash equivalents was $20.4 million versus a decrease of $6.8 million in 2003. The fiscal 2004 use of cash was primarily the result of the purchase of WizKids for $28.7 million.

Cash provided by operating activities in 2004 was $12.0 million versus $6.2 million in 2003. This was primarily due to a decrease in inventories this year (excluding Wizkids), versus an increase last year, and the impact of stronger foreign currencies on non-cash balance sheet items. These and other items more than offset the $4.2 million decline in net income in 2004.

Cash used in investing activities this year of $31.5 million reflects the $28.7 million acquisition of WizKids and $2.8 million in capital expenditures, principally on computer software and hardware and Ring Pop production-related equipment, versus $3.8 million in capital expenditures last year.

Cash used in financing activities this year of $5.9 million reflects $1.0 million of treasury stock purchases net of options exercised, versus $12.9 million last year, plus $4.9 million in dividend payments.

Finally, the $5.0 million favorable effect of exchange rate changes on cash and cash equivalents, which is due to the impact of stronger currencies on foreign subsidiaries' cash balances when translated into U.S. dollars, was $1.3 million better than last year.

In October 2001, the Board of Directors authorized the purchase of up to 5 million shares of Company stock. As of February 2004, the Company had purchased
2.9 million shares against this authorization. See Note 13 - Capital Stock. The Company anticipates purchasing additional shares in the future to complete the authorization.


[X]Commitments
--------------

Future minimum payments under existing key contractual obligations are as follows:

        ================================================================
              Fiscal  Non-Cancelable   Purchase     Royalty
              Year        Leases      Obligations   Contracts     Total
        ----------------------------------------------------------------
                                    (in thousands of dollars)
              2005       $ 2,741        $8,836      $11,307      $22,884
              2006         2,598          -           6,898        9,496
              2007         2,174          -           4,351        6,525
              2008         1,872          -            -           1,872
              2009         1,854          -            -           1,854
        Thereafter         1,442          -            -           1,442
        ================================================================

The Company anticipates making a payment of approximately $4.6 million in fiscal 2005 for the funding of its qualified pension plans.

The Company has entered into a credit agreement with Chase Manhattan Bank and LaSalle Bank National Association which expires on June 26, 2004. The agreement provides for a $35.0 million unsecured facility to cover revolver and letter of credit needs. The full $35.0 million credit line was available as of February 28, 2004. See Note 9 - Long-Term Debt.

[X]Critical Accounting Policies
-------------------------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Topps management to make estimates and judgments that affect the reported amounts of revenue, expenses, assets, liabilities and the disclosure of contingent assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Note  1  to  the  Company's   consolidated   financial  statements  "Summary  of
Significant Accounting Policies" summarizes its significant accounting policies. Following is a summary of the critical policies and methods used.

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

Returns  Provisions:
In determining the provision for returns, the Company performs an in-depth review of wholesale and retail inventory levels, trends in product sell-through by sales channel, and other factors. The provision for returns was $17.4 million in 2004 and $22.4 million in 2003, which equates to 5.9% and 7.7% of net sales, respectively. An increase or decrease in the provisions for returns by 1% of sales would increase or decrease operating income by approximately $3.0 million.

Intangible Assets:
Intangible assets include trademarks and the value of sports, entertainment and proprietary product rights. Amortization is by the straight-line method over estimated lives of up to twenty years. Management evaluates the recoverability of finite-lived intangible assets under the provisions of SFAS No. 144 "Accounting for the Impairment of Long-lived Assets", based on the projected undiscounted cash flows attributable to the individual assets, among other methods.

Accruals for Obsolete Inventory: The Company's accrual for obsolete inventory reflects the cost of items in inventory not anticipated to be sold. This accrual may be deemed necessary as a result of discontinued items or packaging or a reduction in forecasted sales. The provision for obsolete inventory was $7.5 million in fiscal 2004 and $3.3 million in fiscal 2003, which equates to 2.5% and 1.1% of net sales, respectively. An increase or decrease in the provision for obsolescence by 1% of sales would increase or decrease operating income by approximately $3.0 million.


[X}Disclosures About Market Risk
--------------------------------

There is no material risk to financial results due to market risk. The Company's exposure to market risk is largely related to the impact of mark-to-market changes in foreign currency rates on forward contracts and options. As of February 28, 2004, the Company had $23.0 million in forward contracts which were entered into for the purpose of reducing the impact of changes in foreign currency rates associated with firm and forecasted receipts and disbursements.

The Company's primary exchange rate exposure is with the Euro against the British pound, the Japanese yen and the U.S. dollar. At maturity, the proceeds or outlays from the contracts offset a corresponding additional or reduced outlay in the underlying currency. The recognition of mark-to-market gains and losses on these contracts accelerates the gains and losses that would otherwise be recognized when the contracts mature and, so, generally does not result in an incremental impact on earnings or cash flows. The Company has no long-term debt and does not engage in any commodity-related derivative transactions.

[X]New Accounting Pronouncements
--------------------------------

In January 2004, the FASB issued FASB Staff Position (FSP) 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003", which allows companies to elect a one-time deferral of the recognition of effects of the Medicare Prescription Drug Act and disclosures related to the plan. The FASB allows the one-time deferral due to a lack of clarification regarding its accounting and uncertainties regarding the effects of the Medicare Prescription Drug Act on plan participants. For companies electing the one-time deferral, the deferral remains in effect until guidance on the accounting for the federal subsidy is issued, or until certain other events, such as a plan amendment, settlement or curtailment, occur. The Company is currently evaluating the effects of the Medicare Prescription Drug Act on the postretirement benefit plan and its participants, and has elected the one-time deferral. The Company's accumulated post-retirement benefit obligation and net post-retirement benefit cost for 2003 do not reflect the effects of the Medicare Prescription Drug Act. Once specific guidance on the accounting for the federal subsidy is issued, it could result in a change to previously reported information.

In January of 2003, FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities and Interpretation of ARB No. 51" was issued and went into immediate effect. On December 24, 2003, the FASB issued a replacement of FIN 46 ("FIN 46R"), which clarified certain complexities of FIN 46. FIN 46R is applicable for financial statements issued for reporting periods that end after March 5, 2004. Because the Company does not possess any variable interest entities, this Statement will not have an impact on its financial results or statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------


The Topps Company, Inc. and Subsidiaries
(in thousands of dollars, except share data)

====================================================================================
                                                 February      March         March
                Year Ended                       28, 2004     1, 2003       2, 2002
------------------------------------------------------------------------------------
Net sales                                       $ 297,338    $ 290,115    $ 300,180
Cost of sales                                     193,417      188,375      186,339
                                                ---------    ---------    ----------
     Gross profit on sales                        103,921      101,740      113,841

Other income (expense)                                631          184         (215)
Selling, general and administrative expenses       89,957       81,142       77,062
                                                ---------    ---------    ----------
     Income from operations                        14,595       20,782       36,564

Interest income, net                                2,426        2,516        4,894
                                                ---------    ---------    ----------
     Income before provision for income taxes      17,021       23,298       41,458

Provision for income taxes                          4,326        6,362       12,996
                                                ---------    ---------    ----------
     Net income                                 $  12,695    $  16,936    $  28,462
====================================================================================

Net income per share - basic                    $    0.31    $    0.41    $    0.66
                     - diluted                  $    0.31    $    0.40    $    0.64
------------------------------------------------------------------------------------
Cash dividends per share                        $    0.12    $     -      $     -

Weighted average shares outstanding - basic     40,604,000   41,353,000   43,073,000
                                    - diluted   41,515,000   42,065,000   44,276,000
====================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS


The Topps Company, Inc. and Subsidiaries
(in thousands of dollars)

================================================================================
                                                           February      March
                                                           28, 2004     1, 2003
--------------------------------------------------------------------------------
                                     ASSETS
--------------------------------------------------------------------------------
Current assets:

     Cash and cash equivalents .......................    $ 93,837     $114,259
     Accounts receivable, net ........................      30,109       24,677
     Inventories .....................................      33,009       30,337
     Income tax receivable ...........................       2,697        2,029
     Deferred tax assets .............................       1,505        3,267
     Prepaid expenses and other current assets .......      11,691       10,302
                                                          --------     --------
         Total current assets ........................     172,848      184,871

Property, plant and equipment, net ...................      13,786       14,606
Goodwill .............................................      67,586       48,839
Intangible assets, net ...............................      10,474        6,286
Other assets .........................................      10,769        8,399
                                                          --------     --------
TOTAL ASSETS .........................................    $275,463     $263,001
                                                          ========     ========

--------------------------------------------------------------------------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
Current liabilities:

     Accounts payable ................................    $ 10,946     $  9,074
     Accrued expenses and other liabilities ..........      26,249       30,371
     Income taxes payable ............................       2,354        3,942
                                                          --------     --------
         Total current liabilities ...................      39,549       43,387

Deferred income taxes ................................       1,956         --
Other liabilities ....................................      22,681       22,846
                                                          --------     --------
             Total liabilities .......................      64,186       66,233
                                                          --------     --------

Stockholders' equity:

     Preferred stock, par value $.01 per share,
        authorized 10,000,000 shares, none issued ....        --           --
     Common stock, par value $.01 per share,
        authorized 100,000,000 shares,
        issued 49,244,000 in 2004 and 2003 ...........         492          492
     Additional paid-in capital ......................      27,829       27,344
     Treasury stock, 8,632,000 shares in 2004
         and 8,564,000 shares in 2003 ................     (82,287)     (80,791)
     Retained earnings ...............................     270,704      262,877
     Accumulated other comprehensive loss, net of tax       (5,461)     (13,154)
                                                          ---------    ---------
              Total stockholders' equity .............     211,277      196,768
                                                          ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...........    $275,463     $263,001
                                                          ========     =========
================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


The Topss Company, Inc. and Subsidiaries
(in thousands of dollars)

========================================================================================
                                                     February      March        March
                Year Ended                           28, 2004     1, 2003      2, 2002
----------------------------------------------------------------------------------------
Operating Activities

   Net income ...................................   $  12,695    $  16,936    $  28,462
   Non-cash items included in net income:
      Depreciation and amortization .............       6,593        5,038        5,525
      Deferred taxes on income ..................       1,905        1,076       (3,242)
   Net effect of changes in:
      Receivables ...............................      (2,538)      (4,638)      (9,176)
      Inventories ...............................         562       (7,241)         789
      Income taxes receivable/payable ...........      (2,256)       1,201        8,339
      Prepaid expenses and other current assets .      (1,048)       1,505       (7,446)
      Payables and other current liabilities ....      (7,696)      (3,796)     (26,439)
      All other .................................       3,737       (3,881)       4,807
                                                     ---------    ---------    ---------
          Cash provided by operating activities .      11,954        6,200        1,619

Investing Activities

   Purchase of subsidiary .......................     (28,650)        --         (5,680)
   Additions to property, plant and equipment ...      (2,842)      (3,807)      (5,108)
                                                     ---------    ---------    ---------
          Cash used in investing activities .....     (31,492)      (3,807)     (10,788)


Financing Activities

   Exercise of employee stock options ...........       1,770        1,449        5,074
   Dividends paid to shareholders ...............      (4,868)        --           --
   Purchase of treasury stock ...................      (2,781)     (14,305)     (29,364)
                                                     ---------    ---------    ---------
         Cash used in financing activities ......      (5,879)     (12,856)     (24,290)

Effect of exchange rate changes on cash
   and cash equivalents .........................       4,995        3,665       (4,225)
                                                     ---------    ---------    ---------
Net decrease in cash and cash equivalents .......   $ (20,422)   $  (6,798)   $ (37,684)
----------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year ..   $ 114,259    $ 121,057    $ 158,741
Cash and cash equivalents at end of year ........   $  93,837    $ 114,259    $ 121,057
----------------------------------------------------------------------------------------

Supplemental disclosure of cash flow information:
     Interest paid ..............................   $     322    $      91    $      83
     Income taxes paid ..........................   $   6,398    $  12,578    $  24,024
========================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME


The Topps Company, Inc. and Subsidiaries
(in thousands of dollars)

============================================================================================================================
                                                                           Additional                              Other
                                                                 Common      Paid-in    Treasury    Retained   Comprehensive
                                                    Total         Stock      Capital      Stock     Earnings   Income (Loss)
----------------------------------------------------------------------------------------------------------------------------
Stockholders' equity as of 3/4/2001 ...........   $ 196,542    $     484   $  21,758   $ (38,051)   $ 217,479    $  (5,128)

Net income ....................................      28,462         --          --          --         28,462         --
Translation adjustment, net of tax ............      (3,304)        --          --          --           --         (3,304)
Minimum pension liability, net of tax .........      (3,356)        --          --          --           --         (3,356)
    Total comprehensive income ................      21,802         --          --          --         28,462       (6,660)
Purchase of treasury stock ....................     (29,364)        --          --       (29,364)        --           --
Exercise of employee stock options ............       5,074            8       5,066        --           --           --
Stockholders' equity as of 3/2/2002 ...........   $ 194,054    $     492   $  26,824   $ (67,415)   $ 245,941    $ (11,788)
----------------------------------------------------------------------------------------------------------------------------

Net income ....................................      16,936         --          --          --         16,936         --
Translation adjustment, net of tax ............       3,399         --          --          --           --          3,399
Minimum pension liability, net of tax .........      (4,765)        --          --          --           --         (4,765)
    Total comprehensive income ................      15,570         --          --          --         16,936       (1,366)
Purchase of treasury stock ....................     (14,305)        --          --       (14,305)        --           --
Exercise of employee stock options ............       1,449         --           520         929         --           --
Stockholders' equity as of 3/1/2003 ...........   $ 196,768    $     492   $  27,344   $ (80,791)   $ 262,877    $ (13,154)
----------------------------------------------------------------------------------------------------------------------------

Net income ....................................      12,695         --          --          --         12,695         --
Cash dividends ................................      (4,868)        --          --          --         (4,868)        --
Translation adjustment, net of tax ............       6,823         --          --          --           --          6,823
Minimum pension liability, net of tax .........         870         --          --          --           --            870
    Total comprehensive income ................      15,520         --          --          --          7,827        7,693
Purchase of treasury stock ....................      (2,781)        --          --        (2,781)        --           --
Exercise of employee stock options ............       1,770         --           485       1,285         --           --
Stockholders' equity as of 2/28/2004 ..........   $ 211,277    $     492   $  27,829   $ (82,287)   $ 270,704    $  (5,461)
============================================================================================================================


See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:
The consolidated financial statements include the accounts of The Topps Company,
Inc.  and  its  subsidiaries  (the  "Company").   All  intercompany   items  and
transactions have been eliminated in consolidation.

The Company and its subsidiaries operate and report financial results on a fiscal year of 52 or 53 weeks which ends on the Saturday closest to the end of February. Fiscal 2002, fiscal 2003 and fiscal 2004 were all comprised of 52 weeks.

Foreign Currency Translation:
The financial statements of subsidiaries outside the United States, except those subsidiaries located in highly inflationary economies or where costs are primarily U.S. dollar-based, are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange as of the balance sheet date, with the resultant translation adjustments included in accumulated other comprehensive income. Income and expense items are translated at the average exchange rate for the month. Gains and losses from foreign currency transactions of these subsidiaries are included in net income. For subsidiaries operating in highly inflationary economies or where inventory costs are U.S. dollar-based, the financial statements are measured using the U.S. dollar as the functional currency. Gains and losses from balance sheet translation adjustments are also included in net income.

Derivative Financial Instruments:
From time to time, the Company enters into contracts that are intended and effective as hedges of foreign currency risks associated with the anticipated purchase of confectionery inventories from foreign suppliers. It also enters into contracts in order to hedge risks associated with the collection of receivables from certain foreign countries. The Company does not hold or issue derivative financial instruments for trading purposes.

Gains or losses arising from derivative financial instruments are recorded in earnings. On March 4, 2001, the Company adopted the provisions of SFAS 133 "Accounting for Derivative Instruments and Hedging Activities," as amended. SFAS 133 provides a comprehensive standard for the recognition and measurement of derivatives and hedging activities.

Cash Equivalents:
The Company considers investments in highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

Inventories:
Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

Property, Plant and Equipment ("PP&E"):
PP&E is stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives of twenty-five years for buildings, three to twelve years for machinery, equipment and software, and the remaining lease period for leasehold improvements. Expenditures for new property, plant or equipment that substantially extend the useful life of an asset are capitalized. Ordinary repair and maintenance costs are expensed as incurred. In accordance with SFAS 144, the Company periodically evaluates the carrying value of its PP&E for circumstances which may indicate impairment.

Intangible Assets:
Intangible assets include trademarks and the value of sports, entertainment and proprietary product rights. Amortization is by the straight-line method over estimated lives of up to twenty years. Under the provisions of SFAS 144, the Company reviews intangibles on at least an annual basis to determine if there are indicators of impairment. See Note 6 - Intangible Assets.

Revenue Recognition:
The Company recognizes revenue when the following criteria are met: the products are shipped, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Sales made on a returnable basis are recorded net of a provision for estimated returns. These estimates are revised, as necessary, to reflect actual experience and market conditions.

Estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates which affect the reporting of assets and liabilities as of the dates of the financial statements and revenues and expenses during the reporting period. These estimates primarily relate to the provision for sales returns, allowance for doubtful accounts and inventory obsolescence. In each case, prior to booking an accounting entry, the Company does an in-depth review of available information including wholesale and retail inventory levels and product sell-through in the case of returns, receivables aging and account credit-worthiness for the allowance for doubtful accounts and component and finished goods inventory levels and product sell-through for obsolescence. Actual results could differ from these estimates.

Reclassifications:
Certain items in the prior years' financial statements have been reclassified to conform with the current year's presentation. Beginning in the first quarter of fiscal 2002, certain development expenses and autograph and relic costs related to future period releases, which previously had been included in prepaid expenses and other current assets, were reclassified to inventory. Autograph, relic and freight costs related to merchandise sold in the period, which previously were included in selling, general and administrative expenses, were reclassified to cost of goods sold.

The Company has adopted EITF Issue 01-9 "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)" which requires certain trade promotion expenses, such as slotting fees, to be reported as a reduction of net sales rather than as marketing expense. This presentation has been reflected on the Consolidated Statements of Operations for the fiscal years ended February 28, 2004, March 1, 2003 and March 2, 2002.

Income Taxes:
The Company provides for deferred income taxes resulting from temporary differences between the valuation of assets and liabilities in the financial statements and the carrying amounts for tax purposes. Such differences are measured using the tax rates and laws in effect for the years in which the differences are expected to reverse.

Employee Stock Options:
The Company accounts for stock-based employee compensation based on the intrinsic value of stock options granted in accordance with the provisions of APB 25, "Accounting for Stock Issued to Employees." The pro forma effect, had the Company accounted for stock-based employee compensation based on the fair value of stock options granted in accordance with SFAS 123, "Accounting for Stock-Based Compensation," is shown below:

=====================================================
                              As reported   Pro forma
                             (in thousands of dollars,
                                 except share data)
-----------------------------------------------------
                                        2004
                            -------------------------
Net income                     $ 12,695     $ 11,448
Diluted earnings per share     $   0.31     $   0.28
-----------------------------------------------------
                                        2003
                            -------------------------
Net income                     $ 16,936     $ 15,586
Diluted earnings per share     $   0.40     $   0.37
-----------------------------------------------------
                                        2002
                            -------------------------
Net income                     $ 28,462     $ 26,721
Diluted earnings per share     $   0.64     $   0.60
=====================================================


Options typically vest over a three-year period. In determining the preceding pro forma amounts under SFAS 123, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model. Following are the key assumptions: $0.16 per share dividend on fiscal 2004 options, but no dividend on fiscal 2003 and fiscal 2002 options; risk free interest rate, estimated volatility and expected life as follows: fiscal 2004 options - 4.4%, 38% and 6.5 years, respectively; fiscal 2003 options - 4.5%, 35% and 6.5 years, respectively; fiscal 2002 options - 5.7%, 59% and 6.7 years, respectively.

Advertising and Marketing  Expenses:
Advertising and marketing expenses (which encompass media spending, customer promotions and research) included in selling, general and administrative expenses amounted to $23,820,000 in fiscal 2004, $20,145,000 in fiscal 2003 and $18,790,000 in fiscal 2002. Advertising and marketing expenses are recognized as incurred, except when the costs relate to a future period, in which case they are classified as prepaid.

New  Accounting   Pronouncements:
In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45") effective for guarantees issued after December 31, 2002. FIN 45 elaborates on the disclosures that a guarantor must make in its financial statements regarding guarantees that it has issued. Because the Company did not initiate any guarantees in fiscal 2004, the adoption did not have an effect on its consolidated financial statements.

The Company adopted the provisions of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148") effective March 1, 2003. SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and provides transition methodology for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 requires disclosure in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and its impact on reported results. The Company currently accounts for stock option-based employee compensation based on the intrinsic value of stock options. SFAS No. 148 did not require the Company to change its accounting.

In December 2003, the FASB issued SFAS No. 132 (revised 2003) "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS No. 132R"). This Statement amends the SFAS 132 disclosure requirements to require more complete information about pension and postretirement benefits in both annual and interim financial statements as well as to increase the transparency of financial reporting related to those plans and benefits. Effective February 28, 2004, the Company adopted the disclosure requirements of SFAS No. 132R. The required disclosures under the provisions of SFAS No. 132R are included in Note 11 - Employee Benefit Plans.

In April 2003, the FASB issued SFAS No. 149, "Amendments of Statement 133 on Derivative Instruments and Hedging Activities", which is effective for contracts and hedging activities entered into after June 30, 2003. This Statement clarifies financial accounting and reporting for derivative instruments. This Statement did not have a material effect on the Company's consolidated financial statements.

In August 2003, the Company adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This Statement requires that certain financial instruments with characteristics of both liabilities and equity be classified as liabilities, whereas previously, many of these instruments were classified as equity. This Statement did not have any impact on the Company's consolidated results of operations or financial position.



NOTE 2 - EARNINGS PER SHARE

Earnings per share ("EPS")is computed in accordance with SFAS No. 128 "Earnings Per Share" and both basic and diluted EPS figures are provided in this report. Basic EPS is computed using weighted average shares outstanding. Diluted EPS is computed using weighted average shares outstanding plus additional shares issued as if in-the-money options were exercised (utilizing the treasury stock method).

The following table represents the computation of weighted average diluted shares outstanding:

================================================================================
                                         February        March        March
                Year Ended               28, 2004       1, 2003      2, 2002
--------------------------------------------------------------------------------
Weighted average shares outstanding:

Basic ................................   40,604,000   41,353,000   43,073,000
Dilutive stock options ...............      911,000      712,000    1,203,000
Diluted ..............................   41,515,000   42,065,000   44,276,000
================================================================================


In the above calculation, the impact of antidilutive shares, (i.e., where the exercise price exceeds the current market price) were not included. These shares totaled 1,070,103 in 2004, 1,532,000 in 2003 and 469,000 in 2002.



NOTE 3 - ACCOUNTS RECEIVABLE

===============================================================
                                        February        March
                                        28, 2004      1, 2003
---------------------------------------------------------------
                                      (in thousands of dollars)

Gross receivables                       $ 52,843     $ 43,250
Reserve for estimated returns            (19,516)     (16,443)
Other reserves                            (3,218)      (2,130)
                                        --------     --------
     Net receivables                    $ 30,109     $ 24,677
===============================================================

Other reserves consist of allowances for discounts and doubtful accounts, and customer deductions for marketing promotion programs.

NOTE 4 - INVENTORIES
===============================================================
                                        February       March
                                        28, 2004      1, 2003
---------------------------------------------------------------
                                      (in thousands of dollars)
Raw materials                           $  5,571      $  6,162
Work in process                            2,824         2,229
Finished product                          24,614        21,946
                                        --------      --------
     Total inventory                    $ 33,009      $ 30,337
===============================================================



NOTE 5 - PROPERTY, PLANT AND EQUIPMENT, NET

===============================================================
                                        February        March
                                        28, 2004      1, 2003
---------------------------------------------------------------
                                      (in thousands of dollars)

Land                                    $     42      $     42
Buildings and improvements                 2,676         2,278
Machinery, equipment and software         29,631        26,621
                                        --------      --------
     Total PP&E                         $ 32,349      $ 28,941
Accumulated depreciation
  and amortization                       (18,563)      (14,335)
                                        --------      --------
     Net PP&E                           $ 13,786      $ 14,606
===============================================================



NOTE 6 - INTANGIBLE ASSETS

On March 3, 2002, the Company adopted SFAS 141 "Business Combinations" and SFAS 142 "Goodwill and Other Intangible Assets" which required the Company to prospectively cease amortization of goodwill and instead conduct periodic tests of goodwill for impairment.

The table below compares reported earnings and earnings per share for the year ended March 2, 2002 with reported earnings and earnings per share assuming pro forma application of the new accounting standard as of the beginning of the year.

========================================================
                                           March 2, 2002
--------------------------------------------------------
(in thousands of dollars, except share data)

Net income                                      $ 28,462
Add back: Goodwill amortization                    1,019
                                                --------
Adjusted net income                             $ 29,481
                                                ========

Adjusted basic net income per share             $   0.68
Adjusted diluted net income per share           $   0.67

========================================================

As part of the adoption process, the Company evaluated its goodwill and intangible assets acquired prior to June 30, 2002, and determined that no intangible assets should be reclassified to goodwill and that all its intangible assets had finite lives. Furthermore, the Company reassessed the useful lives and residual values of its intangible assets and determined that no changes needed to be made. In order to conform with the definitions contained in SFAS 142, the Company reclassified $1.5 million in deferred financing fees from intangible assets to other assets and $0.8 million in software development costs from intangible assets to property, plant and equipment. Additionally, separate from the implementation of SFAS 142, $1.9 million of deferred tax assets related to thePit.com acquisition were reclassified to goodwill. As a result of the acquisition of WizKids in July 2003, goodwill and other intangibles increased by $18.7 million and $6.2 million, respectively. (See Note 17 - Acquisition of WizKids, LLC.)

Intangible assets consisted of the following as of February 28, 2004 and March 1, 2003:


================================================================================
                                         Gross        Accumulated
        February 28, 2004            Carrying Value   Amortization         Net
--------------------------------------------------------------------------------
                                                (in thousands of dollars)

Licenses & contracts .............       $ 21,569       $(17,272)       $  4,297
Intellectual property ............         18,784        (13,251)          5,533
Software & other .................          2,953         (2,717)            236
FAS 132 pension ..................            408           --               408
                                         --------       ---------       --------
Total intangibles ................       $ 43,714       $(33,240)       $ 10,474
================================================================================

                                         Gross        Accumulated
        March 1, 2003                Carrying Value   Amortization         Net
--------------------------------------------------------------------------------
                                                (in thousands of dollars)

Licenses & contracts .............       $ 21,879       $(16,594)       $  5,285
Intellectual property ............         12,584        (12,473)            111
Software & other .................          2,953         (2,602)            351
FAS 132 pension ..................            539           --               539
                                         --------       ---------       --------
Total intangibles ................       $ 37,955       $(31,669)       $  6,286
================================================================================

Over the next five years the Company expects the annual amortization of intangible assets to be as follows:
        ______________________________________
        Fiscal Year                Amount
        -----------                ------
                               (in thousands)
        2005                       $ 1,869
        2006                       $ 1,844
        2007                       $ 1,797
        2008                       $ 1,750
        2009                       $ 1,750
        _____________________________________


Goodwill of the reporting units is tested for impairment on an annual basis and between annual tests in certain circumstances. The impairment test is conducted at the reporting unit level by comparing the reporting unit's carrying amount, including goodwill, to the fair value of the reporting unit. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to measure the amount of impairment, if any. Further, in the event that the carrying amount of the Company as a whole is greater than its market capitalization, there is a potential that some or all of its goodwill would be considered impaired. The Company conducted an impairment test in connection with its adoption of SFAS 142 and subsequently in 2003 and 2004, and no impairment was found as a result of these tests. However, no assurances can be given that future impairment tests of goodwill will not result in an impairment.

Historically, the Company performed its annual goodwill impairment test during its fiscal first quarter. In fiscal 2004, the date of the test was moved to the first day of the fourth quarter, in order to provide the Company with adequate time to meet future public reporting requirements. The Company believes that the accounting change described above is an alternative accounting principle that is preferable under the circumstances and that the change was not intended to delay, accelerate or avoid an impairment charge.



NOTE 7 - ACCRUED EXPENSES AND OTHER  LIABILITIES

================================================================================
                                                         February       March
                                                         28, 2004      1, 2003
--------------------------------------------------------------------------------
                                                       (in thousands of dollars)
Royalties ........................................       $ 5,665       $ 6,407
Advertising and marketing expenses ...............         3,713         2,271
Employee compensation ............................         2,946         5,563
Payments received in advance .....................         1,768         3,700
Inventory in transit .............................         1,472         1,656
Deferred rent expense ............................         1,215         1,308
Legal settlement .................................            --         1,612
Other ............................................         9,470         7,854
                                                         -------       -------
   Total .........................................       $26,249       $30,371
================================================================================



NOTE 8 - DEPRECIATION AND AMORTIZATION

======================================================================
                                 February          March        March
                Year Ended       28, 2004        1, 2003      2, 2002
----------------------------------------------------------------------
                                        (in thousands of dollars)

Depreciation expense              $ 4,137        $ 3,756      $ 2,601
Amortization of:
   Intangible assets                2,333          1,160        1,237
   Goodwill                             -              -        1,568
   Deferred financing fees            123            122          119
                                  -------        -------      -------
     Total                        $ 6,593        $ 5,038      $ 5,525
======================================================================

NOTE 9 - LONG-TERM DEBT

On June 26, 2000, the Company entered into a credit agreement with Chase Manhattan Bank and LaSalle Bank National Association. The agreement provides for a $35.0 million unsecured facility to cover revolver and letter of credit needs and expires on June 26, 2004. Interest rates are variable and a function of the Company's EBITDA. The credit agreement contains restrictions and prohibitions of a nature generally found in loan agreements of this type and requires the Company, among other things, to comply with certain financial covenants, limits the Company's ability to repurchase its shares, sell or acquire assets or borrow additional money and prohibits the payment of dividends. The credit agreement may be terminated by the Company at any time over the four year term (provided the Company repays all outstanding amounts thereunder) without penalty. On June 1, 2002, the credit agreement was amended to provide for an increase in the number of shares of Topps common stock permitted to be repurchased, and the credit agreement was subsequently amended to permit the payment of dividends subject to existing limitations on share repurchases. The full $35.0 million credit line was available as of February 28, 2004. The Company is in discussions with the banks regarding the upcoming renewal of its credit agreement.


NOTE 10 - INCOME TAXES

The Company provides for deferred income taxes resulting from temporary differences between the valuation of assets and liabilities in the financial statements and the carrying amounts for tax purposes. Such differences are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

U.S. and foreign operations contributed to income before provision for income taxes as follows:


===============================================================
                           February       March          March
        Year Ended         28, 2004     1, 2003        2, 2002
---------------------------------------------------------------
                                (in thousands of dollars)

United States              $  7,581     $ 14,157      $ 25,275
Europe                       10,941        7,861        15,744
Canada                         (996)         992           739
Latin America                  (505)         288          (300)
                           ---------    --------      ---------
        Total              $ 17,021     $ 23,298      $ 41,458
===============================================================

Provision for income taxes consists of:

=========================================================================
                                        February        March       March
                Year Ended              28, 2004      1, 2003     2, 2002
-------------------------------------------------------------------------
                                           (in thousands of dollars)
Current income taxes:
   Federal                              $  (460)     $ 3,899     $ 8,609
   Foreign                                2,771        3,301       3,889
   State and local                          110          146         614
                                        -------      -------     -------
      Total current                     $ 2,421      $ 7,346     $13,112
                                        -------      -------     -------
Deferred income taxes (benefit):
   Federal                              $ 1,341      $  (434)    $  (719)
   Foreign                                  373         (330)        262
   State and local                          191         (220)        341
                                        -------      --------    --------
      Total deferred                    $ 1,905      $  (984)    $  (116)
                                        -------      --------    --------
Total provision for income taxes        $ 4,326      $ 6,362     $12,996
=========================================================================


The total provision for income taxes was less than the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. This difference is largely due to foreign tax planning and the impact of lower tax rates in foreign countries as shown below:


================================================================================
                                                February      March      March
                Year Ended                      28, 2004    1, 2003    2, 2002
--------------------------------------------------------------------------------
                                                   (in thousands of dollars)

Computed expected tax provision ............   $  5,956    $  8,154    $ 14,510
Increase in taxes resulting from:
   State and local taxes,
    net of federal tax benefit .............        196         617         900
   Foreign and U.S. tax effects
    attributable to foreign operations......     (2,482)     (1,387)     (2,274)
   Amortization of goodwill ................       --          --           549
   R&D tax credits .........................       (310)       (502)       --
   Other permanent differences .............        966        (520)       (689)
                                               --------    --------    --------
Provision for income taxes .................   $  4,326    $  6,362    $ 12,996
================================================================================


U.S. income taxes have not been provided on undistributed earnings of foreign subsidiaries, as the Company considers such earnings to be permanently reinvested in the businesses. As of February 28, 2004, the cumulative amount of unremitted earnings from foreign subsidiaries that is expected to be permanently reinvested was approximately $33.9 million. These undistributed foreign earnings could become subject to U.S. income tax if remitted, or deemed remitted, as a dividend. Determination of the U.S. income tax liability on these unremitted earnings is not practical, since such liability, if any, is dependent on circumstances existing at the time of the remittance. During the year, the Company remitted non-recurring dividends from two foreign subsidiaries in the aggregate amount of $0.7 million. The taxes provided on these dividends were fully offset by foreign tax credits.

During the year, the Company concluded an audit with the Internal Revenue Service. The audit related to the fiscal years ended 2000 and 2001 and resulted in a small refund.

Taxing authorities periodically challenge positions taken by the Company on its tax returns. On the basis of present information, it is the opinion of the Company's management that any assessments resulting from current tax audits will not have a material adverse effect on the Company's consolidated results of operations or its consolidated financial position.

The components of current deferred income tax assets and liabilities are as follows:

================================================================================
                                                           February      March
                        Year Ended                         28, 2004     1, 2003
--------------------------------------------------------------------------------
                                                       (in thousands of dollars)
Deferred income tax assets:
    Provision for inventory obsolescence ...............    $ 1,005         852
    Provision for estimated losses on sales returns ....        500       1,290
    Tax  assets of thePit.com ..........................       --           581
                                                            -------     --------
    Total deferred income tax assets ...................    $ 1,505     $ 2,723
--------------------------------------------------------------------------------
Deferred income tax liabilities:
    Amortization .......................................    $ 1,201     $ 1,224
    Depreciation .......................................        710         625
    Post-retirement benefits ...........................     (2,232)     (1,889)
    Other ..............................................      2,277        (504)
                                                            -------     --------
    Total deferred income tax liabilities ..............    $ 1,956     $  (544)
================================================================================


In fiscal 2003, deferred income tax assets and deferred income tax liabilities have been combined and are shown as a net $3,267,000 deferred tax asset on the balance sheet.



NOTE 11 - EMPLOYEE BENEFIT PLANS

The Company maintains qualified and non-qualified defined benefit pensions in the U.S. and Ireland as well as a postretirement healthcare plan in the U.S. for all eligible non-union personnel (the "Plans"). The Company also contributes to a multi-employer defined pension plan for its union employees. The Company's policy is to fund the domestic plans in accordance with the limits defined by the Employee Retirement Income Security Act of 1971 and U.S. income tax regulations. The Ireland plan is funded in accordance with local regulations. The Company contributed a total of $5.0 million in funding to its pension plans in fiscal 2004 and estimates fiscal 2005 contributions at approximately $4.6 million.

In addition, the Company sponsors a defined contribution plan, which qualifies under Sections 401(a) and 401(k) of the Internal Revenue Code (the "401(k) Plan"). While all non-union employees are eligible to participate in the 401(k) Plan, participation is optional. The Company does not contribute to the 401(k) Plan.

The Company's strategy is to fund its defined benefit plan obligations. The need for future contributions will be based on changes in the value of plan assets, movements in interest rates and assumptions regarding employee demographics and compensation. The asset allocation for the Company's U.S. pension plans at the end of 2004 and 2003, and the target allocation for 2005 by asset category is as follows:

=========================================================
                                Percentage of Plan Assets
                                2005       2004      2003
---------------------------------------------------------
Asset Category
--------------
Equity Securities                59%        58%       43%
Debt Securities                  41%        38%       49%
Cash                              -          4%        8%
=========================================================


The expected rate of return on plan assets is estimated using a variety of factors including long-term historical returns, the targeted allocation of plan assets and expectations regarding future market returns for both equity and debt securities. The measurement date for all Topps plans is February 28, 2004.

The following tables summarize benefit costs, benefit obligations, plan assets and the funded status of the Company's U.S. and Irish pension plans and U.S. postretirement healthcare benefit plan:

================================================================================================
                                                                             Postretirement
                                                          Pension               Healthcare
------------------------------------------------------------------------------------------------
                                                   February      March     February     March
                                                   28, 2004     1, 2003    28, 2004    1, 2003
------------------------------------------------------------------------------------------------
                                                            (in thousands of dollars)
Change In Benefits Obligation
-----------------------------
Benefits obligation at beginning of year .......   $ 37,858    $ 31,662    $  9,518    $  6,981
   Service cost ................................      1,383       1,184         283         225
   Interest cost ...............................      2,390       2,316         602         514
   Benefits paid ...............................     (2,524)     (1,120)       (576)       (546)
   Actuarial (gains) losses ....................        (98)      3,376         928       2,390
   Participants' contributions .................         25          23        --          --
   Curtailments and special termination benefits       --          (201)       --          --
   Foreign currency impact......................        675         618        --           (46)
                                                   --------    --------    --------    --------
Benefit obligation at end of year ..............   $ 39,709    $ 37,858    $ 10,755    $  9,518
================================================================================================

Change in Plan Assets
---------------------
Fair value of plan assets at beginning of year .   $ 18,191    $ 20,329    $   --      $   --
   Actual return on plan assets ................      4,396      (2,445)       --          --
   Employer contributions ......................      4,999         689         576         546
   Benefits paid ...............................     (2,524)     (1,120)       (576)       (546)
   Participants' contributions .................         25          23        --          --
   Foreign currency impact .....................        464         715        --          --
                                                   --------    --------    --------    --------
Fair value of plan assets at end of year .......   $ 25,551    $ 18,191    $   --      $   --
================================================================================================

================================================================================================
                                                                             Postretirement
                                                          Pension               Healthcare
------------------------------------------------------------------------------------------------
                                                   February      March     February     March
                                                   28, 2004     1, 2003    28, 2004    1, 2003
------------------------------------------------------------------------------------------------
                                                            (in thousands of dollars)
Funded status
-------------
Funded status at year end ......................   $(14,158)   $(19,667)   $(10,754)   $ (9,518)
Unrecognized actuarial (gains) losses ..........     12,151      15,995       2,229       1,347
Unamortized prior service cost .................        408         539        --          --
Unrecognized initial transition
 obligation (asset) ............................       (761)       (707)      2,099       2,298
                                                   --------    --------    --------    --------
Prepaid (accrued) benefit cost .................   $ (2,360)   $ (3,840)   $ (6,426)   $ (5,873)
================================================================================================


Amounts recognized in the consolidated balance sheets are as follows:

================================================================================================
                                                                             Postretirement
                                                          Pension               Healthcare
------------------------------------------------------------------------------------------------
                                                   February      March     February     March
                                                   28, 2004     1, 2003    28, 2004    1, 2003
------------------------------------------------------------------------------------------------
                                                            (in thousands of dollars)
Prepaid benefit cost ...........................   $  3,827    $  1,890    $   --      $   --
Accrued benefit liability ......................    (16,254)    (16,879)     (6,426)     (5,873)
Intangible asset ...............................        408         539        --          --
Accumulated other comprehensive expense ........      9,659      10,610        --          --
Net amount recognized in the consolidated
   balance sheets ..............................   $ (2,360)   $ (3,840)   $ (6,426)   $ (5,873)
================================================================================================

Prior service cost changes are amortized on a straight-line basis over the average remaining service period for employees active on the date of an amendment. Gains and losses are amortized on a straight-line basis over the average remaining service period of employees active on the valuation date.

At the end of fiscal 2004 and 2003, the qualified and non-qualified pension plans had projected and accumulated benefit obligations in excess of plan assets, as follows:

======================================================================================================================
For Pension Plans Where:                 Projected Benefit Obligation                Accumulated Benefit Obligation
                                     Exceeds the Fair Value of Plan Assets       Exceeds the Fair Value of Plan Assets
----------------------------------------------------------------------------------------------------------------------
                                     February 28, 2004     March 1, 2003         February 28, 2004     March 1, 2003
----------------------------------------------------------------------------------------------------------------------
                                          (in thousands of dollars)                    (in thousands of dollars)
Projected benefit obligation            $ 39,709             $ 37,858                $ 35,055             $ 33,990

Accumulated benefit obligation            37,657               33,367                  33,872               30,495
----------------------------------------------------------------------------------------------------------------------
Fair value of plan assets               $ 25,551             $ 18,191                $ 21,299             $ 15,280
======================================================================================================================

The accumulated benefit obligation is less than the fair value of plan assets for the Irish pension plan.

The postretirement medical plan has no assets, and the premiums are paid on an on-going basis. The accumulated postretirement benefit obligation at the end of fiscal 2004 and 2003 was $10,755,000 and $9,518,000, respectively.

The weighted-average assumptions used to calculate net period benefit costs are as follows:

=====================================================================================================
                                   U.S. Pension Plan          Postretirement Healthcare Plan
-----------------------------------------------------------------------------------------------------
                                   2004   2003   2002        2004           2003            2002
-----------------------------------------------------------------------------------------------------
Discount rate                      6.3%   7.0%   7.0%         6.3%           7.0%            7.0%
Expected return on plan assets     8.0%   8.5%   8.5%         N/A            N/A             N/A
Rate of compensation increase      4.5%   5.0%   5.0%         N/A            N/A             N/A
Healthcare  cost trend on          N/A    N/A    N/A         10.0%,          7.0%,           7.5%,
   covered charges                                      decreasing to   decreasing to   decreasing to
                                                        5.0% in 2008    5.5% in 2005    5.5% in 2005
=====================================================================================================

The discount rate and rate of compensation increase for the Ireland Pension Plan are 5.5% and 3.8%, respectively for 2004, 6.0% and 4.0%, respectively for 2003 and 3.8% and 4.0%, respectively for 2002.


The components of net periodic benefit cost are as follows:

====================================================================================================
                                               Pension                Postretirement Healthcare
----------------------------------------------------------------------------------------------------
                                   February     March      March     February     March      March
                                   28, 2004    1, 2003    2, 2002    28, 2004    1, 2003    2, 2002
----------------------------------------------------------------------------------------------------
                                                      (in thousands of dollars)
Service cost ...................   $ 1,384     $ 1,184    $ 1,003    $   283     $   225    $  217
Interest cost ..................     2,390       2,316      1,984        602         514       479
Expected return on plan assets .    (1,451)     (1,643)    (1,457)       --          --         --
Amortization of:
   Initial transition obligation       (51)        (51)       180        199         221       221
   Prior service cost ..........       131         133         66        --          --        --
   Actuarial (gains) losses ....     1,117         688        491         47         --        (22)
   Curtailments and special
   termination benefits ........       --          187        --         --          337       --
                                   -------     -------    -------    -------     -------    -------
Net periodic benefit cost ......   $ 3,520     $ 2,814    $ 2,267    $ 1,131     $ 1,297    $  895
====================================================================================================

Expected benefit payments are as follows:

============================================================
                  Pension     Postretirement       Total
------------------------------------------------------------
2005            $ 1,536,000     $   619,000     $ 2,155,000
2006            $ 2,441,000     $   650,000     $ 3,091,000
2007            $ 2,402,000     $   671,000     $ 3,073,000
2008            $ 2,430,000     $   685,000     $ 3,115,000
2009            $ 3,646,000     $   721,000     $ 4,367,000
2010-2014       $17,459,000     $ 4,019,000     $21,478,000
============================================================

Increases in healthcare costs could significantly affect reported postretirement benefits cost and benefit obligations. A one percentage point change in assumed healthcare benefit cost trends would have the following effect:

=========================================================================
                                                Increase        Decrease
-------------------------------------------------------------------------
                                                (in thousands of dollars)
On total service and interest
   cost component .........................     $   134         $   (110)
On postretirement benefit
   obligation .............................     $ 1,174         $ (1,002)
=========================================================================



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

The following table summarizes information about the Stock Option Plans.

============================================================================================================
                                          February 28, 2004         March 1, 2003          March 2, 2002
-------------------------------------------------------------------------------------------------------------
                                                    Wtd. Avg.               Wtd. Avg.               Wtd. Avg.
                                                    Exercise                Exercise                Exercise
Stock Options                             Shares      Price       Shares      Price       Shares      Price
-------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year        3,756,977   $  6.73     3,956,127   $  6.88     4,309,369   $  6.34
Granted                                   890,000   $  8.52       166,000   $ 10.12       599,306   $ 10.55
Exercised                                (234,680)  $  4.85      (220,750)  $  6.21      (768,335)  $  4.93
Forfeited                                (611,890)  $  9.01      (144,400)  $ 15.68      (184,213)  $ 14.24
Outstanding at end of year              3,800,407   $  6.90     3,756,977   $  6.73     3,956,127   $  6.88
Options exercisable at end of year      2,973,323   $  6.44     3,383,854   $  6.32     3,181,109   $  6.08
Weighted average fair value of
 options granted during the year               $ 2.70                  $ 4.12                  $ 6.86
============================================================================================================

Summarized information about stock options outstanding and exercisable at February 28, 2004 is as follows:


=========================================================================================================
                                            Options Outstanding                    Options Exercisable
---------------------------------------------------------------------------------------------------------
                                                                     Weighted                   Weighted
                                 Outstanding   Weighted Average      Average     Exercisable    Average
                                    as of         Remaining          Exercise       as of       Exercise
Exercise Price Range               2/28/04    Contractual Life       Price         2/28/04       Price
---------------------------------------------------------------------------------------------------------
$ 1.76 - $ 3.53                     852,534         3.9              $ 2.55         852,534      $ 2.55
$ 3.54 - $ 5.29                     539,936         4.6              $ 4.53         539,936      $ 4.53
$ 5.30 - $ 7.05                     223,000         2.8              $ 6.25         223,000      $ 6.25
$ 7.06 - $ 8.81                   1,113,584         8.6              $ 8.27         294,834      $ 7.59
$ 8.82 - $10.57                     841,103         7.2              $ 9.98         832,769      $ 9.98
$10.58 - $12.34                     230,250         6.9              $11.24         230,250      $11.24
---------------------------------------------------------------------------------------------------------
                                  3,800,407         6.2              $ 6.90       2,973,323      $ 6.44
=========================================================================================================

NOTE 13 - CAPITAL STOCK

In October 1999, the Board of Directors of the Company authorized the Company to purchase up to 5 million shares of its stock. In October 2001, purchases against this authorization were completed, and the Board of Directors authorized the purchase of up to an additional 5 million shares of its stock. As of February 28, 2004, the Company had purchased 2.9 million shares against this new authorization. During fiscal 2004, the Company purchased a total of 318,800 shares at an average price per share of $8.69. Purchases in the most recent quarter were as follows:

============================================================================================================
                                                                       Total Number of      Maximum Number
                                        Total Number     Average    Shares Purchased as   of Shares that May
                                          of Shares    Price Paid     Part of Publicly     Yet be Purchased
           Period                         Purchased     per Share     Announced Plans         Under Plans
-------------------------------------------------------------------------------------------------------------
November 30 - December 27, 2003              --                              --               2,116,900
December 28, 2003 - January 24, 2004         --                              --               2,116,900
January 25  - February 28, 2004           63,200        $ 9.06            63,200              2,053,700
                                          ------                          ------
Total                                     63,200                          63,200
============================================================================================================


NOTE 14 - DIVIDENDS

On June 26, 2003, the Board of Directors of the Company initiated a regular quarterly cash dividend of $0.04 per share. In fiscal 2004, three quarterly payments totaling $0.12 per share, or $4.9 million, were made.


NOTE 15 - LEGAL PROCEEDINGS

The Commission of the European Communities (the "Commission") is investigating whether some of Topps Europe's past distribution arrangements may have violated European law. Topps and Topps Europe each formally responded to a Statement of Objections that was issued against both companies, and a hearing in front of the European Commission Tribunal took place on October 23, 2003. If the Commission were to levy a fine that is ultimately upheld, it could be substantial. The maximum amount of the fine that could be levied against Topps and Topps Europe is 10% of annual revenues.


NOTE 16 - SEGMENT AND GEOGRAPHIC INFORMATION

Following is the breakdown of industry segments as required by SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Company has two reportable business segments: Confectionery and Entertainment.

The Confectionery segment consists of a variety of lollipop products including Ring Pop, Push Pop and Baby Bottle Pop, the Bazooka bubble gum line and other novelty confectioneries including licensed products.

The Entertainment segment primarily consists of trading cards, sticker album products and collectible games.

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



BUSINESS SEGMENTS

================================================================================
                                             February     March        March
                Year Ended                   28, 2004    1, 2003      2, 2002
--------------------------------------------------------------------------------
                                                (in thousands of dollars)
Net Sales
---------
Confectionery .............................  $147,254    $146,901     $152,127
Entertainment .............................   150,084     143,214      148,053
                                             --------    --------     --------
  Total Net Sales .........................  $297,338    $290,115     $300,180
________________________________________________________________________________
Contributed Margin
------------------
Confectionery .............................  $ 45,734    $ 52,101     $ 54,880
Entertainment .............................    42,467      39,313       47,464
                                             --------    --------     --------
  Total Contributed Margin ................  $ 88,201    $ 91,414     $102,344
________________________________________________________________________________

Reconciliation of Contributed Margin to
Income Before Provision for Income Taxes
----------------------------------------

Total contributed margin ..................  $ 88,201    $ 91,414     $102,344
Unallocated general and administrative
 expenses and manufacturing overhead ......   (67,644)    (65,778)     (60,040)
Depreciation & amortization ...............    (6,593)     (5,038)      (5,525)
Other income ..............................       631         184         (215)
--------------------------------------------------------------------------------
   Income from operations .................    14,595      20,782       36,564
Interest income, net ......................     2,426       2,516        4,894
--------------------------------------------------------------------------------
   Income before provision for income taxes  $ 17,021    $ 23,298     $ 41,458
================================================================================


Net sales to unaffiliated customers and income from operations, as presented below, are based on the location of the ultimate customer. Income from operations is defined as contributed margin less unallocated general and administrative expenses and manufacturing overhead, depreciation and amortization, and other income. The Canadian entertainment, Latin American, and Asian (excluding Japan) businesses are in part supported from the U.S., however, overhead costs have not been allocated to them. Identifiable assets, as presented below, are those assets located in each geographic area.

GEOGRAPHIC AREAS
=========================================================================
                                        February      March      March
        Year Ended                      28, 2004     1, 2003    2, 2002
-------------------------------------------------------------------------
                                            (in thousands of dollars)
Net Sales
---------
United States .....................     $ 203,602   $ 212,496   $ 220,332
Europe ............................        65,135      48,555      48,387
Canada, Latin America and Asia ....        28,601      29,064      31,461
                                        ---------   ---------   ---------
    Total Net Sales ...............     $ 297,338   $ 290,115   $ 300,180
_________________________________________________________________________

Income from Operations
----------------------
United States .....................     $   1,410   $  9,428    $  20,589
Europe ............................         9,535      5,406       11,216
Canada, Latin America and Asia ....         3,650      5,948        4,759
                                        ---------   ---------   ---------
    Total Income from Operations...     $  14,595   $ 20,782    $  36,564
_________________________________________________________________________

Identifiable Assets
-------------------
United States .....................     $ 214,615   $ 214,525   $ 214,271
Europe ............................        55,520      41,020      35,271
Canada, Latin America and Asia ....         5,328       7,456       8,408
                                        ---------   ---------   ---------
    Total Identifiable Assets .....     $ 275,463   $ 263,001   $ 257,950
_________________________________________________________________________
=========================================================================



NOTE 17 - ACQUISITION OF WIZKIDS, LLC


On July 9, 2003, the Company acquired WizKids, LLC ("WizKids"), a designer and marketer of collectible strategy games, for a cash purchase price of approximately $28.4 million. The acquisition was accounted for using the purchase method of accounting. The financial statements of WizKids have been consolidated into the financial statements of the Company subsequent to its date of acquisition. The allocation of the purchase price is reflected in the financial statements contained herein.

The total consideration paid by the Company to WizKids' shareholders was comprised of $29.5 million in cash, offset by an adjustment based on the level of WizKids working capital at the closing. The working capital adjustment of $1,123,500 is the amount by which net working capital at the closing was short of the required $3.7 million benchmark level. The purchase price also reflects a $1,326,130 payment to a third party for associated licenses and estimated legal, accounting and investment banking fees of $700,000. The purchase price includes a $6.2 million allocation for intellectual property rights associated with the WizKids product line which is being amortized over an estimated useful life of 6 years.

Contemporaneous with the acquisition, the Company entered into an employment agreement with Jordan Weisman, the majority shareholder and founder of WizKids, for a forty-eight month period following the closing. As part of this employment agreement, $2 million of the consideration paid to Mr. Weisman is being accounted for as deferred compensation and is being amortized over four years. If Mr. Weisman does not remain a Topps employee for the full four years of the agreement, he will be required to pay to the Company the unamortized balance of his deferred compensation. As an additional part of his employment agreement, Mr. Weisman is entitled to contingent payments during the forty-eight months subsequent to the closing equal to 2% of WizKids annual net revenue in excess of $35 million, assuming that certain operating margin targets are met. In addition, Mr. Weisman was granted 165,000 options to acquire the Company's common stock, which were granted at fair market value on the date of grant and vested over a four-year period.


The following table sets forth the components of the purchase price:

        =====================================================
        Total consideration                     $ 29,500,000
        Less: Working capital adjustment          (1,123,500)
              Deferred compensation agreement     (2,000,000)
        Plus: Purchase of licenses                 1,326,130
              Estimated transaction costs            700,000
                                                -------------
        Total purchase price                    $ 28,402,630
        =====================================================


The reconciliation of the purchase price above to Purchase of Subsidiary shown on the Consolidated Statement of Cash Flows is as follows:

        =====================================================
        Total purchase price                    $ 28,402,630
        Add:  Deferred compensation agreement      2,000,000
        Less: Cash in subsidiary accounts         (1,732,401)
              Accrued transaction costs           (   20,555)
                                                -------------
        Purchase of Subsidiary in
        Consolidated Statement of Cash Flows    $ 28,649,674
        =====================================================


The following table provides the estimated fair value of the acquired assets and liabilities assumed based upon WizKids July 9, 2003 balance sheet:

        =====================================================
        Current assets                          $  8,201,851
        Property and equipment                       564,743
        Other assets                                 115,000
        Liabilities                               (5,426,072)
                                                -------------
        Fair value of net assets acquired          3,455,522
        Intangible assets                          6,200,000
        Goodwill                                  18,747,108
                                                ------------
        Total estimated fair value of net
        assets acquired and estimated goodwill  $ 28,402,630
        =====================================================

The impact of including WizKids in the condensed consolidated statements of operations on a pro forma basis as if the acquisition had occurred on March 3, 2002 is as follows:

   =========================================================================
                                        February             March
                Year Ended              28, 2004            1, 2003
   -------------------------------------------------------------------------
                                   (amounts in thousands, except share data)

   Net sales .......................    $ 310,726          $ 324,119
   Income from operations ..........       12,792             25,587
   Net income ......................    $  11,584          $  20,043
                                        ---------          ---------
   Net income per share - basic ....    $    0.29          $    0.48
                        - diluted ..    $    0.28          $    0.48
   =========================================================================


NOTE 18 - ACQUISITION OF THEPIT.COM, INC.

On August 26, 2001, the Company acquired all of the outstanding common stock of thePit.com, Inc., which operates a sports card exchange, for a net $5.7 million in cash. The acquisition was accounted for using the purchase method of accounting. The financial statements of thePit.com, Inc. have been consolidated into the financial statements of the Company. As part of the purchase price allocation, $780,000 ($470,000 for technology and $310,000 for marketing agreements) was reclassified from goodwill to intangibles and is being amortized over 5 years. The unamortized balance of the marketing agreements was subsequently written off in fiscal 2004. The amount of goodwill remaining after the reclassification was $4.1 million.


NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value due to their short-term nature.

The Company enters into foreign currency forward contracts to hedge its foreign currency exposure. As of February 28, 2004, the Company had outstanding foreign currency forward contracts, which will mature at various dates during fiscal 2005, in the amount of $22,996,000, as compared to $27,286,000 as of March 1, 2003. Over 66% of the contracts will mature within six months.

The fair value of these forward contracts is the amount the Company would receive or pay to terminate the contracts. The approximate pre-tax cost to the Company to terminate these agreements as of February 28, 2004 and March 1, 2003 would have been $(127,000) and $(400,000), respectively. The Company may be exposed to credit losses in the event of non-performance by counterparties to these instruments. Management believes, however, the risk of incurring such losses is remote as the contracts are entered into with major financial institutions.

NOTE 20 - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

====================================================================================================================================
                                                      2004                                              2003
____________________________________________________________________________________________________________________________________
                                   1st          2nd          3rd          4th          1st         2nd          3rd           4th
------------------------------------------------------------------------------------------------------------------------------------
                                                          (in thousands of dollars, except share data)
Net sales                       $ 75,992     $ 73,319     $ 78,470     $ 69,557     $ 87,751     $ 70,009     $ 66,667     $ 65,688
Gross profit on sales             28,137       28,767       24,338       22,679       32,635       25,296       21,654       22,155
Income from operations             4,383        7,558          655        1,999       10,665        6,311          813        2,993
------------------------------------------------------------------------------------------------------------------------------------
Net income                         3,521        5,272          982        2,920        7,341        4,692        2,910        1,993
------------------------------------------------------------------------------------------------------------------------------------
Net income per share-basic        $ 0.09       $ 0.13       $ 0.02       $ 0.07       $ 0.17       $ 0.11       $ 0.07       $ 0.05
                    -diluted      $ 0.08       $ 0.13       $ 0.02       $ 0.07       $ 0.17       $ 0.11       $ 0.07       $ 0.05
====================================================================================================================================



NOTE 21 - OFF-BALANCE SHEET ARRANGEMENTS

The Company does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is expected to be material.


NOTE 22- COMMITMENTS AND CONTINGENCIES

Future minimum payments under non-cancelable leases which extend into the year 2014 are: $2,741,000 (2005), $2,598,000 (2006), $2,174,000 (2007), $1,872,000
(2008), $1,854,000 (2009) and $1,442,000 thereafter. Historically, lease expense under the Company's contracts was $2,378,000 (2004), $1,951,000 (2003) and
$1,875,000 (2002).

Future minimum payments required under the Company's existing sports and entertainment contracts, with various expiration dates extending into the year 2007, are estimated to be: $11,307,000 (2005), $6,898,000 (2006), and $4,351,000
(2007). Historically, the total royalty expense under the Company's sports and entertainment licensing contracts was $23,912,000 (2004), $25,344,000 (2003) and $25,669,000 (2002).

The Company has purchase obligations for inventory and various other items totaling $8,836,000 in fiscal 2005.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


Board of Directors and Stockholders

The Topps Company, Inc.:

We have audited the accompanying consolidated balance sheets of The Topps Company, Inc. and Subsidiaries as of February 28, 2004 and March 1, 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended February 28, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of The Topps Company, Inc. and Subsidiaries as of February 28, 2004 and March 1, 2003, and the results of their operations and their cash flows for each of the three years in the period ended February 28, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 6 of the notes to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2003.



DELOITTE & TOUCHE LLP
New York, New York
May 4, 2004



MARKET AND DIVIDEND INFORMATION

The Company's common stock is traded on the Nasdaq National Market under the symbol TOPP. The following table sets forth, for the periods indicated, the high and low stock price for the common stock as reported on the Nasdaq National Market as well as cash dividends per share paid by the Company. As of February 28, 2004, there were approximately 4,500 shareholders of record.

================================================================================
                          Fiscal Year ended              Fiscal Year ended
                          February 28, 2004                March 1, 2003
________________________________________________________________________________
                       Stock Price      Dividends      Stock Price     Dividends
                     High       Low       Paid        High      Low      Paid
--------------------------------------------------------------------------------

First quarter        $  9.52   $ 7.24    $ -          $ 11.06   $ 9.35    $ -
Second quarter       $  9.25   $ 8.00    $ 0.04       $ 10.57   $ 8.20    $ -
Third quarter        $ 10.75   $ 8.92    $ 0.04       $  9.93   $ 7.36    $ -
Fourth quarter       $ 10.69   $ 8.97    $ 0.04       $  9.97   $ 7.79    $ -

================================================================================

SELECTED CONSOLIDATED FINANCIAL DATA

===========================================================================================================
                                            2004          2003          2002          2001          2000
___________________________________________________________________________________________________________
                                               (in thousands of dollars, except share data, unaudited)
OPERATING DATA:

Net sales ...........................   $   297,338   $   290,115   $   300,180   $   437,440   $   374,193
Gross profit on sales ...............       103,921       101,740       113,841       199,911       166,895
Selling, general and
 administrative expenses ............        89,957        81,142        77,062        80,958        72,798
Income from operations ..............        14,595        20,782        36,564       121,917        94,852
Interest income, net ................         2,426         2,516         4,894         5,717         1,712
Net income ..........................        12,695        16,936        28,462        88,489        59,215

Net income per share - basic ........   $      0.31   $      0.41   $      0.66   $      1.97   $      1.28
                     - diluted ......   $      0.31   $      0.40   $      0.64   $      1.91   $      1.25
Dividends per share .................   $      0.12          --            --            --            --

Wtd. avg. shares outstanding - basic     40,604,000    41,353,000    43,073,000    45,011,000    46,398,000
                             - diluted   41,515,000    42,065,000    44,276,000    46,366,000    47,463,000
___________________________________________________________________________________________________________

BALANCE SHEET DATA:

Cash and equivalents ................   $    93,837   $   114,259   $   121,057   $   158,741   $    75,853
Working capital .....................       133,299       141,484       136,389       140,487        71,952
Net property, plant and equipment ...        13,786        14,606        14,606        11,181         9,181
Long-term debt ......................          --            --            --            --            --
Total assets ........................       275,463       263,001       257,950       280,272       203,313
Stockholders' equity ................       211,277       196,768       194,054       196,542       129,175
===========================================================================================================



Certain items in the prior years' financial statements have been reclassified to conform with the current year's presentation.

Fiscal 2000 Net sales and SG&A do not reflect the reclassification of slotting expenses included in the figures for fiscal 2001, 2002, 2003 and 2004.

BOARD OF DIRECTORS
------------------
Arthur T. Shorin                Ann Kirschner                   Jack H. Nusbaum*
Chairman, Chief Executive       President                       Partner and Chairman
Officer and President           Comma International             Willkie Farr & Gallagher, LLP


Allan A. Feder*                 David Mauer*                    Richard Tarlow
Independent Business            Chief Executive Officer         Chairman
Consultant                      E&B Giftware, LLC               Carlson & Partners


Stephen D. Greenberg            Edward D. Miller                Stanley Tulchin
Managing Director               Former President and CEO        Chairman
Allen & Company, LLC            AXA Financial, Inc.             STA International




*Nominated to stand for re-election to the Company's Board of Directors at the 2004 Annual Meeting of Stockholders.



OFFICERS
--------
Arthur T. Shorin                Edward P. Camp                  Ira Friedman                       Catherine K. Jessup
Chairman, Chief Executive       Vice President and President    Vice President - Publishing and    Vice President - Chief
Officer and President           - Hobby Division                New Product Development            Financial Officer


Scott Silverstein               Michael P. Clancy               Warren Friss                       William G. O'Connor
Executive Vice President        Vice President -                Vice President -  Internet         Vice President -
                                International and Managing      Business and General Counsel       Administration
                                Director, Topps
                                International Limited


Ronald L. Boyum                 Michael J. Drewniak             Leon J. Gutmann                    John Perillo
Vice President - Marketing      Vice President -                Assistant Treasurer and            Vice President - Operations
and Sales and General           Manufacturing                   Assistant Secretary
Manager Confectionery



SUBSIDIARIES
------------
Topps Argentina, SRL            Topps Canada, Inc.              Topps International Limited        Topps UK Limited
Managing Director -             General Manager -               Managing Director -                Managing Director -
Juan P. Georgalos               Michael Pearl                   Michael P. Clancy                  Jeremy Charter

Topps Europe Limited            Topps Italia, SRL               WizKids, Inc.                      Topps Finance, Inc.
Managing Director -             Managing Director -             President -
Christopher Rodman              Furio Cicogna                   Jordan Weisman                     Topps Enterprises, Inc.


CORPORATE  INFORMATION


Annual Meeting                  Corporate Counsel               Registrar and Transfer Agent

Thursday, July 1, 2004          Willkie Farr & Gallagher, LLP   American Stock Transfer & Trust Company
10:30 A.M.                      787 Seventh Avenue              59 Maiden Lane
J.P.  Morgan Chase & Co.        New York, NY 10019              New York, NY 10038
270 Park Avenue                                                 877-777-0800 ext 6820
New York, NY  10017



Investor Relations              Independent Auditors

Brod & Schaffer, LLC            Deloitte & Touche LLP
230 Park Avenue, Suite 1831     Two World Financial Center
New York, NY  10169             New York, NY  10281
212-750-5800



Form 10-K -- A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available without charge at the Topps website www.topps.com or upon written request to the Assistant Treasurer.