Form 10-K, Exhibit 13
period 2005-02-26
TOPPS CO INC
filed 2005-05-12
CIK 812076

F'05 STOCKHOLDERS LETTER


Dear Stockholders,

At the conclusion of our letter in last year's Annual Report, we said our plan for the upcoming fiscal year called for financial and strategic progress. Fair to say, we kept only half of that bargain. Were it not for a European Commission fine (previously disclosed) of $1.9 million, stemming from an investigation initiated back in 2000, financial results would have approximated prior year, but not ahead as envisioned.

Specifically, for the fiscal year 2005, consolidated Net Sales were $295.9 million versus $297.3 million in fiscal '04, with stronger European currencies versus the prior year providing a $6.6 million benefit. Income from operations was $12.0 million, versus $14.6 in the prior year. Excluding the fine, income from operations in fiscal 2005 would have been $13.9 million.

Similarly, since the fine was not tax deductible, its full amount affected net income which was $11.0 million or $0.27 per diluted share, compared with $12.7 million or $0.31 per diluted share last year. Were it not for the fine, net income would have been $12.9 million or $0.31 per diluted share, essentially flat with the prior year.

Strategic progress is a better story, marked by planned achievement. During the year, we commissioned an outside consulting firm to conduct a thorough review of our U.S. Confectionery and Entertainment business segments and to help us develop potential growth opportunities for the future. We also gained a better understanding of our strengths and weaknesses, the markets in which we operate and our competition.

The balance of this letter is dedicated to providing you with background and insights emanating from the strategic study and, to the extent practical, some of the steps contemplated, or already being taken, toward implementation. We hope you find the discussion of interest.


U.S. CONFECTIONERY
------------------

Over the last five years, Topps has gained market share, becoming a more important player in the non-chocolate confectionery business.

During that time period, we built distribution with the help of a fact-based selling approach, demonstrating that our products...

          --   enjoy widespread consumer appeal,

          --   generate high dollars per point of distribution, and

          -- make more money for our trade partners than do many stock keeping units (SKU's) of major competitors.

In fact, according to recent Nielsen reports on Food, Drug and Mass outlets, three Topps brands, Baby Bottle Pop, Push Pop and Ring Pop are numbers four, seven and nine, respectively, among the top ten best-selling SKU's in the non-chocolate category.*

--------------------------------------------------------------------------------
*Source: AC Nielsen Total U.S. FDM (excluding Wal-Mart) 52 weeks ended March 19, 2005, dollar sales for non-chocolate candy category items less than 3.70 ounces excluding mints, roll candy, breath fresheners, and gum.

Nonetheless, sales over this past year were lower than last, due in part to the impact of industry trends such as retail consolidation and consumer nutritional concerns. Because such factors appear to be abating, and the fact that we have a variety of sales/marketing measures in the works, our plan calls for a return to organic top line growth in fiscal '06.

Going forward, we will concentrate on further improvement in the breadth and quality of our distribution, particularly as regards convenience stores. We will restore advertising investments to historic levels or higher, redesign our product development process and bolster sourcing activities. More detail about each of these key areas may be helpful.

Distribution
------------

Reflecting the success of our distribution efforts over the last few years, we have achieved an impressive presence at large grocery chains and mass merchandisers. The strategic study showed that additional promise exists for us in the convenience channel where previous in-store representation had been insufficient. To that end, we have adopted a new go-to-market strategy that, among other positives, will help us take advantage of this opportunity. Our broker network has been consolidated, thus affording us greater leverage with retailers by significantly increasing coverage at store level. We will now have the benefit of a retail team visiting 40,000 targeted convenience stores at least six times a year. The incremental costs of doing so are not inconsequential but, in the long run, this investment should serve us well.

Advertising
-----------

TV advertising is one of the key drivers of our confectionery business. Early this past year, based on the strong brand awareness levels enjoyed by our core brands--each is over 90% with kids 6-14--we eased up somewhat on our advertising levels. The study helped us understand that if we restored advertising to historical levels, we could expect to see a demonstrable pay-off. Accordingly, we increased ad spending in last year's 4th quarter and plan to exceed previous levels in fiscal `06.

New Product Development
-----------------------

To date, we have taken an opportunistic approach to new product development. Guided largely by instinct, we have created successful brands including Ring Pop, Push Pop, Baby Bottle Pop and, most recently, Juicy Drop Pop, which continues building up a head of steam, so to speak. All tolled, we've done very well with new products but believe we can do even better through a more disciplined, data driven, systematic development process that compliments our creative capabilities.

Another key priority on the new product front will be to leverage our investments in the brands we create. This may take the form of line extensions and flankers, different packaging formats such as value bags to reach new distribution targets and consumers and seasonal opportunities such as Halloween and Easter.

Sourcing
--------

We will support the decision to place greater emphasis on new products by significantly improving our sourcing capabilities. After all, with the exception of Ring Pop for North America, we outsource all of our manufacturing. Today, we are under-resourced in this area, but will begin devoting time, attention and funding to improve performance against this important initiative.

One final note on Confectionery...when we referred to organic growth earlier --"organic" implied not-by-acquisition. This is because we believe that for the most part prices commanded by candy businesses today are simply out of our reach. Still, Topps will continue keeping an eye open for affordable product lines that can strengthen our portfolio and enhance our position in the market.

U. S. ENTERTAINMENT
-------------------

There are three key aspects to this segment: Sports Trading Cards, Publishing and Collectible Gaming products.

Turning first to sports cards, it's no secret that the industry has experienced a steady decline since reaching historic highs in the early 1990's. In fact, the current level of all sport card sales is approximately $300MM in wholesale dollars, having trended down over the past five years at an annual rate of approximately 15%. Although a number of factors influenced these declines, the study forcefully confirmed that the combination of product proliferation and higher pack prices emerged as the key causes for losing young consumers and the casual adult collector. Accordingly, going forward three elements will drive our strategy:

     o First, as referenced above, the sheer number of products in stores is intimidating to all but the most serious card collector, driving consumers away and creating a barrier to bringing in new ones. Believing that current negative trends will persist unless there is a significant reduction in the number of products introduced into the marketplace, we will increase efforts to persuade our licensing partners to aggressively address product proliferation.

     o Second, we will expand our efforts toward creating more sports products that are specifically designed for kids. This is going to take significant investments of time and money, but given that kids have all but left sports trading cards, the benefit of recapturing them can be substantial. Work in this area has already begun. As a matter of fact, a new product called "Hot Button" baseball was recently launched in selected test markets. If it goes well, rollout will occur next year around Opening Day. "Hot Button" represents step one of our drive to "bring 'em back."

     o Finally, we will be even more aggressive in our marketing to the serious collector, whose purchases presently fund the business, and who truly appreciates our brands and who represents the most stable community of sports card buyers today. Our efforts in this regard will include getting closer to these consumers, strengthening our product development activities and enhancing Topps' presence within hobby stores.

As regards Publishing, we will continue to participate in this potentially lucrative area. Over the years, we have demonstrated a track record of identifying, and in some instances creating, breakout opportunities that generate meaningful results. Looking ahead, we will be as highly selective about choosing licenses as before and will maintain a focus on only those truly meriting pursuit.

We recently introduced a line of products featuring the final episode of the Star Wars saga: Revenge of the Sith, another milestone in our relationship with the Lucas Film organization spanning some 25 years. Furthermore, exploitation of our own creations -- Garbage Pail Kids and Wacky Packages -- continues apace, and a TV advertising campaign featuring Wacky Packs is scheduled for this coming August.

Finally, we believe that Collectible Gaming continues to represent a significant opportunity, as originally envisioned when we acquired WizKids.

     o    The Collectible Gaming market is just over $1B and growing.

     o Collectible Miniatures represent a 20% segment in which WizKids is the #2 player.

     o The other 80% is comprised primarily of Collectible Card Games which accounts for much of the industry's growth and represents a new opportunity for us.

WizKids will remain an important factor in the miniatures market. At the same time, we will also leverage its impressive game design, grass roots marketing and culture of innovation against new collectible gaming formats, "Pirates of the Spanish Main," the first constructible strategy game, is a perfect example of such an effort. "Pirates" is enjoying good trade and consumer acceptance and there are a number of other new products in the development pipeline. However, part of our WizKids strategy is to branch out even more broadly.

Coming out of the study, our view is that Collectible Card Games can generate significant financial returns on investment, through either licensed or internally developed properties. Given the nature of this business, the timing of "hits" is difficult to predict. Even so, within a 3 to 5-year time frame, empirical evidence suggests overall returns on investment could exceed 20%, excluding huge home runs such as a "Pokemon." Accordingly, we intend to systematically invest in self-development and acquisition of licenses for the Collectible Card Game market. As part of the Topps family, WizKids provides the platform for such investment and opportunity.


INTERNATIONAL
-------------

Most of the initial strategic study did not encompass overseas activities, primarily due to cost and time constraints. However, a second phase of work undertaken recently is focused on improving our operational processes, methods and procedures across the entire business. This phase will also include assessing opportunities to drive top-line growth abroad.


CONCLUSION
----------

The tireless devotion of our people in Asia, Europe, North and South America has become a greater asset than ever, especially taking into account various challenges our business has weathered over the last two years. However, the need to accelerate efforts toward operational excellence persists.

Accordingly, we are sharply focused on cultivating a new performance-driven work ethic company-wide to facilitate increased accountability and productivity and to drive future growth. This represents a significant cultural change for the organization, but one that makes eminent sense all around.

On behalf of the organization, we'd like to thank our consumers, fans, collectors, licensors, stockholders and suppliers for their valued support.

TABLE OF CONTENTS




                                                                Page


Stockholders Letter.............................................   1

Financial Highlights............................................   6

Management's Discussion and Analysis of Financial Condition
   and Results of Operations....................................   7

Consolidated Financial Statements...............................  15

Notes to Consolidated Financial Statements......................  19

Management's Report on Internal Control over Financial Reporting. 43

Reports of Independent Registered Public Accounting Firm......... 44

Market and Dividend Information ................................. 46

Selected Consolidated Financial Data............................  46

Directors, Officers, Subsidiaries
  and Corporate Information........................ Inside Back Cover

FINANCIAL HIGHLIGHTS


================================================================================
                                        February      February        March
                                        26, 2005      28, 2004       1, 2003
--------------------------------------------------------------------------------
                                    (in thousands of dollars, except share data)

Net sales ........................   $   295,865   $   297,338   $   290,115

Income from operations ...........        11,967        14,595        20,782

Net income .......................        10,999        12,695        16,936

Cash provided by operations ......        22,930        11,954         6,200

Working capital ..................       138,146       133,299       141,484

Stockholders' equity .............       219,189       211,277       196,768

Per share items:

   Net diluted earnings ..........   $      0.27   $      0.31   $      0.40

   Cash dividend paid ............   $      0.16          0.12   $       --

Average diluted shares outstanding    41,327,000    41,515,000     42,065,000
================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


This section provides an analysis of the Company's operating results, cash flow, critical accounting policies, and other matters. It includes or incorporates "forward-looking statements" as that term is defined by the U.S. federal securities laws. In particular, statements using words such as "may", "should", "intend", "estimate", "anticipate", "believe", "predict", "potential", or words of similar import generally involve forward-looking statements. We based these forward-looking statements on our current expectations and projections about future events, and, therefore, these statements are subject to numerous risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

The  Company  has  two   reportable   business   segments,   Confectionery   and
Entertainment. The following table sets forth, for the periods indicated, net sales by business segment:

                                                     Year Ended
================================================================================
                                        February      February        March
                                        26, 2005      28, 2004       1, 2003
--------------------------------------------------------------------------------
                                             (in thousands of dollars)

Confectionery ........................  $143,762      $147,188      $146,901

Entertainment ........................   152,103       150,150       143,214
                                        --------      --------      --------
     Total ...........................  $295,865      $297,338      $290,115
================================================================================



|X|FISCAL 2005 VERSUS 2004*
---------------------------

CONSOLIDATED NET SALES

In fiscal 2005, the Company's consolidated net sales decreased 0.5% to $295.9 million from $297.3 million in fiscal 2004. Stronger foreign currencies versus the prior year added $6.6 million to fiscal 2005 sales. Excluding the impact of stronger foreign currencies, net sales decreased 2.7%.

Worldwide net sales of the Confectionery segment, which includes Ring Pop, Push Pop, Baby Bottle Pop, Juicy Drop Pop and Bazooka brand bubble gum, decreased 2.3% to $143.8 million in 2005 from $147.2 million in 2004. Stronger foreign currencies provided a $2.7 million benefit to fiscal 2005 sales. Confectionery products accounted for 49% of the Company's net sales in 2005 and 50% in 2004.

--------------------------------------------------------------------------------
* Unless otherwise indicated, all date references to 2005, 2004 and 2003 refer to the fiscal years ended February 26, 2005, February 28, 2004, and March 1, 2003, respectively.

Fiscal 2005 U.S. confectionery sales were impacted in part by industry trends such as consumer nutritional concerns and retail consolidation, particularly in the first nine months of the year. Incremental sales of chewy products and strong gains on Juicy Drop Pop contributed favorably to results. For the full year, declines in U.S. confectionery sales of 2.8% were in line with trends in the non-chocolate industry. Going forward, the Company intends to improve retail distribution particularly in the convenience channel, step up television advertising levels, re-design its product development process and strengthen sourcing activities.

Net sales of international confectionery products were also down comparatively in fiscal 2005 due to strong 2004 performance of both Push Pop Flip N'Dip in Japan and Yu-Gi-Oh! candy products in Europe. International sales represented 32% of total confectionery sales in fiscal 2005 versus 31% in 2004.

Net sales of the Entertainment segment, which includes cards, sticker album collections, Internet activities and strategy games, increased 1.3% in fiscal 2005 to $152.1 million. Stronger foreign currencies provided a $3.9 million benefit to fiscal 2005 sales. Entertainment products represented 51% of the Company's net sales in 2005 and 50% in fiscal 2004.

Within the segment, sales from WizKids, a developer and marketer of strategy games acquired in July 2003, increased $6 million to $22 million, reflecting a full year of ownership in fiscal 2005 versus a partial year in fiscal 2004. In late 2005, WizKids created a new product category, constructible strategy games, and launched two new products, Pirates and Football Flix. In addition, sales of European sports products increased in fiscal 2005, reflecting the inclusion of products featuring the European Football Championship held once every four years.

Net sales of U.S. sports products were below the prior year, a function of the absence of an NHL hockey season and continued industry softness, in general. The Company believes that this downward trend is due largely to the proliferation of card and memorabilia products and to significantly higher price points and that these are principal factors in driving children and the casual adult collector from the market.

Going forward, the Company intends to make a case to the leagues and player associations to address product proliferation in order to promote a more rational retail environment and a more satisfying consumer experience. The Company will also focus on creating sports products specifically designed for kids and market even more aggressively to the core collector.

As anticipated, sales of Internet products were below year ago levels in 2005 as the Company reduced advertising support and explored new directions for this venture. Internet operations were virtually breakeven this year versus a loss of almost $3 million last year.

Finally, fiscal 2005 sales of non-sports publishing products were impacted by the absence of strong licenses, particularly in the fourth quarter. However, during the year, WWE, Barbie, Pokemon and Yu-Gi-Oh! were solid contributors in Europe and Garbage Pail Kids, now in its fourth series, performed well in the U.S.


RESULTS OF OPERATIONS

Fiscal 2005 consolidated gross profit as a percentage of net sales was 35.6%, up from 35.0% in 2004. Margins this year were favorably impacted by lower obsolescence costs following abnormally high write-offs at WizKids and the domestic confectionery and European publishing businesses in fiscal 2004. Improved gross profit margins also reflected lower tooling and mold costs on WizKids and European confectionery products. Partially offsetting these improvements were higher autograph and relic costs on U.S. sports cards and an increase in effective royalties associated with England Premier League products.

Other income was $1,675,000 in 2005 versus $631,000 last year. This increase was primarily due to more favorable foreign exchange translation gains on non-local currency cash balances in Europe, the absence of a write-off associated with closing our Brazilian office last year, and increases in royalty income from the licensing of our WizKids and confectionery trademarks.

Selling, general & administrative expenses ("SG&A") increased as a percentage of net sales to 32.1% in 2005 from 30.3% a year ago. SG&A dollar spending increased to $94.9 million in 2005 from $90.0 million. A $1.9 million fine paid to the European Commission and the full year of WizKids ownership versus a partial year in 2004, were the primary reasons for the dollar increase. Additionally, higher professional fees, in particular legal, Sarbanes-Oxley and consulting-related expenses, impacted fiscal 2005 SG&A. The Company estimates fees paid to third parties related to Sarbanes-Oxley Section 404 were approximately $1.1 million in 2005.

Within SG&A, full year advertising and marketing expenses of $23.3 million were $0.5 million below 2004 due to reduced spending on U.S. confectionery and Internet products, partially offset by increased marketing activity overseas. U.S. confectionery advertising exceeded historical levels in the fourth quarter.

Net interest income increased slightly to $2.7 million in fiscal 2005 from $2.4 million in fiscal 2004, reflecting rising interest rates and higher average investment balances.

The fiscal 2005 effective tax rate was 25.0% versus 25.4% in fiscal 2004.

Net income in fiscal 2005 was $11.0 million, or $0.27 per diluted share, versus $12.7 million, or $0.31 per diluted share in 2004. Excluding the impact of the non-tax deductible European Commission fine, fiscal 2005 net income was $12.9 million, or $0.31 per diluted share.


|X|FISCAL 2004 VERSUS 2003
--------------------------

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

Worldwide net sales of the Confectionery segment increased 0.2% to $147.3 million in 2004 from $146.9 million in 2003. Confectionery products accounted for 50% of the Company's net sales in 2004 and 51% in 2003.

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

Net sales of the Entertainment segment increased 4.8% in fiscal 2004 to $150.1 million. Entertainment products represented 50% of the Company's net sales in 2004 and 49% in fiscal 2003.

Within the segment, sales of international sports sticker albums increased, a function of the expansion and further success of the mini album format, higher sales of traditional Premier League sticker album collections and the impact of stronger European currencies. The acquisition of WizKids added $15.9 million to segment sales. In addition, sales of non-sports publishing products exceeded those in fiscal 2003 due to the strength of products featuring the Yu-Gi-Oh!, Garbage Pail Kids and Hamtaro properties.

Also within the Entertainment segment, sales of traditional U.S. sports cards declined in fiscal 2004, a function of continued industry softness and reduced product offerings. The Company reduced the number of sports products it released in fiscal 2004 by almost 20%, and restructured the sports organization, eliminating over $1.5 million in costs on an annualized basis.

Finally, sales of product sold via the Internet decreased in fiscal 2004, primarily as a result of declines experienced at thePit.com. The Company has refocused the etopps website to feature trading capabilities and fantasy-style games played with etopps cards.


RESULTS OF OPERATIONS

Fiscal 2004 consolidated gross profit as a percentage of net sales was 35.0%, virtually flat with 2003's figure of 35.1%. Margins in fiscal 2004 were negatively impacted by higher obsolescence costs which reflected write-offs associated with slow-moving WizKids product, excess domestic confectionery inventories and components related to an Italian publishing product. Lower royalty costs as a function of the smaller U.S. sports business and reduced costs at our Scranton, Pennsylvania manufacturing facility largely offset the higher obsolescence costs.

Other income was $631,000 in fiscal 2004 versus $184,000 in fiscal 2003. This increase was primarily due to favorable mark-to-market adjustments on forward currency contracts which were partially offset by translation losses on non-local currency cash balances in Europe. The licensing-out of intellectual property associated with WizKids and the confectionery business also contributed favorably in fiscal 2004.

Selling, general & administrative expenses increased as a percentage of net sales to 30.3% in 2004 from 28.0% a year ago. SG&A dollar spending increased to $90.0 million from $81.1 million, largely as a result of the addition of WizKids. Additionally, advertising and marketing costs were higher in fiscal 2004 due to increased media activity and stronger foreign currencies.

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

The fiscal 2004 effective tax rate was 25.4%. The decrease versus the 2003 rate of 27.3% was primarily a function of foreign tax benefits received in 2004.

Net income in fiscal 2004 was $12.7 million, or $0.31 per diluted share, versus $16.9 million, or $0.40 per diluted share in 2003.

|X|QUARTERLY COMPARISONS
------------------------

Management believes that quarter-to-quarter comparisons of sales and operating results are affected by a number of factors. The Company's sales of Confectionery products are generally seasonally stronger in the first two fiscal quarters of the year. However, sales can be significantly impacted by the introduction of new products and line extensions as well as by advertising and consumer and trade support programs.

In the Entertainment segment, sales of U.S. sports card products are sold throughout the year, spanning the three major sports seasons in which the Company currently participates: baseball, football, and basketball. Topps Europe's sales of sports sticker albums are driven largely by shipments of Premier League Soccer products, with much of the sales activity occurring in the fourth fiscal quarter. Sales of non-sports cards, sticker albums and games tend to be impacted by the timing of product introductions and the property on which they are based, often peaking with the release of a movie or the rise in popularity of a particular licensed property.

The net result of the above factors is that quarterly  results vary. See Note 20
- Quarterly Results of Operations.


|X|INFLATION
------------

In the opinion of management, inflation has not had a material effect on the operations or financial results of the Company.


|X|LIQUIDITY AND CAPITAL RESOURCES
----------------------------------

Management believes that the Company has adequate means to meet its liquidity and capital resource needs over the foreseeable future as a result of the combination of cash on hand, anticipated cash from operations and credit line availability.

The Company entered into a credit agreement with Chase Manhattan Bank on September 14, 2004. The agreement provides for a $30.0 million unsecured facility to cover revolver and letter of credit needs and expires on September 13, 2007. With the exception of $2.1 million currently reserved for letters of credit, the $30.0 million credit line was available as of February 26, 2005. (See Note 9 - Long-Term Debt.)

The Company has reclassified its portfolio of auction rate securities from cash to short-term investments in the Consolidated Balance Sheets, in line with recent clarification from regulatory bodies. All periods contained in this report reflect this reclassification. Year-over-year changes in the amounts of these securities are now being shown under investing activities on the Consolidated Statement of Cash Flows. While these securities are no longer included in cash and cash equivalents, the Company believes them to be similar to a cash equivalent since they can be redeemed at any time at nominal cost.

As of February 26, 2005, the Company had $36.4 million in cash and cash equivalents.

During fiscal 2005, the Company's net decrease in cash and cash equivalents was $20.5 million versus a decrease of $28.7 million in 2004. The fiscal 2005 use of cash was primarily the result of the purchase of an additional $33.1 million in auction rate securities. The fiscal 2004 cash use was driven by the acquisition of WizKids for $28.7 million.

Cash provided by operating activities in 2005 was $22.9 million versus $12.0 million in 2004. The improvement was primarily due to a decrease in receivables stemming from lower fourth quarter sales in Europe, the timing of inventory and royalty payments and the collection of income tax refunds. These and other items more than offset the $1.7 million decline in net income in 2005.

Cash used in investing activities this year of $35.7 million largely reflects the purchase of $33.1 million of auction rate securities. The Company also spent $2.6 million in capital expenditures, which included the first phase of a multi-year ERP project as well as Ring Pop production-related equipment. Fiscal 2006 full year capital spending is projected to be approximately $4 million, driven by investments in Ring Pop production equipment and computer software and hardware. Capital spending will be funded out of cash flow from operating activities.

Cash used in financing activities this year of $8.8 million reflects $2.3 million of treasury stock purchases net of options exercised plus $6.5 million in dividend payments, versus $1.0 million net treasury stock purchases and $4.9 million in dividend payments last year.

Finally, the $1.0 million favorable effect of exchange rate changes on cash and cash equivalents, which is due to the impact of stronger currencies on foreign subsidiaries' cash balances when translated into U.S. dollars, was $4.0 million lower than in 2004. This change reflects a slowdown in the strengthening of European currencies against the U.S. dollar.

In October 2001, the Board of Directors authorized the purchase of up to 5 million shares of Company stock. As of February 2005, the Company had purchased
3.4 million shares against this authorization. See Note 13 - Capital Stock. The Company anticipates purchasing additional shares in the future to complete the authorization.


|X|CONTRACTUAL OBLIGATIONS
--------------------------

Future minimum payments under existing key contractual obligations are as follows:

                  Future                    Future
                 Payments                  Payments
                Under Non-                  Under
      Fiscal    Cancelable    Purchase     Royalty
       Year       Leases     Obligations  Contracts      Total
       ----       ------     -----------  ---------      -----
                            (in thousands of dollars)
       2006       $ 2,733      $12,198     $12,088      $27,019
       2007         2,361          175      10,944       13,480
       2008         1,956         -          3,726        5,682
       2009         1,770         -           -           1,770
       2010         1,644         -           -           1,644
   Thereafter       1,139         -           -           1,139



The Company anticipates making a payment of approximately $3 - 4 million in fiscal 2006 for the funding of its qualified pension plans.

|X| CRITICAL ACCOUNTING POLICIES
--------------------------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Topps' management to make estimates and judgments that affect the reported amounts of revenue, expenses, assets, liabilities and the disclosure of contingent assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Note 1 to the Company's consolidated financial statements "Summary of Significant Accounting Policies" summarizes its significant accounting policies and discusses the impact of new accounting pronouncements. Following is a summary of the critical policies and methods used.

Revenue Recognition:
--------------------
Revenue related to sales of the Company's products is generally recognized when products are shipped, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Sales made on a returnable basis are recorded net of a provision for estimated returns. These estimates are revised, as necessary, to reflect actual experience and market conditions.

Returns Provisions:
-------------------
In determining the provision for returns, the Company performs an in-depth review of wholesale and retail inventory levels, trends in product sell-through by sales channel, and other factors. The provision for returns was $22.0 million in 2005 and $17.4 million in 2004, which equates to 7.4% and 5.9% of net sales, respectively. An increase or decrease in the provision for returns by 1% of sales would decrease or increase operating income by approximately $3.0 million.

Intangible Assets:
------------------
Intangible assets include trademarks and the value of sports, entertainment and proprietary product rights. Amortization is by the straight-line method over estimated lives of up to fifteen years. Management evaluates the recoverability of finite-lived intangible assets under the provisions of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") based on the projected undiscounted cash flows attributable to the individual assets, among other methods.

Accruals for Obsolete Inventory:
--------------------------------
The Company's accrual for obsolete inventory reflects the cost of items in inventory not anticipated to be sold. This accrual may be deemed necessary as a result of discontinued items and packaging or a reduction in forecasted sales. The provision for obsolete inventory was $4.9 million in fiscal 2005 and $7.5 million in fiscal 2004, which equates to 1.7% and 2.5% of net sales, respectively. An increase or decrease in the provision for obsolescence by 1% of sales would decrease or increase operating income by approximately $3.0 million.

Income Taxes:
-------------
Deferred tax assets and liabilities represent the tax effects of temporary book-tax differences which will become payable or refundable in future periods. The Company has accrued tax reserves for probable exposures and, as a result, any assessments resulting from current tax audits should not have a material adverse effect on the Company's consolidated net income.

|X|DISCLOSURES ABOUT MARKET RISK
--------------------------------

There is no material risk to financial results due to market risk. The Company's exposure to market risk is largely related to the impact of mark-to-market changes in foreign currency rates on forward contracts. As of February 26, 2005, the Company had $26.6 million in forward contracts which were entered into for the purpose of reducing the impact of changes in foreign currency rates associated with firm and forecasted receipts and disbursements.

The Company's primary exchange rate exposure is with the Euro against the British pound, the Japanese yen and the U.S. dollar. At maturity, the proceeds or outlays from the foreign exchange contracts offset a corresponding additional or reduced outlay in the underlying currency. The recognition of mark-to-market gains and losses on these contracts accelerates the gains and losses that would otherwise be recognized when the contracts mature and generally does not result in an incremental impact on earnings or cash flows. The Company has no long-term debt and does not engage in any commodity-related derivative transactions.

CONSOLIDATED STATEMENTS OF OPERATIONS


The Topps Company, Inc. and Subsidiaries
(in thousands of dollars, except share data)


                                                     Year Ended
============================================================================
                                         February     February       March
                                         26, 2005     28, 2004      1, 2003
----------------------------------------------------------------------------

Net sales                               $ 295,865    $ 297,338    $ 290,115
Cost of sales                             190,667      193,417      188,375
                                        ---------    ---------    ----------
     Gross profit on sales                105,198      103,921      101,740

Other income, net                           1,675          631          184
Selling, general and administrative
  expenses                                 94,906       89,957       81,142
                                        ---------    ---------    ----------
     Income from operations                11,967       14,595       20,782

Interest income, net                        2,706        2,426        2,516
                                        ---------    ---------    ----------
     Income before provision for
      income taxes                         14,673       17,021       23,298

Provision for income taxes                  3,674        4,326        6,362
                                        ---------    ---------    ----------
     Net income                         $  10,999    $  12,695    $  16,936
============================================================================

Net income per share - basic            $    0.27    $    0.31    $    0.41
                     - diluted          $    0.27    $    0.31    $    0.40
----------------------------------------------------------------------------
Cash dividends per share                $    0.16    $    0.12    $       -

Weighted average shares
   outstanding - basic                  40,471,000   40,604,000   41,353,000
               - diluted                41,327,000   41,515,000   42,065,000
============================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS


The Topps Company, Inc. and Subsidiaries
(in thousands of dollars)

================================================================================
                                                           February     February
                                                           26, 2005     28, 2004
--------------------------------------------------------------------------------
                                     ASSETS
--------------------------------------------------------------------------------
Current assets:

     Cash and cash equivalents .......................    $ 36,442     $ 56,959
     Short-term investments ..........................      69,955       36,878
     Accounts receivable, net ........................      27,851       30,109
     Inventories .....................................      32,936       33,009
     Income tax receivable ...........................         338        2,697
     Deferred tax assets .............................       3,616        1,505
     Prepaid expenses and other current assets .......      14,541       11,691
                                                          --------     --------
         Total current assets ........................     185,679      172,848

Property, plant and equipment, net ...................      12,553       13,786
Goodwill .............................................      67,566       67,586
Intangible assets, net ...............................       8,544       10,474
Other assets .........................................      16,069       10,769
                                                          --------     --------
TOTAL ASSETS .........................................    $290,411     $275,463
                                                          ========     ========

--------------------------------------------------------------------------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
Current liabilities:

     Accounts payable ................................    $ 12,658     $ 10,946
     Accrued expenses and other liabilities ..........      27,485       26,249
     Income taxes payable ............................       7,390        2,354
                                                          --------     --------
         Total current liabilities ...................      47,533       39,549

Deferred income taxes ................................         -          1,956
Other liabilities ....................................      23,689       22,681
                                                          --------     --------
             Total liabilities .......................      71,222       64,186
                                                          --------     --------

Stockholders' equity:

     Preferred stock, par value $.01 per share,
        authorized 10,000,000 shares, none issued ....        --           --
     Common stock, par value $.01 per share,
        authorized 100,000,000 shares,
        issued 49,244,000 in 2005 and 2004 ...........         492          492
     Additional paid-in capital ......................      28,293       27,829
     Treasury stock, 8,790,000 shares in 2005
         and 8,632,000 shares in 2004 ................     (85,060)     (82,287)
     Retained earnings ...............................     275,226      270,704
     Accumulated other comprehensive loss, net of tax          238     (  5,461)
                                                          ---------    ---------
              Total stockholders' equity .............     219,189      211,277
                                                          ---------    ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...........    $290,411     $275,463
                                                          ========     =========
================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


The Topss Company, Inc. and Subsidiaries
(in thousands of dollars)

                                                                 Year Ended
========================================================================================
                                                     February     February       March
                                                     26, 2005     28, 2004      1, 2003
----------------------------------------------------------------------------------------
Operating Activities

   Net income ...................................   $  10,999    $  12,695    $  16,936
   Non-cash items included in net income:
      Depreciation and amortization .............       6,261        6,593        5,038
      Deferred taxes on income ..................       1,895        1,905        ( 984)
   Net effect of changes in:
      Receivables ...............................       2,258       (2,538)      (4,638)
      Inventories ...............................          73          562       (7,241)
      Income taxes receivable/payable ...........         580       (2,256)       3,261
      Prepaid expenses and other current assets .      (2,850)      (1,048)       1,505
      Payables and other current liabilities ....       2,948       (7,696)      (3,796)
      All other .................................         766        3,737       (3,881)
                                                     ---------    ---------    ---------
          Cash provided by operating activities .      22,930       11,954        6,200

Investing Activities

   Net purchases of short-term investments ......     (33,077)       (8,303)     (5,525)
   Purchase of subsidiary .......................         --        (28,650)        --
   Additions to property, plant and equipment ...      (2,634)       (2,842)     (3,807)
                                                     ---------    ---------    ---------
          Cash used in investing activities .....     (35,711)      (39,795)     (9,332)


Financing Activities

   Exercise of employee stock options ...........       1,814        1,770        1,449
   Dividends paid to stockholders ...............      (6,477)      (4,868)        --
   Purchase of treasury stock ...................      (4,123)      (2,781)     (14,305)
                                                     ---------    ---------    ---------
         Cash used in financing activities ......      (8,786)      (5,879)     (12,856)

Effect of exchange rate changes on cash
   and cash equivalents .........................       1,050        4,995        3,665
                                                     ---------    ---------    ---------
Net Decrease in Cash and Cash Equivalents .......   $ (20,517)   $ (28,725)   $ (12,323)
----------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year ..   $  56,959    $  85,684    $  98,007
Cash and cash equivalents at end of year ........   $  36,442    $  56,959    $  85,684
----------------------------------------------------------------------------------------

Supplemental disclosure of cash flow information:
     Interest paid ..............................   $     258    $     322    $      91
     Income taxes paid ..........................   $   3,883    $   6,398    $  12,578
========================================================================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME


The Topps Company, Inc. and Subsidiaries
(In thousands of dollars)

============================================================================================================================
                                                                           Additional                              Other
                                                                 Common      Paid-in    Treasury    Retained   Comprehensive
                                                    Total         Stock      Capital      Stock     Earnings   Income (Loss)
-------------------------------------------------------------'--------------------------------------------------------------
Stockholders' equity as of 3/3/2002 ...........   $ 194,054  ' $     492   $  26,824   $ (67,415)   $ 245,941    $ (11,788)
-------------------------------------------------------------'--------------------------------------------------------------
Net income ....................................      16,936  '      --          --          --         16,936         --
Translation adjustment, net of tax ............       3,399  '      --          --          --           --          3,399
Minimum pension liability .....................      (4,765) '      --          --          --           --         (4,765)
    Total comprehensive income ................      15,570  '      --          --          --         16,936       (1,366)
Purchase of treasury stock ....................     (14,305) '      --          --       (14,305)        --           --
Exercise of employee stock options ............       1,449  '      --           520         929         --           --
Stockholders' equity as of 3/1/2003 ...........   $ 196,768  ' $     492   $  27,344   $ (80,791)   $ 262,877    $ (13,154)
-------------------------------------------------------------'--------------------------------------------------------------

Net income ....................................      12,695  '      --          --          --         12,695         --
Translation adjustment, net of tax ............       6,823  '      --          --          --           --          6,823
Minimum pension liability .....................         870  '      --          --          --           --            870
    Total comprehensive income ................      20,388  '      --          --          --         12,695        7,693
Cash Dividends ................................      (4,868) '      --          --          --         (4,868)        --
Purchase of treasury stock ....................      (2,781) '      --          --        (2,781)        --           --
Exercise of employee stock options ............       1,770  '      --           485       1,285         --           --
Stockholders' equity as of 2/28/2004...........   $ 211,277  ' $     492   $  27,829   $ (82,287)   $ 270,704    $  (5,461)
-------------------------------------------------------------'--------------------------------------------------------------

Net income ....................................      10,999  '      --          --          --         10,999         --
Translation adjustment, net of tax ............       1,864  '      --          --          --           --          1,864
Minimum pension liability, net of tax .........       3,835  '      --          --          --           --          3,835
    Total comprehensive income ................      16,698  '      --          --          --         10,999        5,699
Cash dividends ................................      (6,477) '      --          --          --         (6,477)        --
Purchase of treasury stock ....................      (4,123) '      --          --        (4,123)        --           --
Exercise of employee stock options ............       1,814  '      --           464       1,350         --           --
Stockholders' equity as of 2/26/2005 ..........   $ 219,189  ' $     492   $  28,293   $ (85,060)   $ 275,226    $     238
============================================================='==============================================================

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:
----------------------------
The consolidated financial statements include the accounts of The Topps Company,
Inc.  and  its  subsidiaries  (the  "Company").   All  intercompany   items  and
transactions have been eliminated in consolidation.

The Company and its subsidiaries operate and report financial results on a fiscal year of 52 or 53 weeks which ends on the Saturday closest to the end of February. Fiscal 2003, fiscal 2004 and fiscal 2005 were all comprised of 52 weeks.

Foreign Currency Translation:
-----------------------------
The financial statements of subsidiaries outside the United States, except those subsidiaries located in highly inflationary economies or where costs are primarily U.S. dollar-based, are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange as of the balance sheet date, with the resultant translation adjustments included in accumulated other comprehensive income. Income and expense items are translated at the average exchange rate for the month. Gains and losses from foreign currency transactions of these subsidiaries are included in net income. The Company has no foreign subsidiaries operating in highly inflationary economies or where inventory costs are U.S. dollar-based for which the financial statements are measured using the U.S. dollar as the functional currency.

Derivative Financial Instruments:
---------------------------------
From time to time, the Company enters into contracts that are intended and effective as hedges of foreign currency risks associated with the anticipated purchase of confectionery inventories from foreign suppliers. It also enters into contracts in order to hedge risks associated with the collection of receivables from certain foreign countries. The Company does not hold or issue derivative financial instruments for trading purposes.

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

Short-term Investments:
-----------------------
Investments in auction rate instruments as well as bank certificates of deposit with maturities in excess of three months and subject to an early withdrawal penalty are reported as short-term investments.

Inventories:
------------
Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

Property, Plant and Equipment ("PP&E"):
---------------------------------------
PP&E is stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives of twenty-five years for buildings, three to twelve years for machinery, equipment and software, and the remaining lease period for leasehold improvements. Expenditures for new property, plant or equipment that substantially extend the useful life of an asset are capitalized. Ordinary repair and maintenance costs are expensed as incurred. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-lived Assets," the Company periodically evaluates the carrying value of its PP&E for circumstances which may indicate impairment.

Goodwill and Intangible Assets:
-------------------------------
Goodwill and Intangible Assets represent amounts paid for the purchase of businesses in excess of the fair value of the acquired assets. Intangible assets include trademarks and the value of sports, entertainment and proprietary product rights. Amortization is by the straight-line method over estimated lives of up to fifteen years. Under the provisions of SFAS 144, the Company reviews intangibles on at least an annual basis to determine if there are indicators of impairment. Goodwill is not amortized. Management evaluates the recoverability of goodwill and finite-lived intangible assets under the provisions of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") based on the projected undiscounted cash flows attributable to the individual assets, among other methods. See Note 6 - Goodwill and Intangible Assets.

Revenue Recognition:
--------------------
The Company recognizes revenue when the following criteria are met: the products are shipped, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Sales made on a returnable basis are recorded net of a provision for estimated returns. These estimates are revised, as necessary, to reflect actual experience and market conditions. In fiscal 2005, approximately 74% of the Company's sales were made on a returnable basis, and the returns provision as of February 26, 2005 was $22.0 million.

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

The Company has classified its portfolio of auction rate securities ("ARS") from cash to short-term investments, in line with recent clarification from regulatory bodies. The Company classified approximately $69,955,000 as of February 26, 2005 and reclassified $36,878,000, $28,575,000 and $23,050,000 of investments in ARS as of February 28, 2004, March 1, 2003 and March 2, 2002, respectively. Year-over-year changes in the accounts of these securities are now being reflected under investing activities on the Consolidated Statements of Cash Flows. The impact of the reclassification on investing activities, related to the ARS, was approximately $33,077,000 and $8,303,000 for the two year period ended February 26, 2005.

Income Taxes:
-------------
The Company provides for deferred income taxes resulting from temporary differences between the valuation of assets and liabilities in the financial statements and the carrying amounts for tax purposes. Such differences are measured using the tax rates and laws in effect for the years in which the differences are expected to reverse.

Employee Stock Options:
-----------------------
The Company accounts for stock-based employee compensation based on the intrinsic value of stock options granted in accordance with the provisions of APB 25, "Accounting for Stock Issued to Employees." The pro forma effect, had the Company accounted for stock-based employee compensation based on the fair value of stock options granted in accordance with SFAS 123, "Accounting for Stock-Based Compensation," is shown below:


                             (In thousands of dollars,
                                 except share data)

                                    Stock-based
                          As         Employee
                        Reported   Compensation     Pro forma
=============================================================
                                        2005
                        -------------------------------------
Net income               $10,999     $ (1,054)       $  9,945
-------------------------------------------------------------
Earnings per share
  Basic                   $ 0.27                       $ 0.25
                        -------------------------------------
  Diluted                 $ 0.27                       $ 0.24
                        -------------------------------------

                                        2004
                        -------------------------------------
Net income               $12,695     $ (1,247)       $ 11,448
-------------------------------------------------------------
Earnings per share
  Basic                   $ 0.31                       $ 0.28
                        -------------------------------------
  Diluted                 $ 0.31                       $ 0.28
                        -------------------------------------

                                        2003
                        -------------------------------------
Net income               $16,936     $ (1,350)       $ 15,586
-------------------------------------------------------------
Earnings per share
  Basic                   $ 0.41                       $ 0.38
                        -------------------------------------
  Diluted                 $ 0.40                       $ 0.37
                        -------------------------------------
=============================================================


Options typically vest within a three-year period. In determining the preceding pro forma amounts under SFAS 123, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model. Following are the key assumptions: $0.16 per share dividend on fiscal 2005 and 2004 options, but no dividend on fiscal 2003 options; risk free interest rate, estimated volatility and expected life as follows: fiscal 2005 options - 4.4%, 32% and 5.8 years, respectively; fiscal 2004 options - 4.4%, 38% and 6.5 years, respectively; fiscal 2003 options - 4.5%, 35% and 6.5 years, respectively.

Advertising and Marketing Expenses:
-----------------------------------
Advertising and marketing expenses (which encompass media spending, customer promotions and research) included in selling, general and administrative expenses amounted to $23,336,000 in fiscal 2005, $23,820,000 in fiscal 2004 and $20,145,000 in fiscal 2003. Advertising and marketing expenses are recognized as incurred. Costs relating to future periods are classified as prepaid.


NEW ACCOUNTING PRONOUNCEMENTS

In January 2004, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position No. 106-1 ("FSP 106-1"), which allowed companies to elect a one-time deferral of the recognition of effects of the Medicare Prescription Drug Act and disclosures related to the postretirement healthcare plan. The FASB allowed the one-time deferral due to a lack of clarification regarding its accounting and uncertainties regarding the effects of the Medicare Prescription Drug Act on plan participants. For companies electing the one-time deferral, the deferral was to remain in effect until guidance on the accounting for the federal subsidy was issued, or until certain other events, such as a plan amendment, settlement or curtailment, had occurred. The Company has evaluated the effects of the Medicare Prescription Drug Act on the postretirement benefit plan and its participants, and has elected the one-time deferral. In May 2004, the FASB issued FASB Staff Position No. 106-2 ("FSP 106-2"), which superceded FSP 106-1. FSP 106-2 provides authoritative guidance on the accounting for the Act and specifies the disclosure requirements for employers who have adopted FSP 106-2. FSP 106-2 is effective for the interim or annual period beginning after June 15, 2004. The Company's accumulated postretirement benefit obligation and net postretirement benefit cost for fiscal 2004 and fiscal 2005 reflect the effects of the Medicare Prescription Drug Act. The Medicare Prescription Drug Act reduced the Company's fiscal 2005 postretirement medical expenses by $0.2 million.

On November 24, 2004, the FASB issued FASB Statement No. 151 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement is effective for annual periods beginning after June 15, 2005 and requires that those items be recognized as current period charges regardless of whether they meet the criterion of "so abnormal" as defined by Accounting Research Bulletin No. 43. This Statement had no effect on the Company's consolidated results of operations or financial position.

On December 16, 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004) "Share-Based Payments"("SFAS 123(r)"), which requires that the cost resulting from all share-based payment transactions be recognized in the financial statements starting with interim statements issued after June 15, 2005. The SEC has since extended the date to be effective for fiscal years beginning after June 15, 2005. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees, except for equity instruments held by employee share ownership plans. SFAS 123(r) also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be remeasured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123(r) replaces SFAS No. 123, "Accounting for Stock-Based Compensation", and supercedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". The Company is currently evaluating the impact of adopting this standard on its future financial statements.

On December 21, 2004, the FASB issued FASB Staff Position No. 109-2 "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision With the American Job Creation Act of 2004" ("FSP 109-2"). The Act introduces a one-time dividend received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer provided certain criteria are met. An enterprise that is evaluating the repatriation statute shall apply the requirements of FSP 109-2 as it decides on a plan for reinvestment or repatriation of its unremitted foreign earnings. The enterprise shall measure the income tax effects of such repatriation without the effects of the repatriation provision until it has decided on a plan. The range of possible amounts the Company is considering for repatriation under this provision is between zero and $11 million. The related potential range of income tax effects is between zero and $0.4 million.

In March 2004, the FASB ratified EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments" ("EITF No. 03-1"). In September 2004, the recognition and measurement provisions of EITF No. 03-1 were delayed. For reporting periods beginning after June 15, 2004, only the disclosure requirements for available-for-sale securities and cost method investment are required. The Company does not expect the adoption of EITF No. 03-1 to have a material effect on its financial condition or results of operations.


NOTE 2 - EARNINGS PER SHARE

Earnings per share ("EPS") is computed in accordance with SFAS No. 128 "Earnings Per Share" and both basic and diluted EPS figures are provided in this report. Basic EPS is computed using weighted average shares outstanding. Diluted EPS is computed using weighted average shares outstanding plus additional shares issued as if in-the-money options were exercised (utilizing the treasury stock method).

The following table represents the computation of weighted average diluted shares outstanding:


                                              Year Ended
-----------------------------------------------------------------------
                                   February     February        March
                                   26, 2005     28, 2004       1, 2003
-----------------------------------------------------------------------
Weighted average
shares outstanding:
Basic                            40,471,000   40,604,000    41,353,000
-----------------------------------------------------------------------
Dilutive stock options              856,000      911,000       712,000
-----------------------------------------------------------------------
Diluted                          41,327,000   41,515,000    42,065,000
=======================================================================


In the above calculation, the impact of out-of-the-money options, (i.e. where the exercise price exceeds current market price) was not included. These incremental shares totaled 823,765 in 2005, 1,070,103 in 2004 and 1,532,000 in
2003.


NOTE 3 - ACCOUNTS RECEIVABLE

                                                      February    February
                                                      26, 2005    28, 2004
---------------------------------------------------------------------------
                                                  (in thousands of dollars)

Gross receivables                                     $ 51,265    $ 52,843
---------------------------------------------------------------------------
Reserve for estimated returns                          (20,824)    (19,516)
---------------------------------------------------------------------------
Other reserves                                          (2,590)     (3,218)
---------------------------------------------------------------------------
     Net receivables                                  $ 27,851    $ 30,109
===========================================================================

Other reserves consist of allowances for discounts, doubtful accounts and customer deductions for marketing promotion programs.

NOTE 4 - INVENTORIES

                                         February   February
                                         26, 2005   28, 2004
-------------------------------------------------------------
                                    (in thousands of dollars)

Raw materials                            $  7,468   $  5,571
-------------------------------------------------------------
Work in process                             3,703      2,824
-------------------------------------------------------------
Finished product                           21,765     24,614
-------------------------------------------------------------
     Total inventory                     $ 32,936   $ 33,009
=============================================================


NOTE 5 - PROPERTY, PLANT AND EQUIPMENT, NET

                                     February   February
                                     26, 2005   28, 2004
---------------------------------------------------------
                                (in thousands of dollars)

Land                                 $     42   $     42
---------------------------------------------------------
Buildings and improvements              2,722      2,676
---------------------------------------------------------
Machinery, equipment
and software                           32,219     29,631
---------------------------------------------------------
     Total PP&E                        34,983     32,349
---------------------------------------------------------

Accumulated depreciation              (22,430)   (18,563)
---------------------------------------------------------
     Net PP&E                        $ 12,553   $ 13,786
=========================================================


NOTE 6 - GOODWILL AND INTANGIBLE ASSETS

Goodwill and Intangible Assets represent amounts paid for the purchase of businesses in excess of the fair value of the acquired assets. Intangible assets consist principally of licenses and contracts, intellectual property, and software; amortization is by the straight-line method over estimated lives of up to fifteen years. Goodwill represents the purchase price less the fair value of acquired assets and less the appraised value of the intangible assets. Goodwill is not amortized. Management evaluates the recoverability of goodwill and finite-lived intangible assets on the first day of each fiscal fourth quarter under the provisions of SFAS 142, based on the projected undiscounted cash flows attributable to the individual assets, among other methods. Prior to fiscal 2004, the measurement date was the first day of each fiscal first quarter.

Licenses and contracts consist primarily of licensing rights to produce sticker albums featuring Premier League soccer players obtained as a part of the Merlin Publishing Group acquisition in July 1995. Intellectual property refers to rights including trademarks and copyrights related to branded products obtained as part of the July 2003 acquisition of Wizkids, LLC. Software and other consists of proprietary software developed by thePit.com and acquired by Topps in August 2001.

Intangible assets consisted of the following as of February 26, 2005 and February 28, 2004:

                                                   February 26, 2005
================================================================================
                                         Gross        Accumulated
                                     Carrying Value   Amortization         Net
--------------------------------------------------------------------------------
                                                (in thousands of dollars)

Licenses and contracts ...........       $ 21,569       $(17,942)       $  3,627
Intellectual property ............         18,784        (14,284)          4,500
Software and other ...............          2,953         (2,811)            142
FAS 132 pension ..................            275           --               275
                                         --------       ---------       --------
Total intangibles ................       $ 43,581       $(35,037)       $  8,544
================================================================================

                                                    February 28, 2004
================================================================================
                                         Gross        Accumulated
                                     Carrying Value   Amortization         Net
--------------------------------------------------------------------------------
                                                (in thousands of dollars)

Licenses and contracts ...........       $ 21,569       $(17,272)       $  4,297
Intellectual property ............         18,784        (13,251)          5,533
Software and other ...............          2,953         (2,717)            236
FAS 132 pension ..................            408           --               408
                                         --------       ---------       --------
Total intangibles ................       $ 43,714       $(33,240)       $ 10,474
================================================================================


Useful lives of the Company's intangible assets have been established based on the Company's intended use of such assets and their estimated period of future benefit, which are reviewed periodically. Useful lives are as follows:

                                              Weighted Average
                                                  Remaining
          Category             Useful Life       Useful Life
          --------             -----------       -----------
Licenses and contracts          15 years          5.4 years
Intellectual property            6 years          4.4 years
Software and other               5 years          1.5 years


The weighted average remaining useful life for the Company's intangible assets in aggregate is 4.8 years. Over the next five years the Company expects the annual amortization of intangible assets to be as follows:

Fiscal Year                Amount
-----------                ------
                        (in thousands)
2006                       $ 1,797
2007                       $ 1,750
2008                       $ 1,703
2009                       $ 1,703
2010 and thereafter        $ 1,315

In addition to the amortization of intangibles listed above, reported amortization expense, which was $2,458,000 and $2,456,000 for the years ended February 26, 2005 and February 28, 2004, respectively, included amortization of deferred financing fees and deferred compensation costs.

Intangible assets and goodwill for the reporting units is tested for impairment on an annual basis and between annual tests in certain circumstances. The impairment test is conducted at the reporting unit level by comparing the reporting unit's carrying amount, including intangible assets and goodwill, to the fair value of the reporting unit. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to measure the amount of impairment, if any. Further, in the event that the carrying amount of the Company as a whole is greater than its market capitalization, there is a potential that some or all of its intangible assets and goodwill would be considered impaired. The Company completed its annual impairment testing for each of the years presented, and no impairment was found. However, no assurances can be given that future impairment tests of goodwill will not result in an impairment.


NOTE 7 - DEPRECIATION AND AMORTIZATION

                                              Year Ended
--------------------------------------------------------------------
                                    February    February      March
                                    26, 2005    28, 2004    1, 2003
--------------------------------------------------------------------
                                        (in thousands of dollars)

Depreciation expense                  $3,803     $ 4,137     $3,756
--------------------------------------------------------------------
Amortization of:
   Intangible assets                   1,797       1,881      1,160
   Compensation & other                  570         452         --
   Deferred financing fees                91         123        122
--------------------------------------------------------------------
     Total                            $6,261     $ 6,593     $5,038
====================================================================


NOTE 8 - ACCRUED EXPENSES AND OTHER LIABILITIES

                                  February         February
                                  26, 2005         28, 2004
------------------------------------------------------------
                                  (in thousands of dollars)

Royalties                         $  5,400         $  5,665
------------------------------------------------------------
Advertising and
 marketing expenses                  5,079            3,713
------------------------------------------------------------
Employee compensation                4,031            2,946
------------------------------------------------------------
Payments received in advance         1,555            1,768
------------------------------------------------------------
Inventory in transit                 1,363            1,472
------------------------------------------------------------
Deferred rent expense                1,123            1,215
------------------------------------------------------------
Other                                8,934            9,470
------------------------------------------------------------
   Total                          $ 27,485         $ 26,249
============================================================

NOTE 9 - LONG-TERM DEBT

On June 26, 2000, the Company entered into a credit agreement with Chase Manhattan Bank and LaSalle Bank National Association for a term of four years, which ended on June 25, 2004. On June 25, 2004, the credit agreement was amended to extend the expiration date for 90 days in order to provide the Company sufficient time to complete refinancing arrangements. On September 14, 2004, the Company entered into a new credit agreement with JPMorgan Chase Bank. The agreement provides for a $30.0 million unsecured facility to cover revolver and letter of credit needs and expires on September 13, 2007. Interest rates are variable and a function of market rates and the Company's EBITDA. The credit agreement contains restrictions and prohibitions of a nature generally found in loan agreements of this type and requires the Company, among other things, to comply with certain financial covenants, limits the Company's ability to sell or acquire assets or borrow additional money and places certain restrictions on the purchase of Company shares and the payment of dividends. The Company cannot pay dividends and/or purchase Company shares where the total cash outlay exceeds $30 million in three consecutive quarters or $50 million over the term of the credit agreement.

The credit agreement may be terminated by the Company at any point over the three-year term (provided the Company repays all outstanding amounts thereunder) without penalty. With the exception of $2.1 million currently reserved for letters of credit, the $30.0 million credit line was available as of February 26, 2005.


NOTE 10 - INCOME TAXES

The Company provides for deferred income taxes resulting from temporary differences between the valuation of assets and liabilities in the financial statements and the carrying amounts for tax purposes. Such differences are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

U.S. and foreign operations contributed to income/(loss) before provision for income taxes as follows:


                                       Year Ended
-----------------------------------------------------------------
                        February        February         March
                        26, 2005        28, 2004        1, 2003
-----------------------------------------------------------------
                                (in thousands of dollars)
United States           $ 11,650        $ 7,581         $ 14,157
Europe                     4,049         10,941            7,861
Canada                    (1,282)          (996)             992
Latin America                256           (505)             288
                        -----------------------------------------
       Total            $ 14,673        $17,021         $ 23,298
=================================================================

Provision for income taxes consists of:

                                       Year Ended
-----------------------------------------------------------------
                        February        February         March
                        26, 2005        28, 2004        1, 2003
-----------------------------------------------------------------
                               (in thousands of dollars)
Current income taxes/(benefit):
-----------------------------------------------------------------
  Federal               $   (321)       $   (460)       $  3,899
-----------------------------------------------------------------
  Foreign                  1,031           2,771           3,301
-----------------------------------------------------------------
  State and local          1,069             110             146
-----------------------------------------------------------------
      Total current     $  1,779        $  2,421        $  7,346
-----------------------------------------------------------------

Deferred income taxes /(benefit):
-----------------------------------------------------------------
  Federal               $  1,678        $  1,341        $   (434)
-----------------------------------------------------------------
  Foreign                     41             373            (330)
-----------------------------------------------------------------
  State and local            176             191            (220)
-----------------------------------------------------------------
      Total deferred    $  1,895        $  1,905          $ (984)
-----------------------------------------------------------------
Total provision
for income taxes        $  3,674        $  4,326        $  6,362
=================================================================


The total provision for income taxes is less than the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. This difference is largely due to foreign tax planning and the impact of lower tax rates in foreign countries as shown below:

                                              Year Ended
------------------------------------------------------------------------
                                February        February         March
                                26, 2005        28, 2004        1, 2003
------------------------------------------------------------------------
                                     (in thousands of dollars)
Computed expected
tax provision                   $ 5,135         $ 5,957         $ 8,154
------------------------------------------------------------------------
Increase in taxes resulting from:
------------------------------------------------------------------------
  Dividend income from
  foreign affiliates              6,292           1,636             -
------------------------------------------------------------------------
  State and local taxes,
  net of federal tax benefit        871             213            572
------------------------------------------------------------------------
 European Commission fine           578               -              -
------------------------------------------------------------------------
  Foreign tax credits            (8,556)         (2,550)         (1,343)
------------------------------------------------------------------------
  Tax-exempt interest income       (285)           (208)           (206)
------------------------------------------------------------------------
  R & D tax credits                (210)           (310)           (503)
------------------------------------------------------------------------
  Other items                      (151)           (412)           (312)
------------------------------------------------------------------------
Provision for income taxes      $ 3,674         $ 4,326         $ 6,362
========================================================================

U. S. income taxes have not been provided on undistributed earnings of foreign subsidiaries as the Company considers such earnings to be permanently reinvested in the businesses. As of February 26, 2005, the cumulative amount of unremitted earnings from foreign subsidiaries that is expected to be permanently reinvested was approximately $21 million. These undistributed foreign earnings could become subject to U.S. income tax if remitted, or deemed remitted, as a dividend. Management has determined that the U.S. income tax liability on these unremitted earnings should not be material, although it is dependent on circumstances existing at the time of the remittance. During the year, the Company remitted non-recurring dividends from two foreign subsidiaries in the aggregate amount of $9.6 million. The taxes payable on these dividends were fully offset by foreign tax credits.

In December 2004, the FASB issued FSP No. 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision with the American Job Creation Act of 2004". FSP No. 109-2 provides guidance for reporting and disclosing certain foreign earnings that are repatriated, as defined by the Act, which was signed into law on October 22, 2004. The Act allows the company to deduct 85% of certain qualifying foreign earnings available for repatriation to the United States during the fiscal years ended 2005 and 2006. The Act is expected to be supplemented by additional legislation during the fiscal year ended 2006, which will clarify the manner in which repatriated earnings will be taxed. The Company has begun to evaluate the potential impact of repatriating earnings pursuant to the Act; however, until such technical corrections to the Act are enacted, the Company is not in a position to finalize its analysis. The range of possible amounts the Company is considering for repatriation under this provision is between zero and $11 million. The related potential range of income tax effects is between zero and $0.4 million.

The Company is currently under audit by the Internal Revenue Service and New York State. Taxing authorities periodically challenge positions taken by the Company on its tax returns. On the basis of present information, it is the opinion of the Company's management that the Company has appropriately accrued tax reserves for probable exposures and, as a result, any assessments resulting from current tax audits should not have a materially adverse effect on the Company's consolidated financial statements. To the extent the Company were to prevail in matters for which accrued tax reserves have been established or be required to pay amounts in excess of such reserves, the Company's consolidated financial statements for a given period could be materially impacted. The Company has $5.5 million of tax reserves within income taxes payable in fiscal 2005. In fiscal 2004, $3.7 million of tax reserves are included within deferred tax liabilities.

The components of deferred income tax assets and liabilities are as follows:

                                                    Year Ended
---------------------------------------------------------------------
                                                February    February
                                                26, 2005    28, 2004
---------------------------------------------------------------------
                                             (in thousands of dollars)
Deferred income tax assets:

  Pension                                       $  4,047     $     -
---------------------------------------------------------------------
  Inventory                                        3,034       1,005
---------------------------------------------------------------------
  Postretirement benefits                          1,969       2,232
---------------------------------------------------------------------
  Foreign tax credits                              1,399           -
---------------------------------------------------------------------
  Estimated losses on sales returns                  470         500
---------------------------------------------------------------------
  Rent                                               463           -
---------------------------------------------------------------------
  Other                                              755           -
---------------------------------------------------------------------
    Total deferred income tax assets            $ 12,137     $ 3,737
---------------------------------------------------------------------

Deferred income tax liabilities:

  Depreciation                                    (1,808)     (1,911)
---------------------------------------------------------------------
  Package design                                  (1,204)          -
---------------------------------------------------------------------
  Prepaid expenses                                (1,287)          -
---------------------------------------------------------------------
  Other                                                -      (2,277)
---------------------------------------------------------------------
    Total deferred income tax liabilities         (4,299)     (4,188)
---------------------------------------------------------------------
Net Deferred                                     $ 7,838      $ (451)
---------------------------------------------------------------------


Historically, the Company has not recorded a deferred income tax asset relating to its minimum pension obligation (which is included within accumulated other comprehensive income). As of February 26, 2005, the Company recorded a deferred income tax asset of $4.0 million relating to the minimum pension obligation at February 26, 2005. Amounts relating to prior periods were not considered material.

The deferred tax assets and liabilities reflected in the previous table are included on the Company's balance sheets as net current deferred tax assets of $3.6 million and $1.5 million in fiscal 2005 and fiscal 2004, respectively, and as a net long term deferred tax asset of $4.2 million, which is included in other assets in fiscal 2005, and a net long term deferred tax liability of $2.0 million in fiscal 2004.

As of February 26, 2005, the Company had foreign tax credits of approximately $1.4 million available for use that will expire beginning in 2009 through 2015.

NOTE 11 - EMPLOYEE BENEFIT PLANS

The Company maintains qualified and non-qualified defined benefit pensions in the U.S. and Ireland as well as a postretirement healthcare plan in the U.S. for all eligible non-union personnel (the "Plans"). The Company also contributes to a multi-employer defined pension plan for its union employees. The Company's policy is to fund the domestic plans in accordance with the limits defined by the Employee Retirement Income Security Act of 1971 and U.S. income tax regulations. The Ireland plan is funded in accordance with local regulations. The Company contributed a total of $3.7 million in funding to its pension plans in fiscal 2005 and estimates fiscal 2006 contributions at approximately $3 - 4 million.

In addition, the Company sponsors a defined contribution plan, which qualifies under Sections 401(a) and 401(k) of the Internal Revenue Code (the "401(k) Plan"). While all non-union employees are eligible to participate in the 401(k) Plan, participation is optional. With the exception of one recently-acquired subsidiary, the Company does not contribute to the 401(k) Plan.

The Company's strategy is to fund its defined benefit plan obligations. The need for future contributions will be based on changes in the value of plan assets, movements in interest rates and assumptions regarding employee demographics and compensation. The asset allocation for the Company's U.S. qualified pension plan at the end of 2005 and 2004 and the projection for 2006 are as follows:


                       Percentage of Plan Assets
                        2006      2005    2004
                        ----      ----    ----
Asset Category
--------------
Equity Securities        65%       54%     58%

Debt Securities          35%       40%     38%

Cash                      -         6%      4%


The expected rate of return on plan assets is estimated using a variety of factors including long-term historical returns, the targeted allocation of plan assets and expectations regarding future market returns for both equity and debt securities. The measurement date for all Topps plans is February 26, 2005.

The following tables summarize benefit costs, benefit obligations, plan assets and the funded status of the Company's U.S. and Ireland pension plans and U.S. postretirement healthcare benefit plan:

================================================================================================
                                                                             Postretirement
                                                          Pension               Healthcare
------------------------------------------------------------------------------------------------
                                                   February    February    February    February
                                                   26, 2005    28, 2004    26, 2005    28, 2004
------------------------------------------------------------------------------------------------
                                                            (in thousands of dollars)
Change In Benefits Obligation
-----------------------------
Benefits obligation at beginning of year .......   $ 39,709    $ 37,858    $ 10,755    $  9,518
   Service cost ................................      1,419       1,383         305         283
   Interest cost ...............................      2,414       2,390         568         602
   Benefits paid ...............................     (1,462)     (2,524)       (619)       (576)
   Actuarial (gains)/losses ....................      2,786         (98)       (440)        928
   Participants' contributions .................         19          25        --            --
   Foreign currency impact......................        306         675        --            --
                                                   --------    --------    --------    --------
Benefit obligation at end of year ..............   $ 45,191    $ 39,709    $ 10,569    $ 10,755
================================================================================================

Change in Plan Assets
---------------------
Fair value of plan assets at beginning of year .   $ 25,551    $ 18,191    $   --      $   --
   Actual return on plan assets ................      1,722       4,396        --          --
   Employer contributions ......................      3,666       4,999        619         576
   Benefits ....................................     (1,462)     (2,524)      (619)       (576)
   Participants' contributions .................         19          25        --          --
   Foreign currency impact .....................        255         464        --          --
                                                   --------    --------    --------    --------
Fair value of plan assets at end of year .......   $ 29,751    $ 25,551    $   --      $   --
================================================================================================

================================================================================================
                                                                             Postretirement
                                                          Pension               Healthcare
------------------------------------------------------------------------------------------------
                                                   February     February    February    February
                                                   26, 2005     28, 2004    26, 2005    28, 2004
------------------------------------------------------------------------------------------------
                                                            (in thousands of dollars)
Funded status
-------------
Funded status at year end ......................   $(15,440)   $(14,158)   $(10,568)   $(10,754)
Unrecognized actuarial losses ..................     14,599      12,151       1,789       2,229
Unamortized prior service cost .................        276         408        --          --
Unrecognized initial transition
  obligation/(asset) ...........................       (744)       (761)      1,900       2,099
                                                   --------    --------    --------    --------
Accrued benefit cost ...........................   $ (1,309)   $ (2,360)   $ (6,879)   $ (6,426)
================================================================================================

Amounts recognized in the consolidated balance sheets are as follows:

================================================================================================
                                                                             Postretirement
                                                          Pension               Healthcare
------------------------------------------------------------------------------------------------
                                                   February     February    February   February
                                                   26, 2005     28, 2004    26, 2005   28, 2004
------------------------------------------------------------------------------------------------
                                                            (in thousands of dollars)
Prepaid benefit cost ...........................   $  5,353    $  3,827    $   --      $   --
Accrued benefit liability ......................    (16,808)    (16,254)     (6,879)     (6,426)
Intangible asset ...............................        275         408        --          --
Accumulated other comprehensive expense ........      9,871       9,659        --          --
Net amount recognized in the
  consolidated balance sheets ..................   $ (1,309)   $ (2,360)   $ (6,879)   $ (6,426)
================================================================================================

Prior service cost changes are amortized on a straight-line basis over the average remaining service period for employees active on the date of an amendment. Gains and losses are amortized on a straight-line basis over the average remaining service period of employees active on the valuation date.

At the end of fiscal 2005 and 2004 the qualified and non-qualified pension plans had projected and accumulated benefit obligations in excess of plan assets, as follows:

                                                                   For Pension Plans Where:
======================================================================================================================
                                         Projected Benefit Obligation                Accumulated Benefit Obligation
                                     Exceeds the Fair Value of Plan Assets       Exceeds the Fair Value of Plan Assets
----------------------------------------------------------------------------------------------------------------------
                                        February             February                February            February
                                        26, 2005             28, 2004                26, 2005            28, 2004
----------------------------------------------------------------------------------------------------------------------
                                          (in thousands of dollars)                    (in thousands of dollars)
Projected benefit obligation            $ 45,191             $ 39,709                $ 40,081             $ 35,055

Accumulated benefit obligation            40,591               37,657                  36,429               33,872

Fair value of plan assets               $ 29,751             $ 25,551                $ 24,851             $ 21,299
======================================================================================================================

The accumulated benefit obligation is less than the fair value of plan assets for the Ireland pension plan.

The postretirement medical plan has no assets, and the premiums are paid on an on-going basis. The accumulated postretirement benefit obligation at the end of fiscal 2005 and 2004 was $10,568,000 and $10,755,000, respectively, and is included in non-current liabilities.

The weighted-average assumptions used to calculate net period benefit costs are as follows:

=====================================================================================================
                                   U.S. Pension Plan          Postretirement Healthcare Plan
-----------------------------------------------------------------------------------------------------
                                   2005   2004   2003        2005           2004            2003
-----------------------------------------------------------------------------------------------------
Discount rate                      6.0%   6.3%   7.0%         6.0%           6.3%            7.0%
Expected return on plan assets     8.0%   8.0%   8.5%         N/A            N/A             N/A
Rate of compensation increase      4.0%   4.5%   5.0%         N/A            N/A             N/A
Healthcare  cost trend on
  covered charges                  N/A    N/A    N/A         10.0%,         10.0%,           7.0%,
                                                        decreasing to   decreasing to   decreasing to
                                                        5.0% in 2009    5.0% in 2008    5.5% in 2005
=====================================================================================================

The discount rate and rate of compensation increase for the Ireland Pension Plan are 5.3% and 3.3%, respectively, for 2005, 5.5% and 3.8%, respectively, for 2004 and 6.0% and 4.0%, respectively, for 2003.


The components of net periodic benefit cost are as follows:

====================================================================================================
                                               Pension                Postretirement Healthcare
----------------------------------------------------------------------------------------------------
                                   February    February     March     February    February    March
                                   26, 2005    28, 2004    1, 2003    26, 2005    28, 2004   1, 2003
----------------------------------------------------------------------------------------------------
                                                      (in thousands of dollars)
Service cost ...................   $ 1,419     $ 1,384    $ 1,184    $  304      $  283     $  225
Interest cost ..................     2,414       2,390      2,316       568         602        514
Expected return on plan assets .    (2,096)     (1,451)    (1,643)      --          --          --
Amortization of:
   Initial transition obligation       (59)        (51)       (51)      199         199        221
   Prior service cost ..........       132         131        133       --          --         --
   Actuarial (gains) losses ....       808       1,117        688       --           47        --
   Curtailments and special
     termination benefits ......       --          --         187        --          --        337
                                   -------     -------    -------    -------     -------    -------
Net periodic benefit cost ......   $ 2,618     $ 3,520    $ 2,814   $ 1,071     $ 1,131    $ 1,297
====================================================================================================

Expected benefit payments are as follows:

============================================================
                  Pension     Postretirement       Total
------------------------------------------------------------

2006            $ 2,459,361     $   677,996     $ 3,137,357

2007            $ 3,108,988     $   732,126     $ 3,841,114

2008            $ 3,628,888     $   790,188     $ 4,419,076

2009            $ 3,483,036     $   849,470     $ 4,332,506

2010            $ 3,301,677     $   893,135     $ 4,194,812

2011-2015       $17,843,331     $ 4,744,350     $22,587,681
============================================================

The postretirement benefits payments do not include the impact of any Medicare D subsidies, which are not expected to be material.

Increases in healthcare costs could significantly affect reported postretirement benefits cost and benefit obligations. A one-percentage point change in assumed healthcare benefit cost trends would have the following effect:

                                                  One Percentage Point
-------------------------------------------------------------------------
                                                Increase        Decrease
-------------------------------------------------------------------------
                                                (in thousands of dollars)
On total service and interest
   cost component .........................     $   137         $   (113)
On postretirement benefit
   obligation .............................     $ 1,225         $ (1,038)
=========================================================================



NOTE 12 - STOCK OPTION PLANS


The  Company  has  Stock   Option   Plans  that  provide  for  the  granting  of
non-qualified stock options, incentive stock options and stock appreciation rights (SARs) to employees, non-employee directors and consultants within the meaning of Section 422A of the Internal Revenue Code. Options are granted with an exercise price equal to the closing market price of the stock on the grant date, vest within three years and expire ten years after the grant date.

The following table summarizes information about the Stock Option Plans.

                                          February 26, 2005       February 28, 2004         March 1, 2003
-------------------------------------------------------------------------------------------------------------
                                                    Wtd. Avg.               Wtd. Avg.               Wtd. Avg.
                                                    Exercise                Exercise                Exercise
Stock Options                             Shares      Price       Shares      Price       Shares      Price
-------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year        3,800,407   $  6.90     3,756,977   $  6.73     3,956,127   $  6.88
Granted                                   262,000   $  9.34       890,000   $  8.52       166,000   $ 10.12
Exercised                                (270,550)  $  4.55      (234,680)  $  4.85      (220,750)  $  6.21
Forfeited                                ( 28,938)  $  9.50      (611,890)  $  9.01      (144,400)  $ 15.68
Outstanding at end of year              3,762,919   $  7.22     3,800,407   $  6.90     3,756,977   $  6.73
Options exercisable at end of year      2,973,416   $  6.80     2,973,323   $  6.44     3,383,854   $  6.32
Weighted average fair value of
 options granted during the year               $ 2.99                  $ 2.70                  $ 4.12
============================================================================================================

In 2005, the shares forfeited represent those cancelled due to termination of employment; none expired during the year. In 2004, of the 611,890 stock options shown as forfeited, 90,390 were unvested options which were lost when employees were terminated from the Company. The remaining 521,500 "forfeited" options were the results of the expiration of options in the normal course.

Summarized information about stock options outstanding and exercisable at February 26, 2005 is as follows:

=========================================================================================================
                                            Options Outstanding                    Options Exercisable
---------------------------------------------------------------------------------------------------------
                                                                     Weighted                   Weighted
                                 Outstanding   Weighted Average      Average     Exercisable    Average
                                    as of         Remaining          Exercise       as of       Exercise
Exercise Price Range              2/26/2005    Contractual Life       Price       2/26/2005      Price
---------------------------------------------------------------------------------------------------------
$ 1.76 - $ 3.53                     753,984         2.9              $ 2.60         753,984      $ 2.60
$ 3.54 - $ 5.29                     511,436         3.7              $ 4.51         511,436      $ 4.51
$ 5.30 - $ 7.05                      98,500         4.3              $ 6.94          98,500      $ 6.94
$ 7.06 - $ 8.81                   1,091,584         7.6              $ 8.27         564,081      $ 8.04
$ 8.82 - $10.57                   1,077,165         6.9              $ 9.83         815,165      $ 9.98
$10.58 - $12.34                     230,250         5.9              $11.24         230,250      $11.24
---------------------------------------------------------------------------------------------------------
                                  3,762,919         5.7              $ 7.22       2,973,416      $ 6.80
=========================================================================================================

NOTE 13 - CAPITAL STOCK

In October 1999, the Company's Board of Directors authorized the repurchase of up to 5 million shares of the Company's common stock. In October 2001, the Company completed purchases against this authorization and the Company's Board of Directors authorized the repurchase of up to another 5 million shares of the Company's common stock. During fiscal 2005, the Company purchased 444,400 shares at an average price of $9.25 per share.

There were no shares purchased as part of publicly announced plans in the most recent quarter. The maximum number of shares that may yet be purchased under the plan is 1,609,300 shares.


NOTE 14 - DIVIDENDS

On June 26, 2003, the Board of Directors of the Company initiated a regular quarterly cash dividend of $0.04 per share. In fiscal 2005, four quarterly payments totaling $0.16 per share or $6.5 million, were made and in 2004, three quarterly payments totaling $0.12 per share, or $4.9 million, were made.


NOTE 15 - LEGAL PROCEEDINGS

In November 2000, the Commission of the European Communities (the "Commission") began an investigation into whether Topps Europe's past distribution arrangements for the sale of Pokemon products complied with European law (the "EU investigation"). On June 17, 2003, the Commission filed a Statement of Objections against The Topps Company, Inc. and its European subsidiaries, therein coming to a preliminary conclusion that these entities infringed Article 81 of the EC treaty during 2000 by preventing parallel trade between member states of the European Union. A hearing in front of the European Commission Tribunal took place on October 23, 2003, and on May 27, 2004, the Commission found The Topps Company, Inc. and its European subsidiaries jointly and severally liable for infringement of Article 81(1) of the EC treaty. The Commission imposed a total fine of 1.6 million euros ($1.9 million) which was paid during fiscal 2005.

On February 17, 2000, Telepresence, Inc. sued Topps and nine other manufacturers of trading cards (the "Defendants") in the Federal District Court for the Central District of California for infringement of U.S. Patent No. 5,803,501 which was issued on September 8, 1998 (the "501 Patent"). In its suit, Telepresence contended that the patent covers all types of "relic" cards that contain an authentic piece of equipment, i.e., a piece of sporting equipment or jersey. The court awarded summary judgment to the Defendants on the grounds that the named Plaintiff (Telepresence, Inc.) did not have standing to sue for infringement of the 501 patent. The motion was granted, and the litigation was dismissed with prejudice on March 28, 2001.

After the dismissal, the 501 Patent was assigned to Media Technologies, Inc. which is under the control of the same person (the inventor, Adrian Gluck) who brought the Telepresence action. On November 19, 2001, Media Technologies sued essentially the same group of defendants in the same court for infringement of the 501 Patent. The court once again granted summary judgment and dismissed the case with prejudice. The Court of Appeals for the Federal Circuit reversed the judgment on July 11, 2003, and the case was returned to Judge Stotler in the Central District of California for trial. On October 16, 2003, Media Technologies amended its complaint by alleging that Defendants' sale of relic cards additionally infringed U.S. Patent No. 6,142,532 (the "532 Patent") which was issued on November 7, 2000 and is similar to the 501 Patent.

On March 17, 2004, Topps filed a motion for summary judgment based on non-infringement while other defendants filed a motion for summary judgment based on patent invalidity because of prior art. Both motions were denied on July 26, 2004. On September 15, 2004, defendant Upper Deck Company, LLC ("Upper Deck") moved for a separate trial on the issues of infringement, damages, willfulness and counterclaims, a motion the other defendants subsequently joined. On October 26, 2004, the court ruled that the patent validity issues would be tried first, before those of infringement. The court otherwise refused to bifurcate the trial.

On October 4, 2004, Defendants petitioned the United States Patent & Trademark Office (the "PTO") to reexamine the patentability of both the 501 Patent and the 532 Patent. On October 25, 2004, Defendants also filed a motion with the district court requesting a stay of the proceedings pending the petition with the PTO. On December 2, 2004, the court denied the motion for the stay. In mid-December, the PTO granted the petition for reexamination of the 501 and 532 Patents. Plaintiffs have petitioned the PTO to vacate the reexaminations and have also filed papers requesting the PTO, in the event it decides to proceed with the reexamination, to hold its claims patentable.

On December 29, 2004, Defendants once again filed a motion with the district court requesting a stay of the proceedings while the PTO reexamines the patentability of the 501 Patent and the 532 Patent. That motion was denied on February 28, 2005, along with another motion to dismiss the case based on lack of standing. The pretrial conference was held on March 21, 2005. Both parties requested that the judge construe Plaintiff's issued patent claims, and Defendants once again asked that the damages and infringement issues be tried separately as to each party.

The trial was initially scheduled for February 2005 but was adjourned to June 2005. An adverse outcome in the litigation could result in a substantial liability for the Company and could have a material impact on the Company's financial statements. Plaintiff argues it is entitled to a royalty on all sales of all product releases containing relic cards since issuance of the patent, treble damages, and is also seeking to enjoin us from future distribution of relic cards. It is not possible to determine the likelihood of any damages or equitable relief , or to estimate the range of loss, if any. Accordingly, no provision has been recorded for this matter in the accompanying condensed consolidated financial statements.

The Company is a defendant in several other civil actions which are routine and incidental to its business. In management's opinion, after consultation with legal counsel, these other actions will not have a material adverse effect on the Company's consolidated financial statements or results of operations.


NOTE 16 - SEGMENT AND GEOGRAPHIC INFORMATION

Following is the breakdown of industry segments as required by SFAS 131, "Disclosures About Segments of an Enterprise and Related Information." The Company has two reportable business segments: Confectionery and Entertainment.

The Confectionery segment consists of a variety of candy products including Ring Pop, Push Pop, Baby Bottle Pop, Juicy Drop Pop, the Bazooka bubble gum line and, from time to time, confectionery products based on licensed characters, such as Pokemon and Yu-Gi-Oh!

The Entertainment segment primarily consists of cards and sticker album products featuring sports and non-sports subjects. Trading cards feature players from Major League Baseball, the National Basketball Association, the National Football League, and the National Hockey League (although our contract with the NHL has expired), as well as characters from popular films, television shows and other entertainment properties. Sticker album products feature players from the English Premier League and characters from entertainment properties such as Pokemon and Yu-Gi-Oh! This segment also includes products from WizKids, a designer and marketer of strategy games acquired in July 2003.

The Company's chief decision-maker regularly evaluates the performance of each segment based upon its contributed margin, which is profit after cost of goods, product development, advertising and promotional costs and obsolescence, but before general and administrative expenses and manufacturing overhead, depreciation and amortization, other income (expense), net interest and income taxes.

The majority of the Company's assets are shared across both segments, and the Company's chief decision-maker does not evaluate the performance of each segment utilizing asset-based measures. Therefore, the Company does not include a breakdown of assets or depreciation and amortization by segment.

BUSINESS SEGMENTS

                                                        Year Ended
================================================================================
                                             February    February       March
                                             26, 2005    28, 2004      1, 2003
--------------------------------------------------------------------------------
                                                (in thousands of dollars)
Net sales
---------
Confectionery .............................  $ 143,762   $ 147,188    $ 146,901
Entertainment .............................    152,103     150,150      143,214
                                             ---------   ---------    ---------
  Total net sales .........................  $ 295,865   $ 297,338    $ 290,115
_______________________________________________________________________________

Contributed margin
------------------
Confectionery .............................  $  46,781   $  45,734    $  52,101
Entertainment .............................     45,135      42,467       39,313
                                             ---------    --------     --------
  Total contributed margin ................  $  91,916   $  88,201    $  91,414
_______________________________________________________________________________

Reconciliation of contributed margin to
income before provision for income taxes
----------------------------------------

Total contributed margin ..................  $ 91,916    $ 88,201    $ 91,414
Unallocated general and administrative
 expenses and manufacturing overhead ......   (75,363)    (67,644)    (65,778)
Depreciation & amortization ...............    (6,261)     (6,593)     (5,038)
Other income ..............................     1,675         631         184
--------------------------------------------------------------------------------
   Income from operations .................    11,967      14,595      20,782
Interest income, net ......................     2,706       2,426       2,516
--------------------------------------------------------------------------------
   Income before provision for income taxes  $ 14,673    $ 17,021    $ 23,298
================================================================================


Net sales to unaffiliated customers and income from operations are based on the location of the ultimate customer. Income from operations is defined as contributed margin less unallocated general and administrative expenses and manufacturing overhead, depreciation and amortization, and other income. Certain foreign markets are in part supported from the U.S. and Europe; however, the full costs of this support have not been allocated to them. Identifiable assets are those assets located in each geographic area.

GEOGRAPHIC AREAS


                                                   Year Ended
=========================================================================
                                        February     February     March
                                        26, 2005     28, 2004    1, 2003
-------------------------------------------------------------------------
                                            (in thousands of dollars)
Net Sales
---------
United States .....................     $ 199,632   $ 203,602   $ 212,496
Europe ............................        70,252      65,135      48,555
Canada, Latin America and Asia ....        25,981      28,601      29,064
                                        ---------   ---------   ---------
    Total Net Sales ...............     $ 295,865   $ 297,338   $ 290,115
_________________________________________________________________________

Income from Operations
----------------------
United States .....................     $   6,315   $   1,410   $  9,428
Europe ............................           795       9,535      5,406
Canada, Latin America and Asia ....         4,857       3,650      5,948
                                        ---------   ---------   ---------
    Total Income from Operations...     $  11,967   $  14,595   $ 20,782
_________________________________________________________________________

Identifiable Assets
-------------------
United States .....................     $ 236,995   $ 214,615   $ 214,525
Europe ............................        47,623      55,520      41,020
Canada, Latin America and Asia ....         5,793       5,328       7,456
                                        ---------   ---------   ---------
    Total Identifiable Assets .....     $ 290,411   $ 275,463   $ 263,001
=========================================================================


NOTE 17 - ACQUISITION OF WIZKIDS, LLC

On July 9, 2003, the Company acquired Wizkids, LLC ("WizKids"), a designer and marketer of collectible strategy games, for a cash purchase price of approximately $28.4 million. It is believed that the acquisition will serve to enhance and accelerate the expansion of the Company's entertainment business. The acquisition was accounted for using the purchase method of accounting. The financial statements of WizKids have been consolidated into the financial statements of the Company subsequent to the acquisition. The allocation of the purchase price is reflected in the financial statements contained herein.

The total consideration paid by the Company to WizKids' shareholders was comprised of $29,500,000 in cash, net of a working capital adjustment of $1,123,500. The purchase price also reflected a $1,326,130 payment to a third party for associated licenses and legal, accounting, and investment banking fees of $679,075. The purchase price was determined based on discounted cash flow projections, which reflected expected synergies with the Company.

The purchase price includes a $6.2 million allocation for intellectual property rights associated with the WizKids product line, which is being amortized over an estimated useful life of 6 years. There were no contingent payments with the purchase price.

Contemporaneous with the acquisition, the Company entered into an employment agreement with Jordan Weisman, the majority shareholder and founder of WizKids, for a forty-eight month period following the closing. As part of this employment agreement, $2 million of the consideration paid to Mr. Weisman as a shareholder is being accounted for as deferred compensation, and is being amortized over four years. If Mr. Weisman does not remain a WizKids' employee for the full four years of the agreement, he will be required to pay the Company the unamortized balance of his deferred compensation. As an additional part of his employment agreement, Mr. Weisman is entitled to contingent payments during the forty-eight months subsequent to the closing equal to 2% of WizKids' annual net revenue in excess of $35 million, assuming that certain operating margin targets are met. In addition, Mr. Weisman was granted 165,000 options to acquire the Company's common stock, which were granted at fair market value on the date of grant and vest over a four-year period.


The following table sets forth the components of the purchase price:

        Total consideration                     $ 29,500,000
        Less: Working capital adjustment          (1,123,500)
              Deferred compensation agreement     (2,000,000)
        Add:  Purchase of license                  1,326,130
              Transaction costs                      679,075
                                                -------------
        Total purchase price                    $ 28,381,705
                                                =============

The following table provides the fair value of the acquired assets and liabilities assumed based upon WizKids' July 9, 2003 balance sheet:

        Current assets                          $  8,201,851
        Property and equipment                       564,743
        Other assets                                 115,000
        Liabilities assumed, current              (5,426,072)
                                                -------------
        Fair value of net assets acquired          3,455,522
        Intangible assets                          6,200,000
        Goodwill                                  18,726,183
                                                -------------
        Total estimated fair value of net
          assets acquired and goodwill          $ 28,381,705
                                                =============

The final purchase price differs slightly from the amount shown for Purchase of Subsidiary in the Consolidated Statement of Cash Flows which reflects estimated transaction costs as of February 28, 2004.

The goodwill of $18.7 million is included in the Entertainment business segment and is deductible for tax purposes over a fifteen-year period.

The impact of including WizKids in the consolidated statements of operations on a pro forma basis as if the acquisition had occurred on March 3, 2002, is as follows:

                                                 Year Ended
   =========================================================================
                                        February             March
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

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value due to their short-term nature.

The Company enters into foreign currency forward contracts to hedge its foreign currency exposure. As of February 26, 2005, the Company had outstanding foreign currency forward contracts, which will mature at various dates during fiscal 2006, in the amount of $26,563,000, as compared to $22,996,000 as of February 28, 2004. Over 67% of the contracts will mature within six months.

The fair value of these forward contracts is the amount the Company would receive or pay to terminate them. The approximate pre-tax benefit or cost to the Company to terminate these agreements as of February 26, 2005 and February 28, 2004 would have been $49,000 and $(127,000) respectively. The Company may be exposed to credit losses in the event of non-performance by counterparties to these instruments. Management believes, however, the risk of incurring such losses is remote as the contracts are entered into with major financial institutions.


NOTE 19 - OFF-BALANCE SHEET ARRANGEMENTS

The Company does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is expected to be material.


NOTE 20- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

================================================================================'===================================================
                                                      2005                      '                       2004
________________________________________________________________________________'___________________________________________________
                                   1st          2nd          3rd          4th   '      1st         2nd          3rd           4th
--------------------------------------------------------------------------------'---------------------------------------------------
                                                          (in thousands of dollars, except share data)
Net sales                       $ 88,089     $ 68,781     $ 70,650     $ 68,345 '   $ 75,992     $ 73,319     $ 78,470     $ 69,557
Gross profit on sales             33,799       26,280       23,660       21,459 '     28,124       28,759       24,322       22,716
Income from operations             5,639        4,812        3,228       (1,712)'      4,383        7,558          655        1,999
--------------------------------------------------------------------------------'---------------------------------------------------
Net income                         4,102        3,655        2,791          451 '      3,521        5,272          982        2,920
--------------------------------------------------------------------------------'---------------------------------------------------
Net income per share-basic        $ 0.10       $ 0.09       $ 0.07       $ 0.01 '     $ 0.09       $ 0.13       $ 0.02       $ 0.07
                    -diluted      $ 0.10       $ 0.09       $ 0.07       $ 0.01 '     $ 0.08       $ 0.13       $ 0.02       $ 0.07
================================================================================'===================================================

NOTE 21- CONTRACTUAL OBLIGATIONS AND COMMITMENTS

Future minimum payments under existing key contractual obligations are as follows:

                  Future                    Future
                 Payments                  Payments
                Under Non-                  Under
      Fiscal    Cancelable    Purchase     Royalty
       Year       Leases     Obligations  Contracts      Total
       ----       ------     -----------  ---------      -----
                          (in thousands of dollars)

       2006       $ 2,733      $12,198     $12,088      $27,019
       2007         2,361          175      10,944       13,480
       2008         1,956         -          3,726        5,682
       2009         1,770         -           -           1,770
       2010         1,644         -           -           1,644
   Thereafter       1,139         -           -           1,139



The Company anticipates making a payment of approximately $3 - 4 million in fiscal 2006 for the funding of its qualified pension plans.

Historically, lease expense under the Company's contracts was $3,141,000 (2005), $2,752,000 (2004) and $2,332,000 (2003).

Historically,   the  total  royalty  expense  under  the  Company's  sports  and entertainment licensing contracts was $24,916,000 (2005), $23,912,000 (2004) and $25,344,000 (2003).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON THE CONSOLIDATED FINANCIAL STATEMENTS



To the Board of Directors and Stockholders of The Topps Company, Inc.


We have audited the accompanying consolidated balance sheets of The Topps Company, Inc. and its subsidiaries (the "Company") as of February 26, 2005 and February 28, 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and of cash flows for each of the three years in the period ended February 26, 2005. Our audits also include the consolidated financial statement schedule listed in the Index at Item 15. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of February 26, 2005 and February 28, 2004, and the results of their operations and of their cash flows for each of the three years in the period ended February 26, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




DELOITTE & TOUCHE LLP
New York, New York
May 10, 2005

MARKET AND DIVIDEND INFORMATION

The Company's common stock is traded on the Nasdaq National Market under the symbol TOPP. The following table sets forth, for the periods indicated, the high and low stock price for the common stock as reported on the Nasdaq National Market as well as cash dividends per share paid by the Company. As of February 26, 2005, there were approximately 4,500 shareholders of record.


================================================================================
                          Fiscal Year Ended              Fiscal Year Ended
                          February 26, 2005              February 28, 2004
________________________________________________________________________________
                       Stock Price      Dividends      Stock Price     Dividends
                     High       Low       Paid        High      Low      Paid
--------------------------------------------------------------------------------

First quarter        $  9.76   $ 8.40    $ 0.04       $  9.52   $ 7.24    $ -
Second quarter       $ 10.09   $ 8.82    $ 0.04       $  9.25   $ 8.00    $ 0.04
Third quarter        $ 10.55   $ 9.23    $ 0.04       $ 10.75   $ 8.92    $ 0.04
Fourth quarter       $ 10.00   $ 9.38    $ 0.04       $ 10.69   $ 8.97    $ 0.04

================================================================================



SELECTED CONSOLIDATED FINANCIAL DATA

===========================================================================================================
                                            2005          2004          2003          2002          2001
___________________________________________________________________________________________________________
                                               (in thousands of dollars, except share data, unaudited)
OPERATING DATA:

Net sales ...........................   $   295,865   $   297,338   $   290,115   $   300,180   $   437,440
Gross profit on sales ...............       105,198       103,921       101,740       113,841       199,911
Selling, general and
 administrative expenses ............        94,906        89,957        81,142        77,062        80,958
Income from operations ..............        11,967        14,595        20,782        36,564       121,917
Interest income, net ................         2,706         2,426         2,516         4,894         5,717
Net income ..........................        10,999        12,695        16,936        28,462        88,489

Net income per share - basic ........   $      0.27   $      0.31   $      0.41   $      0.66   $      1.97
                     - diluted ......   $      0.27   $      0.31   $      0.40   $      0.64   $      1.91
Dividends per share .................   $      0.16          0.12          --            --            --

Wtd. avg. shares outstanding - basic     40,471,000    40,604,000    41,353,000    43,073,000    45,011,000
                             - diluted   41,327,000    41,515,000    42,065,000    44,276,000    46,366,000
___________________________________________________________________________________________________________

BALANCE SHEET DATA:

Cash and equivalents ................   $    36,442   $    56,959   $    85,684   $    98,007   $   134,391
Short-term investments ..............        69,955        36,878        28,575        23,050        24,350
Working capital .....................       138,146       133,299       141,484       136,389       140,487
Net property, plant and equipment ...        12,553        13,786        14,606        14,606        11,181
Long-term debt ......................          --            --            --            --            --
Total assets ........................       290,411       275,463       263,001       257,950       280,272
Stockholders' equity ................       219,189       211,277       196,768       194,054       196,542
===========================================================================================================

Certain items in the prior years' financial statements have been reclassified to conform with the current year's presentation.

BOARD OF DIRECTORS
------------------
Arthur T. Shorin                Ann Kirschner*                  Jack H. Nusbaum
Chairman and Chief              President                       Partner and Chairman
Executive Officer               Comma International             Willkie Farr & Gallagher, LLP


Allan A. Feder                  David Mauer                     Richard Tarlow*
Independent Business            Chief Executive Officer         Chairman
Consultant                      E&B Giftware, LLC               Roberts & Tarlow


Stephen D. Greenberg*           Edward D. Miller                Stanley Tulchin
Managing Director               Former President and CEO        Chairman
Allen & Company, LLC            AXA Financial, Inc.             STA International



*Nominated to stand for re-election to the Company's Board of Directors at the 2005 Annual Meeting of Stockholders.



OFFICERS
--------
Arthur T. Shorin                Michael P. Clancy               Warren Friss                    William G. O'Connor
Chairman and Chief              Vice President -                Vice President -                Vice President -
Executive Officer               International and Managing      General Counsel and             Administration
                                Director, Topps                 General Manager Sports
                                International Limited


Scott Silverstein               Michael J. Drewniak             Catherine K. Jessup             John Perillo
President and Chief             Vice President -                Vice President -                Vice President -
Operating Officer               Manufacturing                   Chief Financial Officer         Operations
                                                                and Treasurer


Ronald L. Boyum                 Ira Friedman                    Michael K. Murray               Christopher Rodman
Vice President - Marketing      Vice President -                Vice President -                Vice President -
and Sales and General           Publishing and New Product      Confectionery Sales             Topps Europe
Manager Confectionery           Development


Edward P. Camp
Vice President and
President - Hobby Division



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


CORPORATE  INFORMATION


Annual Meeting                  Corporate Counsel               Registrar and Transfer Agent

Thursday, June 30, 2005         Willkie Farr & Gallagher, LLP   American Stock Transfer & Trust Company
10:30 A.M.                      787 Seventh Avenue              59 Maiden Lane
J.P.  Morgan Chase & Co.        New York, NY 10019              New York, NY 10038
One Chase Manhattan Plaza                                       877-777-0800 ext 6820
New York, NY  10081



Investor Relations              Independent Auditors

Brod & Schaffer, LLC            Deloitte & Touche LLP
230 Park Avenue, Suite 1831     Two World Financial Center
New York, NY  10169             New York, NY  10281



Form 10-K -- A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available without charge at the Topps website www.topps.com or upon written request to the Chief Financial Officer.
--------------------------------------------------------------------------------