Form 10-K, Exhibit 13
period 2006-02-25
TOPPS CO INC
filed 2006-05-10
CIK 812076

Exhibit 13
Dear Stockholders,
     Fiscal 2006 was a busy year for Topps as we made measurable progress on a number of key initiatives aimed at streamlining the business, strengthening our management team and fostering a culture of accountability to drive stockholder value. Although our financial results for the year were below expectations, we enter fiscal 2007 a stronger company, with a clear plan and confidence in our prospects for a more profitable year.
     In February 2005, the board authorized the company to pursue, with the assistance of Lehman Brothers, a sale of the candy business believing such a step might provide value for the stockholders, in light of recent industry transactions at attractive multiples.
     While the sale process evolved during the first half of fiscal ’06, we held off restructuring the organization and implementing certain strategic initiatives, anticipating a successful transaction. That failed to occur, however, and the sale process was ultimately terminated in September 2005.
     Since then, the nature and pace of activities, in line with recommendations stemming from a strategic study conducted by independent consultants, has been substantial. Here is a sampling of effected changes:
Fiscal 2006
Restructured The Business To Drive Operating Profitability: We restructured the business to focus on operating profit net of direct overhead rather than contributed margin at our two business units, Confectionery and Entertainment. Beginning in the first quarter of fiscal 2007, financial reporting will reflect this change and lead to more transparency, improved cost management and greater accountability. Now, 80% of our employees report to someone with direct P&L responsibility for a business unit as opposed to 20% before the change.
Created New Culture of Accountability: We redesigned the Company’s incentive bonus plan to focus heavily on business unit results and track personal performance against specific, measurable goals identified at the outset of the fiscal year. Our new structure increases the visibility of performance by business unit down to its operating profit net of direct overhead, thus enhancing each individual’s accountability.
Reduced Direct and Indirect Costs: With a tight focus on managing costs, we implemented an 8% reduction in U.S. headquarters headcount for annualized savings, net of strategic hires, of $2.5 million. We also reduced indirect costs during the year by freezing the pension plan, modifying our retiree medical plan and reducing certain non-medical insurance, litigation and consulting expenses which will generate an additional $2 million in savings for fiscal 2007.
Strengthened Leadership to Support New Initiatives: We made a number of key hires in a few important areas to support our current strategic initiatives. These include:
•	Bazooka brand re-launch

•	Improved sales through the hobby channel

•	Sports marketing to kids

•	New product development for candy

•	Confectionery marketing and sales in Europe

Improved Efficiency: We progressed major systems upgrades and expect phase one of an enterprise resource planning (ERP) system to be operational this summer. The ERP system will link key areas of the business electronically and provide improved control of our purchasing, order entry, customer service, credit and shipping functions. In addition, we are now operational on a new comprehensive trade spending system to help manage this important business cost.
Achieved Structural Marketing Changes to Benefit Each of our Business Units:
In Entertainment, we successfully negotiated important changes in our agreements with sports card licensors that are already paying dividends. In Confectionery, we relocated Bazooka manufacturing to reduce costs and have re-launched the brand, complete with reformulated product, new packaging, line extensions and marketing programs.
Fiscal 2007
entertainment
     We believe that progress made in fiscal ‘06 sets the stage for growth in fiscal ‘07 and beyond. We will focus on key priorities to create long term value for our stockholders, employees and distribution partners in fiscal 2007.
     On the sports card side, having engineered an important change in the licensing structure of the category, our priorities include capturing additional market share and revenue, engaging more kids to collect our sports products and reducing costs.
     With respect to market share, as one of the two licensees marketing Major League baseball cards (last year there were four), Topps will now offer 50% of all baseball card products. We intend to increase our category leadership position by garnering more than our “fair share” of dollars spent. For your information, the football card market witnessed a reduction in licensees from four to three last year and we increased both volume and share.
     To generate further success, we have set up a specialized group within our sports department dedicated to developing new products at the medium and high price points for serious collectors. The first two products developed by this team, Topps “Triple Threads” and “Co-Signers Baseball” are both enjoying positive initial trade reception. Moreover, early sales of popularly priced Topps Baseball Series 1 already show considerable improvement over fiscal year 2006.
     Among efforts to reconnect with kids, we have entered into agreements with video game publisher, 2KSports and the magazine, Sports Illustrated for Kids, both of which should help promote our products in these kids-focused sports venues. For instance, this year Topps Series 1 Baseball contains cards with special codes by which gamers can apply enhanced powers playing the 2K6 video game. In addition, SI for Kids and Topps have developed a Kids Card Club which is now featured monthly in the magazine and on SIKids.com.
     We have also implemented marketing programs at virtually every Major League Baseball ballpark this summer, a first for Topps. Whether through our sponsorship of starting lineups where Topps cards will be featured all season long on in-stadium “Jumbotrons” or special card give-aways, Topps will be on the field, so to speak, not just in the stores. Moreover, we will be part of a $2 million plus industry TV campaign beginning in May, dedicated to showing kids how much fun card collecting truly can be.
     Internationally, we intend to devote special efforts to the World Cup this year. We have created a number of World Cup-related collectible products that we will launch in targeted markets. Also, we have extended and expanded our English Premier League Football (Soccer) rights, which we believe will yield good results.

     Turning to gaming, the market has been soft according to industry sources and we forecast a difficult year for WizKids. Under today’s conditions, we believe there is a flight to quality and that the more critical mass one can sustain the better. Accordingly, for the time being we will focus more on our core properties and continue to be extra selective regarding new product introductions such as Horror Clix, planned for launch in the second half of fiscal ’07.
     Our Entertainment publishing unit will continue to focus on growing franchises and exploiting third party licenses as opportunities are perceived. The Company’s own intellectual properties, Wacky Packages and Garbage Pail Kids, enjoy ongoing acceptance in the U.S. marketplace. Series 3 Wacky Packs are heading for a TV advertising test and sampling in select metro markets during the Spring. Later, the product will be packaged with bubble gum qualifying Wackys to appear on candy counters.
     On the cost side, we are taking steps to manage operating expenses and grow margins in both the Entertainment and Confectionery businesses. These measures, combined with a planned reduction of obsolescence and returns as a percentage of sales, are expected to result in a further savings of over $2 million in fiscal 2007.
     In sports cards, for instance, our initial focus is on pre-press costs which we anticipate reducing by at least 10% beginning in August. In Confectionery, we will apply the new Synectics trade funds management system and use a consultant to help identify means of reducing both operational complexity and costs at facilities manufacturing our confectionery products in Asia. We will also conduct internal reviews to reduce product component costs on a variety of SKU’s.
CONFECTIONERY
The Confectionery business unit in fiscal 2007 is executing a number of strategic initiatives including:
•	The re-launch of “new” Bazooka in the US

•	Refreshing existing brands, and

•	Introducing new products at home and abroad, an activity vital to long term growth.
     Having relocated our manufacturing operation, Bazooka products will be more competitively priced and offered in a variety of formats and sku’s.
     Many activities are associated with product refreshment. Among them, our Baby Bottle Pop brand continues to show growth, most recently driven by a line extension called 2 ·D ·Max. Promotional programs with Nickelodeon and new advertising will be used in support of these initiatives. We will also introduce an addition to the Push Pop family this fall. Overseas, we are in our sixth year successfully marketing container candies featuring Pokemon characters.
     On the new products front, we have added resources to this important activity and adopted the theme “Fewer, Bigger, Better.” Through this process, we are developing a rather revolutionary new candy product for release in January 2007. Called “Vertigo,” the product is aimed at tweens and teens, a different consumer segment than our traditional target, and we are excited about it.
CONCLUSION
     In totality, the number of concrete activities underway to build stockholder value is unprecedented in our Company’s history. Together with fellow employees throughout the Company, our senior leadership team is confident that we have the people, products and vision to see them through.

     On behalf of the organization, we thank our stockholders, consumers, fans, collectors, licensors and suppliers for their loyal support.
Officers of the Topps Company, Inc.
(Signatures)
With profound sorrow, we record the passing of our esteemed board member and friend
Stanley Tulchin. His vision, warmth and dedication will be well remembered by us all.

Financial Highlights

	Fiscal Year Ended
	February	February	February
	25, 2006	26, 2005 (a)	28, 2004 (a)
	(in thousands of dollars, except share data)
Net sales	$293,838	$294,231	$294,917
Net income from continuing operations	3,946	11,268	13,628
Loss from discontinued operations — net of tax	(2,707)	(353)	(744)
Net income	1,239	10,915	12,884

Cash (used in) provided by operations	(6,543)	22,930	11,954
Working capital	127,713	139,910	134,099
Stockholders’ equity	204,636	219,168	211,340

Per share items:
Diluted net income — from continuing operations	$0.10	$0.27	$0.33
Diluted net income — after discontinued operations	$0.03	$0.26	$0.31
Cash dividend paid	$0.16	$0.16	$0.12
Weighted average diluted shares outstanding	41,163,000	41,327,000	41,515,000

(a)	As restated, see Note 2 to Notes to Consolidated Financial Statements

 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     This section provides an analysis of the Company’s operating results, cash flow, critical accounting policies, and other matters. It includes or incorporates “forward-looking statements” as that term is defined by the U.S. federal securities laws. In particular, statements using words such as “may”, “should”, “intend”, “estimate”, “anticipate”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements. We based these forward-looking statements on our current expectations and projections about future events, and, therefore, these statements are subject to numerous risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.
     The following Management’s Discussion and Analysis (“MD&A”) gives effect to the restatement discussed in Note 2 to the Consolidated Financial Statements.
CONSOLIDATED NET SALES
     The Company has two reportable business segments, Confectionery and Entertainment. The following table sets forth, for the periods indicated, net sales by business segment:

	Fiscal Year Ended
	February	February	February
	25, 2006	26, 2005	28, 2004
	(in thousands of dollars)
Confectionery	$144,261	$143,762	$147,188
Entertainment	149,577	150,469	147,729

Total	$293,838	$294,231	$294,917

Fiscal 2006 versus 2005*
     In fiscal 2006, the Company’s consolidated net sales decreased 0.1% to $293.8 million from $294.2 million in fiscal 2005. Weaker foreign currencies versus the prior year reduced fiscal 2006 sales by approximately $600,000. Excluding the impact of stronger foreign currencies, net sales increased by 0.1%.
     Worldwide net sales of the Confectionery segment, which includes Ring Pop, Push Pop, Baby Bottle Pop, Juicy Drop Pop and Bazooka brand bubble gum, increased 0.3% to $144.3 million in 2006 from $143.8 million in 2005. Foreign exchange had virtually no impact on full year confectionery sales comparisons. Confectionery products accounted for 49% of the Company’s net sales in each of 2006 and 2005.
     In the U.S., fiscal 2006 confectionery sales reflected distribution gains and strong retail sales of Juicy Drop Pop, now in its third year. In addition, sales of Baby Bottle Pop increased, driven by a successful new media campaign and initial shipments of 2DMax, a new line extension, which will be officially launched in fiscal 2007.
     Confectionery sales in overseas markets were influenced by the introduction of Mega Mouth Candy Spray and continued growth of Pokemon candy products, offset by lower year-on-year performance of core brands in select markets, principally the U.K. and Italy. International sales represented 28% of total confectionery sales in fiscal 2006 versus 31% in 2005.

*	Unless otherwise indicated, all date references to 2006, 2005 and 2004 refer to the fiscal years ended February 25, 2006, February 26, 2005 and February 28, 2004, respectively.

     Going forward, the Company intends to execute a number of strategic initiatives both in the U.S. and abroad aimed at improving the sales and operating profit of the Confectionery segment. Major initiatives include further establishing Topps as a leader in youth-oriented candy products, building the top line through the relaunch of Bazooka, a focus on innovation and the implementation of a disciplined new product process to fuel future growth, enhanced retail distribution and a renewed emphasis on system-wide cost reduction.
     Net sales of the Entertainment segment, which includes cards, sticker album collections, Internet activities and strategy games, decreased 0.6% in fiscal 2006 to $149.6 million. Weaker foreign currencies versus the prior year served to reduce fiscal 2006 sales by $0.7 million. Entertainment products represented 51% of the Company’s net sales in each of 2006 and 2005.
     During the year, the Company reached an agreement on new terms with Major League Baseball and the Players’ Association which addressed the industry’s product proliferation issues. The deal reduces the number of industry participants from four to two, places a cap on the number of products in the marketplace and requires increased marketing commitments from industry participants targeted at bringing youth back into the market. The combined impact of a positive football season, and to a lesser extent, the new baseball agreement which took effect in January, drove year-over-year increases in sales of sports card products.
     Net sales of non-sports products also increased during 2006, a function of successfully marketing products featuring WWE, Star Wars, Pokemon and Wacky Packages. These legacy licenses are a testament to the Company’s ability to generate strong publishing sales even in periods of relative licensing inactivity.
     Sales of European sports products were below fiscal 2005 levels which was in part a reflection of the absence of products associated with the European Football Championship, which occurs once every four years. In addition, sales of both the Premier League collection in the U.K. and Calcio in Italy were lower than in fiscal 2005. In fiscal 2007, the Company will be marketing products featuring the World Cup, another soccer tournament held every four years.
     Finally, sales from WizKids, a developer and marketer of strategy games acquired in July 2003, increased on the strength of a new internally-created category, constructible strategy games, and specifically Pirates products. However, weakness in the gaming industry is expected to put pressure on 2007 sales, at least through the first half, causing the Company to place greater focus on core properties and be more selective in new offerings.
Fiscal 2005 versus 2004
     In fiscal 2005, the Company’s consolidated net sales decreased 0.2% to $294.2 million from $294.9 million in fiscal 2004. Stronger foreign currencies versus the prior year added $6.6 million to fiscal 2005 sales. Excluding the impact of stronger foreign currencies, net sales decreased 2.5%.
     Worldwide net sales of the Confectionery segment decreased 2.3% to $143.8 million in 2005 from $147.2 million in 2004. Stronger foreign currencies provided a $2.7 million benefit to fiscal 2005 sales. Confectionery products accounted for 49% of the Company’s net sales in 2005 and 50% in 2004.
     Fiscal 2005 U.S. confectionery sales were impacted in part by industry trends such as consumer nutritional concerns and retail consolidation, particularly in the first nine months of the year. Incremental sales of chewy candy products and strong gains on Juicy Drop Pop contributed favorably to results. For the full year, declines in U.S. confectionery sales of 2.8% were in line with trends in the non-chocolate industry.
     Net sales of international confectionery products were also down comparatively in fiscal 2005 due to strong 2004 performance of both Push Pop Flip N’Dip in Japan and Yu-Gi-Oh! candy products in Europe. International sales represented 31% of total confectionery sales in each of fiscal 2005 and fiscal 2004.
     Net sales of the Entertainment segment increased 1.9% in fiscal 2005 to $150.5 million. Stronger foreign currencies provided a $3.9 million benefit to fiscal 2005 sales. Entertainment products represented 51% of the Company’s net sales in 2005 and 50% in fiscal 2004.

     Within the Entertainment segment, sales from WizKids increased $6 million to $22 million, reflecting a full year of ownership in fiscal 2005 versus a partial year in fiscal 2004. In late fiscal 2005, WizKids created a new product category, constructible strategy games, and launched two new products, Pirates and Football Flix. In addition, sales of European sports products increased in fiscal 2005, reflecting the inclusion of products featuring the European Football Championship held once every four years.
     Net sales of U.S. sports products were below the prior year, a function of the absence of a NHL hockey season and continued industry softness in general. The Company believes that this downtrend is due largely to the proliferation of card and memorabilia products and significantly higher price points.
     As anticipated, sales of Internet products were below year ago levels in fiscal 2005 as the Company reduced advertising support and explored new directions for this venture. As a result, Internet operations were virtually breakeven in fiscal 2005 versus a loss of almost $3 million in fiscal 2004.
     Finally, fiscal 2005 sales of non-sports publishing products were impacted by the absence of strong licenses, particularly in the fourth quarter. However, during the year, WWE, Barbie, Pokemon and Yu-Gi-Oh! were solid contributors in Europe and Garbage Pail Kids performed well in the U.S.
RESULTS OF OPERATIONS

	Fiscal Year Ended
	February		February		February
	25, 2006		26, 2005		28, 2004
Net sales	$293,838	100.0%	$294,231	100.0%	$294,917	100.0%
Cost of sales	198,054	67.4%	189,200	64.3%	191,213	64.8%

Gross profit	95,784	32.6%	105,031	35.7%	103,704	35.2%
Sales, general and administrative expenses	98,096	33.4%	92,350	31.4%	87,527	29.7%

(Loss) income from operations	(2,312)	(0.8%)	12,681	4.3%	16,177	5.5%
Fiscal 2006 versus 2005
     Fiscal 2006 consolidated gross profit as a percentage of net sales was 32.6% versus 35.7% in 2005. Margins this year were negatively impacted by increases in returns provisions, reported as a net against gross sales. Higher returns resulted from a softer Italian entertainment market and WizKid’s expansion into new products and markets. Increased royalty costs driven by the higher mix of royalty-bearing U.S. sports sales and an increase in the effective royalty rate on Premier League products due to lower sales, also put pressure on gross profit margins.
     Selling, general & administrative expenses (“SG&A”) increased as a percentage of net sales to 33.4% in 2006 from 31.4% in 2005. SG&A dollar spending increased to $98.1 million in 2006 from $92.4 million. The primary cause of higher 2006 SG&A is one-time costs associated with the implementation of strategic initiatives totaling $4.2 million. These include severance and pension costs of $3.7 million related to a corporate restructuring, $0.3 million in costs to move Bazooka production to a less expensive manufacturer and a one-time expense of $0.2 million related to the freeze of our pension plan. Additionally, higher 2006 overhead costs reflect the impact of inflation on salaries and health care costs as well as consulting fees incurred in relation to systems implementation, Sarbanes-Oxley and strategic planning initiatives. Fiscal 2006 overhead cost comparisons benefited from a $1.8 million WizKids’ legal settlement net of legal fees and the absence of a $1.9 million fine paid to the European Commission in 2005.

     Also within SG&A, full year advertising and marketing expenses of $26.8 million were $3.5 million above 2005 due to the reinstatement of historical levels of spending for the U.S. confectionery business, advertising support for WizKids’ new product format and media for Wacky Packages in the U.S.
     Net interest income increased slightly to $2.9 million in fiscal 2006 from $2.7 million in fiscal 2005, reflecting rising interest rates.
     In fiscal 2006, the Company had a tax benefit versus an effective tax rate of 26.8% in fiscal 2005. The tax benefit was a function of a low earnings base combined with the reversal of tax reserves as a result of a successful IRS tax audit and the Company’s tax planning initiatives.
     The Company sold thePit.com Internet operations to a third party in January 2006. Accordingly, financial results for this operation have been reclassified and are reported as Loss from discontinued operations – net of tax. In fiscal 2006, this loss, including the asset write-off, totaled $2.7 million.
     Net income in fiscal 2006 was $1.2 million, or $0.03 per diluted share, versus $10.9 million, or $0.26 per diluted share in 2005.
Fiscal 2005 versus 2004
     Financial results for thePit.com Internet operations have been reclassified to the Discontinued Operations line. See Note 7 – Discontinued Operations – thePit.com.
     Fiscal 2005 consolidated gross profit as a percentage of net sales was 35.7%, up from 35.2% in 2004. Fiscal 2005 margins were favorably impacted by lower obsolescence costs following abnormally high write-offs at WizKids and the domestic confectionery and European publishing businesses in fiscal 2004. Improved gross profit margins also reflected lower tooling and mold costs on WizKids and European confectionery products. Partially offsetting these improvements were higher autograph and relic costs on U.S. sports cards and an increase in effective royalties associated with England Premier League products.
     Selling, general & administrative expenses increased as a percentage of net sales to 31.4% in 2005 from 29.7% in the prior year. SG&A dollar spending increased to $92.4 million in 2005 from $87.5 million. A $1.9 million fine paid to the European Commission and the full year of WizKids ownership versus a partial year in 2004, were the primary reasons for the dollar increase. Additionally, higher professional fees, in particular legal, Sarbanes-Oxley and consulting-related expenses, impacted fiscal 2005 SG&A. The Company estimates fees paid to third parties related to Sarbanes-Oxley Section 404 compliance were approximately $1.1 million in 2005.
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
     The fiscal 2005 effective tax rate was 26.8% versus 26.7% in fiscal 2004.
     Net income in fiscal 2005 was $10.9 million, or $0.26 per diluted share, versus $12.9 million, or $0.31 per diluted share in 2004. Excluding the impact of the non-tax deductible European Commission fine, fiscal 2005 net income was $12.8 million, or $0.31 per diluted share.

Quarterly Comparisons
     Management believes that quarter-to-quarter comparisons of sales and operating results are affected by a number of factors. The Company’s sales of Confectionery products are generally stronger in the first two fiscal quarters of the year. However, sales can be significantly impacted by the introduction of new products and line extensions as well as by advertising and consumer and trade support programs.
     In the Entertainment segment, sales of U.S. sports card products are sold throughout the year, spanning the three major sports seasons in which the Company currently participates, i.e. baseball, football, and basketball. The new baseball agreement condensed the period during which baseball products are sold causing certain products previously sold in the third quarter to be pushed to the fourth quarter of fiscal 2006. Topps Europe’s sales generally of sports sticker album products are driven largely by shipments of Premier League Soccer products, with much of the sales activity occurring in the fourth fiscal quarter. Sales of non-sports cards, sticker albums and games tend to be impacted by the timing of product introductions and the property on which they are based, often peaking with the release of a movie or the rise in popularity of a particular licensed property.
     The net result of the above factors is that quarterly results vary. See Note 22 of Notes to Consolidated Financial Statements.
Inflation
     In the opinion of management, inflation has not had a material effect on the operations or financial results of the Company.
Liquidity and Capital Resources
     Management believes that the Company has adequate means to meet its liquidity and capital resource needs over the foreseeable future as a result of the combination of cash on hand, anticipated cash from operations and credit line availability.
     The Company entered into a credit agreement with Chase Manhattan Bank on September 14, 2004. The agreement provides for a $30.0 million unsecured facility to cover revolver and letter of credit needs and expires on September 13, 2007. With the exception of $0.6 million reserved for letters of credit, the $30.0 million credit line was available as of February 25, 2006. (See Note 11 – Long-Term Debt.)
     The Company has presented its portfolio of auction rate securities as short-term investments. Year-over-year changes in the amounts of these securities are being shown under investing activities on the Consolidated Statement of Cash Flows.
     As of February 25, 2006, the Company had $28.2 million in cash and cash equivalents and an additional $53.3 million in short-term investments, for a total of $81.4 million.
     During fiscal 2006, the Company’s net decrease in cash and cash equivalents was $8.3 million versus a decrease of $20.5 million in 2005. The net decrease in cash and cash equivalents and short-term investments combined was $25.0 million in fiscal 2006, versus an increase of $12.6 million in fiscal 2005.
     Net cash used by operating activities in 2006 was $6.5 million versus cash generated by operating activities of $22.9 million in 2005. The fiscal 2006 cash use was primarily a function of the low level of net earnings as well as an increase in working capital resulting from a reduction in income taxes payable, higher inventories reflecting the acquisition of sports autographs and a build up of stock prior to a shift in Bazooka production and an increase in receivables driven by the strong sales and timing of U.S. sports card shipments.

     Cash generated by investing activities in 2006 of $13.8 million largely reflects the net sale of $16.7 million of short-term investments. The Company also spent $2.9 million in capital expenditures, primarily for computer hardware and software related to the implementation of a the first phase of an ERP system, as well as for other IT-related investments in the U.S. and Europe. Fiscal 2007 capital spending is projected to be approximately $4 million, driven by investments in Ring Pop production equipment and computer software and hardware. Capital spending will be funded out of cash flow from operating activities.
     Cash used in financing activities in 2006 of $12.5 million reflects $6.0 million of treasury stock purchases net of options exercised plus $6.5 million in dividend payments, versus $2.3 million in treasury stock purchases net of options exercised and $6.5 million in dividend payments in 2005. The increase in treasury stock purchases in 2006 is a result of the Company’s 10b5-1 program, initiated mid-year, which provides for a minimum purchase of 500,000 shares a quarter, assuming the share price remains below a certain threshold.
     Finally, the $3.1 million unfavorable effect of exchange rate changes on cash and cash equivalents, which is due to the impact of weaker currencies on foreign subsidiaries’ cash balances when translated into U.S. dollars, was $4.1 million worse than in 2005. This change reflects a weakening of European currencies against the U.S. dollar in fiscal 2006, versus a strengthening in fiscal 2005.
     In October 2001, the Company’s Board of Directors authorized the repurchase of up to 5 million shares of Company common stock. During fiscal 2005, the Company purchased 444,400 shares at an average price of $9.25 per share. During the first half of fiscal 2006, the Company did not purchase any shares due to a strategic business review being performed by investment banking and consulting firms. In September 2005, the Company entered into a written trading plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which provides for the purchase of 500,000 shares for each of the next four quarters starting in the third quarter of fiscal 2006 at the prevailing market price, per share, subject to certain conditions. In addition, the Board of Directors increased the outstanding share authorization by 3,390,700 shares to 5 million shares. As of February 25, 2006, the Company had purchased 1,027,899 shares under this amended authorization, leaving 3,972,101 shares available for future purchases. See Note 15 - Capital Stock. The Company anticipates purchasing additional shares in the future to complete the authorization.
Contractual Obligations
Future minimum payments under existing key contractual obligations are as follows: (in thousands)

	Total	2007	2008	2009	2010	2011	Thereafter
Future payments under non-cancelable leases	$10,600	$2,579	$2,247	$2,128	$1,826	$1,284	$536
Purchase obligations	16,797	11,011	2,151	952	700	700	1,283
Future payments under royalty contracts	81,642	23,362	20,167	19,793	18,320	—	—

Total	$109,039	$36,952	$24,565	$22,873	$20,846	$1,984	$1,819

The Company anticipates making a payment of approximately $1.5 – 2.5 million in fiscal 2007 for the funding of its qualified pension plans.
Critical Accounting Policies
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

     Note 1 to the Company’s consolidated financial statements “Summary of Significant Accounting Policies” summarizes its significant accounting policies. Following is a summary of the critical policies and methods used.
Revenue Recognition: Revenue related to sales of the Company’s products is generally recognized when products are shipped, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Sales made on a returnable basis are recorded net of a provision for estimated returns. These estimates are revised, as necessary, to reflect actual experience and market conditions.
Returns Provisions: In determining the provision for returns, the Company performs an in-depth review of wholesale and retail inventory levels, trends in product sell-through by sales channel, and other factors. The provision for returns was $29.8 million in 2006, $22.0 million in 2005 and $17.4 million in 2004, which equates to 10.2%, 7.5% and 5.9% of net sales, respectively. The recent increase in returns provisions is largely the result of a softer Italian entertainment market in fiscal 2006, unusually high returns of products associated with the European Football championship in fiscal 2005 and WizKids’ expansion into new products and markets. An increase or decrease in the provision for returns by 1% of sales would decrease or increase operating income by approximately $3.0 million.
Goodwill and Intangible Assets: Management evaluates the recoverability of finite-lived intangible assets under the provisions of Statement of Financial Accounting Standards No. 144 Accounting for the Impairment or Disposal of Long-lived Assets (“SFAS 144”) based on projected undiscounted cash flows. The recoverability of goodwill is evaluated in accordance with SFAS No. 142 Goodwill and Other Intangible Assets (“SFAS 142”) and is based on a comparison of the fair value of a reporting unit with its carrying amount. Both the market approach (use of multiples from comparable companies) and the income approach (present value of future income streams) are used in determining the fair value of a reporting unit. The Company performs its annual test of impairment of goodwill as of the first day of its fourth quarter.
Intangible Assets: Intangible assets include trademarks and the value of sports, entertainment and proprietary product rights. Amortization is by the straight-line method over estimated lives of up to fifteen years. Management evaluates the recoverability of finite-lived intangible assets under the provisions of Statement of Financial Accounting Standards No. 144 Accounting for the Impairment or Disposal of Long-lived Assets (“SFAS 144”) based on the projected undiscounted cash flows attributable to the individual assets, among other methods.
Accruals for Obsolete Inventory: The Company’s accrual for obsolete inventory reflects the cost of items in inventory not anticipated to be sold or anticipated to be sold at less than cost. This accrual may be deemed necessary as a result of discontinued items and packaging or a reduction in forecasted sales. The provision for obsolete inventory was $5.4 million in fiscal 2006, $4.9 million in fiscal 2005 and $7.5 million in fiscal 2004, which equates to 1.8%, 1.7% and 2.5% of net sales, respectively. An increase or decrease in the provision for obsolescence by 1% of sales would decrease or increase operating income by approximately $3.0 million.
Income Taxes: Deferred tax assets and liabilities represent the tax effects of temporary book-tax differences which will become payable or refundable in future periods. The Company has accrued tax reserves for probable exposures and, as a result, any assessments resulting from current tax audits should not have a material adverse effect on the Company’s consolidated net income.
Disclosures About Market Risk
     There is no material risk to financial results due to market risk. The Company’s exposure to market risk is largely related to the impact of mark-to-market changes in foreign currency rates on forward contracts. As of February 25, 2006, the Company had $21.0 million in forward contracts which were entered into for the purpose of reducing the impact of changes in foreign currency rates associated with firm and forecasted receipts and disbursements.

     The Company’s primary exchange rate exposure is with the Euro against the British pound, the Japanese yen and the U.S. dollar. At maturity, the proceeds or outlays from the foreign exchange contracts offset a corresponding additional or reduced outlay in the underlying currency. The recognition of mark-to-market gains and losses on these contracts accelerates the gains and losses that would otherwise be recognized when the contracts mature and generally does not result in an incremental impact on earnings or cash flows. The Company has no long-term debt and does not engage in any commodity-related derivative transactions.
New Accounting Pronouncements
     In 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 151, Inventory Costs, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement is effective for annual periods beginning after June 15, 2005 and requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal” as defined by Accounting Research Bulletin No. 43. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company will adopt this Statement on February 26, 2006 and expects that the adoption will not have a material effect on the Company’s consolidated financial statements.
     In 2004, the FASB issued Statement No. 123 (revised 2004), Share-Based Payments (“SFAS 123R”). This Statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements and establishes fair value as the measurement objective in accounting for all share-based payment arrangements. The Company will adopt SFAS 123R using the modified prospective basis on February 26, 2006. The adoption of this Statement is expected to result in compensation expense of approximately $200,000 in fiscal 2007 (unaudited) related to unvested options outstanding at February 25, 2006. The estimate of future stock-based compensation expense is affected by the Company’s stock price, the number of stock-based awards that may be granted in fiscal 2007, fluctuation in the Company’s valuation assumptions and the related tax effect.
     In 2004, the FASB issued FSP No. 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision with the American Job Creation Act of 2004. FSP No. 109-2 provides guidance for reporting and disclosing certain foreign earnings that are repatriated, as defined by the Act, which was signed into law on October 22, 2004. The Act would have allowed the Company to deduct 85% of certain qualifying foreign earnings available for repatriation to the United States during the fiscal years ended 2005 and 2006. The Company evaluated the potential impact of repatriating earnings and decided not to do so under the provisions of the Act.
     In 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, which eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. SFAS No. 153 will be effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company is currently evaluating the impact of adopting this standard in its future financial statements.
     In 2005, FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, Accounting for Asset Retirement Obligations required that an entity recognize the fair value of a liability for a conditional asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. An asset retirement obligation would be reasonably estimable if (a) it is evident that the fair value of the obligation is embodied in the acquisition price of the asset, (b) an active market exists for the transfer of the obligation, or (c) sufficient information exists to apply to an expected present value technique. FASB Interpretation No. 47 became effective for companies with fiscal years ending after December 15, 2005. The adoption of this statement did not have an impact on the Company’s consolidated financial statements.

The Topps Company, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands of dollars, except per share and share data)

	Fiscal Year Ended
	February	February	February
	25, 2006	26, 2005	28, 2004
		(As restated,	(As restated,
		see Note 2)	see Note 2)
Net sales	$293,838	$294,231	$294,917
Cost of sales	198,054	189,200	191,213

Gross profit on sales	95,784	105,031	103,704

Selling, general and administrative expenses	98,096	92,350	87,527

(Loss) income from operations	(2,312)	12,681	16,177

Interest income, net	2,912	2,706	2,426

Income before benefit (provision) for income taxes	600	15,387	18,603
Benefit (provision) for income taxes	3,346	(4,119)	(4,975)

Net income from continuing operations	3,946	11,268	13,628
Loss from discontinued operations — net of tax	2,707	353	744

Net income	$1,239	$10,915	$12,884

Basic net income per share:
- From continuing operations	$0.10	$0.28	$0.34
- From discontinued operations	$(0.07)	$(0.01)	$(0.02)

Basic net income per share	$0.03	$0.27	$0.32

Diluted net income per share:
- From continuing operations	$0.10	$0.27	$0.33
- From discontinued operations	(0.07)	$(0.01)	$(0.02)

Diluted net income per share	$0.03	$0.26	$0.31

Weighted average shares outstanding
- basic	40,349,000	40,471,000	40,604,000
- diluted	41,163,000	41,327,000	41,515,000
See Notes to Consolidated Financial Statements

The Topps Company, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands of dollars, except per share and share data)

	February	February
	25, 2006	26, 2005
		(As restated,
		see Note 2)
ASSETS
Current assets:
Cash and cash equivalents	$28,174	$36,442
Short-term investments	53,269	69,955
Accounts receivable, net	31,180	27,851
Inventories	36,781	32,936
Income tax receivable	1,407	338
Deferred tax assets	5,687	5,380
Prepaid expenses and other current assets	11,134	14,541

Total current assets	167,632	187,443
Property, plant and equipment, net	11,028	11,968
Goodwill	63,405	67,566
Intangible assets, net	6,424	8,544
Deferred tax assets	6,334	3,022
Other assets	13,815	11,847

Total assets	$268,638	$290,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,263	$12,658
Accrued expenses and other liabilities	25,345	27,485
Income taxes payable	3,311	7,390

Total current liabilities	39,919	47,533
Accrued pension obligation	24,083	23,689

Total liabilities	64,002	71,222

Stockholders’ equity:
Preferred stock, par value $.01 per share authorized 10,000,000 shares, none issued	—	—
Common stock, par value $.01 per share, authorized 100,000,000 shares; issued 49,244,000 shares as of February 25, 2006 and February 26, 2005	492	492
Additional paid-in capital	28,644	28,293
Treasury stock, 9,539,000 shares and 8,790,000 shares as of February 25, 2006 and February 26, 2005, respectively	(91,376)	(85,060)
Retained earnings	269,954	275,205
Minimum pension liability adjustment	(5,551)	(5,824)
Cumulative foreign currency adjustment	2,473	6,062

Total stockholders’ equity	204,636	219,168

Total liabilities and stockholders’ equity	$268,638	$290,390

See Notes to Consolidated Financial Statements

The Topps Company, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands of dollars)

	Fiscal Year Ended
	February	February	February
	25, 2006	26, 2005	28, 2004
		(As restated,	(As restated,
		see Note 2)	see Note 2)
Cash flows (used in) provided by operating activities:
Net income from continuing operations	$3,946	$11,268	$13,628
Adjustments to reconcile net income to cash flows:
Depreciation and amortization	5,829	5,833	5,768
Deferred taxes	(3,749)	2,261	1,523
Net effect of changes in:
Accounts receivable	(3,335)	2,258	(2,538)
Inventories	(4,086)	84	501
Income tax receivable/payable	(5,153)	585	(2,256)
Prepaid expense and other current assets	3,376	(2,847)	(1,048)
Payables and other current liabilities	(3,068)	2,329	(7,083)
All other	445	781	3,737

Cash (used in) provided by operating activities – continuing operations	(5,795)	22,552	12,232
Cash (used in) provided by operating activities – discontinued operations	(748)	378	(278)

Cash (used in) provided by operating activities – total	(6,543)	22,930	11,954
Cash flows from investing activities:
Purchase of business	—	—	(28,650)
Purchase of short-term investments	(291,567)	(155,487)	(49,953)
Sale of short-term investments	308,253	122,410	41,650
Purchases of property, plant and equipment	(2,885)	(2,625)	(2,720)

Cash provided by (used in) investing activities – continuing operations	13,801	(35,702)	(39,673)
Cash provided by (used in) investing activities – discontinued operations	—	(9)	(122)

Cash provided by (used in) investing activities – total	13,801	(35,711)	(39,795)

Cash flows from financing activities:
Dividends paid	(6,490)	(6,477)	(4,868)
Exercise of stock options	1,831	1,814	1,770
Purchase of treasury stock	(7,796)	(4,123)	(2,781)

Cash used in financing activities – continuing operations	(12,455)	(8,786)	(5,879)

Effect of exchange rate changes on cash and cash equivalents	(3,071)	1,050	4,995
Net decrease in cash and cash equivalents	(8,268)	(20,517)	(28,725)
Cash and cash equivalents at beginning of year	36,442	56,959	85,684

Cash and cash equivalents at end of year	$28,174	$36,442	$56,959

	Fiscal Year Ended
	February	February	February
	25, 2006	26, 2005	28, 2004
		(As restated,	(As restated,
		see Note 2)	see Note 2)
Supplemental disclosures of cash flow information:
Interest paid	$107	$258	$322

Income taxes paid	$2,082	$3,883	$6,398

See Notes to Consolidated Financial Statements

The Topps Company, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity and Comprehensive Income
(in thousands of dollars)

						Accumulated
			Additional			Other
		Common	Paid-in	Treasury	Retained	Comprehensive
	Total	Stock	Capital	Stock	Earnings	(Loss) Income
Balance at March 1, 2003 as originally reported	$196,768	$492	$27,344	$(80,791)	$262,877	$(13,154)
Effect of restatement (see Note 2)	(126)				(126)

Stockholders’ equity as of March 1, 2003 (As restated, see Note 2)	196,642	492	27,344	(80,791)	262,751	(13,154)

Net income (As restated, see Note 2)	12,884	—	—	—	12,884	—
Translation adjustment	6,823	—	—	—	—	6,823
Minimum pension liability, net of tax	870	—	—	—	—	870
Total comprehensive income (As restated, see Note 2)	20,577	—	—	—	12,884	7,693
Cash dividends	(4,868)	—	—	—	(4,868)	—
Purchase of treasury stock	(2,781)	—	—	(2,781)	—	—
Exercise of employee stock options	1,770	—	485	1,285	—	—

Stockholders’ equity as of February 28, 2004 (As restated, see Note 2)	211,340	492	27,829	(82,287)	270,767	(5,461)

Net income (As restated, see Note 2)	10,915	—	—	—	10,915	—
Translation adjustment	1,864	—	—	—	—	1,864
Minimum pension liability, net of tax	3,835	—	—	—	—	3,835
Total comprehensive income
(As restated, see Note 2)	16,614	—	—	—	10,915	5,699
Cash dividends	(6,477)	—	—	—	(6,477)	—
Purchase of treasury stock	(4,123)	—	—	(4,123)	—	—
Exercise of employee stock options	1,814	—	464	1,350	—	—

Stockholders’ equity as of February 26, 2005 (As restated, see Note 2)	219,168	492	28,293	(85,060)	275,205	238

Net income	1,239	—	—	—	1,239	—
Translation adjustment	(3,589)	—	—	—	—	(3,589)
Minimum pension liability, net of tax	273	—	—	—	—	273
Total comprehensive income	(2,077)	—	—	—	1,239	(3,316)
Cash dividends	(6,490)	—	—	—	(6,490)	—
Purchase of treasury stock	(7,796)	—	—	(7,796)	—	—
Exercise of employee stock options	1,831	—	351	1,480	—	—

Stockholders’ equity as of February 25, 2006	$204,636	$492	$28,644	$(91,376)	$269,954	$(3,078)

See Notes to Consolidated Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation: The consolidated financial statements include the accounts of The Topps Company, Inc. and its subsidiaries (the “Company”). All intercompany items and transactions have been eliminated in consolidation.
     The Company and its subsidiaries operate and report financial results on a fiscal year of 52 or 53 weeks which ends on the Saturday closest to the end of February. Fiscal 2004, fiscal 2005 and fiscal 2006 were all comprised of 52 weeks.
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
Short-term investments: Investments in auction rate instruments as well as bank certificates of deposit and other debt investments with maturities in excess of three months and subject to an early withdrawal penalty are reported as short-term investments.
Inventories: Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.
Property, Plant and Equipment (“PP&E”): PP&E is stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives of twenty-five years for buildings, three to twelve years for machinery, equipment and software, and the remaining lease period for leasehold improvements. Expenditures for new property, plant or equipment that substantially extend the useful life of an asset are capitalized. Ordinary repair and maintenance costs are expensed as incurred. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), the Company periodically evaluates the carrying value of its PP&E for circumstances which may indicate impairment.
Goodwill and Intangible Assets: Management evaluates the recoverability of finite-lived intangible assets under the provisions of SFAS 144 based on projected undiscounted cash flows. The recoverability of goodwill is evaluated in accordance with SFAS No. 142 Goodwill and Other Intangible Assets (“SFAS 142”) and is based on a comparison of the fair value of a reporting unit with its carrying amount. Both the market approach (use of multiples from comparable companies) and the income approach (present value of future income streams) are used in determining the fair value of a reporting unit. The Company performs its annual test of impairment of goodwill as of the first day of its fourth quarter.
Revenue Recognition: The Company recognizes revenue when the following criteria are met: the products are shipped, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Sales made on a returnable basis are recorded net of a provision for estimated returns. These estimates are revised, as necessary, to reflect actual experience and market conditions. In fiscal 2006, approximately 68% of the

Company’s sales were made on a returnable basis, and the returns expense for the years ended February 25, 2006, February 26, 2005 and February 28, 2004 were $29.8 million, $22.0 million and $17.4 million, respectively.
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
Employee Stock Options: The Company accounts for stock-based employee compensation based on the intrinsic value of stock options granted in accordance with the provisions of APB 25, Accounting for Stock Issued to Employees. The pro forma effect, had the Company accounted for stock-based employee compensation based on the fair value of stock options granted in accordance with SFAS 123, Accounting for Stock-Based Compensation, is shown below:

		Stock-based
	As	Employee	Pro
	Reported	Compensation	forma
	(In thousands of dollars, except share data)
2006
Net income	$1,239	$(312)	$927
Earnings per share
Basic	$0.03		$0.02
Diluted	$0.03		$0.02

2005
Net income	$10,915	$(1,054)	$9,861
Earnings per share
Basic	$0.27		$0.24
Diluted	$0.26		$0.24

2004
Net income	$12,884	$(1,247)	$11,637
Earnings per share
Basic	$0.32		$0.29
Diluted	$0.31		$0.28

     Options typically vest within a three-year period. In determining the preceding pro forma amounts under SFAS 123, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model. Following are the key assumptions: $0.16 per share dividend on fiscal 2006, 2005 and 2004 options; risk free interest rate, estimated volatility and expected life as follows: fiscal 2006 options — 4.4%, 29% and 5.8 years, respectively; 2005 options — 4.4%, 32% and 5.8 years, respectively; fiscal 2004 options — 4.4%, 38% and 6.5 years, respectively. Changes in assumptions used could have a material effect upon the pro-forma results.
Advertising and Marketing Expenses: Advertising and marketing expenses (which encompass media spending, customer promotions and research) included in selling, general and administrative expenses amounted to $26,772,000 in fiscal 2006, $23,253,000 in fiscal 2005 and $23,820,000 in fiscal 2004. Advertising and marketing expenses are recognized as incurred. Costs relating to future periods are classified as prepaid.
Reclassifications: Certain items in the prior years’ financial statements have been reclassified to conform with current year’s presentation.
Research and Development Expenses: Research and development costs are included in selling, general and administrative expenses and are recognized as incurred.
New Accounting Pronouncements
     In 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 151, Inventory Costs, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This statement is effective for annual periods beginning after June 15, 2005 and requires that those items be recognized as current period charges regardless of whether they meet the criterion of “so abnormal” as defined by Accounting Research Bulletin No. 43. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company will adopt this Statement on February 26, 2006 and expects that the adoption will not have a material effect on the Company’s consolidated financial statements.
     In 2004, the FASB issued Statement No. 123 (revised 2004), Share-Based Payments (“SFAS 123R”). This Statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements and establishes fair value as the measurement objective in accounting for all share-based payment arrangements. The Company will adopt SFAS 123R using the modified prospective basis on February 26, 2006. The adoption of this Statement is expected to result in compensation expense of approximately $200,000 in fiscal 2007 (unaudited) related to unvested options outstanding at February 25, 2006. The estimate of future stock-based compensation expense is affected by the Company’s stock price, the number of stock-based awards that may be granted in fiscal 2007, fluctuation in the Company’s valuation assumptions and the related tax effect.
     In 2004, the FASB issued FSP No. 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision with the American Job Creation Act of 2004. FSP No. 109-2 provides guidance for reporting and disclosing certain foreign earnings that are repatriated, as defined by the Act, which was signed into law on October 22, 2004. The Act would have allowed the Company to deduct 85% of certain qualifying foreign earnings available for repatriation to the United States during the fiscal years ended 2005 and 2006. The Company evaluated the potential impact of repatriating earnings and decided not to do so under the provisions of the Act.
     In 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, which eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. SFAS No. 153 will be effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company is currently evaluating the impact of adopting this standard in its future financial statements.

     In 2005, FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, Accounting for Asset Retirement Obligations required that an entity recognize the fair value of a liability for a conditional asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. An asset retirement obligation would be reasonably estimable if (a) it is evident that the fair value of the obligation is embodied in the acquisition price of the asset, (b) an active market exists for the transfer of the obligation, or (c) sufficient information exists to apply to an expected present value technique. FASB Interpretation No. 47 became effective for companies with fiscal years ending after December 15, 2005. The adoption of this statement did not have an impact on the Company’s consolidated financial statements.
NOTE 2 – RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS
     Subsequent to the issuance of the consolidated financial statements for the year ended February 26, 2005, the Company determined (i) that upon performing a full property, plant and equipment analysis and implementation of a new fixed asset tracking system various assets that had been abandoned, sold or impaired, were still being depreciated at their original cost values, as well as that errors had been made in the calculation related to the depreciation of certain assets, and (ii) that there were errors in the prior years’ state tax provision raised by the Company while preparing its 2006 tax provision primarily related to a deferred state tax over-accrual in 2004 that was not properly reversed in 2005. As a result, the Company has restated the accompanying fiscal 2005 and 2004 consolidated financial statements.
     The impact of the restatement on the Company’s beginning retained earnings as of March 1, 2003 was a reduction of $126,000.

     The significant impacts of the restatement on the consolidated financial statements are as follows (in thousands, except per share amounts):

	As of
	February 26, 2005
	As Previously
	Reported	As Restated
	(In thousands)
Consolidated Balance Sheet:
Deferred tax assets	$3,616	$5,380
Total current assets	185,679	187,443
Property, plant and equipment, net	12,553	11,968
Deferred tax assets	4,222	3,022
Total assets	290,411	290,390
Retained earnings	275,226	275,205
Total stockholders’ equity	$219,189	$219,168

	Fiscal Year Ended February 26, 2005
		Effect of
	As Previously	Discontinued
	Reported	Operations (1)	Restatement	As Restated
	(In thousands, except per share amounts)
Consolidated Statement of Operations:

Selling, general and administrative expenses	$93,237	(735)	(152)	$92,350
Income from operations	11,967	562	152	12,681
Income before provision for income taxes	14,673	562	152	15,387
Provision for income taxes	3,674	209	236	4,119
Net income	10,999	—	(84)	10,915
Net income per share — basic	0.27	—	—	0.27
Net income per share — diluted	$0.27	—	(0.01)	$0.26

	Fiscal Year Ended February 28, 2004
		Effect of
	As Previously	Discontinued
	Reported	Operations (1)	Restatement	As Restated
	(In thousands, except per share amounts)
Selling, general and administrative expenses	$89,302	(1,454)	(321)	$87,527
Income from operations	14,595	1,261	321	16,177
Income before provision for income taxes	17,021	1,261	321	18,603
Provision for income taxes	4,326	517	132	4,975
Net income	12,695	—	189	12,884
Net income per share — basic	0.31	—	0.01	0.32
Net income per share — diluted	$0.31	—	—	$0.31

(1)	See Note 7 for a complete discussion of the discontinued operation.

     The restatement did not impact the total amounts presented in the consolidated statements of cash flows for net cash (used in) provided by operating activities, net cash provided by (used in) investing activities or net cash provided by financing activities, although it did impact certain components of cash flows from operating activities.
NOTE 3 – EARNINGS PER SHARE
     Earnings per share (“EPS”) is computed in accordance with SFAS No. 128 “Earnings Per Share”. Basic EPS is computed using weighted average shares outstanding. Diluted EPS is computed using weighted average shares outstanding plus additional shares issued as if in-the-money options were exercised (utilizing the treasury stock method).
     The following table represents the computation of weighted average diluted shares outstanding:

	Fiscal Year Ended
	February	February	February
	25, 2006	26, 2005	28, 2004

Weighted average shares outstanding:
Basic	40,349,000	40,471,000	40,604,000
Dilutive stock options	814,000	856,000	911,000

Diluted	41,163,000	41,327,000	41,515,000

     In the above calculation, the impact of out-of-the-money options, (i.e. where the exercise price exceeds current market price) was not included as their inclusion would have had an antidilutive effect. These incremental shares totaled approximately 1,198,000 in 2006, 824,000 in 2005 and 1,070,000 in 2004.
NOTE 4 – ACCOUNTS RECEIVABLE

	February	February
	25, 2006	26, 2005
	(in thousands of dollars)
Gross receivables	$55,244	$51,265

Reserve for estimated returns	(21,181)	(20,824)

Other reserves	(2,883)	(2,590)

Net receivables	$31,180	$27,851

     Other reserves consist of allowances for discounts, doubtful accounts and customer deductions for marketing promotion programs.

NOTE 5 — INVENTORIES

	February	February
	25, 2006	26, 2005
	(in thousands of dollars)
Raw materials	$10,123	$7,468
Work in process	4,623	3,703
Finished product	22,035	21,765

Total inventory	$36,781	$32,936

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT, NET

	February	February
	25, 2006	26, 2005
	(in thousands of dollars)
Land	$42	$42
Buildings and improvements	2,606	2,722
Machinery, equipment and software	27,782	28,384

Total PP&E	30,430	31,148
Accumulated depreciation	(19,402)	(19,180)

Net PP&E	$11,028	$11,968

NOTE 7 – DISCONTINUED OPERATIONS — thePit.com
     In August 2001, the Company acquired all the outstanding common stock of thePit.com, Inc., which operated a sports card exchange, for a net cash purchase price of $5.7 million. The acquisition was accounted for using the purchase method of accounting and resulted in recognizing $0.8 million in intangible assets and $4.1 million in goodwill. The Company included this subsidiary in the Entertainment segment of its business. The Company was unable to operate the subsidiary profitably and in January 2006 sold the subsidiary for $360,000, with scheduled payments to be made over four years.
     Per Statement of Accounting Standards No. 144 Accounting for the Impairment of Long-Lived Assets, the net book value of the assets of thePit.com, Inc., which consisted primarily of the $4.1 million goodwill from the acquisition as well as smaller amounts of inventory and unamortized intangibles, was written down $2,432,000 net of tax to $360,000, which is the fair value of the assets based on the expected proceeds from the sale of the subsidiary.
     The $2,432,000 write-down of the assets to fair value and, additionally, the $275,000 loss from operations net of tax of thePit.com, Inc. for fiscal 2006, which total $2,707,000, are being reported as Loss from discontinued operations – net of tax on a separate line on the Consolidated Statements of Operations.
     Revenue for thePit.com for fiscal 2006, 2005, and 2004 was $987,000, $1,634,000 and $2,421,000, respectively, and pre-tax loss for thePit.com for fiscal 2006, 2005 and 2004 was $295,000, $468,000 and $1,167,000, respectively. The purchaser has paid the Company $30,000 of the $360,000 sales price as of February 25, 2006. The remaining $330,000 is reported in Prepaid expenses and other current assets and Other assets on the Consolidated Balance Sheet as of February 25, 2006. The Company has restated its Consolidated Statements of Cash Flows for the years ended February 26, 2005 and February 28, 2004 to reflect this discontinued operation.

NOTE 8 – GOODWILL AND INTANGIBLE ASSETS
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
     Licenses and contracts consist primarily of licensing rights to produce sticker albums featuring Premier League soccer players obtained as a part of the Merlin Publishing Group acquisition in July 1995. Intellectual property refers to rights including trademarks and copyrights related to branded products obtained as part of the July 2003 acquisition of Wizkids, LLC. Software and other consists of proprietary software developed by thePit.com for fiscal 2005. In connection with the disposal of thePit.com during fiscal 2006 (see Note 7), $0.1 million of intangible assets and $4.2 million of goodwill were written off in the third quarter of fiscal 2006.
     Intangible assets consisted of the following as of February 25, 2006 and February 26, 2005:

	February 25, 2006
	Gross	Accumulated
	Carrying Value	Amortization	Net
	(in thousands of dollars)
Licenses and contracts	$21,569	$(18,611)	$2,958
Intellectual property	18,784	(15,318)	3,466
Software and other	2,482	(2,482)	—

Total intangibles	$42,835	$(36,411)	$6,424

	February 26, 2005
	Gross	Accumulated
	Carrying Value	Amortization	Net
	(in thousands of dollars)
Licenses and contracts	$21,569	$(17,942)	$3,627
Intellectual property	18,784	(14,284)	4,500
Software and other	2,953	(2,811)	142
FAS 132 pension	275	—	275

Total intangibles	$43,581	$(35,037)	$8,544

Useful lives of the Company’s intangible assets have been established based on the intended use of such assets and their estimated period of future benefit, which are reviewed periodically. Useful lives are as follows:

Weighted
Average
Remaining
Category	Useful Life	Useful Life
Licenses and contracts	15 years	4.4 years
Intellectual property	6 years	3.4 years

     The weighted average remaining useful life for the Company’s intangible assets in aggregate is 3.8 years. Over the next five years the Company expects the annual amortization of intangible assets to be as follows:

Fiscal Year	Amount
(in thousands)
2007	$1,703
2008	$1,703
2009	$1,703
2010	$1,036
2011	$279
     Following the write-down of the goodwill associated with thePit.com, Inc., reported goodwill was reduced from $67,566,000 as of February 26, 2005 to $63,405,000 as of February 25, 2006. Goodwill is broken out by business segment as follows:

	February	February
	25, 2006	26, 2005
	(amounts in thousands)
Confectionery	$7,699	$7,699
Entertainment	55,706	59,867

Total goodwill	$63,405	$67,566

     Intangible assets and goodwill for the reporting units are tested for impairment on an annual basis and between annual tests in certain circumstances. The impairment test is conducted at the reporting unit level by comparing the reporting unit’s carrying amount, including intangible assets and goodwill, to the fair value of the reporting unit. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to measure the amount of impairment, if any. Further, in the event that the carrying amount of the Company as a whole is greater than its market capitalization, there is a potential that some or all of its intangible assets and goodwill would be considered impaired. There can be no assurances given that future impairment tests of goodwill will not result in an impairment.

NOTE 9 — DEPRECIATION AND AMORTIZATION

	Fiscal Year Ended
	February	February	February
	25, 2006	26, 2005	28, 2004
	(in thousands of dollars)
Depreciation expense	$3,542	$3,375	$3,312
Amortization of:
Intangible assets	1,703	1,797	1,881
Compensation & other	500	570	452
Deferred financing fees	84	91	123

Total depreciation and amortization	$5,829	$5,833	$5,768

NOTE 10 — ACCRUED EXPENSES AND OTHER LIABILITIES

	Fiscal Year Ended
	February	February
	25, 2006	26, 2005
	(in thousands of dollars)
Royalties	$6,864	$5,400
Advertising and marketing expenses	3,659	5,079
Employee compensation	2,938	4,031
Deferred revenue	828	1,555
Inventory in transit	1,647	1,363
Deferred rent expense	1,031	1,123
Other	8,378	8,934

Total accrued expenses and other liabilities	$25,345	$27,485

NOTE 11 — LONG-TERM DEBT
     On September 14, 2004, the Company entered into a new credit agreement with JPMorgan Chase Bank. The agreement provides for a $30.0 million unsecured facility to cover revolver and letter of credit needs and expires on September 13, 2007. Interest rates are variable and a function of market rates and the Company’s EBITDA. The credit agreement contains restrictions and prohibitions of a nature generally found in loan agreements of this type and requires the Company, among other things, to comply with certain financial covenants, limits the Company’s ability to sell or acquire assets or borrow additional money and places certain restrictions on the purchase of Company shares and the payment of dividends. The Company cannot pay dividends and purchase the Company’s shares where the total cash outlay exceeds $30 million in three consecutive quarters or $50 million over the term of the credit agreement.

     The credit agreement may be terminated by the Company at any point over the three-year term (provided the Company repays all outstanding amounts thereunder) without penalty. With the exception of $0.6 million currently reserved for letters of credit, the $30.0 million credit line was available as of February 25, 2006.
NOTE 12 — INCOME TAXES
     The Company provides for deferred income taxes resulting from temporary differences between the valuation of assets and liabilities in the financial statements and the carrying amounts for tax purposes. Such differences are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
     Total Benefit (provision) for income taxes for each year is as follows:

	Fiscal Year Ended
	February	February	February
	25, 2006	26, 2005	28, 2004
	(in thousands of dollars)
Continuing operations	$3,346	$(4,119)	$(4,975)
Discontinued operations	1,865	209	517

Total	$5,211	$(3,910)	$(4,458)

     U.S. and foreign continuing operations contributed to income (loss) before provision for income taxes as follows :

	Fiscal Year Ended
	February	February	February
	25, 2006	26, 2005	28, 2004
	(in thousands of dollars)
United States	$(106)	$12,364	$9,163
Europe	1,325	4,049	10,941
Canada	(1,011)	(1,282)	(996)
Latin America	392	256	(505)

Total	$600	$15,387	$18,603

     Benefit (provision) for income taxes consists of:

	Fiscal Year Ended
	February	February	February
	25, 2006	26, 2005	28, 2004
	(in thousands of dollars)
Current income tax benefit (provision):
Federal	$1,074	$124	$19
Foreign	501	(1,031)	(2,771)
State and local	(532)	(1,081)	(186)

Total current	$1,043	$(1,988)	$(2,938)
Deferred income tax benefit (provision):
Federal	$1,737	$(1,880)	$(1,454)
Foreign	(101)	(41)	(373)
State and local	667	(210)	(210)

Total deferred	$2,303	$(2,131)	$(2,037)
Total benefit (provision) for income taxes	$3,346	$(4,119)	$(4,975)

     The total benefit (provision) for income taxes from continuing operations is less than the amount computed by applying the statutory federal income tax rate to income before benefit (provision) for income taxes. This difference is largely due to the fiscal 2006 reversal of certain tax reserves related to tax audits resolved in the current year and the impact of lower tax rates in foreign countries as shown below:

	Fiscal Year Ended
	February	February	February
	25, 2006	26, 2005	28, 2004
	(in thousands of dollars)
Computed expected tax provision	$(210)	$(5,385)	$(6,511)

Decrease (increase) in taxes resulting from:
Effect of foreign operations	292	2,282	967
State and local taxes, net of federal tax effect	87	(917)	(308)
European Commission fine	—	(578)	—
Tax-exempt interest income	489	285	208
Reversal of reserve for tax exposure items	2,536	—	—
R & D tax credits	—	210	310
Meals and entertainment disallowance	(41)	(43)	(24)
Merchandise contributions	111	111	174
Medicare Part D prescription subsidy	84	—	—
Other items, net	(2)	(84)	209

Benefit (provision) for income taxes	$3,346	$(4,119)	$(4,975)

     U.S. income taxes have not been provided on undistributed earnings of foreign subsidiaries as the Company considers such earnings to be permanently reinvested in the businesses. As of February 25, 2006, the cumulative amount of unremitted earnings from foreign subsidiaries that is expected to be permanently reinvested was approximately $21 million. These undistributed foreign earnings could become subject to U.S. income tax if remitted, or deemed remitted, as a dividend. Management has determined that the U.S. income tax liability on these unremitted earnings should not be material, although it is dependent on circumstances existing at the time of the remittance.
     The Company is currently under audit by New York State, Pennsylvania, and Ontario, Canada. Taxing authorities periodically challenge positions taken by the Company on its tax returns. On the basis of present information, it is the opinion of the Company’s management that the Company has appropriately accrued tax reserves for probable exposures and, as a result, any assessments resulting from current tax audits should not have a materially adverse effect on the Company’s consolidated financial statements. To the extent the Company were to prevail in matters for which accrued tax reserves have been established or be required to pay amounts in excess of such reserves, the Company’s consolidated financial statements in a given period could be materially impacted. During fiscal 2006, the Company completed certain taxing authority audits which resulted in the reversal of $2.5 million of tax reserves.
     The components of current deferred income tax assets and liabilities are as follows:

	February	February
	25, 2006	26, 2005
	(in thousands of dollars)
Deferred income tax assets:
Pension	$1,137	$4,047
Inventory	3,192	3,034
Postretirement benefits	3,395	1,969
Foreign tax credits	2,533	1,399
Estimated losses on sales returns	2,578	2,442
Rent	423	463
Other	277	581
Capital loss	1,632	—

Total deferred income tax assets	$15,167	$13,935

Deferred income tax liabilities:
Depreciation	(2,853)	(3,042)
Package design	—	(1,204)
Prepaid expenses	(293)	(1,287)

Total deferred income tax liabilities	(3,146)	(5,533)

Net deferred	$12,021	$8,402

     Prior to fiscal 2005, the Company had not recorded a deferred income tax asset relating to its minimum pension obligation (which is included within accumulated other comprehensive income). As of February 25, 2006, the deferred income tax asset relating to the minimum pension obligation is $3.8 million. At the end of fiscal 2005, the deferred income tax asset relating to the minimum pension obligation was $4.0 million. Amounts relating to prior periods were not considered material.

     The deferred tax assets and liabilities reflected in the previous table are included on the Company’s balance sheets as net current deferred tax assets of $5.7 million and $5.4 million in fiscal 2006 and fiscal 2005, respectively, and as net long term deferred tax assets of $6.3 million and $3.0 million in fiscal 2006 and fiscal 2005, respectively.
     As of February 25, 2006, the Company had foreign tax credits of approximately $2.5 million available for use that will expire beginning in fiscal 2009 through fiscal 2016. The Company also had a capital loss of approximately $4.0 million that will expire in fiscal 2011.
NOTE 13 — EMPLOYEE BENEFIT PLANS
     The Company maintains qualified and non-qualified defined benefit pensions in the U.S. and Ireland as well as a postretirement healthcare plan in the U.S. for all eligible non-union personnel (the “Plans”). The Company also contributes to a multi-employer defined pension plan for its union employees. The Company’s policy is to fund the domestic plans in accordance with the limits defined by the Employee Retirement Income Security Act of 1971 and U.S. income tax regulations. The Ireland plan is funded in accordance with local regulations.
     In addition, the Company sponsors a defined contribution plan, which qualifies under Sections 401(a) and 401(k) of the Internal Revenue Code (the “401(k) Plan”). While all non-union employees are eligible to participate in the 401(k) Plan, participation is optional.
     Effective April 1, 2006, the Company froze all future benefit accruals under its U.S. qualified defined pension plan and initiated an employer match on 401(k) contributions. In addition, beginning in fiscal 2007, the Company will make non-elective transitional 401(k) contributions with respect to certain employees. As a result of these changes, the Company anticipates a reduction in the amount and volatility of its pension expense and cash contributions. Neither the employee contributions nor matching contributions are invested in the Company’s securities.
     The Company’s investment strategy with respect to its defined benefit plans is to achieve positive return, after adjusting for inflation, and to maximize the long-term total return within prudent levels of risk through a combination of income and capital appreciation. Risk to capital is minimized through the diversification of investments across and within various asset categories. The Company intends to fund its defined benefit plan obligations with the need for future contributions based on changes in the value of plan assets and movements in interest rates. The Company contributed a total of $3.7 million in funding to its pension plans in fiscal 2006 and estimates fiscal 2007 contributions at approximately $1.5 – $2.5 million.
     The asset allocation for the Company’s U.S. qualified pension plan at the end of 2006 and 2005 and the projection for 2007 are as follows:

	Percentage of Plan Assets
	2007	2006	2005
Asset Category
Equity Securities	62%	65%	54%
Debt Securities	38%	35%	40%
Cash	—%	—%	6%
     The fair value of plan assets for these plans is $30,260,000 and $29,751,000 as of February 25, 2006 and February 26, 2005, respectively. The expected long-term rate of return on these plan assets was 8.0% in both fiscal 2006 and fiscal 2005. The expected long-term rate of return is estimated using a variety of factors including long-term historical returns, the targeted allocation of plan assets and expectations regarding future market returns for both equity and debt securities. The measurement date for all Topps plans is February 25, 2006.

     The following tables summarize benefit costs, benefit obligations, plan assets and the funded status of the Company’s U.S. and Ireland pension plans and U.S. postretirement healthcare benefit plan:

			Postretirement
	Pension		Healthcare
	February	February	February	February
	25,2006	26,2005	25,2006	26,2005
	(in thousands of dollars)
Change In Benefit Obligation
Benefit obligation at beginning of year	$45,191	$39,709	$10,569	$10,755
Service cost	1,703	1,419	394	305
Interest cost	2,516	2,414	615	568
Benefits paid	(1,779)	(1,462)	(674)	(619)
Actuarial (gains) / losses	1,627	2,786	1,143	(440)
Participants’ contributions	28	19	—	—
Foreign currency impact	(574)	306	—	—
Plan amendments	386	—	(1,729)	—
Curtailments	(4,639)	—	—	—
Settlements	(3,520)	—	—	—
Special termination benefits	573	—	309	—

Benefit obligation at end of year	$41,512	$45,191	$10,627	$10,569

Change in Plan Assets
Fair value of plan assets at beginning of year	$29,751	$25,551	$—	$—
Actual return on plan assets	2,571	1,722	—	—
Employer contributions	3,718	3,666	674	619
Benefits paid	(5,299)	(1,462)	(674)	(619)
Participants’ contributions	28	19	—	—
Foreign currency impact	(509)	255	—	—

Fair value of plan assets at end of year	$30,260	$29,751	$—	$—

     Below are the assumptions for the pension and postretirement healthcare plans as of the end of the fiscal year:

			Postretirement
	Pension Plan		Healthcare Plan
	2006	2005	2006	2005
Discount rate	5.7%	5.6%	5.7%	5.6%
Rate of compensation increase	N/A	4.0%	N/A	N/A
Healthcare cost trend on covered charges	N/A	N/A	10.0%, grading to to 5.0% in 2011	10.0%, grading to to 5.0% in 2010
     The discount rate and rate of compensation increase for the Ireland Pension Plan are 4.5% and 3.25%, respectively at year end 2006 and at year end 2005.

			Postretirement
	Pension		Healthcare
	February	February	February	February
	25, 2006	26, 2005	25, 2006	26, 2005
	(in thousands of dollars)
Funded status
Funded status at year end	$(11,253)	$(15,440)	$(10,628)	$(10,568)
Unrecognized actuarial losses	9,058	14,599	2,824	1,789
Unamortized prior service cost	360	276	(1,728)	—
Unrecognized initial transition obligation / (asset)	(611)	(744)	1,701	1,900

Accrued benefit cost	$(2,446)	$(1,309)	$(7,831)	$(6,879)

     The total accumulated benefit obligation for all pension plans was $40,747,000 at the end of fiscal 2006 and $40,592,000 at the end of fiscal 2005.
     Amounts recognized in the consolidated balance sheets are as follows:

			Postretirement
	Pension		Healthcare
	February	February	February	February
	25, 2006	26, 2005	25, 2006	26, 2005
	(in thousands of dollars)
Prepaid benefit cost	$4,602	$5,353	$—	$—
Accrued benefit liability	(16,252)	(16,808)	(7,831)	(6,879)
Intangible asset	—	275	—	—
Accumulated other comprehensive income	9,204	9,871	—	—

Net amount recognized in the consolidated balance sheets	$(2,446)	$(1,309)	$(7,831)	$(6,879)

     At the end of fiscal 2006 and 2005, the projected benefit obligation, the accumulated benefit obligation and the fair value of pension assets for pension plans with a projected benefit obligation in excess of plan assets and for pension plans with an accumulated benefit obligation in excess of plan assets were as follows:

	Projected Benefit Obligation		Accumulated Benefit Obligation
	Exceeds the Fair Value of Plan Assets		Exceeds the Fair Value of Plan Assets
	February	February	February	February
	25, 2006	26, 2005	25, 2006	26, 2005
		(in thousands of dollars)
Projected benefit obligation	$36,761	$45,191	$36,761	$40,081
Accumulated benefit obligation	36,761	40,591	36,761	36,429
Fair value of plan assets	$24,943	$29,751	$24,943	$24,851

     The postretirement medical plan has no assets, and the premiums are paid on an on-going basis. The accumulated postretirement benefit obligation at the end of fiscal 2006 and 2005 was $10,627,000 and $10,568,000, respectively.
     The weighted-average assumptions used to calculate net periodic benefit costs are as follows:

				Postretirement
	U.S. Pension Plan			Healthcare Plan
	2006	2005	2004	2006	2005	2004
Discount rate	5.6%	6.0%	6.3%	5.6%	6.0%	6.3%
Expected return on plan assets	8.0%	8.0%	8.0%	N/A	N/A	N/A
Rate of compensation increase	4.0%	4.0%	4.5%	N/A	N/A	N/A
Healthcare cost trend on covered charges	N/A	N/A	N/A	10.0%, decreasing to 5.0% in 2010	10.0%, decreasing to 5.0% in 2009	10.0%, decreasing to 5.0% in 2008
     The discount rate and rate of compensation increase for the Ireland Pension Plan are 4.5% and 3.3% respectively for 2006, 5.3% and 3.3%, respectively, for 2005 and 5.5% and 3.8%, respectively, for 2004. The expected return on assets for the Ireland Pension Plan was 6.75% for 2006, 7.25% for 2005, and 7.25% for 2004.
     The components of net periodic benefit costs are as follows:

				Postretirement
	Pension			Healthcare
	Fiscal Years Ended			Fiscal Years Ended
	February	February	February	February	February	February
	25,2006	26,2005	28,2004	25,2006	26,2005	28,2004
	(in thousands of dollars)
Service cost	$1,703	$1,419	$1,384	$394	$304	$283
Interest cost	2,516	2,414	2,390	615	568	602
Expected return on plan assets	(2,239)	(2,096)	(1,451)	—	—	—
Amortization of:
Initial transition obligation (asset)	(62)	(59)	(51)	199	199	199
Prior service cost	81	132	131	—	—	—
Actuarial losses	1,011	808	1,117	109	—	47
Curtailments, settlements, and special termination benefits	1,842	—	—	309	—	336

Net periodic benefit cost	$4,852	$2,618	$3,520	$1,626	$1,071	$1,467

     Prior service cost changes are amortized on a straight-line basis over the average remaining service period for employees active on the date of an amendment. Gains and losses are amortized on a straight-line basis over the average remaining service period of employees active on the valuation date.
     Expected employer contributions are between $1,500,000 and $2,500,000 for both the qualified plan and the Ireland plan during the fiscal year ending March 3, 2007.

     Expected benefit payments are as follows:

Fiscal year ending	Pension	Postretirement	Federal Subsidy
2007	$2,491,000	$688,000	$83,000
2008	$2,960,000	$749,000	$89,000
2009	$3,366,000	$820,000	$96,000
2010	$3,192,000	$885,000	$102,000
2011	$2,917,000	$931,000	$108,000
2012-2016	$14,179,000	$4,499,000	$524,000
     The above table includes benefits expected to be paid from Company assets.
     Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percentage point change in assumed health care cost trend rates would have the following effect:

	One Percentage Point
	Increase	Decrease
	(in thousands of dollars)
On total service and interest cost component	$163	$(133)
On postretirement benefit obligation	$1,251	$(1,059)
NOTE 14 — STOCK OPTION PLAN
     The Company has Stock Option Plans that provide for the granting of non-qualified stock options, incentive stock options and stock appreciation rights (SARs) to employees, non-employee directors and consultants within the meaning of Section 422A of the Internal Revenue Code. Options are granted with an exercise price equal to the closing market price of the stock on the grant date, generally vest within three years and expire ten years after the grant date.
     The following table summarizes information about the Stock Option Plans.

	February 25, 2006		February 26, 2005		February 28, 2004
		Wtd.		Wtd.		Wtd.
		Avg.		Avg.		Avg.
		Exercise		Exercise		Exercise
Stock Options	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	3,762,919	$7.22	3,800,407	$6.90	3,756,977	$6.73
Granted	60,000	$7.74	262,000	$9.34	890,000	$8.52
Exercised	(261,886)	$5.06	(270,550)	$4.55	(234,680)	$4.85
Forfeited	(146,823)	$9.34	(28,938)	$9.50	(611,890)	$9.01
Outstanding at end of year	3,414,210	$7.30	3,762,919	$7.22	3,800,407	$6.90
Options exercisable at end of year	2,956,624	$7.08	2,973,416	$6.80	2,973,323	$6.44
Weighted average fair value of options granted during the year	$2.25		$2.99		$2.70

     In 2006, of the 146,823 stock options forfeited, 130,498 were unvested options which were lost when employees were terminated from the Company. The remaining 16,325 “forfeited” options were the result of the expiration of options in the normal course. In 2005, the shares forfeited represent those cancelled due to termination of employment; none expired during the year. In 2004, of the 611,890 stock options forfeited, 90,390 were unvested options which were lost when employees were terminated from the Company. The remaining 521,500 “forfeited” options were the result of the expiration of options in the normal course.
     Summarized information about stock options outstanding and exercisable at February 25, 2006 is as follows:

Options Outstanding				Options Exercisable
	Outstanding		Weighted	Exercisable	Weighted
	as of	Weighted Average	Average	as of	Average
	February	Remaining	Exercise	February	Exercise
Exercise — Price Range	25, 2006	Contractual Life	Price	25, 2006	Price

$1.76-$3.53	673,150	1.9	$2.64	673,150	$2.64
$3.54-$5.29	416,250	3.0	$4.45	416,250	$4.45
$5.30-$7.05	96,500	3.3	$6.96	96,500	$6.96
$7.06-$8.81	1,029,583	6.9	$8.27	746,665	$8.24
$8.82-$10.57	973,977	6.1	$9.84	799,309	$9.94
$10.58-$12.34	224,750	4.9	$11.23	224,750	$11.23
	3,414,210	5.0	$7.30	2,956,624	$7.08

NOTE 15 — CAPITAL STOCK
     In October 1999, the Company’s Board of Directors authorized the repurchase of up to 5 million shares of the Company’s common stock. In October 2001, the Company completed purchases against this authorization and the Company’s Board of Directors authorized the repurchase of up to another 5 million shares of the Company’s common stock. During fiscal 2004, the Company repurchased 318,800 shares at an average price of $8.69 per share. During fiscal 2005, the Company purchased 444,400 shares at an average price of $9.25 per share.
     During the first six months of fiscal 2006, the Company did not purchase any shares due to a strategic business review being performed by investment banking and consulting firms. In September 2005, the Company entered into a written trading plan that complies with Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended, which provides for the purchase of up to 500,000 shares for each of the next four quarters starting in the third quarter of fiscal 2006 at the prevailing market price, per share, subject to certain conditions. In addition, the Board of Directors increased the outstanding share authorization by 3,390,700 shares to 5 million shares. As of February 25, 2006, the Company had purchased 1,027,899 shares under this amended authorization, leaving 3,972,101 shares available for future purchases.
NOTE 16 — DIVIDENDS
     On June 26, 2003, the Board of Directors of the Company initiated a regular quarterly cash dividend of $0.04 per share. Four quarterly payments totaling $0.16 per share or $6.5 million were made in fiscal 2006 and 2005, and in 2004, three quarterly payments totaling $0.12 per share, or $4.9 million, were made.
NOTE 17 – LEGAL PROCEEDINGS
     In November 2000, the Commission of the European Communities (the “Commission”) began an investigation into whether Topps Europe’s past distribution arrangements for the sale of Pokemon products complied with European law (the “EU investigation”). On June 17, 2003, the Commission filed a Statement of Objections against The Topps Company, Inc. and its European subsidiaries, therein coming to a preliminary conclusion that these entities infringed Article 81 of the EC treaty during 2000 by preventing parallel trade between member states of the European Union. A hearing in front of the European Commission Tribunal took place on October 23, 2003, and on May 27, 2004, the Commission found The Topps Company, Inc. and its European subsidiaries jointly and severally liable for infringement of Article 81(1) of the EC treaty. The Commission imposed a total fine of 1.6 million euros ($1.9 million) which was recorded as an expense and paid during fiscal 2005.
     In another matter, on November 19, 2001 Media Technologies, Inc. sued the Company and nine other manufacturers of trading cards (the “Defendants”) in the Federal District Court for the Central District of California for their sales of all types of “relic” cards that contain an authentic piece of equipment, i.e., a piece of sporting equipment or jersey. Plaintiffs alleged infringement of U.S. Patent Nos. 5,803,501 and 6,142,532. On May 23, 2005 the Company entered into a settlement agreement in which it paid Media Technologies, Inc. a sum of $2,000,000 which is being amortized over the term of the contract. Media Technologies Inc. agreed to dismiss all claims against the Company and to issue a license to the Company to distribute relic cards for seven years. The Company further agreed that under certain conditions which may arise in the future, it would make additional payments to Media Technologies, Inc. as part of the ongoing license.
     In another matter, in September of 1999, the Company filed a lawsuit against Cadbury Stani S.A.I.C. (“Stani”), a corporation organized and existing under the laws of Argentina, in federal court in the Southern District of New York. The case centers on the licensing relationship the parties had since 1957 in which the Company had granted Stani the exclusive right to manufacture and distribute gum using the Bazooka brand and related formulas and technologies in Argentina, Bolivia, Chile, Paraguay and Uruguay. In particular, at issue is a 1980 Licensing Agreement (the “Agreement”) between the parties and a 1985 Amendment to that Agreement. In its September 17, 2003 Fourth Amended complaint, the Company alleges that Stani continued to use the Company’s proprietary and specialized knowledge and experience, and its trade secrets, regarding the production of gum after the Agreement’s expiration in April 1996, that it unlawfully disclosed this information to Cadbury Schweppes PLC (“Schweppes”) which purchased Stani in 1993 and that it deliberately concealed its use and disclosure from the Company. The Company has filed claims for breach of contract, misappropriation of trade secrets and fraudulent inducement to enter into the 1985 Amendment. The Company is seeking to recover disgorgement of Stani’s profits, certain lost royalties and punitive damages, interest and costs. It is also seeking a permanent injunction against Stani’s future use and dissemination of the Company’s proprietary information and trade secrets. In the Fourth Amended Complaint, the Company demanded damages in excess of $250 million. The Fourth Amended Complaint also initially contained claims against Schweppes, which the parties agreed to dismiss on February 4, 2003.
     On December 17, 2003, Stani moved for partial summary judgment and to limit the Company’s possible damages. In its August 2, 2005 decision, the Court denied Stani’s summary judgment motion, in part, and ruled that (i) the Company’s claims were not barred by the statute of limitations; and (ii) disgorgement of profits and punitive damages are available remedies on the Company’s misappropriation of trade secrets claims. The Court granted Stani’s summary judgment motion, in part, and ruled that (i) disgorgement of profits and punitive damages are not available remedies on the Company’s breach of contract and fraudulent inducement claims; and (ii) Stani was not estopped from claiming the 1985 Amendment altered the 1980 Agreement.
     On February 9, 2006, the Court adjourned the trial which had been scheduled for March 13, 2006 and ruled it would consider a new motion by Stani for partial summary judgment which argues that the Agreement permitted Stani to use the Company’s information and trade secrets after the Agreement’s expiration in 1996. Oral argument was held on March 15, 2006 and the parties await a decision. If the Company ultimately prevails in this litigation, it could have a material impact on the Company’s consolidated financial statements.
     In another matter, on December 12, 2003, WizKids, Inc. (“Wizkids”) and Jordan Weisman filed a complaint in Washington state court for professional malpractice, breach of fiduciary duty and disgorgement of fees against the law firm Michael, Best & Friedrich, LLP (“MB&F), and Timothy Kelley, one of its partners, based on their submission of a PCT patent application for WizKids’ combat dial that alleged to have prejudiced WizKids’ United States patent rights by failing to designate the United States as one of the member states for subsequent conversion to a national application. In a settlement reached on October 31, 2005, defendants agreed to pay Wizkids $2,950,000. The Company received the $2,950,000 ($1,833,000 net of legal fees) in the third quarter of fiscal 2006 and has recorded it as a reduction to SG&A.
     The Company is a party in several other civil actions which are routine and incidental to its business. In management’s opinion, after consultation with legal counsel, these other actions will not have a material adverse effect on the Company’s financial condition or results of operations.
NOTE 18 — SEGMENT AND GEOGRAPHIC INFORMATION
     Following is the breakdown of industry segments as required by SFAS 131, Disclosures About Segments of an Enterprise and Related Information. The Company has two reportable business segments: Confectionery and Entertainment.
     The Confectionery segment consists of a variety of candy products including Ring Pop, Push Pop, Baby Bottle Pop, Juicy Drop Pop, the Bazooka bubble gum line and, from time to time, confectionery products based on licensed characters, such as Pokémon and Yu-Gi-Oh!
     The Entertainment segment primarily consists of cards and sticker album products featuring sports and non-sports subjects. Trading cards feature players from Major League Baseball, the National Basketball Association, the National Football League as well as characters from popular films, television shows and other entertainment properties. Sticker album products feature players from the English Premier League and characters from entertainment properties such as Pokémon and Yu-Gi-Oh! This segment also includes products from WizKids, a designer and marketer of strategy games acquired in July 2003.
     The Company’s chief decision-maker regularly evaluates the performance of each segment based upon its contributed margin, which is profit after cost of goods, product development, advertising and promotional costs and obsolescence, but before general and administrative expenses and manufacturing overhead, depreciation and amortization, other income (expense), net interest and income taxes. Beginning in fiscal 2007, segment performance will be evaluated based on contributed margin after direct overhead.
     The majority of the Company’s assets are shared across both segments, and the Company’s chief decision-maker does not evaluate the performance of each segment utilizing asset-based measures. Therefore, the Company does not include a breakdown of assets or depreciation and amortization by segment.

BUSINESS SEGMENTS

	Fiscal Year Ended
	February	February	February
	25, 2006	26, 2005	28, 2004
	(in thousands of dollars)
NET SALES:
Candy	$134,117	$133,214	$134,637
Gum	10,144	10,548	12,551

Total Confectionery	144,261	143,762	147,188

Sports	95,376	105,384	107,308
Non-sports	54,201	45,085	40,421

Total Entertainment	149,577	150,469	147,729

Total Net Sales	$293,838	$294,231	$294,917

CONTRIBUTED MARGIN:

Confectionery	$43,842	$46,781	$45,734
Entertainment	34,983	44,950	42,355

Total Contributed margin	$78,825	$91,731	$88,089

Reconciliation of contributed margin to income before (provision) for income taxes:
Total contributed margin	$78,825	$91,731	$88,089
Unallocated general and administrative expenses and manufacturing overhead	(76,383)	(73,217)	(66,237)
Depreciation and amortization	(4,754)	(5,833)	(5,675)
(Loss) income from operations	(2,312)	12,681	16,177
Interest income, net	2,912	2,706	2,426

Income before benefit (provision) for income taxes	$600	$15,387	$18,603

     Net sales to unaffiliated customers and (Loss) income from operations are based on the location of the ultimate customer (Loss) income from operations is defined as contributed margin less unallocated general and administrative expenses and manufacturing overhead and depreciation and amortization. Certain foreign markets are in part supported from the U.S. and Europe; however, the full cost of this support has not been allocated to them. Identifiable assets are those assets located in each geographic area.
     McLane Distribution Services, Inc. (“McLane”) accounted for approximately 13% and 12% of consolidated net sales in fiscal 2006 and fiscal 2005, respectively. McLane purchases primarily confectionery products from the Company and distributes them to Wal-Mart, Sam’s Club, Southland Corp., and convenience stores in the U.S. The loss of this customer could have a material adverse effect on the Company’s results of operations and future plans. The sales to McLane are recorded in the Company’s Confectionary segment.

GEOGRAPHIC AREAS

		Fiscal Year Ended
	February	February	February
	25, 2006	26, 2005	28, 2004
	(in thousands of dollars)
Net Sales:
United States	$207,834	$197,998	$201,181
Europe	61,350	70,252	65,135
Canada, Latin America and Asia	24,654	25,981	28,601

Total Net Sales	$293,838	$294,231	$294,917

Income from Operations:
United States	$(5,336)	$7,029	$2,992
Europe	(843)	795	9,535
Canada, Latin America and Asia	3,867	4,857	3,650

Total (Loss) Income from Operations	$(2,312)	$12,681	$16,177

	As of February	As of February
	25, 2006	26, 2005
Identifiable Assets:
United States	$217,495	$236,974
Europe	44,781	47,623
Canada, Latin America and Asia	6,362	5,793

Total Identifiable Assets	$268,638	$290,390

NOTE 19 – ACQUISITION OF WIZKIDS, LLC
     On July 9, 2003, the Company acquired Wizkids, LLC (“WizKids”), a designer and marketer of collectible strategy games, for a cash purchase price of approximately $28.4 million. The intent of the acquisition was to enhance and accelerate the expansion of the Company’s entertainment business. The acquisition was accounted for using the purchase method of accounting. The financial statements of WizKids have been consolidated into the financial statements of the Company subsequent to the date of acquisition. The allocation of the purchase price is reflected in the financial statements contained herein.
     The total consideration paid by the Company to WizKids’ shareholders was comprised of $29,500,000 in cash, net of a working capital adjustment of $1,123,500. The purchase price also reflected a $1,326,130 payment to a third party for associated licenses and legal, accounting, and investment banking fees of $679,075. The purchase price was determined based on discounted cash flow projections, which reflected expected synergies with the Company. The purchase price includes a $6.2 million allocation for intellectual property rights associated with the WizKids product line, which is being amortized over an estimated useful life of 6 years. There were no contingent payments with the purchase price.
     Contemporaneous with the acquisition, the Company entered into an employment agreement with Jordan Weisman, the majority shareholder and founder of WizKids, for a forty-eight month period following the closing. As part of this employment agreement, $2 million of the consideration paid to Mr. Weisman as a shareholder is being accounted for as deferred compensation and is being amortized over four years. If Mr. Weisman does not remain a WizKids employee for the full four years of the agreement, he will be required to pay the Company the unamortized balance of his deferred compensation. As an additional part of his employment agreement, Mr. Weisman is entitled to contingent payments during the forty-eight months subsequent to the closing equal to 2% of WizKids’ annual net revenue in excess of $35 million, assuming that certain operating margin targets are met. In addition, Mr. Weisman was granted 165,000 options to acquire the Company’s common stock, which were granted at fair market value on the date of grant and vest over a four-year period.
     The following table sets forth the components of the purchase price:

Total consideration	$29,500,000
Less: Working capital adjustment	(1,123,500)
Deferred compensation agreement	(2,000,000)
Plus: Purchase of license	1,326,130
Transaction costs	679,075

Total purchase price	$28,381,705

     The following table provides the fair value of the acquired assets and liabilities assumed based upon WizKids’ July 9, 2003 balance sheet:

Current assets	$8,201,851
Property and equipment	564,743
Other assets	115,000
Liabilities assumed, current	(5,426,072)

Fair value of net assets acquired	3,455,522

Intangible assets	6,200,000
Goodwill	18,726,183

Total estimated fair value of net assets acquired and goodwill	$28,381,705

     The final purchase price differs slightly from the amount shown for Purchase of business in the Consolidated Statement of Cash Flows as of February 28, 2004 which reflects estimated transaction costs.
     The goodwill of $18.7 million is included in the Entertainment business segment and is deductible for tax purposes over a fifteen-year period.
     The impact of including WizKids in the consolidated statements of operations on a pro forma basis as if the acquisition had occurred on March 3, 2002, is as follows:

Fiscal Year Ended
February 28, 2004 (restated)
(amounts in thousands, except share data)
Net sales	$310,726
Income from operations	14,374
Net income	$11,773
Net income per share — basic	$0.29
— diluted	$0.28

NOTE 20 — FAIR VALUE OF FINANCIAL INSTRUMENTS
          The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value due to their short-term nature.
          The Company enters into foreign currency forward contracts to hedge its foreign currency exposure. As of February 25, 2006, the Company had outstanding foreign currency forward contracts, which will mature at various dates during fiscal 2007, in the amount of $20,973,000, as compared to $26,563,000 as of February 26, 2005. Over 62% of the contracts will mature within six months.
          The fair value of these forward contracts is the amount the Company would receive or pay to terminate them. The approximate pre-tax benefit or cost to the Company to terminate these agreements as of February 25, 2006 and February 26, 2005 would have been $363,000 and $49,000 respectively. The Company may be exposed to credit losses in the event of non-performance by counterparties to these instruments. Management believes, however, the risk of incurring such losses is remote as the contracts are entered into with major financial institutions.
NOTE 21 – OFF-BALANCE SHEET ARRANGEMENTS
          The Company does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is expected to be material.

NOTE 22- QUARTERLY RESULTS OF OPERATIONS (Unaudited)
(in thousands of dollars, except share data)

	Quarter Ended
	May 28, 2005		Agust 27, 2005		November 26,2005		February 25, 2006
	As Previously	As	As Previously	As	As Previously	As
	Reported (a)	Restated (b)	Reported (a)	Restated (b)	Reported (a)	Restated (b)	As reported

Net sales	$78,866	$78,584	$75,277	$74,936	$72,808	$72,808	$67,510

Gross profit on sales	27,674	27,644	28,420	28,376	21,306	21,306	18,458
Income (loss) from continuing operations	397	507	3,285	3,378	(1,300)	(1,300)	(4,897)
(Loss) gain from discontinued operations — net of tax	—	(65)	—	(53)	(3,691)	(3,691)	1,102

Net income (loss)	897	897	4,837	4,837	(3,662)	(3,662)	(833)

Basic net income (loss) per share
- From continuing operations	$0.02	$0.02	$0.12	$0.12	$—	$—	$(0.05)
- After discontinued operations	$—	$0.02	$—	$0.12	$(0.09)	$(0.09)	$(0.02)

Diluted net income (loss) per share
- From continuing operations	$0.02	$0.02	$0.12	$0.12	$—	$—	$(0.05)
- After discontinued operations	$—	$0.02	$—	$0.12	$(0.09)	$(0.09)	$(0.02)

	Quarter Ended
	May 29, 2004		August 28, 2004		November 27,2004		February 26, 2005
	As Previously	As	As Previously	As	As Previously	As	As Previously	As
	Reported (a)	Restated (b)	Reported (a)	Restated (b)	Reported (a)	Restated (b)	Reported (a)	Restated (b)

Net sales	$88,089	$87,592	$68,781	$68,405	$70,278	$70,278	$68,345	$67,956
Gross profit on sales	33,799	33,738	26,280	26,192	23,621	23,621	21,459	21,480
Income (loss) from continuing operations	5,639	5,804	4,812	4,964	3,367	3,405	(1,712)	(1,492)
(Loss) gain from discontinued operations — net of tax	—	(76)	—	(66)	(82)	(82)	—	(129)
Net income (loss)	4,102	4,125	3,655	3,677	2,791	2,814	451	299
Basic net income (loss) per share
- From continuing operations	$0.10	$0.10	$0.09	$0.09	$0.07	$0.07	$0.01	$0.01
- After discontinued operations	$—	$0.10	$—	$0.09	$0.07	$0.07	$0.01	$0.01
Diluted net income (loss) per share
- From continuing operations	$0.10	$0.10	$0.09	$0.09	$0.07	$0.07	$0.01	$0.01
- After discontinued operations	$—	$0.10	$—	$0.09	$0.07	$0.07	$0.01	$0.01
          (a) As previously reported amounts have been reclassified to give effect to the discontinued operations as discussed in Note 7.
          (b) See Note 2.

NOTE 23- COMMITMENTS
          Future minimum payments under non-cancelable leases are as follows: (in thousands)

Fiscal
Year	Amount

2007	$2,579
2008	2,247
2009	2,128
2010	1,826
2011	1,284
Thereafter	536

$10,600

          The Company anticipates making payments of approximately $1.5 – $2.5 million in fiscal 2007 for the funding of its qualified pension plans.
          Historically, lease expense under the Company’s contracts was $3,075,000 (2006), $3,141,000 (2005) and $2,752,000 (2004).
          Historically, the total royalty expense under the Company’s sports and entertainment licensing contracts was $25,117,000 (2006), $24,916,000 (2005), and $23,912,000 (2004).
NOTE 24- RESTRUCTURING CHARGE
          On September 29, 2005, a restructuring program was announced which separates the Confectionery and Entertainment businesses to the extent practical and streamlines the organizational structure through headcount reductions. In connection with the headcount reductions, the Company incurred charges of approximately $3.7 million; $1.3 million for termination costs in each of the third and fourth quarters of fiscal 2006 and $1.1 million for pension settlement costs. These charges are reflected in selling, general and administrative expenses in the Consolidated Statements of Operations for the year ended February 25, 2006. The table below reconciles the activity to the liability related to the restructuring from November 26, 2005 through February 25, 2006 (in thousands):

	November 26,	Payments	Additions	February 25,
	2005			2006
Termination costs	$1,100	$(1,420)	$1,300	$980
Pension settlement	—	—	1,050	1,050

	$1,100	$(1,420)	$2,350	$2,030

Management’s Report on Internal Control Over Financial Reporting
          Management of The Topps Company, Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is designed to provide reasonable assurance to the Company’s management and to the Board of Directors regarding the preparation and presentation of financial statements in accordance with accounting principles generally accepted in the United States of America.
          Internal control over financial reporting, no matter how well designed, has inherent limitations. Therefore, even those internal controls determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.
          Management assessed the effectiveness of the internal control over financial reporting as of February 25, 2006. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control -— Integrated Framework. Based on this assessment and those criteria, we believe that, as of February 25, 2006, the Company’s internal control over financial reporting was effective.
          Deloitte & Touche LLP, the Company’s independent registered public accounting firm, has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting, and its report is included herein.
The Topps Company, Inc.
New York, NY
May 9, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
The Topps Company, Inc.
     We have audited the accompanying consolidated balance sheets of The Topps Company, Inc. and its subsidiaries (the “Company”) as of February 25, 2006 and February 26, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the three fiscal years in the period ended February 25, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries as of February 25, 2006 and February 26, 2005, and the results of their operations and their cash flows for each of the three fiscal years in the period ended February 25, 2006, in conformity with accounting principles generally accepted in the United States of America.
          As discussed in Note 2 to the Consolidated Financial Statements, the accompanying consolidated financial statements for fiscal 2005 and 2004 have been restated.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of February 25, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 9, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
New York, New York
May 9, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of The Topps Company, Inc.:
     We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that The Topps Company, Inc. and its subsidiaries (the “Company”) maintained effective internal control over financial reporting as of February 25, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
     A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, management’s assessment that the Company and its subsidiaries maintained effective internal control over financial reporting as of February 25, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of Treadway Commission. Also in our opinion, the Company and its subsidiaries maintained, in all material respects, effective internal control over financial reporting as of February 25, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of Treadway Commission.
     We have also audited, in accordance with the standards of the PCAOB, the Company’s consolidated financial statements as of and for the year ended February 25, 2006 and our report dated May 9, 2006 expressed an unqualified opinion on those consolidated financial statements.
     As discussed in Note 2 to the Consolidated Financial Statements, the accompanying Consolidated Financial Statements for fiscal 2005 and 2004 have been restated.
New York, New York
May 9, 2006

Market and Dividend Information
     The Company’s common stock is traded on the Nasdaq National Market under the symbol TOPP. The following table sets forth, for the periods indicated, the high and low stock price for the common stock as reported on the Nasdaq National Market as well as cash dividends per share paid by the Company. As of February 25, 2006, there were approximately 4,200 shareholders of record.

	Fiscal year ended			Fiscal year ended
	February 25, 2006			February 26, 2005
	Stock Price		Dividends	Stock Price		Dividends
	High	Low	Paid	High	Low	Paid
First quarter	$9.55	$8.47	$0.04	$9.76	$8.40	$0.04
Second quarter	$10.94	$8.97	$0.04	$10.09	$8.82	$0.04
Third quarter	$10.26	$7.11	$0.04	$10.55	$9.23	$0.04
Fourth quarter	$8.22	$6.99	$0.04	$10.00	$9.38	$0.04

Selected Consolidated Financial Data

	2006	2005 (1)	2004 (1)	2003 (1)	2002 (1)
	(in thousands of dollars, except share data, unaudited)
OPERATING DATA:

Net sales	$293,838	$294,231	$294,917	$284,649	$296,053

Gross profit on sales	95,784	105,031	103,704	101,684	113,717

Selling, general and administrative expenses	98,096	92,350	87,527	78,801	79,240

(Loss) income from operations	(2,312)	12,681	16,177	22,883	38,403

Interest income, net	2,912	2,706	2,426	2,515	4,892

Loss from discontinued operations — net of tax	(2,707)	(353)	(744)	(1,736)	(1,614)

Net income	$1,239	$10,915	$12,884	$16,936	$28,462

Basic net income per share

From continuing operations	$0.10	$0.28	$0.34	$0.45	$0.70
From discontiinued operations	(0.07)	(0.01)	(0.02)	(0.04)	(0.04)

Basic net income per share	$0.03	$0.27	$0.32	$0.41	$0.66

Diluted net income per share
From continuing operations	$0.10	$0.27	$0.33	$0.44	$0.68
From discontiinued operations	(0.07)	(0.01)	(0.02)	(0.04)	(0.04)

Diluted net income per share	$0.03	$0.26	$0.31	$0.40	$0.64

Dividends per share	$0.16	$0.16	$0.12	$—	$—

Wtd. avg. shares outstanding — basic	40,349,000	40,471,000	40,604,000	41,353,000	43,073,000

Wtd. avg. shares outstanding — diluted	41,163,000	41,327,000	41,515,000	42,065,000	44,276,000

BALANCE SHEET DATA:

Cash and equivalents	$28,174	$36,442	$56,959	$85,684	$98,007

Short-term investments	53,269	69,955	36,878	28,575	23,050

Working capital	127,713	139,910	134,099	142,416	137,504

Net property, plant and equipment	11,028	11,968	13,049	13,548	13,102

Total assets	268,638	290,390	275,526	262,875	257,561

Long-term debt	—	—	—	—	—

Stockholders’ equity	$204,636	$219,168	$211,340	$196,642	$193,665

(1)	See description of restatement at Note 2 to the Consolidated Financial Statements.

BOARD OF DIRECTORS
Arthur T. Shorin*
Chairman and Chief Executive Officer
Allan A. Feder
Independent Business Consultant
Stephen D. Greenberg
Managing Director
Allen & Company, LLC
Ann Kirschner
President
Comma International
David Mauer
Chief Executive Officer
E&B Giftware, LLC
Edward D. Miller*
Former President and CEO
AXA Financial, Inc.
Jack H. Nusbaum
Partner and Chairman
Willkie Farr & Gallagher, LLP
Richard Tarlow
Chairman
Roberts & Tarlow

*Nominated to stand for re-election to the Company’s Board of Directors at the 2006 Annual Meeting of Stockholders.
OFFICERS
Arthur T. Shorin
Chairman and Chief Executive Officer
Scott Silverstein
President and Chief Operating Officer
John Budd
Vice President – Confectionary Marketing
John Buscaglia
Vice President – Entertainment Sales
Michael P. Clancy
Vice President — International and
Managing Director, Topps International Limited
Ira Friedman
Vice President – Publishing and
New Product Development
Warren Friss
Vice President — General
Manager Entertainment
Catherine K. Jessup
Vice President — Chief
Financial Officer and Treasurer
Michael K. Murray
Vice President — Confectionery Sales
William G. O’Connor
Vice President — Administration
Christopher Rodman
Vice President – Topps Europe

SUBSIDIARIES
Topps Argentina SRL
Managing Director -
Juan P. Georgalos
Topps Europe Limited
Managing Director -
Christopher Rodman
Topps Canada, Inc.
General Manager -
Paul Cherrie
Topps Italia SRL
Managing Director -
Furio Cicogna
Topps International Limited
Managing Director -
Michael P. Clancy
WizKids, Inc.
President -
Jordan Weisman
Topps UK Limited
Managing Director -
Martin Tilney
Topps Finance, Inc.
Topps Enterprises, Inc.
CORPORATE INFORMATION
Annual Meeting
Thursday, July 28, 2006
10:30 A.M.
JPMorgan Chase & Co.
270 Park Avenue
New York, NY 10022
Investor Relations
Brod & Schaffer, LLC
230 Park Avenue, Suite 1831
New York, NY 10169
212-750-5800
Corporate Counsel
Willkie Farr & Gallagher,
LLP
787 Seventh Avenue
New York, NY 10019
Independent Auditors
Deloitte & Touche LLP
Two World Financial Center
New York, NY 10281
Registrar and Transfer Agent
American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
877-777-0800 ext 6820
Form 10-K — A copy of the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission is available without charge at the Topps website www.topps.com or upon written request to the Chief Financial Officer.